                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT
                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                 Date of earliest event reported - June 29, 1995


                             ATC Environmental Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


Delaware                             1-10583                      46-0399408
- --------------------------------------------------------------------------------
(State or other                    (Commission                  (IRS Employer
jurisdiction                       File Number)              Identification No.)
of incorporation)



104 East 25th Street
Tenth Floor
New York, New York                                                      10010
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(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number,
including area code:                                              (212) 353-8280
- --------------------------------------------------------------------------------

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

               On January 6, 1995, ATC Environmental Inc., entered into an Agreement and Plan of Merger dated as of January 6, 1995, to merge Aurora Environmental Inc., into and with ATC with ATC as the surviving corporation.
The Merger was subject to various conditions including without limitation stockholder approval of each respective corporation. Stockholder approval of each of ATC and Aurora was obtained on June 29, 1995, and the Merger closed and was deemed effective as of the close of business on the same date, which is also the date that a Certificate of Merger was deemed filed with the Department of State of the State of Delaware. The final conversion ratio is .545 of a share of ATC Common Stock for each l.0 share of Aurora Common Stock.

               Prior to the Merger, Aurora owned approximately 57% of the outstanding shares of ATC. As a result of the Merger, Aurora's 3,258,000 of ATC Common Stock have been canceled. In connection with the Merger, ATC will issue 3,341,452 shares of Common Stock in exchange for Aurora's stockholder's shares. Further, ATC is obligated to issue up to an additional 604,950 shares upon the exercise of certain ATC options/warrants to be issued in replacement of previously outstanding Aurora options/warrants.

               For a complete description of the terms of the Merger, conflicts of interest of the Board of Directors of ATC and Aurora, financial statements and proforma financial information and other information required by this Form 8-K, ATC incorporates by reference, in its entirety, its Prospectus/Proxy Statement dated May 26, 1995, included in the Form S-4 Registration Statement,
File No. 33-88380.   See Attachment A.


ITEM 7.   EXHIBITS AND FINANCIAL STATEMENTS

     (a)-(b) The required pro forma information and audited financial statements is included in the above referenced Prospectus/Proxy Statement which is incorporated by reference. See Attachment A.

     (c)  Exhibits.

          10 - Agreement and Plan of Merger dated as of January 6, 1995 by and between Aurora and the Issuer (incorporated by reference to Exhibit 2(a) filed as an Exhibit to the Form S-4 Registration Statement, File No. 33-88380, and included as an attachment to the Prospectus which forms a part of said Registration Statement. See Attachment A.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     ATC Environmental Inc.
                              ---------------------------------
                                        (Registrant)


Dated:  July 12, 1995         By:/s/Morry F. Rubin
                                 ------------------------------
                                  Morry F. Rubin, President and
                                  Chief Executive Officer

                                  ATTACHMENT A




                Prospectus/Proxy Statement dated May 26, 1995 of
                    ATC Environmental Inc. contained in its
               Form S-4 Registration Statement, File No. 33-88380

                    PRELIMINARY PROSPECTUS DATED MAY 17, 1995
                              SUBJECT TO COMPLETION

                         JOINT LETTER TO STOCKHOLDERS OF
                           ATC ENVIRONMENTAL, INC. AND
                           AURORA ENVIRONMENTAL, INC.


Dear Stockholders:

     We invite you to attend the Special Meeting of Stockholders of Aurora Environmental, Inc. ("Aurora") to be held on June 29, 1995 at 10:00 A.M. New York City Time and the Special Meeting of Stockholders of ATC Environmental Inc. ("ATC") to be held on June 29, 1995 at 12:00 noon, New York City Time, each meeting to be held at The Williams Club located at 24 East 39th Street, New York, NY 10036. As explained in the accompanying Prospectus/Proxy Statement, the Stockholders of ATC and Aurora will each be asked to consider and vote upon a proposed Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of Aurora with and into ATC, with ATC to be the Surviving Corporation.

     The Stockholders of Aurora will be further asked to consider and vote upon the authorization and approval of Morry F. Rubin and/or Richard L. Pruitt to vote Aurora's 3,258,000 shares of ATC's Common Stock in favor of the Merger Agreement at ATC's Special Meeting of Stockholders.

     The Board of Directors of ATC and Aurora have each carefully considered the terms and conditions of the proposed Merger and have concluded that the Merger is fair to, and in the best interests of, the Stockholders of each corporation. ACCORDINGLY, THE BOARD OF DIRECTORS OF EACH CORPORATION IS RECOMMENDING THAT THE STOCKHOLDERS OF EACH OF THE RESPECTIVE CORPORATIONS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND RELATED RESOLUTIONS BEING VOTED UPON BY THE STOCKHOLDERS AND THE BOARD OF DIRECTORS OF AURORA IS RECOMMENDING THAT THE STOCKHOLDERS OF AURORA VOTE FOR APPROVAL OF THE AUTHORIZATION OF MORRY F. RUBIN AND/OR RICHARD
L. PRUITT TO VOTE AURORA'S 3,258,000 SHARES OF ATC'S COMMON STOCK IN FAVOR OF THE MERGER AGREEMENT AT ATC'S SPECIAL MEETING OF STOCKHOLDERS.

     As further described in the Prospectus/Proxy Statement, closing upon the Merger Agreement will result in the Stockholders of Aurora assuming control of the Surviving Corporation. Upon closing, each outstanding share of common stock of Aurora will be exchanged for .545 of a share of ATC's common stock.

     The accompanying Prospectus/Proxy Statement provides the Stockholders of both corporations with a description of the terms of the proposed Merger and certain additional information all of which you are urged to give your careful attention. Whether or not you are personally able to attend the Annual Meeting, please complete, sign, date and return the enclosed Proxy as soon as possible. This action will not limit your right to vote in person if you wish to attend the Special Meeting and vote personally.

     Approval of the above referenced proposals require the affirmative vote of the holders of at least a majority of the issued and outstanding shares of each respective corporation. Certain officers and directors of ATC and/or Aurora and other persons who are the holders of approximately 3,034,000 shares (49.7% of Aurora's Common Stock issued and outstanding) have represented that they intend to vote for the Merger and authorization of Morry F. Rubin and/or Richard Pruitt to vote Aurora's Common Stock ownership in ATC at ATC's Special Meeting.
Certain officers and/or directors of ATC who are the holders of approximately 195,000 shares (3.4% of ATC's Common Stock issued and outstanding) have represented that they intend to vote for the merger.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR ATTENTION IS DIRECTED TO THE SECTION OF THE PROSPECTUS/PROXY STATEMENT HEADED "THE MERGER-RIGHTS OF APPRAISAL" WHICH DESCRIBES THE EFFECT OF YOUR VOTE BY PROXY OR IN PERSON UPON ANY APPRAISAL RIGHTS YOU MAY BE ENTITLED TO UNDER DELAWARE LAW.

                              Very truly yours,


                              George Rubin, Chairman of the
                              Board of Directors of ATC
                              Environmental, Inc.

                              Morry F. Rubin, President and
                              Chief Executive Officer of
                              ATC Environmental, Inc. and
                              Aurora Environmental, Inc.

                           AURORA ENVIRONMENTAL, INC.
                             1515 East Tenth Street
                         Sioux Falls, South Dakota 57103

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                 _______________


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 29, 1995


     The Special meeting of Stockholders of Aurora Environmental, Inc. will be held at The Williams Club located at 24 East 39th Street, New York, NY 10016 on June 29, 1995, commencing at 10:00 A.M. and at such times thereafter as it may be from time to time adjourned.

     At the meeting, the Stockholders will be asked to:

     1. Consider and vote upon the approval of the Agreement and Plan of Merger ("Merger Agreement") to merge Aurora Environmental, Inc. ("Aurora") into ATC Environmental, Inc. ("ATC") with ATC as the surviving corporation; and each outstanding share of Aurora Common Stock will represent the right to receive
 .545 of a share of ATC Common Stock (other than shares in respect of which appraisal rights are perfected), all as set forth in the accompanying Prospectus/Proxy Statement and attachments;

     2. Consider and vote upon the authorization and approval of Morry F. Rubin and/or Richard L. Pruitt to vote Aurora's 3,258,000 shares of ATC's Common Stock in favor of the Merger Agreement at ATC's Special Meeting of Stockholders; and

     3. Transact such other business which may properly be brought before the meeting.

     The Board of Directors of Aurora has fixed the close of business on May 30, 1995 as the record date for the determination of Stockholders entitled to notice of, and to vote at Aurora's Special Meeting and any adjournment or adjournments thereof. Only holders of shares of Aurora's Common Stock at the close of business on May 30, 1995 will be entitled to receive notice of and to vote at Aurora's Special Meeting and any adjournment or adjournments thereof.

                         By Order of the Board of Directors.

                         Richard L. Pruitt, Secretary

Dated: May 30, 1995

                             ATC ENVIRONMENTAL, INC.
                              104 East 25th Street
                                   10th Floor
                            New York, New York 10010

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                 _______________


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 29, 1995


     The Special meeting of Stockholders of ATC Environmental, Inc. will be held at The Williams Club located at 24 East 39th Street, New York, NY l0016, on June 29, 1995, commencing at 12:00 noon and at such times thereafter as it may be from time to time adjourned.

     At the meeting, the Stockholders will be asked to:

     1. Consider and vote upon the approval of the Agreement and Plan of Merger ("Merger Agreement") to merge Aurora Environmental, Inc. ("Aurora") into ATC Environmental, Inc. ("ATC") with ATC as the surviving corporation; and each outstanding share of Aurora Common Stock will represent the right to receive
 .545 of a share of ATC Common Stock (other than shares in respect of which appraisal rights are perfected), all as set forth in the accompanying Prospectus/Proxy Statement and attachments; and

     2. Transact such other business which may properly be brought before the meeting.

     The Board of Directors of ATC has fixed the close of business on May 30, 1995 as the record date for the determination of Stockholders entitled to notice of, and to vote at, ATC's Special Meeting. Only holders of shares of ATC's Common Stock at the close of business on May 30, 1995 will be entitled to receive notice of and to vote at ATC's Special Meeting and any adjournment or adjournments thereof.


                         By Order of the Board of Directors.

                         George Rubin, Secretary


Dated: May 30,1995

                           PROSPECTUS/PROXY STATEMENT

                             ATC ENVIRONMENTAL, INC.

                                   PROSPECTUS

                        3,946,402 SHARES OF COMMON STOCK

                     PROXY STATEMENT FOR SPECIAL MEETING OF
                    STOCKHOLDERS TO BE HELD ON JUNE 29, 1995

                                 ______________

                           AURORA ENVIRONMENTAL, INC.


                     PROXY STATEMENT FOR SPECIAL MEETING OF
                    STOCKHOLDERS TO BE HELD ON JUNE 29, 1995
                                 _______________

     This Prospectus/Proxy Statement is being furnished to Stockholders of Aurora Environmental, Inc., a Delaware corporation ("Aurora"), in connection with the solicitation of proxies by the Board of Directors of Aurora from holders of the outstanding common shares, par value $.001 per share, of Aurora (the "Aurora Common Stock") for use at a Special Meeting of the Stockholders of Aurora to be held on June 29, 1995 at The Williams Club located at 24 East 39th Street, New York, NY 10016, at 10:00 a.m. local time and any and all adjournments thereof (the "Aurora Special Meeting"). This Prospectus/Proxy Statement, the enclosed Notice of Special Meeting of Stockholders and Proxy are being first mailed to Stockholders of Aurora on or about May 31, 1995.

     This Prospectus\Proxy Statement is being furnished to Stockholders of ATC Environmental, Inc., a Delaware corporation ("ATC"), in connection with the solicitation of proxies by the Board of Directors of ATC from holders of the outstanding common shares, par value $.01 per share, of ATC (the "ATC Common Stock") for use at a Special Meeting of the Stockholders of ATC to be held on June 29, 1995 at The Williams Club located at 24 East 39th Street, New York, NY l0016 at 12:00 noon local time and any and all adjournments thereof (the "ATC Special Meeting"). This Prospectus/Proxy Statement, the enclosed Notice of Special Meeting of Stockholders and Proxy are being first mailed to Stockholders of ATC on or about May 31, 1995.

     At the Aurora Special Meeting, Aurora Stockholders will be asked to consider and vote on (i) a proposal to approve and adopt the Agreement and Plan of Merger dated as of January 6, 1995 (the "Merger Agreement"), by and between ATC and Aurora and (ii) the authorization and approval of Morry F. Rubin and/or Richard L. Pruitt to vote Aurora's 3,258,000 shares of ATC's Common Stock in favor of the Merger Agreement at ATC's Special Meeting of Stockholders. A copy of the Merger Agreement is attached to this Prospectus/Proxy Statement as Exhibit "A." The Merger Agreement provides for the merger (the "Merger") of Aurora with and into ATC, with ATC to be the surviving corporation of the Merger. As a result of the Merger, Aurora will cease to be an existing corporation. At the ATC Special Meeting, ATC Stockholders will be asked to consider and vote on a proposal to approve and adopt the Merger Agreement.

     Pursuant to the terms of the Merger Agreement, after (i) the adoption and approval of the Merger Agreement by the Stockholders of both ATC and Aurora,
(ii) the satisfaction or, where permissible, waiver of other conditions of the Merger, and (iii) upon the filing of a duly executed Certificate of Merger with the Department of State of the State of Delaware (the "Effective Time"), each
1.0 share of Aurora Common Stock outstanding immediately prior to the Effective Time (other than shares of Aurora Common Stock held by any holders who have properly perfected their appraisal rights in accordance with The General Corporation Law of the State of Delaware ("GCL")) shall, by virtue of the Merger be cancelled and extinguished and converted into the right to receive, subject to adjustment pursuant to the terms of the Merger Agreement, .545 of a share of ATC Common Stock, $.01 par value. This Prospectus/Proxy Statement relates to 3,341,452 shares of ATC Common Stock, such number of shares being the maximum number of shares of ATC Common Stock issuable to the Stockholders of Aurora by ATC at or after the Effective Time. See "The Merger."

     At the Effective Time, each holder of outstanding Aurora Common Stock Purchase Options and Common Stock Purchase Warrants will receive identical Options and Warrants to purchase shares of ATC Common Stock except that each such Option or Warrant which originally contained the right to purchase 1.0 share of Aurora Common Stock shall now entitle the holder to purchase .545 of a share of ATC Common Stock. The total exercise price to be paid upon exercise of each respective Option or Warrant will remain unchanged although the exercise price per share will increase proportionately as a result of a change in the number of shares to be received. Notwithstanding anything contained herein to the contrary, all options granted under Aurora's 1985 Incentive and Non-Statutory Stock Option Plan which remain unexercised shall terminate on the close of business on the day prior to the Effective Time. This Prospectus/Proxy Statement relates to an aggregate of 604,950 shares of ATC Common Stock which may be issued upon conversion of Aurora's Options and Warrants which subsequent to the Merger will be exchanged for ATC Options and Warrants as described above. See "The Merger."

     No fractional shares of ATC Common Stock and no certificates or scrip therefor will be issued in exchange for Aurora Common Stock in the Merger. In lieu thereof, each holder of shares of Aurora Common Stock who otherwise would be entitled to receive a fractional share of ATC Common Stock will, upon surrender of his certificate for outstanding Aurora Common Stock, be paid, without interest, an amount in cash equal to the product of (i) the average closing bid and asked prices of ATC's Common Stock for each of the five business days immediately preceding the Effective Time of the Merger and (ii) the fraction of a share of ATC Common Stock to which such holder would otherwise be entitled.

     Each share of ATC Common Stock outstanding immediately prior to the Effective Time will continue to represent one share of ATC Common Stock (and in the case of ATC's Common Stock Options and Common Stock Purchase Warrants will continue to represent the right to purchase one share of ATC Common Stock) at and after the Effective Time, except for dissenting shares in respect of which appraisal rights are perfected under the GCL. See "The Merger."

     Based upon the last sales price of ATC Common Stock at January 5, 1995, which is the day prior to the date of the Merger Agreement, the value of the consideration to be paid (i.e. 3,341,452 shares) to the Aurora Stockholders at the Effective Time of the Merger would have been $52,627,869 and would have been $62,155,832 if all Options and Warrants were exercised prior to such date.

     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. AFTER THE MERGER, MORRY F. RUBIN AND GEORGE RUBIN, THE CONTROL GROUP, WILL LIKELY BE IN THE POSITION TO RETAIN THE POWER TO CONTROL THE BOARD OF DIRECTORS OF ATC BY VIRTUE OF THEIR OWNERSHIP POSITION (APPROXIMATELY 37.5% OF THE ISSUED AND OUTSTANDING SHARES OF ATC AFTER GIVING EFFECT TO THE MERGER AND TO THE BENEFICIAL OWNERSHIP OF ATC COMMON STOCK ISSUABLE UPON EXERCISE OF ALL OPTIONS AND WARRANTS OWNED BY THEM AFTER THE MERGER).
                              ____________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                _________________

     THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS MAY 26, 1995.

     ATC Common Stock and Class C Warrants and Aurora's Common Stock are included in the small cap market of the NASDAQ Stock Market ("NASDAQ") under the symbols "ATCE," "ATCEL," and "AURE," respectively. On May 5, 1995, the last sales prices of ATC's Common Stock and Class C Warrants were 16 7/8 and 8, respectively. On May 5, 1995, the last sales price of Aurora's Common Stock was 9 1/4. The above prices reflect inter-dealer prices without retail markup, markdowns or commissions.

     On January 5, 1995, representing the day immediately preceding the date that the Merger Agreement was executed and publicly announced by Aurora and ATC, the last sale prices of ATC Common Stock and Class C Warrants were 15-3/4 and 6-1/2, respectively. On January 5, 1995, the last sale price of Aurora's Common Stock was $5.50. The above prices reflect inter-dealer prices without retail mark-up, markdowns or commissions.

     As of May 1, 1995, Aurora owned approximately 57.0% of the issued and outstanding shares of ATC. The financial statements and information presented herein for Aurora are on a consolidated basis with ATC and its subsidiaries unless otherwise indicated.

     No person is authorized to give any information or to make any representation not contained in this Prospectus/Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to purchase the securities offered by this Prospectus/Proxy Statement or the solicitation of a proxy in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus/Proxy Statement nor any distribution of the securities made under this Prospectus/Proxy Statement shall, under any circumstances, create any implication that there has been no change since the date hereof in the affairs of ATC or Aurora or in the information set forth herein.

     ALL INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT WITH RESPECT TO ATC WAS SUPPLIED BY ATC FOR INCLUSION HEREIN, AND ALL INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT WITH RESPECT TO AURORA WAS SUPPLIED BY AURORA FOR INCLUSION HEREIN.

                              AVAILABLE INFORMATION

     ATC has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, containing information concerning the securities offered by this Prospectus/Proxy Statement. For further information with respect to ATC and the securities offered hereby, reference is made to the Registration Statement and the Exhibits filed as a part thereof. Statements contained in this Prospectus/Proxy Statement as to the contents of any contract or other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Items of information omitted from this Prospectus/Proxy Statement but contained in the Registration Statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee.

     ATC is subject to certain informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith filed reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copies at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Regional Offices of the Commission at 210 South Dearborn Street, Room 1204, Chicago, Illinois 60604; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     ATC and Aurora each distribute to their respective Stockholders annual reports containing audited financial statements and, ATC distributes quarterly reports containing unaudited financial and other information as determined by the Board of Directors. ATC's and Aurora's fiscal years end February 28.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Comparison of Certain Unaudited Data . . . . . . . . . . . . . . . . . . . 25
Summary of Financial Information . . . . . . . . . . . . . . . . . . . . . 27
Pro Forma Consolidated Financial Information
  of ATC and Aurora  . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
ATC's Management's Discussion and Analysis of
  Financial Condition and Results of Operations. . . . . . . . . . . . . . 41
Aurora's Management's Discussion and Analysis of
  Financial Condition and Results of Operations. . . . . . . . . . . . . . 55
The Aurora Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . 56
The ATC Special Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . 59
The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 96
ATC's Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 97
Aurora's Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . .108
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .109
Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . .121
Description of ATC's Securities. . . . . . . . . . . . . . . . . . . . . .123
Description of Aurora's Securities . . . . . . . . . . . . . . . . . . . .125
Counsel. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .127
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .127
Tax Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .127
Index to Financial Statements  . . . . . . . . . . . . . . . . . . . . . .F-1

                                     SUMMARY

     THE FOLLOWING SUMMARY IS INTENDED TO SET FORTH CERTAIN PERTINENT FACTS AND HIGHLIGHTS FROM THE MATERIAL CONTAINED IN THE BODY OF THIS PROSPECTUS/PROXY STATEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT.

                                  INTRODUCTION

     This Prospectus/Proxy Statement relates to an Agreement and Plan of Merger dated as of January 6, 1995 (the "Merger Agreement") providing for the merger of Aurora, a Delaware corporation into and with ATC, a Delaware corporation, with ATC as the Surviving Corporation under the laws of the State of Delaware (the "Merger"). The Merger Agreement will be submitted to a vote of the Stockholders of each of ATC and Aurora at their respective Special Meeting of Stockholders. See "The Merger."

     ATC has filed a Form S-4 Registration Statement (File No. 33-88380) of which this Prospectus/Proxy Statement is a part and constitutes the Prospectus of ATC. This Prospectus/Proxy Statement includes a maximum of 3,946,402 shares of ATC Common Stock, including 3,341,452 shares which it is estimated will be issued at or after the Effective Time of the Merger and 604,950 shares that may be issued upon conversion of Aurora's Options/Warrants which subsequent to the Merger will be exchanged for ATC Options/Warrants.

LACK OF INDEPENDENT DIRECTORS - CONFLICTS OF INTEREST

     The Merger Agreement was unanimously approved by the respective Board of Directors of each of ATC and Aurora subject to approval of the Stockholders of each respective corporation. ATC's Board of Directors consists of George Rubin, Morry F. Rubin and Richard L. Pruitt. Aurora's Board of Directors consists of Morry F. Rubin and Richard L. Pruitt. Further, George Rubin and Morry F. Rubin are principal stockholders of Aurora and may be deemed control persons of both Aurora and ATC under the Securities Act of 1933, as amended. See "The Aurora Special Meeting - Principal Stockholders of Aurora" and "The ATC Special Meeting
- - Principal Stockholders of ATC" regarding the security ownership of George Rubin, Morry F. Rubin and Richard L. Pruitt in both Aurora and ATC. As a result of their directorships and/or stockholdings in Aurora and ATC, possible conflicts of interest may have arisen in connection with the fiduciary duties of such persons to ATC and/or Aurora resulting in the Merger transaction not being negotiated at arms-length, notwithstanding the fairness opinions rendered by Royce Investment Group, Inc. ("Royce") and Comprehensive Capital Corporation ("Comprehensive") as discussed herein. Accordingly, no assurance can be given that the terms of the Merger Agreement contain the best possible terms that could have been obtained for either the stockholders of Aurora or ATC had the transaction been negotiated at arms-length. Further, the lack of independent directors (or a special committee of the Board of Directors composed of independent directors) has had the effect of the respective Board of Directors of both ATC and Aurora recommending a transaction that each believes and has determined is fair and in the best interest of the stockholders (including non-affiliated stockholders) as a group of each respective corporation without the input and recommendations that might have been obtained had either corporation had independent directors or a special committee thereof. The respective Boards of Directors of ATC and Aurora, in compliance with Sections 144 and 251 of the Delaware General Corporation Law ("GCL"), are disclosing the relationships and conflicts of interest of their directors to the Stockholders of ATC and Aurora and are submitting the Merger Agreement to each of ATC's and Aurora's Stockholders for their respective approvals as required under the GCL. See "The Merger - Lack of Independent Directors - Conflicts of Interest."

                                   THE PARTIES

AURORA

     Aurora is a publicly held holding company with no significant operations except those conducted through its subsidiary ATC, as described below. Its primary asset is the ownership of 3,258,000 shares of Common Stock of ATC which represents as of May 1, 1995 approximately 57.0% of ATC's issued and outstanding shares.

     The principal executive office of Aurora is located at 1515 East 10th Street, Sioux Falls, South Dakota 57103 and its telephone number is (605) 338-0555.

ATC

     ATC has four wholly-owned subsidiaries, namely, Hygeia ProScience Laboratories Inc. ("Hygeia"), ATC Management Inc. ("Management Co."), ATC New England Corp. ("ATC New England") and ATC Blattert Inc. ("ATC Blattert"). Unless the context indicates otherwise, all references to "ATC" include ATC, Hygeia, Management Co., ATC New England and ATC Blattert.

     ATC is an environmental consulting firm that specializes in the identification, assessment and testing of and corrective action for complex environmental projects. ATC's strategy is to provide a diversified set of consulting services including industrial hygiene, environmental site assessments, ground water and soil management, environmental compliance, environmental management, lead based paint management, health and safety training and risk analysis. Currently, a major portion of the ATC's revenues are derived from industrial hygiene related services. ATC also maintains independent analytical testing laboratories for analysis of industrial waste water, drinking water for lead based contamination, radon presence, and certain hazardous wastes in support of its industrial hygiene, environmental management, and lead based paint management consulting services. ATC has also commenced providing services in the area of risk analysis and computerized decision support and analysis.

     ATC has provided its environmental services nationally through its regional offices. Clients of ATC have included financial institutions, commercial real estate owners and management firms, Fortune 500 Companies, insurance companies, government agencies, educational institutions, architectural and engineering firms, defense firms, contractors, and the United States military.

     ATC's principal executive office is located at 104 East 25th Street, Tenth Floor, New York, New York 10010 and its telephone number is (212) 353-8280.

ATC COMMON STOCK OUTSTANDING

     The following table and related footnote thereto provides a brief summary of ATC's outstanding securities both before and after the merger without giving effect to any capital changes associated with the exercise of outstanding options and/or warrants that may take place between now and the Effective Time of the Merger, except for the issuance of the shares in connection with the Merger. Between the Effective Date of this Prospectus/Proxy Statement and the Effective Time of the Merger, the term "capital changes" will be limited to the exercise of the then outstanding options and warrants since no other capital changes are anticipated.

     Common Stock outstanding before Merger       5,738,318 shares*

     Common Stock outstanding after Merger        5,821,770 shares*

- -----------------
* Does not include the following: (a) 570,620 shares reserved for issuance under outstanding Class C Common Stock Purchase Warrants; (b) 407,720 shares reserved for issuance under and outside existing Stock Option Plans; and (c) 604,950 shares to be reserved for issuance after the Merger under ATC Options/ Warrants to be issued in exchange for outstanding Aurora Options/Warrants.

                            MEETINGS OF STOCKHOLDERS

THE AURORA SPECIAL MEETING

     TIME, DATE AND PLACE OF MEETING. This Prospectus/Proxy Statement is being furnished to Stockholders of Aurora in connection with the solicitation of proxies by the Board of Directors of Aurora from holders of the outstanding common shares, par value $.001 per share, of Aurora (the "Aurora Common Stock") for use at the Aurora Special Meeting of Stockholders to be held on June 29, 1995 at The Williams Club located at 24 East 39th Street, New York, NY l0016 at 10:00 a.m. local time and any and all adjournments thereof. This Prospectus/Proxy Statement, the enclosed Notice of Special Meeting of Stockholders and Proxy are being first mailed to Stockholders of Aurora on or about May 31, 1995.

     RECORD DATE AND SECURITIES ENTITLED TO VOTE. Only holders of record of Aurora Common Stock outstanding at the close of business on May 30, 1995 (the "Record Date") will be entitled to vote at the Aurora Special Meeting. As of May 1, 1995, 6,101,104 shares of Aurora Common Stock were outstanding. See "The Aurora Special Meeting - Record Date; Voting Rights; Votes Required for Approval."

     PURPOSE OF THE SPECIAL MEETING. At the Aurora Special Meeting, Aurora Stockholders will consider and vote upon (i) the ratification, adoption and approval of the Merger Agreement and (ii) the authorization and approval of Morry F. Rubin and/or Richard L. Pruitt to vote Aurora's 3,258,000 shares in favor of the Merger at the ATC Special Meeting of Stockholders. See "The Aurora Special Meeting."

     In the event that the Merger is not consummated, an event which is unlikely to occur, (i) Aurora will continue as a separate and existing holding corporation, (ii) Aurora will continue to directly control the affairs of ATC and (iii) the control group consisting of George Rubin and Morry F. Rubin will continue to directly control the affairs of Aurora and indirectly to control the affairs of ATC. No other alternative to the proposed Merger is being considered and/or presented to the stockholders of Aurora at the Aurora Special Meeting.

     VOTES REQUIRED. The affirmative votes of the holders of at least a majority of the shares of Aurora Common Stock issued and outstanding on the record date are required to approve the Merger Agreement and the authorization and approval of Morry F. Rubin and/or Richard L. Pruitt to vote Aurora's 3,258,000 shares of ATC's Common Stock in favor of the Merger Agreement at ATC's Special Meeting of Stockholders. As of May 1, 1995, executive officers and directors of Aurora and ATC and members of the family of Lester Morse P.C., counsel to ATC, own of record beneficially, directly and indirectly, an aggregate of approximately 3,034,000 shares of Aurora's outstanding Common Stock (excluding any Common Stock Options and Common Stock Purchase Warrants owned by them), constituting 49.7% of Aurora's outstanding Common Stock on such date. It is expected that these shares will be voted in favor of the Merger Agreement at the Aurora Special Meeting of Stockholders and in favor of authorizing Morry F. Rubin and/or Richard L. Pruitt to vote Aurora's 3,258,000 shares of ATC's Common Stock in favor of the Merger Agreement at ATC's Special Meeting of Stockholders.

     The Board of Directors of Aurora has unanimously approved the Merger
Agreement.   See "The Aurora Special Meeting - Record Date; Voting Rights; Votes
Required for Approval."

     EXCHANGE OF AURORA COMMON STOCK FOR ATC COMMON STOCK. The Merger Agreement provides for a conversion ratio of .545. This means that each full share of Aurora Common Stock (other than shares of Aurora Common Stock in respect of which appraisal rights are perfected under the GCL) will be converted into and exchanged for .545 of a share of ATC Common Stock. For example, if a stockholder of Aurora owns 1,000 shares, such stockholder will have his Aurora Common Stock converted into and exchanged for 545 shares of ATC Common Stock at or after the Effective Time of the Merger.

     BENEFITS AND EFFECTS OF MERGER TO STOCKHOLDERS OF AURORA AND EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATES.

     Morry F. Rubin and Richard L. Pruitt, executive officers and directors of both ATC and Aurora, George Rubin, an executive officer and director of ATC, Donald L. Beck and Christopher Vincze, executive officers of ATC, had a historical premium of approximately $4,072,000, $284,000, $8,059,000, $37,000 and $28,000, respectively, based upon a comparison of the equivalent per share value of Aurora's Common Stock as of January 5, 1995 as compared to the historical market value of Aurora's Common Stock on the same date. The foregoing describes the benefits to be received by certain officers, directors and affiliates of Aurora and/or ATC if the historical market value remains the same on the Effective Date of the Merger. The actual market value cannot be determined in advance of the Effective Date of the Merger. There can be no assurance that any stockholder of Aurora (including those named herein) will receive the premium described hereinabove, which is based on historical market value. As a result of the Merger, George Rubin's and Morry F. Rubin's control of ATC will shift from indirect control to direct control. All of the foregoing benefits are to be derived purely based upon their security ownership of Aurora which will be exchanged for or become exercisable into ATC Common Stock. No officers, directors or affiliates of ATC and/or Aurora will receive any quantifiable benefit from the Merger other than by virtue of their ownership of Aurora Common Stock and/or securities convertible into Aurora Common Stock which securities will be exchanged and/or become exercisable into ATC Common Stock based upon the same conversion ratio as is applied to all other Aurora stockholders.

     Except for the possible resale of the ATC Common Stock (pursuant to exemptions from registration under the Securities Act of 1933, as amended) that will be issued in connection with the Merger and the depressive impact that such resale may have on the public market for the ATC Common Stock, Management of Aurora is not aware of any material adverse affects and/or risks to the Stockholders of Aurora as a result of the consummation of the Merger; See "The Merger - Benefits and Effects of Merger to Stockholders of Aurora and Executive Officers, Directors and Affiliates."

THE ATC SPECIAL MEETING:

     TIME, DATE AND PLACE OF MEETING. This Prospectus/Proxy Statement is being furnished to Stockholders of ATC in connection with the solicitation of proxies by the Board of Directors of ATC from holders of the outstanding common shares, par value $.01 per share, of ATC (the "ATC Common Stock") for use at the ATC Special Meeting of Stockholders to be held on June 29, 1995 at The Williams Club located at 24 East 39th Street, New York, NY l0016, at 12:00 noon local time and any and all adjournments thereof. This Prospectus/Proxy Statement, the enclosed Notice of Special Meeting of Stockholders and Proxy are being first mailed to Stockholders of ATC on or about May 31, 1995.

     RECORD DATE AND SECURITIES ENTITLED TO VOTE. Only holders of record of ATC Common Stock outstanding at the close of business on May 30, 1995 (the "Record Date") will be entitled to vote at the ATC meeting. As of May 1, 1995, 5,738,318 shares of ATC Common Stock were outstanding. See "The ATC Special Meeting - Record Date; Voting Rights; Votes Required for Approval."

     PURPOSE OF THE SPECIAL MEETING. At the ATC Special Meeting, ATC Stockholders will consider and vote upon the ratification, adoption and approval of the Merger Agreement. See "The Aurora Special Meeting."

     VOTES REQUIRED. The affirmative votes of the holders of at least a majority of the shares of ATC Common Stock issued and outstanding on the record date are required to approve the Merger Agreement. Since Aurora owns approximately 57.0% of the issued and outstanding Common Stock of ATC as of May 1, 1995, the outcome of the ATC Special Meeting will be determined by the Stockholders of Aurora at the Aurora Special Meeting at which time Aurora's Stockholders will be asked to vote on the Merger Agreement as well as a proposal to authorize Morry F. Rubin and/or Richard Pruitt to vote the 3,258,000 shares of ATC Common Stock owned by Aurora in favor of approving the Merger Agreement at the ATC Special Meeting. Since the holders of 49.7% of Aurora's outstanding Common Stock have represented that at the Aurora Special Meeting, they intend to vote in favor of the Merger and in favor of authorizing Morry F. Rubin and/or Richard L. Pruitt to vote Aurora's shares of ATC's Common Stock in favor of the Merger at the ATC Special Meeting, the outcome of the proposals at both meetings has been predetermined and all proposals are expected to pass.

     The Board of Directors of ATC has unanimously approved the Merger Agreement. See "The ATC Special Meeting - Record Date; Voting Rights; Votes Required for Approval."

     EFFECTS OF MERGER ON ATC STOCKHOLDERS. Each outstanding share of ATC Common Stock outstanding immediately prior to the Effective Time of the Merger will continue to represent one share of ATC Common Stock at and after the Effective Time except for Dissenting

Shares in respect of which appraisal rights are perfected under the GCL. See "The Merger Agreement," and "Exchange of Aurora Stock Certificates."

     Management of ATC is not aware of any material adverse effects and/or risks to the ATC Stockholders arising as a result of the consummation of the Merger other than (i) the immediate increase in the outstanding shares of ATC Common Stock by approximately 83,000 shares (net of the cancellation of Aurora's 3,258,000 shares of ATC), (ii) the possible issuance of an additional 604,950 shares of ATC Common Stock upon the future exercise of ATC Options/Warrants issued to replace currently outstanding Aurora Options/Warrants, (iii) the $.08 increase in ATC net tangible book value per share of Common Stock from $1.10 prior to the Merger to $1.18 after the Merger is less than the $1.09 increase in net tangible book value per share of Common Stock for Aurora stockholders from $.09 prior to the Merger to ATC's net tangible book value per share of $1.18 after the Merger based upon the financial position of the aforesaid companies at February 28, 1995 without taking into account any changes that have occurred or will occur subsequent to February 28, 1995 except for the consummation of the merger, (iv) a possible reduction in the market price of the ATC Common Stock resulting from the resale of up to 3,946,402 shares of Common Stock pursuant to exemptions from registration under the Securities Act of 1933, as amended, including 3,341,452 shares which are being originally issued in connection with the Merger and 604,950 shares referred to in (ii) above and (v) the fact that the stockholders of Aurora as a group will directly rather than indirectly control ATC following the consummation of the Merger. See "Risk Factors" and "The Merger - Benefits and Effects of Merger to Stockholders of Aurora and Executive Officers, Directors and Affiliates."

                                THE TRANSACTION

     GENERAL. Subject to the approval of holders of at least a majority of the issued and outstanding shares of Common Stock of each of ATC and Aurora at the ATC Special Meeting and Aurora Special Meeting respectively, and certain other conditions, ATC and Aurora have entered into an Agreement and Plan of Merger dated as of January 6, 1995 (the "Merger Agreement") providing for the merger of Aurora with and into ATC with ATC as the Surviving Corporation (the "Merger"). Upon consummation of the Merger which will occur at the time that the Certificate of Merger is filed with the Department of State of the State of Delaware (the "Effective Time"), Aurora will cease to exist and ATC will survive the Merger. Pursuant to the Merger Agreement, and at the Effective Time, each
1.0 share of Common Stock of Aurora, $.001 par value (the "Aurora Common Stock"), issued and outstanding prior to the Effective Time, other than Dissenting Shares in respect of which appraisal rights are perfected under the laws of the State of Delaware, will be converted into .545 of a share of Common Stock, $.01 par value, of ATC (the "ATC" Common Stock"). Each Common Stock Purchase Option and Common Stock Purchase Warrant of Aurora outstanding immediately before and immediately after the Effective Time will at and after the Effective Time of the Merger represent the right to purchase

 .545 of a share of ATC Common Stock. Each share of Common Stock of ATC outstanding immediately prior to the Effective Time will continue to represent one share of Common Stock of ATC (and in the case of ATC's Common Stock Options and Common Stock Purchase Warrants will continue to represent the right to purchase one share of Common Stock of ATC) at and after the Effective Time, except for Dissenting Shares in respect of which appraisal rights are perfected under the laws of the State of Delaware. Notwithstanding anything contained herein to the contrary, all options granted under Aurora's 1985 Incentive and Non-Statutory Stock Option Plan which remain unexercised shall terminate on the close of business on the day prior to the Effective Time. On May 1, 1995, 30,000 of such Options were outstanding. At the Effective Time of the Merger, all 3,258,000 shares of ATC Common Stock owned by Aurora will be cancelled and returned to the status of authorized but unissued Common Stock. The Merger is expected to be accounted for "in a manner similar to a Pooling of Interests." See Tax Opinions of Deloitte & Touche LLP as to the Federal income tax consequences of the Merger filed as an exhibit to the Registration Statement of which this Prospectus/Proxy Statement forms a part. See also "ATC Special Meeting - Record Date; Voting Rights; Votes Required for Approval and the Aurora Special Meeting-Record Date; Voting Rights; Votes Required for Approval."

AURORA BOARD OF DIRECTORS' REASONS FOR MERGER

     The Board of Directors of Aurora has unanimously approved the Merger and recommended that the Aurora Stockholders vote at the Aurora Special Meeting: (i) FOR the approval of the Merger Agreement, and (ii) FOR the authorization of Morry F. Rubin and/or Richard L. Pruitt to vote Aurora's 3,258,000 shares of ATC's Common Stock in favor of the Merger at the ATC Special Meeting which will be held following the Aurora Special Meeting. Aurora's Board of Directors believes that the Merger is in the best interests of Aurora and its Stockholders for the reasons summarized below, including: (i) the inability of Aurora to enter into new lines of business and/or to easily attract additional financing or investment without a reduction in its ownership interest in ATC, (ii) the Merger should afford Stockholders of Aurora the opportunity to exchange their shares, on a tax free basis, for an ownership interest directly in the operating entity (i.e. ATC) (see Tax Opinions of Deloitte & Touche LLP as to the Federal income tax consequences of the Merger filed as an exhibit to the Registration Statement of which this Prospectus/Proxy Statement forms a part); (iii) the holders of Aurora Common Stock will receive in the Merger shares of ATC Common Stock which historically have been more liquid than the market for shares of Aurora Common Stock, although there can be no assurance as to any future market for ATC Common Stock; (iv) the combined enterprise may be able to experience cost savings both administratively and professionally from having only one company and consequently only incurring the cost involved in having one reporting company under the Securities Exchange Act of 1934, as amended; (v) the combined enterprise would eliminate the need to incur additional expenses for the preparation of cross guarantee and/or pledge agreements for Aurora in connection with future third-party agreements, both of which were required in connection with past and present institutional loan agreements; and (vi) Management of Aurora believes that future financing could be obtained for the combined entity on better terms than would be available to the separate companies, although no assurances can be given in this regard. In addition to its analysis, the Board investigated the costs of maintaining Aurora and ATC as separate public corporations and determined that a merger of Aurora and ATC with estimated offering costs of approximately $125,000 chargeable to Aurora could result in savings of approximately $40,000 per year in the professional and related costs incurred in connection with the filing requirements of Aurora under the Securities and Exchange Act of 1934, as amended; the maintenance of a transfer agent and other costs relating to Aurora that would be eliminated in the event of a merger of Aurora and ATC. See "The Merger - Aurora's Board of Directors' Reasons for Merger."

ATC BOARD OF DIRECTORS' REASONS FOR THE MERGER.

     The Board of Directors of ATC has unanimously approved the Merger and recommended that the ATC Stockholders vote FOR the approval of the Merger Agreement at the ATC Special Meeting. ATC's Board of Directors believes that the Merger is in the best interests of ATC and its Stockholders for the reasons summarized below including: (i) Management of ATC's concern that Aurora could enter into other business lines (recognizing that it was previously in the environmental business other than solely through ATC); (ii) Management's concern about any possible change of Aurora's relationship with ATC that could constitute a default under ATC's debt instruments; (iii) Management of ATC's belief that future financing could be obtained for the combined entity on better terms than would be available to the separate companies, although no assurances can be given in this regard; (iv) ATC should be able to utilize Aurora's net operating loss carryforward of $843,207 at November 30, 1994 (see Tax Opinions of Deloitte & Touche LLP as to the Federal income tax consequences of the Merger filed as an exhibit to the Registration Statement of which this Prospectus/Proxy Statement forms a part) (which carry forward subsequently increased to approximately $970,000 at February 28, 1995); (v) elimination of ATC's notes payable to Aurora which amounted to $104,135 at November 30, 1994 (which notes payable subsequently decreased to $39,969 at February 28, 1995); (vi) elimination of parent guarantee issues with respect to ATC's future debt financing transactions; (vii) elimination of perceived market and business confusion with both companies being publicly traded; and (viii) elimination of the devotion of ATC staff time and effort on behalf of Aurora and then having ATC allocate costs to Aurora. See "The Merger - ATC's Board of Directors' Reasons for Merger."

     FEDERAL INCOME TAX CONSEQUENCES.   In the opinion  of Deloitte & Touche LLP
which opinion is based upon various representations and subject to various assumptions and qualifications the following is a summary of certain of the federal income tax consequences which will result from the Merger:

1. The Merger of Aurora with and into ATC, with ATC surviving, should qualify as a reorganization under Section 368(a)(1)(A) of the Code. Aurora and ATC should both be a party to a reorganization.

2. No gain or loss should be recognized by the Aurora shareholders upon the exchange of their Aurora common stock for ATC common stock.

3. The basis of all the ATC common stock (including any fractional shares which they otherwise might be entitled to receive) received by the shareholders of Aurora in the exchange should be the same as the basis of the Aurora stock exchanged.

4. The holding period of the ATC common stock (including any fractional shares which they otherwise might be entitled to receive) to be received by Aurora shareholders should, include the holding period of the Aurora shares surrendered in the exchange, provided Aurora stock was held as a capital asset on the date of the exchange.

5. Cash received by a shareholder of Aurora otherwise entitled to receive a fractional share of ATC common stock in exchange for his Aurora stock should be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by ATC. These cash payments should be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302 of the Code.

6. Where cash is received by a dissenting shareholder of Aurora or ATC, such cash should be treated as received by the dissenting shareholder as a distribution in redemption of his stock, subject to the provisions and limitations of Section 302 of the Code.
The Stockholders of ATC and Aurora are referred to the opinions of Deloitte & Touche LLP as to the Federal income tax consequences of the Merger filed as exhibits to the Registration Statement of which this Prospectus/Proxy Statement forms a part and to "The Merger - Federal Income Tax Consequences" for a complete discussion of material federal income taxes of the Merger.

     CONDITIONS AND TERMINATION. The obligations of the respective parties to cause the Merger to be consummated are subject to the satisfaction (or, where permitted, the waiver) of certain conditions, including, but not limited to, the approval of the Merger Agreement by the respective Stockholders of Aurora and ATC and the consent of ATC's primary institutional lender. See "The Merger - Conditions to the Merger; Termination Provisions."

     EFFECTIVE TIME OF THE MERGER. It is anticipated that the Merger will become effective on the date that the Certificate of Merger is filed with the Department of State of the State of Delaware assuming the Merger Agreement is approved by the respective Stockholders of Aurora and ATC, the Merger Agreement is not terminated and the conditions to the Merger are satisfied. See "The Merger - Effective Time of the Merger."

     FINDERS FEES. No finders fees are payable to any party in connection with the Merger.

     RESALE OF ATC COMMON STOCK ISSUED IN THE MERGER; AFFILIATES

     The shares of ATC Common Stock to be issued to Stockholders of Aurora in connection with Merger will be freely transferable under the Securities Act, except for such shares issued to any person who may be deemed an "affiliate" of ATC or Aurora within the meaning of Rule 145 promulgated under the Securities Act of 1933, as amended. See "Description of ATC's Securities - Shares Eligible for Future Sale."

     APPRAISAL RIGHTS. Under the General Corporation Law of the State of Delaware ("GCL"), holders of ATC Common Stock and holders of Aurora Common Stock are separately entitled to demand payment for, or obtain appraisal of, the value of their shares in connection with the Merger if they perfect their rights under
Section 262 of the GCL. Stockholders must follow certain statutory procedures to perfect their appraisal rights under Section 262 of the GCL. ATC and Aurora are also required to follow certain procedures for stockholders to perfect their appraisal rights. These procedures are briefly outlined below:

     - ATC/Aurora must provide notice to their respective stockholders not less than 20 days prior to the meeting together with a copy of Section 262 of the GCL.

     - ATC/Aurora stockholders wishing to exercise their respective appraisal rights must deliver to ATC or Aurora, as the case may be, before the vote of stockholders on the Merger Agreement, a written demand for appraisal and must vote against the Merger or affirmatively abstain from voting on the Merger Agreement.

     - Within 10 days after the Effective Time, ATC must send a notice as to the effectiveness of the Merger to each stockholder who has demanded appraisal and satisfied the requirements of Section 262 of the GCL.

     - With 120 days of the Effective Time but not later, the stockholder demanding appraisal must file a petition in the Delaware Court of Chancery demanding a determination of the value of his Aurora or ATC Common Stock, as the case may be. [ATC or Aurora could also file, but they have no intention of making such filing.] Within 120 days of the Effective Time, such stockholder may request certain information from ATC, setting forth the aggregate number of shares of Aurora or ATC Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received, including the number of holders of such shares. Such statement must be mailed by ATC within 10 days after written request has been received by ATC or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

     - The Court may require stockholders to submit stock certificates to the Register in Chancery.

     - Upon proper filing and service upon ATC of the petition, ATC has 20 days to file in the Register in Chancery a duly verified list containing the names and address of all stockholders who have demanded payment for their shares and with whom agreement as to the value of their shares have not been reached by ATC.

See "The Merger - Appraisal Rights" for a complete description of the Delaware statutory appraisal rights.

     INDEPENDENT FAIRNESS OPINIONS. Royce Investment Group, Inc. ("Royce"), Woodbury, New York, has been retained by ATC as investment bankers regarding an appropriate and fair and equitable share exchange ratio to be proposed by ATC to the Stockholders of Aurora in connection with the Merger of Aurora into ATC.

     Comprehensive Capital Corporation ("Comprehensive") Westbury, New York, has been retained by Aurora as investment bankers regarding an appropriate and fair and equitable share exchange ratio to the Stockholders of Aurora in considering the proposal of ATC received in connection with the Merger of Aurora into ATC.

     The exchange ratio recommended by Royce to ATC's Board of Directors was that ATC should offer to exchange up to .53 share of its Common Stock for each
1.0 share of Aurora Common Stock. The exchange ratio recommended by Comprehensive to Aurora's Board of Directors was that ATC should offer to exchange at least .56 share of its Common Stock for each 1.0 share of Aurora Common Stock.

     Although Royce and Comprehensive evaluated the financial terms of the Merger, i.e. the recommended exchange ratio, the final conversion ratio of .545 of a share of ATC Common Stock for each 1.0 share of Aurora Common Stock was determined by the Board of Directors by adding the conversion ratios recommended by the professional opinions of each independent investment banker and dividing the sum by two, in view of the slight difference in the recommended exchange ratios received from the aforementioned investment bankers and the lack of independent directors to negotiate an arms length transaction. See "Risk Factors."

     Pursuant to Royce's and Comprehensive's supplemental opinions dated March 8, 1995, Royce and Comprehensive determined that the final conversion ratio is fair and equitable to the stockholders of ATC and Aurora, respectively.

     The full text of Royce's and Comprehensive's respective written opinions and supplements thereto which set forth the assumptions made, matters considered and limitations on the review undertaken are attached as Attachment C and Attachment D, respectively, to this Proxy Statement and are incorporated herein by reference. See "The Merger - Independent Fairness Opinions."

                                  RISK FACTORS

     The Merger Shares offered hereby are speculative and involve a high degree of risk. Prospective investors should carefully consider, among other things, the following risk factors:

     1.   CONTINGENT LIABILITY AND INSURANCE.   ATC has secured a "claims made"
professional liability insurance policy, including contractor's pollution liability coverage, for claims with a limit of $2,000,000 and a deductible of $150,000. Increased limits as high as $10,000,000 per claim and $10,000,000 in the aggregate have been obtained on a specific endorsement basis to meet the needs of particular clients or contracts. A "claims made" policy only insures against claims filed during the period in which the policy is in effect. This policy covers both errors and omissions. ATC has in the past filed two notices of claim which, in the aggregate, amounted to $5,540,000 in amount claimed. Although both of these matters were dismissed in ATC's favor in each case without the payment of any damages, no assurances can be given that future claims will not be filed against ATC or that ATC will continue to be able to obtain insurance coverage on terms satisfactory to ATC. The relatively low dollar amount of the policy limit currently offered, the possible future unavailability or modification of this insurance or any significant increase in insurance rates could have a materially adverse effect on ATC's operations. Further, because clients may require that ATC maintain liability insurance, the possible future unavailability of such insurance could adversely affect ATC's ability to compete effectively. See "Business - Insurance."

     2.   CHANGING REGULATORY ENVIRONMENT.   The environmental services industry
is subject to extensive federal, state and/or local regulations governing, among other things, hazardous substances, wastes, environmental liability and emergency response, air quality, water quality, and solid waste. Although ATC has in the past received citations for minor violations of certain regulations in New York City, ATC believes that it is substantially in compliance with all such regulations, standards and/or legislation. However, such regulations, standards and legislation are subject to change at any time. ATC is not aware of any pending legislation or regulatory change that would adversely affect ATC and/or its current arrangements with the New York City Schools. The number of state and local regulations are growing rapidly due to the public awareness of the inherent dangers associated with hazardous substances and hazardous materials. Because of the changing regulatory environment, there can be no assurance that violations of federal, state or local laws and regulations will not occur in the future or that future changes in such laws and regulations would not have a material adverse effect on ATC's business. In addition, in the event that federal, state and/or local governments show a decreasing interest in enacting or enforcing legislation pertaining to environmental issues and to

ATC's environmental services, ATC's business prospects may be adversely effected. See "Business - Environmental Legislation and Regulation."

     3.   COMPETITION.   The environmental services industry is subject to
intense competition, particularly in the geographic areas in which ATC operates, with no single dominate firm. In addition to the approximately 3,500 small consulting and testing firms operating nationally, ATC competes with several national environmental engineering testing and consulting firms such as Law Engineering, Inc. and The Earth Technology Corp. Many of ATC's present and future competitors may have greater financial, technical and personnel resources than ATC. It is not possible to predict the extent of competition which ATC will encounter in the near future as the environmental services industry is continually evolving. See "Business - Competition."

     4.   DEPENDENCE UPON KEY PERSONNEL.   ATC is substantially dependent upon
its executive officers in implementing its marketing plans and in overseeing its operations. ATC does not have any employment contracts with its executive officers and does not have any key man life insurance on the lives of its executive officers. See "Management."

     5. ADDITIONAL FINANCING. It is possible that ATC may require additional financing in order to support its expansion efforts; and, of course, there can be no assurance that ATC's operations will supply such financing. If ATC should require additional financing in the future, there is no certainty that financing will be available in the amount required, or, if available, that it can be obtained on terms satisfactory to ATC.

     6.   CONTROL BY GEORGE RUBIN AND MORRY F. RUBIN.   As of May 1, 1995, ATC
has 5,738,318 shares of Common Stock issued and outstanding, 3,258,000 shares of which are owned by Aurora, which is controlled by George Rubin and Morry F. Rubin (see "Management") who together beneficially own approximately 47.3% of the issued and outstanding shares of Common Stock of Aurora, without giving effect to the beneficial ownership of certain outstanding Aurora Options and Warrants which would increase such beneficial ownership interest to approximately 55%. Since ATC's Certificate of Incorporation does not provide for cumulative voting, the holders of more than 50% of the outstanding shares can elect all of the directors if they choose to do so, in which event the holders of the remaining shares can not elect any directors. At and after the Effective Time of the Merger, George Rubin and Morry F. Rubin are expected to beneficially own, in the aggregate, (including Options and Warrants owned by them to purchase additional ATC Common Stock) approximately 37.5% of the then outstanding ATC Common Stock. As a result of the Merger, George Rubin's and Morry F. Rubin's control of ATC will shift from indirect control to direct control and such persons are more likely than not to be in a position to elect all of ATC's directors and to thereby control all of the affairs of ATC. See "The ATC Meeting - Principal Stockholders of ATC."

     7.   PUBLIC MARKET.   ATC's Common Stock and Class C Warrants are traded in
the over-the-counter market on NASDAQ as a Small Cap Issue under the symbols "ATCE" and "ATCEL", respectively. No assurance can be given that there will be an established market for ATC's securities in the future or that ATC will be able to meet the maintenance requirements set by NASDAQ in order to keep ATC's securities trading in such market place. See "The Merger - ATC Market Information."

     8.   NO DIVIDENDS.   ATC has not previously paid any dividends since its
inception and for the foreseeable future intends to follow a policy of retaining all of its earnings, if any, to finance the development and continued expansion of its business. There can be no assurance that dividends will ever be paid by ATC. Additionally, under the terms of its revolving loan agreement with its principal lender, ATC may not pay dividends without such lender's consent. Any Stockholder who anticipates the need for dividends from their investments should consider exercising and perfecting their Appraisal Rights which, among other things, requires an actual vote against the Merger or affirmatively abstaining from voting on the Merger. See "The Merger - Appraisal Rights" and "Dividend Policy."

     9.   SHARES AVAILABLE FOR RESALE.   At the Effective Time of the Merger,
Aurora's 3,258,000 shares of ATC Common Stock will be cancelled (and returned to the status of authorized but unissued shares) and ATC will issue as of the Effective Time a maximum of 3,341,452 shares of its Common Stock to Stockholders of Aurora and will reserve for issuance an aggregate of 604,950 shares of ATC Common Stock issuable upon exercise of Aurora Common Stock Purchase Warrants and Aurora Common Stock Purchase Options which are outstanding at and after the Effective Time. Of the 3,341,452 shares to be received by Stockholders of Aurora, except for approximately 1,644,000 shares of ATC Common Stock to be received by affiliates, all of the aforesaid shares are expected to be eligible to be resold without further restriction unless the holders of these ATC shares subsequently become affiliates of ATC. Further, such 1,644,000 shares that may be issued to affiliates plus 604,950 shares issuable upon exercise of Options/Warrants are eligible to be resold commencing on or after the Effective Date in compliance with certain exemptions from registration under the Securities Act of 1933, as amended, pursuant to Rule 145(d) and Rule 144 of such Act. Stockholders of Aurora and ATC should be aware that the possibility of sales within a reasonably short period of time after the Effective Time may have a depressive effect on the market price of ATC's Securities if any market then exists and therefore the ability of an investor to sell his securities may be adversely affected by the number of shares that may be sold.

    10. POTENTIAL SUBSTANTIAL INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING IF EXISTING ATC WARRANTS ARE EXERCISED. If all of ATC's Redeemable Class C Warrants covering an aggregate of a maximum of 570,620 shares were to be exercised (as to which there can be no assurance whatsoever), there would be a 570,620 share increase in the number of outstanding shares of Common Stock of ATC.
If such exercise of Warrants occurs after the date of this Prospectus/Proxy Statement, this increase in the amount of Common Stock of ATC combined with the shares to be issued in connection with or after the Merger, may substantially reduce the then market price of the Common Stock.

     11. CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND BY-LAWS. As permitted by the Delaware General Corporation Law, the Certificate of Incorporation of each of ATC and Aurora provide that a director of ATC and/or Aurora, as the case may be, will not be personally liable to such corporation or its Stockholders for monetary damages for breach of the fiduciary duty of care as a director, except under certain limited circumstances including breach of the director's duty of loyalty to the corporation or its Stockholders or any transaction from which the director derived an improper personal benefit.

          The by-laws of each of ATC and Aurora provide for the indemnification of such companies' officers and directors to the fullest extent permitted by Delaware law. In this respect, ATC and Aurora have entered into indemnification agreements with their respective officers and directors to hold them harmless and to indemnify each person from and against all fines, amounts paid in settlements and expenses, including attorneys' fees incurred as a result of or in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative or investigative, by reason of the fact that the person was a director and/or officer of such company or served any other corporation in any capacity at the request of such company in the manner and to the extent permitted by law.

          ATC and Aurora have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Laws, that such provisions are against public policy as expressed in the Securities Laws and are therefore unenforceable.

     12. LACK OF INDEPENDENT DIRECTORS/CONFLICTS OF INTEREST OF AURORA AND ATC BOARD MEMBERS. The Merger Agreement was unanimously approved by the respective Board of Directors of each of ATC and Aurora subject to approval of the Stockholders of each respective corporation. ATC's Board of Directors consists of George Rubin, Morry F. Rubin and Richard L. Pruitt. Aurora's Board of Directors consists of Morry F. Rubin and Richard L. Pruitt. Further, George Rubin and Morry F. Rubin are principal stockholders of Aurora and may be deemed control persons of both Aurora and ATC under the Securities Act of 1933, as amended. See" The Aurora Special Meeting - Principal Stockholders of Aurora" and "The ATC Special Meeting - Principal Stockholders of ATC" regarding the security ownership of George Rubin, Morry F. Rubin and Richard L. Pruitt in both Aurora and ATC. As a result of their directorships and/or stockholdings in Aurora and ATC, possible conflicts of interest may have arisen in connection with the fiduciary duties of such persons to ATC and/or Aurora resulting in the Merger transaction not being negotiated at arms-length, notwithstanding the fairness opinions rendered by Royce and Comprehensive as discussed herein. Accordingly, no assurance can be given that the terms of the Merger Agreement contain the best possible terms that could have been obtained for either the stockholders of Aurora or ATC had the transaction been negotiated at arms-length. Further, the lack of independent directors (or a special committee of the Board of Directors composed of independent directors) has had the effect of the respective Board of Directors of both ATC and Aurora recommending a transaction that each believes and has determined is fair and in the best interest of the stockholders (including non-affiliated stockholders) as a group of each respective corporation without the input and recommendations that might have been obtained had either corporation had independent directors or a special committee thereof.

       The respective Boards of Directors of ATC and Aurora, in compliance with
Section 144 of the Delaware General Corporation Law, are disclosing the relationships and conflicts of interest of their directors to the Stockholders of ATC and Aurora and are submitting the Merger Agreement to each of ATC's and Aurora's Stockholders for their respective approvals. The approval of the Merger Agreement by the respective stockholders of ATC and Aurora and the approval by the Stockholders of Aurora of the authorization of Morry F. Rubin and/or Richard L. Pruitt to vote Aurora's 3,258,000 shares of ATC in favor of the Merger at the ATC Special Meeting, are all assured since George Rubin, Morry
F. Rubin and certain other officers and directors of ATC and Aurora and other persons who are holders of an aggregate of 49.7% of the issued and outstanding shares of Aurora intend to vote in favor of such proposals. Accordingly any vote by stockholders who are not interested directors will have no effect on the
approval or disapproval of the Merger.   The exchange rate of .545 of a share of
ATC Common Stock for each 1.0 Aurora share of Common Stock was determined by adding the conversion ratios recommended by the professional opinions of each independent investment banker and dividing the sum by two, in view of the slight difference in the recommended exchange ratios received from the aforementioned investment bankers and the lack of independent directors to negotiate an arms length transaction. See "Independent Fairness Opinions." Except for the conflicts noted above, there are no known conflicts of interest involving affiliates of ATC and/or Aurora in connection with this transaction. See "The Merger - Lack of Independent Directors - Conflicts of Interest."

     13. BENEFITS OF MERGER TO EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATES OF AURORA AND ATC. Morry F. Rubin and Richard L. Pruitt, executive officers and directors of both ATC and Aurora, George Rubin, an executive officer and director of ATC, Donald L. Beck and Christopher Vincze, executive officers of ATC, had a historical premium of approximately $4,072,000, $284,000, $8,059,000, $37,000 and $28,000, respectively, based upon a comparison of the equivalent per share value of Aurora's Common Stock as of January 5, 1995 as compared to the historical market value of Aurora's Common Stock on the same date. The foregoing describes the benefits to be received by certain officers, directors and affiliates of Aurora and/or ATC if the historical market value remains the same on the Effective Date of the Merger. The actual market value cannot be determined in advance of the Effective Date of the Merger. There can be no assurance that any stockholder of Aurora (including those named herein) will receive the premium described hereinabove, which is based on historical market value. As a result of the Merger, George Rubin's and Morry F. Rubin's control of ATC will shift from indirect control to direct control. All of the foregoing benefits are to be derived purely based upon their security ownership of Aurora which will be exchanged for or become exercisable into ATC Common Stock. No officers, directors or affiliates of ATC and/or Aurora will receive any quantifiable benefit from the Merger other than by virtue of their ownership of Aurora Common Stock and/or securities convertible into Aurora Common Stock which securities will be exchanged and/or become exercisable into ATC Common Stock based upon the same conversion ratio as is applied to all other Aurora stockholders.

     Except for the possible resale of the ATC Common Stock (pursuant to exemptions from registration under the Securities Act of 1933, as amended) that will be issued in connection with the Merger and the depressive impact that such resale may have on the public market for the ATC Common Stock, Management of Aurora is not aware of any material adverse affects and/or risks to the Stockholders of Aurora as a result of the consummation of the Merger.

     14. EFFECTS OF MERGER ON ATC STOCKHOLDERS. Management of ATC is aware of certain material adverse effects and/or risks to the ATC Stockholders arising as a result of the consummation of the Merger which include (i) the immediate increase in the outstanding shares of ATC Common Stock by approximately 83,000 shares (net of the cancellation of Aurora's 3,258,000 shares of ATC), (ii) the possible issuance of an additional 604,950 shares of ATC Common Stock upon the future exercise of ATC Options/Warrants issued to replace currently outstanding Aurora Options/Warrants, (iii) the $.08 increase in ATC net tangible book value per share of Common Stock from $1.10 prior to the Merger to $1.18 after the Merger is less than the $1.09 increase in net tangible book value per share of Common Stock for Aurora stockholders from $.09 prior to the Merger to ATC's net tangible book value per share of $1.18 after the Merger based upon the financial position of the aforesaid companies at February 28, 1995 without taking into account any changes that have occurred or will occur subsequent to February 28, 1995 except for the consummation of the Merger, (iv) a possible reduction in the market price of the ATC Common Stock resulting from the resale of up to 3,946,402 shares of Common Stock pursuant to exemptions from registration under the Securities Act of 1933, as amended, including 3,341,452 shares which are being originally issued in connection with the Merger and 604,950 shares referred to in (ii) above and (v) the fact that the stockholders of Aurora as a group will directly rather than indirectly control ATC following the consummation of the Merger. See "The Merger - Benefits and Effects of Merger to Stockholders of Aurora and Executive Officers, Directors and Affiliates."

     15.  CONFLICT OF INTEREST OF COUNSEL.   The Merger Agreement provides that
ATC and Aurora have acknowledged that the law firm of Lester Morse, P.C. represents ATC and Aurora in certain matters unrelated to this transaction and has been requested by the parties to represent ATC in connection with the merger transaction. Further, as of February 28, 1995, members of Lester Morse's family own 50,000 shares of Common Stock of Aurora, Warrants to purchase an additional 60,000 shares of Common Stock of Aurora and Options to purchase 5,000 shares of ATC. Further, ATC and Aurora acknowledge that the law firm of Kaufmann, Feiner, Yamin, Gildin & Robbins has in the past represented Aurora and ATC in connection with a certain matter unrelated to the merger transaction and has been requested by the parties to represent Aurora. Aurora and ATC have agreed to waive any and all claims of conflicts of interest resulting from actions.

                      COMPARISON OF CERTAIN UNAUDITED DATA

     The following table contains certain unaudited comparative data (i) on a historical basis as to balance sheet data for ATC and on a pro forma combined basis (to give effect to the acquisition of Con-Test) as to operating data for ATC, (ii) on a historical basis for Aurora, (iii) on a pro forma combined basis for ATC (as described in (i) above) and Aurora and (iv) on an equivalent pro forma basis per share of Aurora Common Stock assuming that each share is converted into .545 shares of ATC stock. Such information is based on the Merger of ATC and Aurora being accounted for "In a manner similar to a Pooling of Interests." The information below should be read in conjunction with the consolidated historical statements and notes thereto of ATC and Aurora, and the selected historical financial data and Pro Forma Consolidated Financial Information of ATC and Aurora, including notes thereto, appearing elsewhere herein.



                                           ATC Combined Pro
                                               Forma                AURORA          Pro Forma Adjustments  Pro Forma Combined
- ------------------------------------------------------------------------------------------------------------------------------

OPERATING DATA:
(YEAR ENDED FEB. 28, 1995)

Total revenue                               $41,391,933          $36,271,557           ($36,271,557)           $41,391,933

Net income                                    2,757,502            1,830,086             (1,938,568)             2,649,020
Net income per common share

   Primary                                        $0.47                $0.27                  --                     $0.43

   Fully diluted                                  $0.47                $0.26                  --                     $0.41
Weighted average number of common shares:

   Primary                                    5,821,847            6,861,606                  --                 6,224,064

   Fully diluted                              5,918,224            6,916,816                  --                 6,419,454
Dividends per share                               --                   --                     --                    --



BALANCE SHEET DATA-FEBRUARY 28, 1995
Total assets                                 25,009,222           25,186,984           ($24,784,176)            25,412,030

Total indebtedness                            4,862,362            4,822,393             (4,862,362)             4,822,393

Total stockholders'equity                    13,813,194            8,046,505             (7,489,836)            14,369,863

Book value per common share                       $2.41                $1.32                 --                      $2.47


"The Notes accompanying the combined pro forma financial statements (pages 34 to 40) are an integral part of the financial data."


                                                          Year Ended
                                                           Feb. 28,
                                                             1995
                                                          ----------
     Pro Forma Earnings per Share:
          Primary                                           $0.43
          Fully Diluted                                      0.41

     Pro Forma Combined Equivalent
     Per Share Data:
     Earnings per equivalent share
       Primary                                              $0.23
       Fully Diluted                                         0.22

     Dividends per equivalent share                            --

                                                           Feb. 28,
                                                             1995
                                                          ----------

     Book value per equivalent share                        $1.35


                        SUMMARY OF FINANCIAL INFORMATION

     The following summary financial information has been abstracted from, qualified in its entirety by, and should be read in conjunction with the financial statements of ATC and Aurora and the notes thereto, appearing elsewhere herein and reference should be made to such statements for more detail. The statement of operations data and balance sheet data for each of ATC and Aurora set forth below for the five fiscal years ended February 28, 1995 are derived from their respective audited financial statements and in the case of the three fiscal years ended February 28, 1995, are derived from the audited financial statements included elsewhere in this Prospectus/Proxy Statement.

                   COMPARATIVE SELECTED FINANCIAL DATA OF ATC

The following is selected financial information only, and is derived from the ATC's consolidated financial statements and notes thereto.


                                  Year Ended          Year Ended          Year Ended           Year Ended         Year Ended
Statement of Operations          February 28,        February 29,        February 28,         February 28,       February 28,
Data:                               1991               1992 (4)            1993 (3)           1994 (2)(3)           1995 (1)
- -----------------------------------------------------------------------------------------------------------------------------


Revenues                         $10,437,344         $10,578,187         $16,539,254          $26,664,385        $36,271,557

Income (Loss) before
income taxes                        433,988             (375,397)            653,144            3,077,048          5,300,520

Net Income (Loss)                   223,563             (236,003)            353,144            1,867,048          3,256,520

Earnings (Loss) per Common
and Dilutive Common
Equivalent Share:
Primary                                 .04                (.05)                .07                   .35                .57
Fully Diluted                           .04                (.05)                .07                   .35                .56

Cash Dividends per Share              -0-                 -0-                 -0-                   -0-                -0-




Balance Sheet Data:              February 28,        February 29,        February 28,         February 28,       February 28,
                                    1991                1992                1993                 1994               1995
- -----------------------------------------------------------------------------------------------------------------------------

Working Capital                $ 3,829,985         $ 3,469,569            $3,342,527           $6,049,013         $8,113,738

Long-Term Debt Less
Current Maturities                 714,726             508,606             1,114,489            2,182,119          3,892,766

Total Assets                     7,881,425           6,991,403             9,335,277           14,156,887         25,009,222

Stockholders' Equity             5,344,476           5,091,777             5,812,901            7,659,485         13,813,194


(1) On October 1, 1994, ATC acquired certain assets of Con-test, Inc. - see "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) On April 30, 1993, ATC acquired certain assets of BSE Management, Inc. - See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) On June 10, 1992, ATC entered into an agreement to acquire Bio/West, Inc. On October 14, 1993, this agreement was rescinded - see "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4)  On July 23, 1991, ATC acquired certain assets of Dennison Environmental,
     Inc.


                  COMPARATIVE SELECTED FINANCIAL DATA OF AURORA

The following is selected financial information only, and is derived from Aurora's consolidated financial statements and notes thereto.


                                  Year Ended          Year Ended          Year Ended           Year Ended         Year Ended
Statement of Operations            Feb. 28,            Feb. 29,            Feb. 28,             Feb. 28,           Feb. 28,
Data:                               1991               1992 (4)            1993 (3)            1994 (2)(3)         1995 (1)
- -----------------------------------------------------------------------------------------------------------------------------

Revenues                         $10,444,412         $10,578,187         $16,539,254          $26,664,385        $36,271,557

Income (Loss)
before Income Taxes
and Minority Interest                375,592            (436,195)            616,573            3,029,222          5,174,126

Net Income (Loss)                   113,365             (214,466)            180,830            1,099,672          1,830,086

Earnings (Loss) per Common
and Dilutive Common
Equivalent Share:
Primary                                 .02                (.04)                .03                   .17                .27
Fully Diluted                           .02                (.04)                .03                   .17                .26

Cash Dividends per Share              -0-                 -0-                 -0-                   -0-                -0-




Balance Sheet Data:              February 28,        February 29,        February 28,         February 28,       February 28,
                                    1991                1992                1993                 1994               1995
- -----------------------------------------------------------------------------------------------------------------------------

Working Capital                $ 3,789,951         $ 3,479,204            $3,328,021           $6,160,043         $8,317,111

Long-Term Debt Less
Current Maturities                 714,726             508,606             1,114,489            2,182,119          3,892,766

Total Assets                     8,005,429           7,092,109             9,431,314           14,173,167         25,186,984

Stockholders' Equity             3,522,424           3,314,406             3,563,916            4,828,961          8,046,505


(1) On October 1, 1994, ATC acquired certain assets of Con-test, Inc. - see "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) On April 30, 1993, ATC acquired certain assets of BSE Management, Inc. - See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) On June 10, 1992, ATC entered into an agreement to acquire Bio/West, Inc. On October 14, 1993, this agreement was rescinded - see "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4)  On July 23, 1991, ATC acquired certain assets of Dennison Environmental,
     Inc.


                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                OF ATC AND AURORA

     The selected pro forma consolidated financial information below has been prepared by consolidating, on a pro forma basis, the balance sheets and the statements of operations of ATC and Aurora for the periods indicated. The proposed Merger will be accounted for "In a manner similar to a Pooling of Interests." The following is qualified in its entirety by the more complete information contained in the unaudited pro forma consolidated financial statements and accompanying notes which are an integral part thereof included elsewhere in this Prospectus/Proxy Statement.

AURORA ENVIRONMENTAL INC. AND ATC ENVIRONMENTAL INC.

PRO FORMA FINANCIAL INFORMATION
____________________________________________________________________________

The following unaudited pro forma combined condensed financial statements for Aurora and ATC have been prepared based upon the historical financial results of the companies. The pro forma combined financial data give effect to the merger of ATC and Aurora under a method of accounting similar to a pooling of interests, based upon the assumptions set forth in the notes to the pro forma combined condensed financial statements included herein.

The pro forma combined results are not necessarily indicative of the results which would have been attained if the merger had been consummated at the beginning of Aurora's and ATC's 1995 fiscal year or which may be attained in the future.

The pro forma combined condensed balance sheet and statement of operations set forth the combination of the financial positions of Aurora and ATC as of February 28, 1995 and the combination of their results of operations for the twelve month period ended February 28, 1995, after giving effect to the merger and the applicable adjustments to reflect the accounting method used, similar to a pooling of interests, and to reflect the acquisition of Con-Test, Inc. (Con-Test) by ATC, under the purchase method of accounting, as though it occurred at the beginning of the 1995 fiscal year.

The pro forma combined condensed financial information should be read in conjunction with the notes thereto and with the audited financial statements of Aurora and ATC for their fiscal years ended February 28, 1995 and of Con-Test for its years ended December 31.

AURORA ENVIRONMENTAL INC. AND ATC ENVIRONMENTAL INC.

PRO FORMA COMBINED CONDENSED BALANCE SHEET
FEBRUARY 28, 1995
____________________________________________________________________________

                                                                                          Note (3)
                                                                                    ---------------------
                                                          ATC           Aurora         Pro Forma            Pro Forma
ASSETS                                                  (Audited)      (Audited)      Adjustments   Notes   Combined
CURRENT ASSETS:
  Cash and cash equivalents                            $ 1,377,862    $ 1,555,124    $ (1,397,862)   (F)   $ 1,535,124
  Trade accounts receivable - net                       11,859,991     11,859,991     (11,859,991)   (A)    11,859,991
  Costs in excess of billings on uncompleted contracts     447,000        447,000        (447,000)   (A)       447,000
  Prepaid expenses and other assets                        431,791        432,291        (431,791)   (A)       432,291
  Deferred income taxes                                    132,700        132,700         112,346    (D)       377,746
                                                       -----------    -----------     ------------         -----------

           Total current assets                         14,249,344     14,427,106     (14,024,298)          14,652,152

Property & Equipment - net                               3,151,286      3,151,286      (3,151,286)   (A)     3,151,286

Goodwill - net                                           7,166,998      7,166,998      (7,166,998)   (A)     7,166,998
Covenants not to compete - net                             317,979        317,979        (317,979)   (A)       317,979
Other                                                      123,615        123,615        (123,615)   (A)       123,615
                                                       -----------    -----------     ------------         -----------

                                                       $25,009,222    $25,186,984    $(24,784,176)         $25,412,030
                                                       -----------    -----------     ------------         -----------
                                                       -----------    -----------     ------------         -----------

LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short term debt                                      $    88,720    $   88,720     $    (88,720)   (A)   $    88,720
  Current maturities of long-term debt                     840,907       840,907         (840,907)   (A)       840,907
  Accounts payable                                       1,963,484     1,977,842       (1,963,484)   (A)     1,977,842
  Income taxes payable                                     128,250       128,250         (256,500)   (D)         -
  Due to related company                                    39,969        -               (39,969)   (B)         -
  Accrued compensation                                   2,053,797      2,053,797      (2,053,797)   (A)     2,053,797
  Accrued expenses                                       1,020,479      1,020,479      (1,020,479)   (A)     1,020,479
                                                       -----------    -----------     ------------         -----------

           Total current liabilities                     6,135,606      6,109,995      (6,263,856)           5,981,745
                                                       -----------    -----------     ------------         -----------

Long-term debt, less current maturities                  3,892,766      3,892,766      (3,892,766)   (A)     3,892,766
Other long term liabilities                              1,087,056      1,087,056      (1,087,056)   (A)     1,087,056
Deferred income taxes                                       80,600         80,600         (80,600)   (A)        80,600

Minority interest in subsidiary                              -          5,970,062      (5,970,062)   (C)        -

STOCKHOLDERS' EQUITY:
  Common stock, par value                                   57,380          6,101          (5,266)   (C)        58,215
  Additional paid-in capital                             7,484,453      5,729,363      (5,536,794)   (C)     7,677,022
  Notes receivable - common stock                          (15,000)       (15,000)         15,000    (A)       (15,000)
  Retained earnings                                      6,286,361      2,326,041      (1,962,776)   (G)     6,649,626
                                                       -----------    -----------     ------------         -----------

           Total stockholders' equity                   13,813,194      8,046,505      (7,489,836)          14,369,863
                                                       -----------    -----------     ------------         -----------

                                                       $25,009,222    $25,186,984    $(24,784,176)         $25,412,030
                                                       -----------    -----------    -------------         -----------
                                                       -----------    -----------    -------------         -----------



See notes to pro forma combined condensed financial statements.

AURORA ENVIRONMENTAL INC. AND ATC ENVIRONMENTAL INC.
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED FEBRUARY 28, 1995
____________________________________________________________________________

                                                            Note 2                  ATC &            Note 3
                                          ATC     ------------------------------  Con-Test   ------------------------
                                         Note (1)  Con-Test     Pro Forma         Pro Forma  Aurora     Pro Forma        Pro Forma
                                        (Audited) (Unaudited) Adjustments Note(s) Combined  (Audited)  Adjustments Note(s)Combined
REVENUES                             $36,271,557  $5,120,376  $   -           $41,391,933 $36,271,557 $(36,271,557)(A) $41,391,933

COST OF REVENUES                      18,355,493   1,820,215      -            20,175,708  18,355,493  (18,355,493)(A)  20,175,708
                                     -----------  ----------- ---------       ----------- ----------- -------------    -----------
     Gross profit                     17,916,064   3,300,161      -            21,216,225  17,916,064  (17,916,064)     21,216,225


OPERATING EXPENSES:
  Selling                              1,105,937     290,427      -             1,398,364   1,105,837   (1,105,837)(A)   1,396,364
  General and administrative          10,996,709   3,652,236   (60,063) (A)    14,586,882  11,052,572  (10,946,709)(E)  14,694,745
  Provision for bad debts                188,819      16,367      -               205,186     188,919     (188,919)(A)     205,186
                                     -----------  ----------- ---------       ----------- ----------- -------------    -----------
                                      12,291,465   3,959,030   (60,063)        16,190,432  12,347,328  (12,241,465)     16,296,295
                                     -----------  ----------- ---------       ----------- ----------- -------------    -----------

     Operating income (loss)           5,624,599    (658,869)   60,063           5,025,793   5,568,736  (5,674,599)      4,919,930

NONOPERATING EXPENSE:
  Interest expense                       285,570      94,121   125,752  (B)        505,443     285,570    (285,570)(A)     505,443
  Interest income                        (34,073)     (1,448)     -                (35,521)    (35,212)     34,073 (A)     (36,660)
  Other, net                              72,582      (5,820)     -                 66,762     144,252     (72,582)(A)     138,432
                                     -----------  ----------- ---------       ----------- ----------- -------------     ----------
                                         324,079      86,853   125,752             536,684     394,610    (324,079)        607,215
                                     -----------  ----------- ---------       ----------- ----------- -------------     ----------

     Income (loss) before taxes        5,300,520    (745,722)  (65,689)          4,489,109   5,174,126   (5,350,520)     4,312,715

INCOME TAX EXPENSE (BENEFIT)           2,044,000        -     (312,393) (C)      1,731,607   2,044,000   (2,111,912)(D)  1,663,695
                                     -----------  ----------- ---------       ----------- ----------- -------------     ----------

INCOME (L0SS) BEFORE MINORITY INTEREST 3,256,520    (745,722)  246,704           2,757,502   3,130,126   (3,238,608)     2,649,020

MINORITY INTEREST IN NET INCOME (LOSS)
 OF SUBSIDIARY                             -            -         -                  -      (1,300,040)   1,300,040(C)      -
                                     -----------  ----------- ---------       ----------- ----------- -------------     ----------

NET INCOME (LOSS)                     $3,256,520   $(745,722) $246,704          $2,757,502  $1,830,086  $(1,938,568)    $2,649,020
                                     -----------  ----------- ---------       ----------- ----------- -------------     ----------
                                     -----------  ----------- ---------       ----------- ----------- -------------     ----------

EARNINGS PER COMMON AND DILUTIVE COMMON
 EQUIVALENT SHARE:
   Primary                           $      0.57                        (D)  $      0.47 $      0.27              (H)  $     0.43
                                     -----------                             ----------- -------------                 ----------
                                     -----------                             ----------- -------------                 ----------

   Fully diluted                     $      0.56                        (D)   $      0.47 $      0.26              (H)  $     0.41
                                     -----------                              ----------- -------------                 ----------
                                     -----------                              ----------- -------------                 ----------

WEIGHTED AVERAGE NUMBER OF SHARES
 OUTSTANDING DURING THE PERIOD:
   Primary                             5,753,856                        (D)      5,821,847   6,861,606             (H)   6,224,064
                                     -----------                              ----------- -------------                  ----------
                                     -----------                              ----------- -------------                  ----------

   Fully diluted                       5,850,233                        (D)      5,918,224   6,916,816             (H)   6,419,454
                                     -----------                              ----------- -------------                  ----------
                                     -----------                              ----------- -------------                  ----------



       See notes to pro forma combined condensed financial statements.

AURORA ENVIRONMENTAL INC. AND ATC ENVIRONMENTAL INC.

NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
____________________________________________________________________________

1.  GENERAL

    The pro forma combined condensed balance sheet sets forth the combination of the financial positions of Aurora and ATC as of February 28, 1995.

    The pro forma combined condensed statement of operations sets forth the results of operations of Aurora and ATC for the year ended February 28, 1995. ATC's results of operations for the year ended February 28, 1995 have been adjusted to reflect the acquisition of Con-Test as though it occurred on March 1, 1994, the beginning of the fiscal year.

    The pro forma combined condensed financial statements should be read in conjunction with the other pro forma financial information contained in this Proxy Statement/Prospectus and the companies' financial statements and notes thereto.

    CON-TEST: The pro forma combined condensed statement of operations for the year ended February 28, 1995 assumes the acquisition occurred on March 1, 1994, the beginning of the 1995 fiscal year. The pro forma adjustments were based on Con-Test's results of operations from March 1, 1994 to September 10, 1994, representing the last interim accounting period completed prior to the purchase date. Con-Test's historical financial statements were prepared as of each interim four week accounting period.

    ATC acquired most of the assets of Con-Test and entered into a five year covenant not to compete with the former owner for the consideration and costs summarized as follows:

    Consideration to seller:
       Cash                                                       $2,100,000
       ATC restricted common stock-116,556 shares                   492,905
       Note payable, due in three annual installments of $178,333 beginning September 30, 1995; interest accrues at 8.5%
        and is payable quarterly                                     535,000
                                                                  ----------
                                                                   3,127,905
                                                                  ----------

   Liabilities assumed:
      Current liabilities                                          1,908,465
      Non-current liabilities                                        478,027
      Notes payable                                                1,981,982
                                                                  ----------
                                                                   4,368,474
                                                                  ----------

   Direct costs of acquisition                                       131,910
                                                                  ----------

   Total purchase price                                           $7,628,289
                                                                  ----------
                                                                  ----------

    The stock issued as consideration to the seller is unregistered stock and, as such, is subject to certain restrictions on its sale or transfer. Because of these restrictions, the shares have been recorded at a discount from the market price of the Company's publicly traded stock. The restricted stock was valued at $4.23 per share when the market price was $9.40 per share, pursuant to an independent valuation.

    The note payable and restricted common shares are subject to offset if the purchased accounts receivable, net of recorded allowances, are not collected within one year and under certain other conditions.

    The acquisition has been accounted for as a purchase. Assets acquired and liabilities assumed are included in ATC's balance sheet at their estimated fair market value at the date of purchase. The purchase price has been allocated as follows:

       Accounts receivable - net                           $2,615,469
       Property and equipment - net                           633,945
       Goodwill                                             4,265,516
       Covenant not to compete                                100,000
       Other assets                                            13,359
                                                           ----------
       Total purchase price                                $7,628,289
                                                           ==========


2.  PRO FORMA ADJUSTMENTS FOR THE ACQUISITION OF CON-TEST

    The pro forma financial statements reflect the following adjustments related to the acquisition of Con-Test:

    (A) To record the change in General and Administrative expenses resulting from depreciation and amortization:


                                                           YEAR ENDED
                                                       FEBRUARY 28, 1995

       Depreciation of acquired assets recorded
          at fair market value                              $  92,450
       Less:  Con-Test's historical depreciation             (247,121)
                                                            ---------
       Net depreciation adjustment                           (154,671)
       Goodwill amortization, based on a 30 year
          amortization period                                  82,941
       Covenant not to compete amortization,
          based on a 5 year term                               11,667
                                                            ---------
                                                            $ (60,063)
                                                            =========

    (B)  To record interest expense on acquisition debt:


                                                    DEBT
                                                  INCURRED

       Amount borrowed for cash consideration
         paid at close with interest at 8.1%,
         the average rate paid under ATC's
         bank credit line during fiscal 1995 $2,100,000 $ 99,225 Note payable issued to seller,
         interest at 8.5%                            535,000     26,527
                                                               --------
                                                               $125,752
                                                               ========

    (C) To record the imputed Federal income tax expense (benefit as though Con-Test had not been a Subchapter S corporation) and the income tax effect of the pro forma adjustments:


                                                            YEAR ENDED
                                                        FEBRUARY 28, 1995

             Reported loss before taxes                     $(745,722)

             Income adjustments:
               Depreciation                                   154,671
               Goodwill amortization                          (82,941)
               Covenant amortization                          (11,667)
               Interest expense                              (125,752)
                                                            ---------
             Adjusted loss before taxes                      (811,411)
             Tax rate, net of state effect                       38.5%
                                                            ---------
             Calculated tax benefit                          (312,393)
             Recorded expense                                    --
                                                            ---------
             Net adjustment                                 $(312,393)
                                                            =========

    The Company has recorded the pro forma income tax benefits of the taxable loss of Con-Test, without any valuation allowance, because ATC recognized taxable income sufficient enough to utilize the Con-Test loss during the period presented.

    (D) Assumes the ATC shares issued for Con-Test are outstanding as of the beginning of the fiscal year.

3.  PRO FORMA ADJUSTMENTS FOR THE AURORA AND ATC MERGER

    The pro forma financial statements reflect the following adjustments related to the merger of Aurora and ATC:

    (A) Elimination of ATC's assets and liabilities included in Aurora's consolidated assets and liabilities.

    (B) The ATC liability to Aurora, which is to be forgiven pursuant to the terms of the merger agreement, is eliminated with a corresponding benefit to retained earnings (Note G).

    (C) The adjustment to common stock and additional paid-in capital is the result of the elimination of Aurora's common stock and additional paid-in capital upon completion of the merger, the effect of the conversion of Aurora's minority interest and stockholders' equity in consideration of ATC common stock exchanged, and the effect of the assumed or exercised stock options under Aurora's 1985 Incentive and Non-Statutory Stock Option Plan prior to the effective date of the merger as follows:


                                                                     SHARES

     ATC shares issued from merger:
      Aurora's shares outstanding at February 28, 1995              6,101,104
      Exercise of Aurora's stock options assumed prior to merger       30,000
                                                                  -----------
      Aurora shares assumed exchanged                               6,131,104
      Conversion rate                                                   0.545
                                                                  -----------
      ATC common shares issued upon conversion                      3,341,452
      Less:  ATC shares owned by Aurora canceled upon merger       (3,258,000)
                                                                  -----------
      Net change in ATC shares from merger                             83,452
                                                                  ===========
     The adjustment to common stock and paid-in capital is as
         follows:
      Common stock at $0.01 par value                             $       835
      Additional paid-in capital                                       29,165
                                                                  -----------
      Cash from actual and assumed exercise of Aurora stock
         options                                                  $    30,000
                                                                  ===========
     The net adjustment to common stock is as follows:
      Increase from net shares issued upon the merger (above)     $       835
      Elimination of Aurora's common stock resulting
         from the merger                                               (6,101)
                                                                  -----------
                                                                  $    (5,266)
                                                                  ===========
     The net adjustment to additional paid-in capital is
         as follows:
      Increase from net shares issued upon the merger (above)     $    29,165
      Elimination of Aurora's paid-in capital
         resulting from the merger                                 (5,729,363)
      Less:  Net assets of Aurora, exclusive of ATC net assets        163,404
                                                                  -----------
                                                                  $(5,536,794)
                                                                  ===========

    (D) To reflect the benefit of Aurora's net operating loss carryforward which can be utilized in future consolidated income tax returns and the elimination of ATC's income tax amounts included in Aurora's consolidated results as follows:


          Net operating loss carryforward at February 28, 1995      $969,601
          Effective tax rate                                          38.5 %
                                                                    --------
          Tax benefit                                               $373,296
                                                                    --------
                                                                    --------

          Reduction of current income taxes payable                 $128,250
          Increase in deferred income tax benefit                    245,046
                                                                    --------
                                                                    $373,296
                                                                    --------
                                                                    --------

          Income tax benefit for the year ended February 28,
            1995 based on Aurora's net loss of $126,394 plus
            merger costs                                            $ 67,912
                                                                    --------
                                                                    --------

The net adjustments are as follows:

                                         ELIMINATION OF    EFFECT OF NET
                                         CONSOLIDATED        OPERATING
                                            AMOUNTS            LOSSES             NET
                                            (NOTE A)           (ABOVE)        ADJUSTMENT

  Deferred income taxes (asset)           $  (132,700)        $ 245,046        $   112,346

  Current income taxes (liability)        $  (128,250)        $(128,250)       $  (256,500)

  Income tax expense:

     Year ended February 28, 1995         $(2,044,000)        $ (67,912)       $(2,111,912)


    (E) To reflect expected costs of the transaction and corresponding reduction of cash and retained earnings.

        Additional merger costs                                   $     50,000
                                                                  ------------
                                                                  ------------

        The net adjustment to General and Administrative expenses for the year ended February 28, 1995 is as follows:

          Elimination of ATC's expense included in the
           consolidated results                                   $(10,996,709)
          Estimated additional merger costs                             50,000
                                                                  ------------
                                                                  $(10,946,709)
                                                                  ------------
                                                                  ------------

    (F)  The adjustment to cash is comprised of the following:

           Elimination of ATC's cash included in Aurora's
            consolidated balance (Note A)                          $(1,377,862)

           Cash from actual and assumed exercise of Aurora
            stock options (Note C)                                      30,000

           Estimated costs of transaction paid from available
            cash (Note E)                                              (50,000)
                                                                   -----------
                                                                   $(1,397,862)
                                                                   -----------
                                                                   -----------

    (G)  The adjustment to retained earnings is comprised of the following:

           Elimination of Aurora's retained earnings resulting
            from the merger (Note A)                               $(2,326,041)
           Tax benefit of Aurora net operating losses (Note D)         373,296
           Estimated costs of transaction paid from available
            cash (Note E)                                              (50,000)
           Elimination of ATC's liability to Aurora forgiven
            under terms of merger (Note B)                               39,969
                                                                   -----------
                                                                   $(1,962,776)
                                                                   -----------
                                                                   -----------

    (H) Assumes the ATC shares issued to Con-Test are outstanding as of the beginning of the fiscal year and assumes the outstanding warrants and options of Aurora which convert in the merger (Note C) are outstanding from the beginning of the fiscal year.

4.  SUPPLEMENTAL INFORMATION

    The indebtedness of the Companies at February 28, 1995 is as follows:


                                                                          PRO FORMA       PRO FORMA
                                       ATC               AURORA          ADJUSTMENTS      COMBINED
      Short term debt              $  840,907          $  840,907        $  (840,907)     $  840,907
      Notes payable                    88,720              88,720            (88,720)         88,720
      Due to related company           39,969               -                (39,969)          -
      Long term debt                3,892,766           3,892,766         (3,892,766)      3,892,766
                                   ----------          ----------        -----------      ----------

      Total indebtedness           $4,862,362          $4,822,393        $(4,862,362)     $4,822,393
                                   ----------          ----------        -----------      ----------
                                   ----------          ----------        -----------      ----------


    The calculation of book value per common share at February 28, 1995 is as follows:

                                                                          PRO FORMA       PRO FORMA
                                       ATC               AURORA          ADJUSTMENTS      COMBINED

      Stockholders' equity         $13,813,194         $8,046,505        $(7,489,836)     $14,369,863
                                   -----------         ----------        -----------      -----------

      Common shares
        outstanding:
        ATC (Note C)                 5,738,018              -                 83,452        5,821,470
        Aurora                          -               6,101,104         (6,101,104)          -
                                   -----------         ----------        -----------      -----------

                                     5,738,018          6,101,104         (6,017,652)       5,821,470
                                   -----------         ----------        -----------      -----------

      Book value per common
        share                      $      2.41         $     1.32                          $     2.47
                                   -----------         ----------                         -----------
                                   -----------         ----------                         -----------


    The calculation of tangible net worth at February 28, 1995 is as follows:

                                                                          PRO FORMA       PRO FORMA
                                       ATC               AURORA          ADJUSTMENTS      COMBINED

      Stockholders' equity         $13,813,194        $ 8,046,505        $(7,489,836)     $14,369,863
      Less goodwill                 (7,166,998)        (7,166,998)         7,166,998       (7,166,998)
      Less covenants not to
        compete                       (317,979)          (317,979)           317,979         (317,979)
                                   -----------         ----------        -----------      -----------

      Tangible net worth             6,328,217            561,528             (4,859)       6,884,886

      Common shares                  5,738,018          6,101,104                           5,821,470
                                   -----------         ----------                         -----------

      Tangible net worth per
       share                       $      1.10         $     0.09                         $      1.18
                                   -----------         ----------                         -----------
                                   -----------         ----------                         -----------


                  ATC'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     ATC is an environmental consulting firm that specializes in the identification, assessment and testing of and corrective action for complex environmental projects. ATC's strategy is to provide a diversified set of consulting services including industrial hygiene, environmental site assessments, ground water and soil management, environmental compliance, environmental management, lead based paint management, health and safety training and risk analysis. Currently, a major portion of the ATC's revenues are derived from industrial hygiene related services. ATC also maintains independent analytical testing laboratories for analysis of industrial waste water, drinking water for lead based contamination, radon presence, and certain hazardous wastes in support of its industrial hygiene, environmental management, and lead based paint management consulting services. ATC has also commenced providing services in the area of risk analysis and computerized decision support and analysis.

ACQUISITION OF ASSETS OF CON-TEST, INC.

     As of October 1, 1994, ATC through a newly formed wholly owned subsidiary, namely, ATC New England Corp. ("ATC New England"), purchased certain assets and assumed certain liabilities of Con-Test, Inc. ("Con-Test"), a Massachusetts based environmental consulting company having branch offices in New England, New York and Pennsylvania.

     This acquisition was accounted for as a purchase. The assets acquired by ATC consist of intangible assets including customer contract rights, customer lists, order backlog, customer records, trademarks and names and certain tangible assets consisting of accounts receivable, prepaid insurance, deposits, and property, including laboratory, field and office equipment, supplies and general records. Con-Test reported unaudited total assets of approximately $5,500,000 at September 10, 1994. Total consideration paid for the assets and non-compete covenants is approximately $7,628,000. This includes $2,100,000 cash down payment, $493,000 consisting of 116,556 restricted common shares, a three year promissory note aggregating $535,000, $4,368,000 of liabilities assumed and $132,000 of acquisition costs. The consideration paid was based upon arms-length negotiations between the parties and was in part based upon pro-forma anticipated earnings and discounted cash flow analysis.

     The cash consideration paid by ATC was paid from funds borrowed from the Atlantic Bank of New York. Prior to the completion of the transactions described herein, there existed no material relationship between Con-Test and ATC and its affiliates.

     ATC entered into nonsolicitation/nondisclosure arrangements with key employees and obtained non-compete covenants from the former owners.

     Con-Test's primary services include industrial hygiene, environmental and industrial health and safety, and lead based paint management. It also maintained an analytical laboratory, and has developed an extensive line of environmental facilities management software which is presently in use by several industrial firms and federal government agencies.

     The purchase price related to the Con-Test acquisition is comprised of the following:

     Cash paid to seller                     $2,100,000
     Note payable to seller                     535,000
     ATC restricted stock                       492,905
     Liabilities assumed                      4,368,474
     Direct expenses related acquisition        131,910
                                             ----------
                                             $7,628,289
                                             ----------
                                             ----------


     Con-Test's assets and liabilities are included in the consolidated balance sheet at fair value at the date of purchase. The purchase price allocation is summarized as follows:


     Accounts receivable, net                $2,615,469
     Property and equipment                     633,945
     Other assets                                13,359
     Covenant not to compete                    100,000
     Goodwill                                 4,265,516
                                             ----------
                                             $7,628,289
                                             ----------
                                             ----------


ACQUISITION OF CERTAIN ASSETS OF BSE MANAGEMENT INC.

     On April 30, 1993, ATC purchased from National Bank of Long Beach (the "National Bank"), Long Beach, California certain business assets of BSE Management Inc. ("BSE"), an environmental consulting company and three of its operating subsidiaries, Diagnostic Environmental Inc., Hygeia Environmental Laboratories, Inc. and The Environmental Institute Inc. (the "BSE Subsidiaries"). This acquisition has been accounted for as a purchase. The assets acquired by ATC consist of customer contract rights, customer lists, order backlog, customer records, trademarks and names, certain tangible property including specified items of equipment, supplies and general records. The purchase price for these assets was approximately $170,000 which was agreed to between the parties following independent appraisals conducted by appraisers engaged by the National Bank. Certain vacation liabilities of former BSE employees hired by ATC were assumed and other cash payments were made by ATC totaling $193,335 as an incident of hiring these persons.

     ATC signed certain consulting, employment and non-compete agreements with certain key employees of the BSE Subsidiaries.

These agreements were signed in connection with the purchase transaction. Payments to these individuals, the majority of which will be paid to the former President and the majority shareholder of BSE, are a portion of the purchase price and consist of $400,000 cash and contingent payments not to exceed approximately $1,356,000; paid at a rate of 8.3% of collected gross receipts from certain customers, subject to adjustments, over a period not to exceed five years. As of February 28, 1995, ATC had made payments of approximately $1,155,000. The consideration paid for this acquisition was based upon arms-length negotiations between the parties.

     In June 1993, ATC agreed to issue 5,000 restricted shares of ATC's Common Stock (with a fair market value at that date of $29,700) and a 40 month non-interest bearing promissory note (which for financial accounting purposes ATC has imputed interest at 7% per annum) payable at $10,000 per month in exchange for notes with a face value of $1,000,000 and a general release from an institutional lender of BSE. ATC has attributed no value to the notes because they are unsecured subordinate notes for which the likelihood of any collection is remote. As of February 28, 1995, no collections have been received. This action to secure a general release and to buy out the institutional lender's subordinated position was taken to preclude any attempt on the part of the lender to seek recourse against ATC for BSE's debt.

The original purchase price and subsequent contingent payments related to the acquisition are comprised of the following:


  Cash paid to secured party                           $  169,670
  Cash paid to stockholders                               400,000
  Liabilities assumed and other cash payments             193,335
  Issuance of note payable to financial institution       355,840
  Issuance of common stock to financial institutions       29,700
  Direct expenses related to acquisition                  142,442
  Contingent payment portion of purchase price         $1,155,498
                                                       ----------
                                                       $2,446,485
                                                       ----------
                                                       ----------


BSE's assets and liabilities are included in the consolidated balance sheets at fair value at date of purchase plus additional contingent purchase price payments which have been recorded as goodwill. The purchase price allocation is summarized as follows:


  Net property and equipment                           $  103,670
  Other non-current assets                                 53,000
  Non-compete agreement                                   150,000
  Goodwill                                              2,139,815
                                                       ----------
                                                       $2,446,485
                                                       ----------
                                                       ----------


RESCISSION OF THE PURCHASE AGREEMENT OF BIO/WEST, INC.

     On June 10, 1992, ATC entered into an agreement to purchase 100% of the issued and outstanding capital stock of Bio/West, Inc. ("Bio/West"), an environmental consulting firm specializing in the ecological services industry. The purchase price approximated

$1,500,000, which included a $750,000 cash payment and $750,000 in long term debt. In addition, the purchase agreement provided for future payments of up to $1,500,000 to the former owners, contingent on future profits of Bio/West.

     During the first quarter of fiscal 1994, ATC's management engaged in preliminary discussions with the former Stockholders of Bio/West regarding the contract terms of the Bio/West acquisition by ATC. These discussions arose as a result of a dispute involving the amount and timing of certain contingent profit payments coupled with certain facts of which ATC became aware involving a major Bio/West contract.

     On or about June 1, 1993, ATC notified the former Stockholders of Bio/West of its intent to rescind the purchase agreement ab initio on grounds of failure of the parties to reach agreement on a material issue in the purchase agreement and on other grounds.

     On October 14, 1993, ATC and the former Stockholders of Bio/West entered into an agreement for restitution following rescission which provided for an orderly rescission of the purchase agreement. The agreement effected a refund of the purchase price by the former Bio/West Stockholders to ATC and a return to the former Stockholders all ownership and stock of Bio/West. Under this agreement, the former Stockholders of Bio/West have refunded the $750,000 cash payment to ATC, forgave the $750,000 in long-term debt, forgave all amounts payable under the profit contingent portion of the original purchase agreement and reimbursed ATC $28,000 for expenses incurred by it on behalf of Bio/West.
In order to provide sufficient funds for the former Stockholders of Bio/West to make full restitution provided in the rescission, ATC loaned these former Stockholders $375,000 supported by promissory notes. $250,000 of these promissory notes were to be repaid from income tax refunds anticipated as a result of the rescission. At November 30, 1994, the notes supported by income tax refunds had been paid in full. ATC has entered into a separate non-compete agreement with Bio/West requiring ATC to pay a total of $137,000 to Bio/West over three years.

     The financial statements during the period March 1, 1993 to May 31, 1993 also include the results of Bio/West, a former subsidiary of ATC, unless the context indicates otherwise.

ACQUISITION OF CERTAIN ASSETS OF MICROBIAL ENVIRONMENTAL SERVICES, INC.

     On January 4, 1995, ATC agreed to assume the service performance obligations under certain contracts of Microbial Environmental Services, Inc. ("MES"), a wholly-owned subsidiary of Pioneer Hi-Bred International, Inc. MES was engaged in the business of remediation of contaminated soils and water utilizing enhanced naturally occurring biological processes. Their services also included assessment of contaminated properties, design of bio-remediation systems, management of bio-remediation projects and monitoring of compliance with clean-up standards. Further, ATC agreed to assume 30% of MES's facility lease obligations in Des Moines, Iowa.
As consideration for ATC's agreement to assume these obligations, MES assigned to ATC (i) accounts receivable and work in process totaling $812,000 and (ii) its service marks and logo relating to the name Microbial Environmental Services, Inc. ATC also paid a finder's fee of $250,000 in cash plus a $200,000 note payable quarterly over a period of three years to Robert Blattert, a person who was not previously affiliated with ATC and Aurora and their respective affiliates prior to becoming an employee of ATC in January 1995 after the sale of a business owned by him to ATC. (See "Acquisition of Certain Assets of R.E. Blattert and Associates.") MES sold to ATC certain tangible property consisting of office, field and laboratory equipment for $100,000, payable over a period of 16 months.

The assets and liabilities acquired from MES are included in the consolidated balance sheet at fair value at the date of purchase. The purchase price related to the MES acquisition is comprised of the following:


  Note payable for equipment                           $  100,000
  Cash paid for finder's fee                              250,000
  Note payable for finder's fee                           200,000
  Liabilities assumed                                     812,208
                                                       ----------
                                                       $1,362,208
                                                       ----------
                                                       ----------


The purchase price allocation is summarized as follows:


  Accounts receivable, net                             $  812,208
  Equipment                                               100,000
  Goodwill                                                450,000
                                                       ----------
                                                       $1,362,208
                                                       ----------
                                                       ----------


ACQUISITION OF CERTAIN ASSETS OF R. E. BLATTERT AND ASSOCIATES

     On January 13, 1995, ATC through a newly formed wholly owned subsidiary named ATC Blattert Inc. ("ATC Blattert") acquired substantially all the assets (excluding foreign business contracts) and assumed certain specified liabilities with dollar limitations (specifically excluding liabilities for pre-existing errors and omissions) of R.E. Blattert and Associates ("R.E. Blattert"). The consideration paid was 16,327 restricted shares of ATC Common Stock plus a contingent earnout to be paid to the former owner of R.E. Blattert. The contingent earnout provision provides for Robert Blattert to receive additional purchase consideration up to a maximum of $850,000 over a four year period based on achieving agreed upon revenue and earnings targets. In addition, Mr. Blattert will manage the business conducted by ATC Blattert and for that will receive an annual salary and benefits. Mr. Blattert was formerly the President, Chief Executive Officer and sole owner of R.E. Blattert. R.E. Blattert's main area of expertise was in groundwater resource management, but it also had significant capability in the areas of environmental assessments, design and remediation management, evaluation and management of solid and hazardous waste, underground storage management, geotechnical services, computer modeling, geophysical surveys, mapping studies and forensic engineering.

ATC Blattert's assets and liabilities are included in the consolidated balance sheet at fair value at the date of purchase. The purchase price related to the ATC Blattert acquisition is comprised of the following:


  ATC restrictive stock                                $  112,503
  Liabilities assumed                                     875,759
  Direct expenses related to acquisition                   23,209
                                                       ----------
                                                       $1,011,471
                                                       ----------
                                                       ----------


The purchase price allocation is summarized as follows:


  Current assets                                       $   378,663
  Other assets                                              14,269
  Equipment                                                 99,030
  Covenant not to compete                                   80,000
  Goodwill                                                 439,509
                                                       -----------
                                                       $ 1,011,471
                                                       -----------
                                                       -----------


Purchase price may increase by up to $850,000 contingent upon future revenues and profits of the Blattert operation. These contingent payments will be recorded as goodwill if and when they are earned under the purchase agreement.

RESULTS OF OPERATIONS FISCAL 1995 VS. FISCAL 1994

     Revenues increased from $26,664,385 during fiscal 1994 to $36,271,557 for fiscal 1995, an increase of $9,607,172 or 36%. This increase was attributable to continued growth of ATC's existing branches and the effect of acquisitions as summarized in the following table:


                            Revenues for
                                                                                    Amount                   Percentage
         Source             Fiscal 1994                 Fiscal 1995               of Change                  Change(1)
- ----------------------------------------------------------------------------------------------------------------------------

ATC existing branches       $17,965,654                 $20,340,764              $ 2,375,110                     13%

BSE                           8,230,000                  11,754,623                3,524,623                     43

Con-Test                        -0-                       3,679,708                3,679,708                 Not Applicable


ATC Blattert                    -0-                         332,401                  332,401                 Not Applicable

Microbial                       -0-                         164,061                  164,061                 Not Applicable

Bio/West                        468,731                      -0-                    (468,731)                  (100)

Total                       $26,664,385                 $36,271,557               $9,607,172                     36%


- ----------------
(1) The percentage of change is calculated by dividing the applicable amount of the source change by the applicable amount of source revenues for fiscal 1994.


     During fiscal 1995, strong growth in ATC existing branch locations was experienced as ATC continues to penetrate its existing markets. The 13% increase in revenue from ATC existing branch offices in fiscal 1995 comes on top of a 32% increase from fiscal 1993 to fiscal 1994. As the amounts above indicate, ATC is benefiting as anticipated from its acquisition of assets of BSE, which was effective April 30, 1993, acquisition of assets of Con-Test which was effective October 1, 1994, acquisition of assets of Microbial which was effective January 4, 1995 and acquisition of assets of R.E. Blattert which was effective January 13, 1995.

     During fiscal 1995, the New York City School Construction Authority ("NYCSCA") accounted for approximately 11% of revenues as compared to 12% of revenues for fiscal 1994. During fiscal 1995, ATC's revenues benefitted from an increase of approximately $850,000 in asbestos management consulting and testing services provided to the NYCSCA as part of its New York City school asbestos cleanup program as compared to the comparable period of the prior year. Since NYCSCA's cleanup program is ongoing and is expected to continue over a period of several years, ATC is providing and reasonably expects to continue to provide additional asbestos and other industrial hygiene services to NYCSCA. Although Management believes that revenues from the NYCSCA are expected to continue in future periods at levels similar to those received in fiscal 1995, no assurances can be given in this respect since revenues are dependent upon many factors such as enforcement of regulations, budgeting constraints, competition and ATC's performance.

     During fiscal 1995, revenues from the Army Corps of Engineers, amounted to approximately $3,213,000, as compared to approximately $1,560,000 for the comparable period of the prior year. These revenues relate to certain asbestos management services. The project is expected to continue at diminished revenue levels into fiscal 1996.

     Gross profit, which is service fee revenue less cost of revenues for fiscal 1995 and fiscal 1994 was $17,916,064 and $12,294,424 and the gross profit percentage was 49% and 46%, respectively. The fiscal 1994 gross profit percentage was 47% after adjusting for the rescission of Bio/West. During fiscal 1995, ATC's margins improved due to labor force efficiencies which were due in part to the acquisition of assets of Con-Test and merging of its branches into existing ATC branches.

     Operating expenses (which include Selling, General and Administrative and provision for bad debts) for fiscal 1995 and fiscal 1994 were $12,291,465 and $9,067,881, respectively. ATC's operating expenses expressed as a percentage of revenues remain constant at approximately 34%. Employee salaries and wages and related employment costs such as payroll taxes and employee insurance benefits represent the largest component of operating expenses. Employee costs increased approximately $1,692,000 in fiscal 1995 as compared to fiscal 1994. This correlates to a 44% increase in the number of employees. These increases were due to employees hired in connection with the Con-Test and other acquisitions and increases from the growth in services in existing ATC branch offices. Other increases in operating expenses resulted from higher depreciation and equipment costs, supplies, insurance costs, travel and employee related training and licensing costs which resulted from the increased revenue and employee levels. Amortization of goodwill and intangibles increased from $37,000 in fiscal 1994 to $212,000 in fiscal 1995 reflecting the additional goodwill from the BSE contingent purchase payments and acquisitions of Con-Test, R.E Blattert and MES. Facility costs as a percentage of revenues have decreased from 6% in fiscal 1994 to 5% in fiscal 1995.

     Other nonoperating expenses increased to $324,079 in fiscal 1995 from $149,495 in fiscal 1994. This increase can be attributed to an increase in interest expense due to increased current year borrowings and the current year expenses of approximately $83,000 related to the pending merger of Aurora into ATC.

     Income tax expense was $2,044,000 in fiscal 1995 and $1,210,000 in fiscal 1994 representing an effective tax rate of approximately 39% for both periods.

     Net income was $1,867,048 in fiscal 1994 compared to $3,256,520 in fiscal 1995. The increase is due to increased revenues and operating efficiencies achieved, net of higher interest and goodwill amortization expenses and certain expenses incurred in connection with the pending merger of ATC and Aurora.

     ATC typically experiences a slowdown in business activities during the period commencing on or about December 15 through January 15 when clients are generally performing less construction management and reduced environmental remediation activities.

     There are no known trends, contingencies, demands or commitments that are expected to impact ATC except as may be described herein under "ATC's Management's Discussion and Analysis and Results of Operations."

RESULTS OF OPERATIONS - FISCAL 1994 VS. FISCAL 1993

     ATC's revenues increased from $16,539,254 during fiscal 1993 to $26,664,385 for fiscal 1994, an increase of $10,125,131 or 61%. This increase was attributable to the acquisition of assets of BSE, the strong performance of ATC existing branches, partially offset by the rescission of the Bio/West purchase agreement. These changes are reflected in the table below:


                          Revenues for                Revenues for                                         Percentage of
        Source            Fiscal 1993                 Fiscal 1994                Change                      Change (1)
- ---------------------------------------------------------------------------------------------------------------------------

ATC existing branches     $13,614,964                 $17,965,654              $ 4,350,690                      32%

BSE                             -0-                     8,230,000                8,230,000                  Not  Applicable

Bio/West                    2,924,290                     468,731               (2,455,559)                    (84%)

Total                     $16,539,254                 $26,664,385              $10,125,131                      61%


- ---------------
(1) The percentage of change is calculated by dividing the applicable amount of the source change by the applicable amount of source revenues for the fiscal year ended February 28, 1993.


     During fiscal 1994, strong growth in ATC existing branch locations was experienced as ATC continues to penetrate its existing markets. As the amounts above indicate, ATC is benefiting as anticipated from its acquisition of assets of BSE, which was effective April 30, 1993. The rescission of the Bio/West purchase, which was deemed effective on June 1, 1993, resulted in an offset to revenue increases described above.

     During fiscal 1994, the New York City School Construction Authority ("NYCSCA") accounted for approximately 12% of revenues. During fiscal 1994, ATC's revenues benefitted from an increase of approximately $3,000,000 in asbestos management consulting and testing services provided to the NYCSCA as part of its New York City school asbestos management program as compared to the comparable period of the prior year.

     The gross profit, which is service fee revenue less costs of revenues for fiscal 1994 and fiscal 1993 was $12,294,424 and $6,649,642 and the gross profit percentage was 46% and 40%, respectively. During fiscal 1994, ATC's margins improved due to labor force efficiencies and the rescission of its purchase of Bio/West which historically operated at a lower profit margin. Excluding the operations of Bio/West, the gross profit percentages were 47% and 44% for fiscal 1994 and fiscal 1993, respectively.

     Operating expenses (which include Selling, General and Administrative and provision for bad debts) for fiscal 1994 and fiscal 1993 were $9,067,881 and $5,922,120 respectively. Operating expenses expressed as a percentage of revenues for fiscal 1994 was 34% as compared to 36% for fiscal 1993. This decrease was achieved by integrating certain BSE operations with ATC's existing branch operations.

     In the past, ATC's business with educational institutions and other clients has resulted in them having increased revenues during the summer months of June, July and August when these projects are normally performed. For example, ATC's revenues from educational institutions for fiscal 1994 and 1993 amounted to 17% and 5%, respectively, of total revenues. ATC traditionally hires additional personnel during the summer months as a result of the increased business activity. ATC typically experiences a slowdown in business activities during the period commencing on or about December 15 through January 15 when clients are generally performing less construction management and conducting environmental remediation services.

     For fiscal 1994 and fiscal 1993, ATC's net income was $1,867,048 and $353,144 respectively. ATC's net income and earnings per share for fiscal 1994 and 1993 adjusted to exclude the operations of Bio/West, would have been $1,976,894 and $326,488, and $.37 and $.06, respectively. See "Rescission of the Purchase Agreement of Bio/West Inc."

     ATC adopted Statement of Financial Accounting Standards ("SFAS") SFAS
No. 109, "Accounting for Income Taxes", effective March 1, 1993. This Statement supersedes SFAS No. 96 "Accounting for Income Taxes," which was adopted by ATC in 1990. The statement's objective is to recognize current and deferred taxes based on the liability method for all events that have been reported in the financial statements by applying the provisions of all enacted tax laws. There was no significant effect of adopting SFAS No. 109 on ATC's financial statements, results of operations or earnings per share for fiscal 1994.

IMPACT OF INFLATION

     ATC believes that inflation and changing prices have not had a material impact on ATC's operations.

LIQUIDITY AND CAPITAL RESOURCES

     At February 28, 1995 working capital was $8,113,738 as compared to working capital of $6,049,013 at February 28, 1994, an increase of $2,064,725. This increase in working capital is in part a result of ATC's acquisition of assets of Con-Test.

     During fiscal 1995, net cash of approximately $3,000,000 was provided from operating activities due to ATC's growth and profitable operations. Net cash flows from changes in operating assets and liabilities included uses of cash toward payment of current income taxes due and increases in accounts receivable as well as payments of Con-Test's accounts payable assumed in connection with that acquisition. This was offset in part by an increase in accrued compensation expense. During this period, net cash was used in investing activities toward the purchase of BSE, Con-Test and MES and to purchase property and equipment. Also during this period, cash was provided by financing activities primarily from the exercise of ATC's Class B Common Stock Purchase Warrants and borrowing under ATC's credit line. These sources of cash were reduced by principal debt repayments, including Con-Test's and R.E. Blattert's assumed bank debt of $1,961,000.

     During fiscal 1994, ATC's operations used cash. Net cash flows from changes in operating assets and liabilities included a use of cash as a result of a large increase in accounts receivable due to a substantial increase in revenues as a result of ATC's acquisition of assets of BSE. This was partially offset by a large increase in accrued expenses and income taxes payable and ATC's continued strong operating results. During this period, net cash was used in investing activities to purchase certain assets of BSE and property and equipment. These uses were partially offset by cash received related to the Bio/West rescission. Cash was provided by financing activities as a result of proceeds from notes payable and long-term debt, partially offset by the principal payments on long-term debt including capital lease obligations.

     During fiscal 1993, ATC's operations generated cash flow. Net cash flows from changes in operating assets and liabilities included a use of cash as a result of a large increase in accounts receivable due to a substantial increase in revenues as a result of ATC's Bio/West acquisition. This use was partially offset by the increase in current income taxes payable and ATC's strong operating results. During this period, net cash flows from investing activities were used to purchase Bio/West and property and equipment. These uses were partially offset by proceeds from maturity of investments. Cash was used in financing activities as a result of the principal payments on long term debt including capitalized lease obligations and continuing registration costs relating to the publicly held Warrants, partially offset by proceeds from long-term debt and sale of ATC Common Stock.

     ATC's standard credit policy is that all amounts are due upon receipt of invoice. ATC generally does not provide extended payment terms to customers; however, a significant portion of receivables are not collected within 30 days. Management calculates that ATC's collections on accounts receivable have averaged 98 days, 82 days and 87 days for fiscal years 1995, 1994, and 1993, respectively. (The 1995 calculation, adjusted to exclude uncollected purchase accounts receivable of Con-Test is 86 days.) ATC's clients are diversified and, except for the NYCSCA and the Army Corps of Engineers, ATC is not dependent upon any major customers, industry, or geographical area. Management believes that these factors, along with its aggressive collection policies and advanced credit checks are the reasons why ATC has not experienced significant losses on the collection of accounts receivable. ATC recognizes the importance of timely collection of accounts receivable and has involved senior financial personnel in the decision making process to maintain strong credit extension policies. All new accounts are investigated and approved based upon pre-determined criteria by the corporate credit department. Ongoing accounts that have a history of delinquency are periodically checked for credit references, trade references and banks and Dun and Bradstreet reports, if available. Management reviews accounts receivable monthly to determine if a collection agency, legal counsel or mechanic liens are necessary. Management believes that its reserve for bad debts is adequate but a comparison with other companies similar to ATC is unavailable.

     Certain expenses including salaries, fringe benefits, insurance, rent, consulting fees, legal and accounting and other general and administrative expenses, are paid by ATC and by Aurora for the benefit of the other. During fiscal 1995, 1994 and 1993, the amount of expense incurred by Aurora that were allocated to ATC were $14,948, $18,137 and $42,071, respectively. ATC incurred expenses which were allocated to Aurora of $82,120, $18,700 and $18,000 in fiscal 1995, 1994 and 1993, respectively. Management allocates these expenses between the companies based on estimates of time spent, square footage and use of the services received. For example, Aurora currently allocates to ATC its share of the legal expenses incurred by Aurora on behalf of ATC and charges ATC interest on the amount owed to Aurora. ATC, in turn, allocates to Aurora, Aurora's share of the general and administrative expenses relating to rent, internal accounting costs and management's time spent on Aurora. During fiscal 1995, 1994 and 1993, approximately $15,000, $41,100 and $66,000, respectively, were transferred from ATC to Aurora. Such funds were utilized to reduce the amount owed by ATC to Aurora which at February 28, 1995 aggregated $39,969 compared to $122,141 at February 28, 1994. Such debt is repayable upon demand together with accrued interest at the rate of 8% per annum during fiscal 1995 and fiscal 1994 and at the rate of 12% during fiscal 1993.

     ATC may open additional offices in the future at presently undetermined sites based upon potential sales growth and whether an office can meet Management's profitability objective. In addition, ATC has added regional offices in the recent past as a result of the completion of certain acquisitions such as the acquisition of the assets from BSE as of April 30, 1993 and the acquisition of assets from Con-Test as of October 1, 1994 and may add additional offices through acquisition(s) in the future, although no assurances can be given in this regard. Since ATC's acquisition of certain assets of Con-Test, R.E. Blattert and MES, ATC has no other signed agreements for new office expansion or any material acquisition.

     At various times in the past, ATC's liquidity and cash resources have been substantially attributable to externally rather than internally generated funds as a result of the completion of ATC's initial public offering in June, 1988, capital lease transactions, financing from the exercise of outstanding Options and Warrants and institutional financing. In fiscal 1995, ATC increased its credit facilities with the Atlantic Bank of New York to approximately $5,000,000. Management believes that ATC's working capital, credit facilities with the Atlantic Bank of New York, funds received from the exercise of ATC's Class B Warrants totalling $2,278,424 from March 1, 1994 to September 30, 1994 and anticipated funds generated internally from operations are sufficient to finance ATC's internal expansion activities, if any, to make payments as they come due on ATC's completed acquisitions and to meet ATC's short-term and long-term liquidity requirements.

     The Note underlying ATC's credit facility, which is currently due September 30,1996, provides that the Bank is not obligated to make loans to ATC if doing so would cause the aggregate outstanding principal amount of all loans under the Note to exceed the borrowing base as defined in the Note. The Note contains certain representations, warranties, affirmative covenants, negative covenants and financial covenants so long as the Note remains unpaid or the Bank shall have any commitments under the Note. As of May 1, 1995, ATC is in compliance with all covenants under the Note. Events of default under the Note include but are not limited to a change in control of ATC or any guarantor. The Note and installment note are currently guaranteed by Hygeia and Aurora. Hygeia has also executed a separate security agreement with the bank. On February 9, 1995, the Atlantic Bank of New York consented to the Merger of Aurora into ATC so that such Merger and loss of Aurora as a Guarantor will not be an event of default.

     ATC purchases property and equipment on a cash and capital lease transaction basis. During fiscal 1995, 1994 and 1993 purchases of property and equipment (excluding equipment purchased through ATC's recent acquisitions) by ATC were approximately $756,000, $731,000, and $567,000, respectively.

     In December, 1990, the Financial Accounting Standards Board issued Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. ATC has no postretirement benefits other than pensions and, therefore, the statement is not expected to have any effect on the ATC's financial statements.

CLASS B AND CLASS C WARRANTS

     Under the original terms of ATC's Class B and Class C Warrants, each
Class B Redeemable Warrant entitle the holder to purchase one share of ATC's Common Stock and one Class C Redeemable Warrant at a combined purchase price of $8.00 until October 11, 1991. Each Class C Redeemable Warrant entitled the holder to purchase one share of Common Stock at an exercise price of $10.00 per share until January 11, 1992.

     On September 30, 1991, ATC extended the expiration date of the Class B and Class C Warrants for a period of one year until October 11, 1992 and January 11, 1993, respectively.

     On September 24, 1992, ATC extended the expiration date of the Class B and Class C Warrants for a period of one year until October 12, 1993 and January 11, 1994, respectively.

     On September 30, 1993, ATC extended the expiration date of the Class B and Class C Warrants until September 30, 1994.

     On June 30, 1994, ATC extended the expiration date of its Class C Warrants until September 30, 1996. The expiration date of the Class B Warrants was left unchanged at September 30, 1994. Prior to the expiration of the Class B Warrants, ATC received $2,278,424 from the exercise of 284,803 Class B Warrants and issued 284,803 shares of Common Stock and 284,803 Class C Warrants. As of May 1, 1995, there are 570,620 Class C Warrants issued and outstanding.


                AURORA'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     During the three years ended February 28, 1995, Aurora was a holding company with no business operations outside of those conducted by Aurora's subsidiary, ATC (including the subsidiaries of ATC). During the three years ended February 28, 1995, all consolidated revenues, gross profits and income and acquisitions were the result of the operations of ATC. See ATC's Management's Discussion and Analysis of Financial Condition and Results of Operations."

     During the three years ended February 28, 1995, selling, general and administrative expenses of Aurora on a consolidated basis were substantially all attributed to the operations of ATC. At present, operating expenses of Aurora on an unconsolidated basis are estimated to be between $30,000 and $40,000 per annum exclusive of the costs incurred in connection with the Merger. During the fiscal years ended February 28, 1995, February 28, 1994 and February 28, 1993, operating expenses on an unconsolidated basis were $55,863, $34,118 and $14,388, respectively. Further, Aurora has no employees and ATC has been allocating certain costs incurred by ATC to Aurora and vice versa as described more fully under "ATC's Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIQUIDITY AND CAPITAL RESOURCES

     On a consolidated basis, the Liquidity and Capital Resources of Aurora are substantially all attributable to ATC. See "ATC's Management's Discussion and Analysis of Financial Condition and Results of Operations." As of February 28, 1994, Aurora on an unconsolidated basis excluding its investment in ATC had total assets totalling $138,421 consisting of $3,541 in cash and cash equivalents, other assets of $12,739 and $122,141 in amounts due from ATC. At February 28, 1994, Aurora had unconsolidated liabilities of $14,652. At February 28, 1995, Aurora on an unconsolidated basis excluding its investment in ATC had total assets totalling $217,731 consisting of $177,262 in cash and cash equivalents, other assets of $500 and $39,969 in amounts due from

ATC. At February 28, 1995, Aurora had unconsolidated liabilities of $14,358. Aurora intends to utilize its cash assets to meet its obligations as they come due including without limitation under the terms of the Merger Agreement and this Registration Statement. Estimated expenses of the Merger chargeable to Aurora are approximately $125,000, of which approximately $72,000 were expensed during fiscal 1995. It is anticipated that two executive officers of ATC who own options to purchase 30,000 shares of Aurora Common Stock in the aggregate at an exercise price of $1.00 per share will likely exercise their options immediately prior to the Effective Time of the Merger since these options are in the money (i.e. the market price of Aurora's Common Stock exceeds the exercise price as of February 28, 1995) and expire on the day preceding the Effective Time. If the above referenced options are exercised, the funds received by Aurora would supplement its cash requirements, if any, prior to the Merger. If the Merger is not consummated, Aurora anticipates that it will meet its liquidity and capital resource needs from the following: (i) its existing cash,
(ii) cash that may be received from the exercise of outstanding options and warrants owned by certain employees, officers and directors of Aurora, (iii) cash owed by ATC to Aurora under intercompany loans, and (iv) the sale of a portion of Aurora's ownership interest in ATC Common Stock if such sale is necessary and does not result in a change in control of ATC. Any sale of control of ATC would result in an event of default under ATC's credit agreement with the Atlantic Bank of New York. See "ATC Management's Discussion and Analysis of Financial Condition and Results of Operations."

                           THE AURORA SPECIAL MEETING

RECORD DATE; VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     The Board of Directors of Aurora has fixed the close of business on May 30, 1995 (the "Record Date") as the Record Date for determining holders of outstanding shares of Aurora Common Stock entitled to notice of and to vote at the Aurora Special Meeting. Only holders of record of Aurora Common Stock as of the close of business on May 30, 1995 will be entitled to vote at the Aurora Special Meeting or any adjournment or adjournments thereof. As of May 1, 1995 there were 6,101,104 shares of Aurora Common Stock issued and outstanding. With respect to those matters relating to the proposed Merger which are submitted to a vote at the Aurora Special Meeting, each Stockholder of Aurora is entitled to one vote for each share of Aurora Common Stock held.

     The affirmative votes of the holders of at least a majority of the shares of Aurora Common Stock issued and outstanding on the record date are required to approve the Merger Agreement and authorize Morry F. Rubin and/or Richard L. Pruitt to vote Aurora's 3,258,000 shares of ATC's Common Stock in favor of the Merger Agreement at ATC's Special Meeting of Stockholders. At the Aurora Special Meeting, votes will be counted by two inspectors of election chosen at the Meeting. Since at least a majority of the issued and outstanding shares of Aurora Common Stock is required to approve both proposals, affirmative abstentions and broker non-votes will have the same effect as voting against each proposal. However, in determining whether or not a majority of the issued and outstanding shares of Aurora Common Stock is present at the meeting for a quorum, affirmative abstentions and broker non-votes will be counted.

     As of May 1, 1995, executive officers and directors of Aurora and ATC and members of the family of Lester Morse P.C., counsel to ATC own of record beneficially, directly and indirectly, an aggregate of approximately 3,034,000 shares of Aurora's outstanding Common Stock (excluding any Common Stock Option and Common Stock Purchase Warrants owned by them), constituting 49.7% of Aurora's outstanding Common Stock on such date. It is expected that these shares will be voted in favor of the Merger Agreement at the Aurora Special Meeting of Stockholders and in favor of authorizing Morry F. Rubin and/or Richard L. Pruitt to vote Aurora's 3,258,000 shares of ATC's Common Stock in favor of the Merger Agreement at ATC's Special Meeting of Stockholders.

     The Board of Directors of Aurora has unanimously approved the Merger Agreement.

SOLICITATION, REVOCATION AND USE OF PROXIES

     Shares of Aurora Common Stock represented by properly executed proxies received by Aurora or its transfer agent, American Stock Transfer & Trust Company, prior to the vote at the Aurora Special Meeting will be voted at the Aurora Special Meeting in accordance with the instructions specified on the proxies. If no instructions are specified on such proxies, such shares will be voted in favor of approval of the Merger Agreement and in the discretion of the proxy holder as to any other matter which properly may come before the Aurora Special Meeting.

     Any Aurora Stockholder who executes and returns a proxy has the power to revoke such proxy at any time before it is exercised by filing with the Secretary of Aurora written notice of such revocation or a duly executed proxy bearing a later date, or by attending and voting in person at the Aurora Special Meeting. Attendance at the Aurora Special Meeting will not in and of itself constitute revocation of a proxy.

     Although ATC and Aurora will each bear their own costs of solicitation of proxies from their respective Stockholders if the Merger is consummated, all assets of Aurora will become assets of ATC and, therefore, any amount expended by Aurora prior to the Effective Time of the Merger will reduce the assets being acquired by ATC. Proxies will be solicited only by the mailing of this Prospectus/Proxy Statement and accompanying materials. No individual is authorized to solicit proxies by personal interview, telephone, telegram or any other means.

PRINCIPAL STOCKHOLDERS OF AURORA

     As of May 1, 1995 the only persons of record who held or were known to own (or believed by Aurora to own) more than 5% of the 6,101,104 shares of the Common Stock of Aurora (only voting security) and the amounts owned by officers and directors both individually and as a group are listed below. For purposes of calculating the amount of beneficial ownership and the respective percentages, the number of shares of Common Stock which may be acquired by a person upon the exercise of outstanding options, are considered outstanding, but shall not be deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by any other person.


                               Approximate
                               Number of              Percent
Name and Address                 Shares               of Class
- -----------------------        -----------            --------

Morry F. Rubin * (2)(3)        1,322,000                21.1
104 East 25th Street
10th Floor
New York, NY  10010

George Rubin * (2)(4)          2,616,500                37.4
104 East 25th Street
10th Floor
New York, NY  10010

Richard L. Pruitt (1)             92,167                 1.5
1515 East 10th Street
Sioux Falls, SD 57103

All officers and directors     1,414,167                22.6
as a group (two persons)

- ----------------
* May be deemed to be a founder, control person or affiliate of Aurora under the Securities Act of 1933, as amended.

(1)  Includes options to purchase 15,000 shares of Common Stock.

(2) George Rubin and Morry F. Rubin are father and son, respectively. Shares owned by George Rubin do not include shares owned by Morry F. Rubin and shares owned by Morry F. Rubin do not include shares owned by George Rubin.

(3)  Includes Options to purchase 150,000 shares of Common Stock.

(4) Includes Common Stock Purchase Warrants to purchase 900,000 shares of Aurora's Common Stock.

                             THE ATC SPECIAL MEETING

RECORD DATE; VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     The Board of Directors of ATC has fixed the close of business on May 30, 1995 (the "Record Date") as the Record Date for determining holders of outstanding shares of ATC Common Stock entitled to notice of and to vote at the ATC Special Meeting. Only holders of record of ATC Common Stock as of the close of business on May 30, 1995 will be entitled to vote at the ATC Special Meeting or any adjournment or adjournments thereof. As of May 1, 1995, there were 5,738,318 shares of ATC Common Stock issued and outstanding. With respect to those matters relating to the proposed ATC Merger which are submitted to a vote at the ATC Special Meeting, each Stockholder of ATC is entitled to one vote for each share of ATC Common Stock held.

     The affirmative votes of the holders of at least a majority of the shares of ATC Common Stock issued and outstanding on the record date are required to approve the Merger Agreement. At the ATC Special meeting, votes will be counted by two inspectors of election chosen at the Meeting. Since at least a majority of the issued and outstanding shares of ATC Common Stock is required to approve the Merger Agreement, affirmative abstentions and broker non-votes will have the same effect as voting against the Merger Agreement. However, in determining whether or not a majority of the issued and outstanding shares of ATC Common Stock is present at the meeting for a quorum, affirmative abstentions and broker non-votes will be counted. Since Aurora owns approximately 57.0% of the issued and outstanding Common Stock of ATC as of May 1, 1995, the outcome of the ATC Special Meeting will be determined by the Stockholders of Aurora at the Aurora Special Meeting at which time Aurora's Stockholders will be asked to vote on the Merger Agreement as well as a proposal to authorize Morry Rubin and/or Richard Pruitt to vote the 3,258,000 shares of ATC Common Stock owned by Aurora in favor of approving the Merger Agreement at the ATC Special Meeting. Since the holders of 49.7% of Aurora's outstanding Common Stock have represented that at the Aurora Special Meeting, they intend to vote in favor of the Merger and in favor of authorizing Morry F. Rubin and/or Richard L. Pruitt to vote Aurora's shares of ATC's Common Stock in favor of the Merger at the ATC Special Meeting, the outcome of the proposals at both meetings has been predetermined and all proposals are expected to pass.

     The Board of Directors of ATC has unanimously approved the Merger
Agreement.

SOLICITATION, REVOCATION AND USE OF PROXIES

     Shares of ATC Common Stock represented by properly executed proxies received by ATC or its transfer agent, American Stock Transfer & Trust Company prior to the vote at the ATC Special Meeting will be voted at the ATC Special Meeting in accordance with the instructions specified on the proxies. If no instructions are specified on such proxies, such shares will be voted in favor of approval of the Merger Agreement and in the discretion of the proxy holder as to any other matter which properly may come before the ATC Special Meeting.

     Any ATC Stockholder who executes and returns a proxy has the power to revoke such proxy at any time before it is exercised by filing with the Transfer Agent or Secretary of ATC written notice of such revocation or a duly executed proxy bearing a later date, or by attending and voting in person at the ATC Special Meeting. Attendance at the ATC Special Meeting will not in and of itself constitute revocation of a proxy.

     Although ATC and Aurora will each bear their own costs of solicitation of proxies from their respective Stockholders if the Merger is consummated, all assets of Aurora will become assets of ATC and, therefore, any amount expended by Aurora prior to the Effective Time of the Merger will reduce the assets being acquired by ATC. Proxies will be solicited only by the mailing of this Prospectus/Proxy Statement and accompanying materials. No individual is authorized to solicit proxies by personal interview, telephone, telegram or any other means.

PRINCIPAL STOCKHOLDERS OF ATC

     The following table sets forth information as of May 1, 1995 with respect to the share ownership by ATC's directors individually, officers and directors as a group, and by the record and/or beneficial owners of more than 5% of the outstanding amount of such stock. For purposes of calculating the amount of beneficial ownership and the respective percentages, the number of shares of ATC Common Stock which may be acquired by a person upon the exercise of outstanding options, if any, notwithstanding the options vesting schedule, are considered outstanding, but shall not be deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by any other person.

                                            Number of       Approximate
                                           Shares Owned      Percent of
Name and Address (1)         Position    Beneficially (2)     Class (3)
- --------------------         --------    ----------------     ---------
Aurora Environmental         Founder         3,258,000         56.7
Inc. (4)(5)(8)               Corporation

George Rubin (5)(9)          Chairman of     3,450,000         60.1
                             the Board

Morry F. Rubin               President,      3,338,000         57.4
(5)(7)(9)                    Treasurer,
                             Chief
                             Executive
                             Officer and
                             Director

Richard L. Pruitt            Vice-President,     9,800           *
(8)(10)                      Principal
                             Financial
                             and Accounting
                             Officer and
                             Director

All Officers and             All             3,631,800         61.4
Directors of ATC
as a Group
(eight persons) (6)

- ----------------
*    Represents less than 1%.

 (1) Each person has sole voting power and investment power with respect to the shares indicated as owned beneficially by such person.

 (2) All shares listed are owned both of record and beneficially.

 (3) Based upon 5,738,318 shares of Common Stock outstanding as of May 1, 1995.

 (4) May be deemed to be a "parent" or a "founder" (or both) of ATC for the purpose of the Securities Act of 1933, as amended.

 (5) Includes 3,258,000 shares owned by Aurora Environmental Inc., a publicly held corporation, which is controlled by George Rubin and Morry F. Rubin. Morry F. Rubin is also an officer and director of Aurora. Morry F. Rubin is the son of George Rubin.

 (6) Includes options to purchase 180,300 shares of Common Stock.

 (7) Includes options to purchase 80,000 shares of Common Stock.

 (8) Address: 1515 East Tenth Street, Sioux Falls, SD 57103.

 (9) Address: 104 East 25th St. 10th Floor, New York, NY 10010.

(10) Includes options to purchase 8,300 shares of Common Stock.


     ATC does not know of any arrangement or pledge of its securities by persons now considered in control of ATC that might result in a change of control of ATC.

                                   THE MERGER

GENERAL

     At the Aurora Special Meeting and ATC Special Meeting, the stockholders of both corporations will be asked to consider and vote upon the ratification, adoption and approval of the Merger Agreement. Further, Aurora's stockholders will be asked to consider and vote upon the authorization and approval of Morry
F. Rubin and/or Richard L. Pruitt to vote Aurora's 3,258,000 shares in favor of the Merger at the ATC Special meeting of Stockholders. See "The Aurora Special Meeting" and "The ATC Special Meeting."

     The Merger Agreement is being submitted to the stockholders of Aurora and to the stockholders of ATC for their respective approvals in accordance with the requirements of Sections 144 and 251 of the GCL. Section 144 of the GCL contemplates that no contract or transaction in which directors or officers have a financial interest shall be void or voidable solely for this reason or solely because a director or officer is present at or participates in the meeting of the Board which authorizes the contracted transaction, or solely because his or their votes are counted for such purpose, if the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the stockholders. See "Lack of Independent Directors - Conflicts of Interest" and "Board of Director Approval." Section 251(c) of the GCL requires stockholder approval of the Merger by both ATC and Aurora and that stockholders as they appear on the records of each respective corporation must be mailed due notice of the time, place and purpose of the meeting a least 20 days prior to the date of the meeting. The notice must contain a copy of the Merger Agreement or a brief summary thereof as the Board of Directors of each respective corporation shall deem advisable.

     The Merger Agreement provides for a conversion ratio of .545. This means that each full share of Aurora Common Stock (other than shares of Aurora Common Stock in respect of which approval rights are perfected) will be converted into and exchanged for .545 of a share of ATC Common Stock. For example, if a stockholder of Aurora owns 1,000 shares, such stockholder will have his Aurora Common Stock converted into and exchanged for 545 shares of ATC Common Stock at or after the Effective Time of the Merger. Each outstanding share of ATC Common Stock outstanding immediately prior to the Effective Time of the Merger will continue to represent one share of ATC Common Stock at and after the Effective Time except for Dissenting Shares in respect of which appraisal rights are perfected. See "The Merger Agreement," and "Exchange of Aurora Stock Certificates."

     Based upon the number of shares of Aurora Common Stock outstanding on the date of this Prospectus and assuming no additional shares are issued by Aurora prior to the Effective Time of the Merger, without making adjustment for fractional share interests and assuming no appraisal rights are exercised in respect of the Aurora Common Stock, ATC will be required to issue an aggregate of approximately 3,341,452 shares of ATC Common Stock at the Effective Time of the Merger. Such shares will constitute approximately 57.4% of the issued and outstanding shares of ATC's Common Stock assuming no additional ATC shares are issued upon exercise of Options and/or Warrants of ATC or Aurora or otherwise after giving effect to the cancellation of the 3,258,000 shares of ATC Common Stock owned by Aurora.

     If the Merger Agreement is approved by the Stockholders of each of Aurora and ATC, and the Merger Agreement is not terminated and all conditions to the Merger are satisfied, the Merger will become effective upon the filing of a Certificate of Merger with the Department of State of the State of Delaware.

     The description of the terms and conditions of the Merger, the Merger Agreement and any related documents included in this Prospectus/Proxy Statement are qualified in their entirety by reference to the Attachments hereto which Attachments are hereby incorporated by reference as if set forth herein.

AURORA'S BOARD OF DIRECTORS' REASONS FOR THE MERGER

     Since December 1989 when Aurora, because of their unprofitability, discontinued the last of its business operations other than as conducted through ATC, its sole business has been the ownership of its interest in ATC.

     Aurora's Board, recognizing that with Aurora having no material assets other than its ownership of approximately 57% of ATC's capital stock and that any change of control of either ATC or Aurora would constitute a default under ATC's debt to its primary lender which could result in the enforcement by the lender of Aurora's guarantee thereof, determined that it would be difficult for Aurora to acquire and/or commence additional business activities, directly or indirectly, other than those conducted through ATC, and believed it was appropriate to consider the future prospects of Aurora other than solely in its present role as the majority owner of ATC.

     Without access to any material assets other than its ownership interest in ATC, which if substantially reduced would constitute a default under ATC's loan and could result in the enforcement of Aurora's guarantee thereof, the Board concluded that it was most likely that Aurora would, for an undeterminable period of time, not be in a position to have available cash assets to either commence or acquire a new line of business in addition to the business conducted through ATC. The receipt of a substantial return on its investment in ATC was also found to be not expected in the foreseeable future since ATC's loan terms prohibit the declaration of dividends by ATC without the consent of the lender and ATC does not intend to pay dividends for the foreseeable future.

     In light of the Board's conclusion that Aurora could not reasonably expect to have material funds available in the foreseeable future to embark upon additional business ventures, the Board determined that it was in the best interest of Aurora and its shareholders to consider the merger of Aurora and ATC, since, under the terms of ATC's debt and Aurora's guarantee thereof, Aurora was not in a position to substantially reduce its position of ownership in ATC in order to raise monies for other activities without causing a default under ATC's primary lending agreement.

     The Board briefly considered the merger of ATC into Aurora, with Aurora as the surviving corporation, but since this would require substantial expense and delay in the re-issuance of a wide variety of federal, state and local licenses, permits and certificates, the Board determined that such a merger was not the best avenue to pursue.

     Having considered the future business prospects of Aurora outside of its ownership interest in ATC and the business interruption risks and expenses of a merger of ATC into Aurora, the Board then considered a merger of Aurora into ATC, with ATC as the surviving corporation.

     The Board requested its accountants, Deloitte & Touche LLP to provide certain information regarding the tax treatment that would be accorded to its shareholders in the event of a merger and engaged the investment banking firm of Comprehensive Capital Corporation to assist it in the determination of a price per share in the event of such a merger.

     Representatives of Deloitte & Touche LLP discussed with the Board of Aurora various federal tax and accounting aspects of the proposed Merger, including (a) the classification of the proposed Merger as a Section 368(a)(1)(A) reorganization under the Code; (b) the gain or loss recognition and capital gains treatment effects on Aurora and/or its stockholders; (c) the tax basis of the ATC stock to be received in the Merger and the holding periods attributable thereto; (d) ATC's ability to utilize Aurora's net operating loss carryforward and (e) the accounting treatment of the Merger "in a manner similar to a pooling of interest" not requiring the recording of any goodwill in connection with the Merger.

     The Aurora Board discussed with Comprehensive Capital Corporation the methodology used and conclusions reached in its fairness opinion which was presented to the Board, including the methods used to determine ATC and Aurora market values and each of Comprehensive's adjustments thereto.

     In addition to its analysis, the Board investigated the costs of maintaining Aurora and ATC as separate public corporations and determined that a merger of Aurora and ATC with estimated offering costs of approximately $125,000 chargeable to Aurora could result in savings of approximately $40,000 per year in the professional and related costs incurred in connection with the filing requirements of Aurora under the Securities Exchange Act of 1934, as amended; the maintenance of a transfer agent and other costs relating to Aurora that would be eliminated in the event of a merger of Aurora and ATC.

     The Board also considered the negative effect of the dual corporate entities on future financing activities of both Aurora and ATC, that future loan documentation costs would be reduced and that the previous loan negotiation experience of the Directors reflected, in their collective opinions, beliefs, that a single entity structure rather than a holding company structure would be likely to receive more favorable terms from the financial community. Additionally, and finally, the Board considered the fairness opinion rendered by its investment banker, Comprehensive Capital Corporation, in connection with the offer it received from ATC.

     The inability of Aurora to easily place itself in a position to enter into additional business ventures without seriously endangering the credit facility of ATC, which ownership interest is Aurora's sole material asset, was a primary motivating factor for the Board's action. Since a change of control in ATC would be a loan default, it effectively prevents Aurora from raising substantial funds for other activities by reducing its ownership position in ATC and, as a guarantor of ATC's debt, with no other substantial assets or activities, it would not be in a position to easily attract additional financing directly for Aurora.

     Once a determination was made to look into the wisdom of maintaining Aurora's existence as a holding company, the Board evaluated each other factor previously discussed, as well as a review of Aurora's net operating loss carryforward of approximately $843,207 at November 30, 1994, which Aurora would not be in a position to utilize in the foreseeable future, and ATC's indebtedness to Aurora of $104,135 at November 30, 1994 payable on Aurora's demand, to attempt to determine what action was in the best interest of its stockholders. (It should be noted that at February 28, 1995, Aurora's net operating loss carryforward was approximately $970,000 and ATC's indebtedness to Aurora was $39,969. The Board has been advised by Deloitte & Touche LLP that the change in net operating loss carried forward has no impact on its tax opinions.)

     Each of the factors previously discussed, when coupled with the fact that the market for ATC shares has historically been more liquid than Aurora shares, led the Board of Aurora to conclude a Merger of Aurora with and into ATC was in the best interest of Aurora's Stockholders. The merger price was a settlement price calculated by adding the conversion ratios determined by ATC's and Aurora's independent investment bankers and dividing the sum by two, which the Board expected to result in an increase in the per share value of Aurora's Stockholders.

     Each factor considered by the Board weighed favorably in the decision to proceed with the Merger, except the inability to obtain the exchange ratio of
 .56 of a share of ATC Common Stock for each 1.0 Aurora share initially sought weighed as a negative factor.

     As previously discussed, the merger price was a half-way settlement of the conversion ratios suggested by ATC's and Aurora's investment bankers. This additional payment to Aurora shareholders over the amount proposed by ATC's investment bankers was key to obtaining Aurora's Board's approval.

AURORA BOARD OF DIRECTORS' RECOMMENDATIONS

     The Board of Directors of Aurora has unanimously approved the Merger and recommended that the Aurora Stockholders vote at the Aurora Special Meeting: (i) FOR the approval of the Merger Agreement, and (ii) FOR the authorization of Morry F. Rubin and/or Richard L. Pruitt to vote Aurora's 3,258,000 shares of ATC's Common Stock in favor of the Merger at the ATC Special Meeting which will be held following the Aurora Special Meeting. Aurora's Board of Directors believes that the Merger is in the best interests of Aurora and its Stockholders. The Board's conclusion is based upon a number of factors as set forth under the immediately preceding heading, including: (i) the inability of Aurora to enter into new lines of business and/or to easily attract additional financing or investment without a reduction in its ownership interest in ATC,
(ii) the Merger should afford Stockholders of Aurora the opportunity to exchange their shares, on a tax free basis, for an ownership interest directly in the operating entity (i.e. ATC) (see Tax Opinions of Deloitte & Touche LLP in Attachments C and D as to the Federal income tax consequences of the Merger;
(iii) the holders of Aurora Common Stock will receive in the Merger shares of ATC Common Stock which historically have been more liquid than the market for shares of Aurora Common Stock, although there can be no assurance as to any future market for ATC Common Stock; (iv) the combined enterprise may be able to experience cost savings both administratively and professionally from having only one company and consequently only incurring the cost involved in having one reporting company under the Securities Exchange Act of 1934, as amended; (v) the combined enterprise would eliminate the need to incur additional expenses for the preparation of cross guarantee and/or pledge agreements for Aurora in connection with future third-party agreements, both of which were required in connection with past and present institutional loan agreements; and (vi) Management of Aurora believes that future financing could be obtained for the combined entity on better terms than would be available to the separate companies, although no assurances can be given in this regard. The Merger will eliminate the need for ATC to make payments to Aurora with respect to the notes payable owing to Aurora and allow the combined entity to utilize Aurora's net operating loss carryforward.

      The Board of Directors of Aurora considered the possibility of proposing a Merger of ATC into Aurora and recommended against this form of merger since if Aurora were the surviving corporation, it could expect to experience significant problems with the transfer of ATC's environmental facilities and other permits and/or licensing, which could result in economic and transactional costs being prohibitive.

ATC BOARD OF DIRECTORS' REASONS FOR THE MERGER

       Since June 1988, ATC has been a publicly held corporation, which is currently 57% owned by Aurora.

     ATC's Board, being acutely aware that (i) any material change in the relationship of Aurora to ATC would constitute a default under its loan agreement with its primary lender and (ii) that any direct entry by Aurora into the environmental services industry could have a material negative impact upon ATC's business, felt it was appropriate to consider a merger with Aurora.

     Were Aurora to expand its operations to include significant business activities conducted outside of its ownership in ATC, the time and efforts currently devoted to ATC's activities by ATC's directors and executive officers, three of whom are directors, officers and/or principal shareholders of Aurora, could be reduced to the detriment of ATC.

     The Board, in addition to the previously discussed motivations, gave substantial consideration to ATC's possible utilization of Aurora's $843,207 net operating loss carryforward at November 30, 1994 and the elimination of ATC's $104,135 debt at November 30, 1994 to Aurora. (It should be noted that at February 28, 1995, Aurora's net operating loss carryforward was approximately $970,000 and ATC's indebtedness to Aurora was $39,969. The Board has been advised by Deloitte & Touche LLP that the change in net operating loss carried forward has no impact on its tax opinions.)

     The Board also considered the following additional factors to be of significance in its deliberations: (i) eliminating the need of ATC to be beholden to a controlling stockholder for its debt guarantee; (ii) eliminating the loss of the time of key ATC personnel to performance of present functions for Aurora (even if cost allocated); and (iii) the possibility of an increased perception by the financial marketplace of ATC's credit worthiness and future potential.

     Inasmuch as a majority of ATC's directors are directors of Aurora, ATC's Board was aware of the fact that Aurora's Board would be reevaluating its role as a holding company with no significant activities outside of its ownership interest in ATC.

     The Board requested its accountants, Deloitte & Touche, to investigate the utilization by ATC of Aurora's net operating loss carryforward, and engaged the investment banking firm of Royce Investment Group, in connection with the formulation of an offer to merge Aurora into ATC, with ATC as the surviving corporation.

     Representatives of Deloitte & Touche presented to the Board of ATC a discussion of various federal tax and accounting aspects of the proposed Merger, including (a) the classification of the proposed Merger as a Section 368(a)(1)(A) reorganization under the Code; (b) the gain or loss recognition to ATC on the receipt of Aurora's assets and assumption of Aurora's liabilities;
(c) the tax basis of the assets of Aurora to be received in the Merger and the holding periods attributable thereto; (d) ATC's ability to utilize Aurora's net operating loss carryforward; (e) ATC's succession to Aurora's earnings and profits and treatment of Aurora's deficits by ATC; and (f) the accounting treatment of the Merger "in a manner similar to a pooling of interest" not requiring the recording of any goodwill in connection with the Merger.

     Royce Investment Group presented to the ATC Board a discussion of the methodology used and conclusions reached in its fairness opinion, including the modified methods used to determine ATC's and Aurora's net asset values, and each of Royce's adjustments thereto.

     The Board in light of the agreed upon exchange ratio, reviewed the expected increase in per share value for Aurora's stockholders and expected slight increase in per share value for ATC stockholders, resulting from the Merger, together with the overall expected dilutive effect of the Merger on the ATC shareholders. The Board's receipt and review of the requested information from its accountants and investment banking firm together with consideration of each of the aforementioned factors led the Board to conclude that a merger of Aurora into ATC, with ATC as the surviving corporation, was in the best interest of the stockholders of ATC despite the fact that the final exchange price for Aurora Stockholders would result in a smaller increase in the per share value for ATC's Stockholders than the resultant increase applying to Aurora's Stockholders. While the slight increase in share value and effects of the Merger on ATC were negatively weighted together with the inability to obtain the exchange ratio initially sought of .53 of a share of ATC Common SDtock for each 1.0 Aurora share, each other factor discussed weighted in favor of the Merger.

     The Merger price was a settlement price calculated by adding the conversion ratios determined by ATC's and Aurora's independent investment bankers and dividing the sum by two which settlement resulted in an increased exchange ratio for Aurora's Stockholders, in excess of the maximum price suggested by ATC's investment bankers. The Board reevaluated the entire transaction in light of the increased exchange ratio and resultant decrease in the per share value for ATC's Stockholders, but upon such reconsideration, it was the unanimous consensus of the Board that the transaction was still in the best interest of ATC's Stockholders in light of all the factors previously discussed.

ATC BOARD OF DIRECTORS' RECOMMENDATIONS

       The Board of Directors of ATC has unanimously approved the Merger and recommended that the ATC Stockholders vote FOR the approval of the Merger Agreement at the ATC Special Meeting. ATC's Board of Directors believes that the Merger is in the best interests of ATC and its Stockholders. The Board's conclusion is based upon a number of factors as set forth under the immediately preceding heading, including: (i) Management of ATC's concern that Aurora could enter into other business lines (recognizing that it was previously in the environmental business other than solely through ATC); (ii) Management's concern about any possible change of Aurora's relationship with ATC that could constitute a default under ATC's debt instruments; (iii) Management of ATC's belief that future financing could be obtained for the combined entity on better terms than would be available to the separate companies, although no assurances can be given in this regard; (iv) ATC should be able to utilize Aurora's net operating loss carryforward (see Tax Opinions of Deloitte & Touche LLP as to the Federal income tax consequences of the Merger filed as an exhibit to the Registration Statement of which this Prospectus/Proxy Statement forms a part); (v) elimination of ATC's notes payable to Aurora; (vi) elimination of parent guarantee issues with respect to ATC's future debt financing transactions; (vii) elimination of perceived market and business confusion with both companies being publicly traded; and (viii) elimination of the devotion of ATC staff time and effort on behalf of Aurora and then having ATC allocate costs to Aurora.

INDEPENDENT FAIRNESS OPINIONS

     Royce Investment Group, Inc. ("Royce"), Woodbury, New York, has been retained by ATC as investment bankers regarding an appropriate and fair and equitable share exchange ratio to be proposed by ATC to the Stockholders of Aurora in connection with the Merger of Aurora into ATC. The selection of Royce was at the recommendation of counsel to ATC and was based on the firm's (and its principals') experience and expertise as an investment banking firm and the favorable evaluation of such firm's capabilities as determined by the Company's Board of Directors. As part of its investment banking business, Royce is engaged in the business of public distributions of securities, private placements, valuation of businesses and securities in connection with mergers and acquisitions and valuations for corporate and other purposes. Prior to the engagement of Royce, there were no material relationships between Royce and either party to the proposed Merger at any time nor is any relationship mutually contemplated other than the fees payable in connection with the Merger.

     Comprehensive Capital Corp. ("Comprehensive") Westbury, New York, has been retained by Aurora as investment bankers regarding an appropriate and fair and equitable share exchange ratio to the Stockholders of Aurora in considering the proposal of ATC received in connection with the Merger of Aurora into ATC. The selection of Comprehensive was based on a prior dealing with Comprehensive by ATC and was based on the firm's (and its principals') experience and expertise as an investment banking firm and a favorable evaluation of such firm's capabilities as determined by Aurora's Board of Directors. As part of its investment banking business, Comprehensive is engaged in the business of public distributions of securities, private placements, valuation of businesses and securities in connection with mergers and acquisitions and valuations for corporate and other purposes. Prior to the engagement of Comprehensive, except as described below, there were no material relationships between Comprehensive and either party to the proposed Merger at any time nor is any relationship mutually contemplated other than the fees payable in connection with the Merger. In connection with ATC's acquisition of the business and assets of Con-Test, Inc., Comprehensive was engaged by ATC to provide an independent evaluation of the fair market value of the 116,556 restricted common shares paid by ATC in connection with that transaction. See "ATC's Management Discussion and Analysis of Financial Condition and Results of Operations - Acquisition of Assets of Con-Test, Inc."

     The exchange ratio recommended by Royce to ATC's Board of Directors was that ATC should offer to exchange up to .53 share of its Common Stock for each
1.0 share of Aurora Common Stock. The exchange ratio recommended by Comprehensive to Aurora's Board of Directors was that ATC should offer to exchange at least .56 share of its Common Stock for each 1.0 share of Aurora Common Stock.

     The full text of Royce's and Comprehensive's respective written opinions and supplements thereto which set forth the assumptions made, matters considered and limitations on the review undertaken are attached as Attachment C and Attachment D, respectively, to this Proxy Statement and are incorporated herein by reference. Holders of ATC and Aurora Common Stock are urged to read these opinions and supplements carefully in their entirety. Royce's and Comprehensive's respective written opinions are directed to the Board of Directors of ATC and Aurora, respectively, and may be relied upon by the respective stockholders of each corporation as to the fairness of the Exchange Ratio from a financial point of view, and do not address any other aspect of the Merger. The summary of the opinions of Royce and Comprehensive set forth in this Proxy Statement are qualified in their entirety by reference to the full text of such opinions.

     In arriving at their respective opinions, Royce and Comprehensive (i) reviewed the Merger Agreement, the Form S-4 Registration Statement of which this Prospectus/Proxy Statement is a part and certain publicly available business and financial information relating to ATC and Aurora; (ii) certain financial and other information concerning ATC and Aurora; (iii) certain historical and current market data for ATC's and Aurora's Common Stock; and (iv) certain other information obtained during extensive discussions with management of ATC and Aurora, in light of general economic, financial and market conditions as they now exist and can be evaluated by the independent investment bankers. Their opinions were also based upon certain other non-quantifiable benefits which they believe will likely accrue to ATC should the Merger occur. These include, inter alia, the simplification of and reduction of the administrative and professional efforts and costs associated with the present two public company structure, the elimination of any potential parent company guarantee issues in respect of future debt financing by ATC, the elimination of possible equity market confusion engendered by the parent-subsidiary relationship now prevailing with both companies being publicly owned and traded on NASDAQ and the likelihood that future financing could be more easily obtainable and on better terms by the combined companies than by ATC alone.

     In connection with their review, neither Royce nor Comprehensive independently verified any of the information provided to or otherwise reviewed by them and relied upon its being complete and accurate in all respects. In addition, neither Royce nor Comprehensive made an independent evaluation or appraisal of the assets of ATC and Aurora, nor were Royce and Comprehensive furnished with any such evaluations or appraisals. Royce's and Comprehensive's respective opinions are necessarily based on information available to them and financial stock market and other conditions and circumstances as they existed and could be evaluated on the date of their respective opinions. Although Royce and Comprehensive evaluated the financial terms of the Merger, i.e. the recommended exchange ratio, the final conversion ratio was determined by the Board of Directors in the manner set forth below.

     The Board of Directors of both ATC and Aurora have approved, subject to Stockholder approval, an exchange rate of .545 of a share of ATC Common Stock for each 1.0 share of Aurora Common Stock which exchange rate was determined by adding the conversion ratios recommended by the professional opinions of each independent investment banker and dividing the sum by two, in view of the slight difference in the recommended exchange ratios received from the aforementioned investment bankers and the lack of independent directors to negotiate an arms length transaction. See "Risk Factors."

     The following is a summary of the material analyses performed by Royce in connection with its opinion dated December 20, 1994, which it delivered to ATC's Board of Directors.

     MODIFIED NET ASSET ANALYSIS. Royce reviewed the operations of Aurora and noted that Aurora is a holding corporation whose only material asset is its ownership of approximately 57% of the total shares outstanding of ATC. Using a modified net asset analysis measured in shares rather than in dollars, Royce determined that an appropriate exchange ratio may be derived by first comparing the quantity of or portion of one ATC share derivatively held by each one share of Aurora common Stock and then by adjusting the ratio by appropriate quantitative and qualitative factors.

     Royce reviewed the number of outstanding shares of Aurora at December 15, 1994 (i.e. 6,101,104) and compared this number to the number of ATC shares owned by Aurora (i.e. 3,258,000) and determined that the number of ATC shares held derivatively by each Aurora share of Common Stock equalled .534 (i.e. 3,258,000 divided by 6,101,104 = .534).

     Royce reviewed various quantitative factors that it evaluated would result in modest adjustments to the conversion ratio in both directions. These included the following:

     1. Aurora has outstanding Warrants and Options to purchase 1,140,000 shares which are largely exercisable at between $.56 and $2.90 per share. These represent an approximate gross potential dilution of about 18% to the Aurora share basis before giving any effect to the resultant cash in-flow of about $1.4 million dollars. Royce evaluated this factor and determined that the conversion ratio should be decreased by approximately 10%.

     2. Aurora has no material assets or liabilities aside from its 57% ownership in ATC, except for cash of approximately $200,000 which would be substantially utilized to fund operating expenses and the Merger costs until closing and a loan receivable from ATC of slightly in excess of $100,000. However, Aurora has a net operating loss carryforward as determined by Deloitte & Touche LLP of approximately $850,000 which would become available to ATC after the Merger. This has an after tax value to ATC of about $340,000 which when combined with the relief of indebtedness to Aurora, has a value of approximately $450,000 to ATC. Royce determined that these factors required a five percent upward adjustment in the conversion ratio.

     After netting out the 10% decrease specified in (1) above and the 5% increase specified in (2) above, Royce arrived at a net 5% decrease in the conversion ratio from .534 per share to .507 per share of ATC Common Stock for each one share of Aurora Common Stock.

     Royce then analyzed certain meaningful qualitative benefits which would accrue to ATC if the proposed Merger were in fact consummated. These factors include the reduction or likely termination of stock market confusion engendered by the present parent-subsidiary relationship now existing with a possible enhancement of stock market recognition of the combined companies, simplification of banking and finance issues regarding such matters as inter-company loans and guarantees and relief of administrative expense and professional fees for the present two companies instead of one. While essentially impossible, in Royce's opinion, to value in a specific quantitative manner, Royce evaluated these benefits to ATC to justify a modest further increase in the recommended ration from .507 to .53 share of ATC Common Stock per one share of Aurora Common Stock.

     When Royce recommended a conversion ratio to ATC's Board of Directors of up to .53, it brought to the attention of the ATC Board that the valuation of certain of the various factors analyzed by Royce were difficult of exact valuation and reasonable people might differ slightly. Subsequent to Royce's earlier opinion of December 20, 1994, Royce reviewed the latest financial statements of ATC and Aurora as set forth in the Form 10-Q's filed by each of ATC and Aurora for the quarter ended November 30, 1994, the price range of ATC's and Aurora's Common Stock as reflected in trading on NASDAQ since December 20, 1994, the Form S-4 Registration Statement, File No. 33-88380 and the conversion ratio of .545 share of ATC Common Stock for each one share of Aurora Common Stock approved by the ATC Board of Directors and agreed to by ATC and Aurora in the Merger Agreement. Based upon Royce's review of the foregoing, it was Royce's opinion as expressed in its letter supplement dated March 8, 1995 to the Board of Directors of ATC, that the conversion ratio of .545, which is within 2.8% of the ratio recommended by Royce in its original opinion letter dated December 20, 1994 of .53 share of ATC Common Stock for each one share of Aurora Common Stock, is within a band of reasonable value as contemplated by Royce and advised by Royce to the ATC Board of Directors. Accordingly, in Royce's opinion, it determined that the conversion ratio of .545 is fair and equitable to the stockholders of ATC. In Management's opinion, since the Supplemental Opinion dated March 8, 1995, no event has occurred (including without limitation the release of earnings for the year ended February 28, 1995) that would materially impact the valuation given by Royce.

     The following is a summary of the material analyses performed by Comprehensive Capital Corp. in connection with its opinion dated January 6, 1995, which it delivered to Aurora's Board of Directors.

     STOCK VALUE ANALYSIS. Comprehensive reviewed the operations of Aurora and noted that Aurora is a holding corporation whose only material asset is its ownership of approximately 57% of the total shares outstanding of ATC.

     In determining the final conversion ratio, Comprehensive first determined the ATC market value of its 5,721,091 issued and outstanding shares at December 15, 1994 and arrived at a market value of approximately $95,500,000 based upon a market price of $16.70 per ATC share. Aurora's 57% ownership interest of the ATC market value was approximately $54,500,000. Comprehensive then determined Aurora's market value of its 6,101,104 issued and outstanding shares at December 15, 1994 and arrived at a market value of approximately $34,044,000 based upon a market price of $5.58 per Aurora share. Comprehensive then subtracted Aurora's interest in the ATC market value of approximately $54,500,000 less the Aurora market value of approximately $34,044,000 and arrived at an understatement of Aurora's interest in ATC's market value of approximately $20,415,000 which is equal to $3.35 per Aurora share (the "intrinsic market adjustment") based upon 6,101,104 shares issued and outstanding. To the Aurora market price of $5.58 at December 15, 1994, Comprehensive added the intrinsic market adjustment of $3.35 and arrived at a price of $8.93. Comprehensive then adjusted the market price up to $10.72 per Aurora share based upon a control premium of 20% of the $8.93 equal to $1.79 per Aurora share. In Comprehensive's opinion the payment of a premium in the acquisition of a controlling position is not uncommon and is generally accepted in connection with such a transaction.

     Comprehensive determined that Aurora's net operating loss carryforward of approximately $850,000, which is expected to be approximately $340,000 after tax adjustment, would result in a further upward adjustment to the Aurora Base Price of $.06 per Aurora share.

     Comprehensive also determined that the merger would relieve ATC of the need to pay approximately $110,000 of intercorporate debt to Aurora, for which Comprehensive calculated a cost savings of approximately $.02 per Aurora share, resulting in a further upward adjustment to the Aurora base price of $.02 per Aurora share. The Aurora base price per share as adjusted for the two preceding paragraphs is $10.80 per Aurora share.

     Comprehensive evaluated a negative adjustment to the Aurora adjustment base price. In its analysis it observed that Aurora's outstanding Warrants/Options to purchase 1,140,000 Aurora shares, which are exercisable at prices ranging from $.56 to $2.90 per Aurora share, could result in a maximum 18% dilution of the Aurora shares offset by an approximate $1.4 million maximum equity infusion of all options/warrants are exercised, should, in Comprehensive's opinion, offset the adjusted Aurora per share price by approximately 13-1/2%, reducing the Aurora adjusted per share price to $9.34 per Aurora share.

     Comprehensive then evaluated the economics to be realized by the elimination of a reporting company under the Securities Exchange Act of 1934, the anticipated value of creating a more favorable image to the business market place by eliminating confusion of corporate identities and presenting a single combined entity, which is expected to result in a more favorable reception, and possibly more favorable financing rates, from the financial community. In Comprehensive's opinion the foregoing analysis would justify rounding of the adjusted Aurora per share market price to $9.35 per share. The $9.35 adjusted Aurora per share market price as calculated above, divided by the ATC market value of $16.70 per share at December 15, 1994 would result in our proposed exchange rate of .56 of an ATC share for each one share of Aurora.

     On March 8, 1995, Comprehensive reviewed the latest financial statements of ATC and Aurora as set forth in the Form 10-Q's filed by each of ATC and Aurora for their respective quarters ended November 30, 1994. Comprehensive also reviewed the price range of each company's common stock as reflected in trading on NASDAQ for the prior thirty days through March 3, 1995. Finally, Comprehensive reviewed the Form S-4 Registration Statement (File No. 33-88380) as filed by ATC (the Registration Statement). Based upon the review of the foregoing, it was Comprehensive's opinion as expressed in its letter supplement dated March 8, 1995 to the Board of Directors of Aurora, that the conversion ratio of .545 is within 2.7% of the ratio recommended by Comprehensive in its original opinion letter dated January 6, 1995 of .56 share of ATC common stock for each one share of Aurora common stock and is within a margin of reasonable value from its original opinion and advice to the Aurora Board of Directors. Accordingly, in Comprehensive's opinion, it determined that the conversion ratio of .545 is fair and equitable to the stockholders of Aurora. In Management's opinion, since the Supplemental Opinion dated March 8, 1995, no event has occurred (including without limitation the release of earnings for the year ended February 28, 1995) that would materially impact the valuation given by Comprehensive.

INTEREST OF CERTAIN PERSONS IN THE MERGER

     All of ATC's executive officers, (including its subsidiaries) namely, George Rubin-Chairman of the Board; Morry F. Rubin-President and Chief Executive Officer; Nicholas J. Malino-Senior Vice President-Financial and General Operations; Christopher P. Vincze-Senior Vice President-Financial and General Operations; Donald Beck-Senior Vice President; Richard L. Pruitt-Vice President, Principal Financial and Accounting Officer; Wayne A. Crosby-President and Treasurer of ATC Management, Inc.; and John J. Smith-Secretary of ATC Management, Inc. may be deemed affiliates of both ATC and Aurora under the Securities Act of 1933, as amended. Further, as of January 5, 1995, George Rubin, Morry Rubin and Richard L. Pruitt, directors of ATC, own 1,716,500 shares, 1,172,000 shares and 77,167 shares of Aurora, respectively, and Options/Warrants to purchase an additional 900,000 shares, 150,000 shares and 15,000 shares of Aurora, respectively. At the Effective Date, George Rubin, Morry F. Rubin and Richard L. Pruitt are expected to be the beneficial owners of 1,617,992 shares, 800,490 shares and 58,531 shares of ATC (including all securities convertible into ATC Common Stock), respectively. See "Counsel" regarding certain conflicts of interest involving legal counsel which the boards of directors of ATC and Aurora have waived in connection with the Merger Agreement and related transactions.

LACK OF INDEPENDENT DIRECTORS - CONFLICTS OF INTEREST

     The Merger Agreement was unanimously approved by the respective Board of Directors of each of ATC and Aurora subject to approval of the Stockholders of each respective corporation. ATC's Board of Directors consists of George Rubin, Morry F. Rubin and Richard L. Pruitt. Aurora's Board of Directors consists of Morry F. Rubin and Richard L. Pruitt. Further, George Rubin and Morry F. Rubin are principal stockholders of Aurora and may be deemed control persons of both Aurora and ATC under the Securities Act of 1933, as amended. See "The Aurora Special Meeting - Principal Stockholders of Aurora" and "The ATC Special Meeting
- - Principal Stockholders of ATC" regarding the security ownership of George Rubin, Morry F. Rubin and Richard L. Pruitt in both Aurora and ATC. As a result of their directorships and/or stockholdings in Aurora and ATC, possible conflicts of interest may have arisen in connection with the fiduciary duties of such persons to ATC and/or Aurora resulting in the Merger transaction not being negotiated at arms-length, notwithstanding the fairness opinions rendered by Royce and Comprehensive as discussed herein. Accordingly, no assurance can be given that the terms of the Merger Agreement contain the best possible terms that could have been obtained for either the stockholders of Aurora or ATC had the transaction been negotiated at arms-length. Further, the lack of independent directors (or a special committee of the Board of Directors composed of independent directors) has had the effect of the respective Board of Directors of both ATC and Aurora recommending a transaction that each believes and has determined is fair and in the best interest of the stockholders (including non-affiliated stockholders) as a group of each respective corporation without the input and recommendations that might have been obtained had either corporation had independent directors or a special committee thereof.

     The respective Boards of Directors of ATC and Aurora, in compliance with
Section 144 of the Delaware General Corporation Law, are disclosing the relationships and conflicts of interest of their directors to the Stockholders of ATC and Aurora and are submitting the Merger Agreement to each of ATC's and Aurora's Stockholders for their respective approvals. The approval of the Merger Agreement by the respective stockholders of ATC and Aurora and the approval by the Stockholders of Aurora of the authorization of Morry F. Rubin and/or Richard L. Pruitt to vote Aurora's 3,258,000 shares of ATC in favor of the Merger at the ATC special meeting, are all assured since George Rubin, Morry
F. Rubin and certain other officers and directors of ATC and Aurora and other persons who are holders of an aggregate of 49.7% of the issued and outstanding shares of Aurora intend to vote in favor of such proposals. Accordingly any vote by stockholders who are not interested directors will have no effect on the
approval or disapproval of the Merger.   The exchange rate of .545 of a share of
ATC Common Stock for each 1.0 Aurora share of Common Stock established in the Merger Agreement was determined by adding the conversion ratios recommended by the professional opinions of each independent investment banker and dividing the sum by two, in view of the slight difference in the recommended exchange ratios received from the aforementioned investment bankers and the lack of independent directors (or a committee thereof) to negotiate an arms length transaction. See "Independent Fairness Opinions." Except for the conflicts noted above, there are no known conflicts of interest involving affiliates of ATC and/or Aurora in connection with this transaction.

     BENEFITS AND EFFECTS OF MERGER TO STOCKHOLDERS OF AURORA AND EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATES

     As of January 5, 1995, the day preceding the date of the Merger Agreement, the historical market values of ATC's and Aurora's Common Stock based upon the last sales prices on that date were $15.75 and $5.50 per share, respectively. The equivalent per share value of Aurora's Common Stock as of January 5, 1995 was $8.58 determined by multiplying ATC's last sales price of $15.75 by the conversion ratio of .545 (.545 of a share of ATC Common Stock for each 1.0 share of Aurora Common Stock) and rounding the result to the nearest penny. A premium of $3.08 per share, which represents the amount of the historical premium to be received by the Stockholders of Aurora on the day preceding the execution and public announcement of the Merger Agreement, is calculated by taking the difference between $8.58 per share (the equivalent value per share) and $5.50 per share (the historical market value of Aurora's Common Stock as of January 5, 1995).

      George Rubin beneficially owns 2,616,500 shares of Aurora Common Stock. Based upon the historical market value of the last sales price of ATC Common Stock (i.e. $15.75 per share) as of the day preceding the date of the Merger Agreement (i.e. January 5, 1995) multiplied by the conversion ratio of .545, George Rubin's 2,616,500 shares of Aurora's Common Stock beneficially owned by him with an equivalent per share value of approximately $8.58 would have had an equivalent value of $22,459,382 as compared to $14,390,750 based upon the historical market value (i.e. $5.50 per share) of Aurora Common Stock on the same date.

     Morry F. Rubin beneficially owns 1,322,000 shares of Aurora Common Stock. Based upon the historical market value of the last sales price of ATC Common Stock (i.e. $15.75 per share) as of the day preceding the date of the Merger Agreement (i.e. January 5, 1995) multiplied by the conversion ratio of .545, Morry Rubin's 1,322,000 shares of Aurora's Common Stock beneficially owned by him with an equivalent per share value of approximately $8.58 the would have had an equivalent value of $11,347,718 as compared to $7,271,000 based upon the historical market value (i.e. $5.50) of Aurora Common Stock on the same date.

     Richard L. Pruitt beneficially owns 92,167 shares of Aurora Common Stock. Based upon the historical market value of the last sales price of ATC Common Stock (i.e. $15.75 per share) as of the day preceding the date of the Merger Agreement (i.e. January 5, 1995) multiplied by the conversion ratio of .545, Richard L. Pruitt's 92,167 shares of Aurora's Common Stock beneficially owned by him with an equivalent per share value of approximately $8.58 would have had an equivalent value of $791,138 as compared to $506,919 based upon the historical market value (i.e. $5.50 per share) of Aurora Common Stock on the same date.

     Donald Beck beneficially owns 12,000 shares of Aurora Common Stock. Based upon the historical market value of the last sales price of ATC Common Stock (i.e. $15.75 per share) as of the day preceding the date of the Merger Agreement (i.e. January 5, 1995) multiplied by the conversion ratio of .545, Donald Beck's 12,000 shares of Aurora's Common Stock beneficially owned by him with an equivalent per share value of approximately $8.58 would have had an equivalent value of $103,005 as compared to $66,000 based upon the historical market value (i.e. $5.50 per share) of Aurora Common Stock on the same date.

     Christopher Vincze beneficially owns 9,200 shares of Aurora Common Stock. Based upon the historical market value of the last sales price of ATC Common Stock (i.e. $15.75 per share) as of the day preceding the date of the Merger Agreement (i.e. January 5, 1995) multiplied by the conversion ratio of .545, Christopher Vincze's 9,200 shares of Aurora's Common Stock beneficially owned by him with an equivalent per share value of approximately $8.58 would have had an equivalent value of $78,971 as compared to $50,600 based upon the historical market value of Aurora Common Stock on the same date.

     The foregoing describes the benefits to be received by certain officers, directors and affiliates of Aurora and/or ATC if the historical market value remains the same on the Effective Date of the Merger. The actual market value cannot be determined in advance of the Effective Date of the Merger. There can be no assurance that any stockholder of Aurora (including those named herein) will receive the premium described hereinabove, which is based on historical market value. Such benefits are to be derived purely based upon their security ownership of Aurora which will be exchanged for or become exercisable into ATC Common Stock. No officers, directors or affiliates of ATC and/or Aurora will receive any quantifiable benefit from the Merger other than by virtue of their ownership of Aurora Common Stock and/or securities convertible into Aurora Common Stock which securities will be exchanged and/or become exercisable into ATC Common Stock based upon the same conversion ratio as is applied to all other Aurora stockholders.

     As a result of the Merger, while George Rubin's and Morry F. Rubin's control of ATC will shift from indirect control to direct control, it should be noted that their present indirect control of ATC through Aurora is greater prior to the Effective Time of the Merger than the anticipated direct control of ATC that they will enjoy after the Effective Time. In this respect, the control group consisting of George Rubin and Morry F. Rubin will change from beneficially owning approximately 55% of Aurora's Common Stock (including Options and Warrants convertible into Common Stock), and indirectly controlling ATC through Aurora's approximate 57% direct ownership interest in ATC to the control group directly beneficially owning approximately 37.5% of ATC's Common Stock (including Options and Warrants).

     Management of ATC and Aurora are not aware of any material adverse effects and/or risks to their respective stockholders arising as a result of the consummation of the Merger other than (i) the immediate increase in the outstanding shares of ATC Common Stock by approximately 83,000 shares (net of the cancellation of Aurora's 3,258,000 shares of ATC), (ii) the possible issuance of an additional 604,950 shares of ATC Common Stock upon the future exercise of ATC Options/Warrants issued to replace currently outstanding Aurora Options/Warrants, (iii) the $.08 increase in ATC net tangible book value per share of Common Stock from $1.10 prior to the Merger to $1.18 after the Merger is less than the $1.09 increase in net tangible book value per share of Common Stock for Aurora stockholders from $.09 prior to the Merger to ATC's net tangible book value per share of $1.18 after the Merger based upon the financial position of the aforesaid companies at February 28, 1995 without taking into account any changes that have occurred or will occur subsequent to February 28, 1995 except for the consummation of the merger, (iv) a possible reduction in the market price of the ATC Common Stock resulting from the resale of up to 3,946,402 shares of Common Stock pursuant to exemptions from registration under the Securities Act of 1933, as amended, which shares are being originally issued in connection with the Merger (including the shares referred to in (ii) above, and (v) the fact that the stockholders of Aurora as a group will directly rather than indirectly control ATC following the consummation of the Merger.

     In the event that the Merger is not consummated, an event which is unlikely to occur, (i) Aurora will continue as a separate and existing holding corporation, (ii) Aurora will continue to directly control the affairs of ATC and (iii) the control group consisting of George Rubin and Morry F. Rubin will continue to directly control the affairs of Aurora and indirectly to control the affairs of ATC. No other alternative to the proposed Merger is being considered and/or presented to the stockholders of Aurora at the Aurora Special Meeting.

BOARD OF DIRECTOR APPROVAL

     Morry F. Rubin and Richard L. Pruitt comprise the entire board of directors of Aurora and together with George Rubin, a principal stockholder of Aurora, make up the entire board of directors of ATC. Further, Aurora owns approximately 57% of the outstanding shares of ATC Common Stock. Due to the nature of the common directorships and the affiliation of Aurora and ATC, no formal negotiations took place between Aurora and ATC to finalize the terms of the Merger prior to the January 6, 1995 board meetings of Aurora and ATC.

     Prior to January 6, 1995, Morry F. Rubin, in his capacity as President of both ATC and Aurora and George Rubin in his capacity as Chairman of the Board of ATC had several separate preliminary discussions with each company's professional advisors (i.e. counsel, independent certifying public accountants and investment bankers) as to the legal, tax, accounting and other ramifications of a merger of Aurora and ATC, possible conversion ratios, the anticipated costs of the Merger and time delays that may be encountered in completing same. These informal discussions occurred from time to time during calendar 1993 and 1994 culminating in Aurora and ATC retaining their respective professionals in December 1994 to prepare the Form S-4 Registration Statement of which this Prospectus/Proxy Statement is a part, the Merger Agreement, the Independent Fairness Opinions and related documents and the execution of the Merger Agreement on Friday evening, January 6, 1995.

     On January 6, 1995, ATC convened a special meeting of the board of directors to consider and vote on a proposal to merge Aurora into ATC. After a thorough analysis of the Proposed Merger Agreement and the ramifications of the Merger to ATC and its stockholders and after giving due consideration to the fairness opinion of Royce, the board of ATC authorized a proposal to Aurora to merge based upon a conversion ratio of .53 of a share of ATC Common Stock to be exchanged for each 1.0 share of Aurora Common Stock, subject to the approval of ATC's stockholders in accordance with both the requirements of the GCL and in recognition of the lack of independence of the ATC board in recommending the Merger proposal.

     On January 6, 1995, Aurora convened a Special Meeting of its board of directors to consider and vote upon ATC's proposal to merge

Aurora into ATC which was conveyed to the Aurora meeting by George Rubin, Chairman of the Board of ATC. After a thorough analysis and discussion of the proposed Merger Agreement and the ramifications of the Merger to Aurora and its stockholders and after giving due consideration to the fairness opinion of Comprehensive, the board of Aurora rejected ATC's proposal and authorized the Merger to proceed based upon a counter offer to include a conversion ratio of
 .56 share of ATC Common Stock for each 1.0 share of Aurora Common Stock, subject to the stockholder approval due to the requirements of the GCL and the lack of independence of the Aurora board in recommending its counter offer to ATC.

     On the same date, the directors of ATC and Aurora then held a joint meeting and agreed to set the conversion ratio at .545 of a share of ATC Common Stock for each 1.0 share of Aurora Common Stock. The exchange rate was determined by adding the conversion ratios recommended by each independent investment banker and dividing the sum by two, in view of the slight difference in the recommended exchange ratios received from the aforementioned investment bankers and lack of independent directors or committee thereof to negotiate an arms length transaction. After the joint meeting, each of the boards of directors of ATC and Aurora both approved the terms of the Merger Agreement dated as of January 6, 1995, and authorized the filing of the Registration Statement on Form S-4 of which the Prospectus/Proxy Statement is a part.

THE MERGER AGREEMENT

     Pursuant to the terms of the Merger Agreement, after the adoption and approval of the Merger Agreement by the Stockholders of both ATC and Aurora and the satisfaction or, where permissible, waiver of other conditions of the Merger and upon the filing of a duly executed Certificate of Merger with the Department of State of the State of Delaware (the "Effective Time"), each 1.0 share of Aurora Common Stock outstanding immediately prior to the Effective Time (other than shares of Aurora Common Stock held by any holders who have properly perfected their appraisal rights in accordance with the GCL shall, by virtue of the Merger be cancelled and extinguished and converted into the right to receive, subject to adjustment pursuant to the terms of the Merger Agreement,
 .545 of a share of ATC Common Stock, $.01 par value.

     At the Effective Time, each holder of outstanding Aurora Common Stock Purchase Options and Common Stock Purchase Warrants will receive identical Options and Warrants to purchase shares of ATC Common Stock except that each Option or Warrant which originally contained the right to purchase 1.0 share of Aurora Common Stock shall now entitle the holder to purchase .545 of a share of ATC Common Stock. The total exercise price to be paid upon exercise of each respective Option/Warrant will remain unchanged although the exercise price per share will increase proportionately as a result of a change in the number of shares to be received. Notwithstanding anything contained herein to the contrary, all options granted under Aurora's 1985 Incentive and

Non-Statutory Stock Option Plan which remain unexercised shall terminate on the
close of business on the day prior to the Effective Time.   At the Effective
Time of the Merger, all 3,258,000 shares of ATC Common Stock owned by Aurora will be cancelled and returned to the status of authorized but unissued shares of ATC Common Stock.

CONDITIONS TO THE MERGER; TERMINATION PROVISIONS

     The Merger is expressly conditioned on (i) Stockholder approval by the record holders of Aurora Common Stock and ATC Common Stock; (ii) the non-existence of any injunction preventing consummation of the transactions contemplated by the Merger; (iii) the delivery at closing of certified copies of resolutions by the Boards of Directors and Stockholders of Aurora and ATC, approving the execution and delivery of the Merger Agreement; (iv) certification of the truth and accuracy of all representations and warranties and compliance with all agreements and covenants in the Merger Agreement by Aurora and ATC; (v) receipt of an opinion by the respective counsels of Aurora and ATC as to certain matters relating to corporate formation and proposed actions; (vi) the consent of Atlantic Bank of New York, ATC's primary lending institution, which consent was obtained on February 9, 1995; (vii) the total cash consideration that will be paid in the transaction to the Aurora shareholders, instead of issuing fractional shares of ATC Common Stock, will not exceed 1% of the total consideration that will be issued in the transaction to the Aurora shareholders in exchange for their shares of Aurora Common Stock; (viii) the Post Effective Amendment to ATC's Registration Statement covering the shares of Common Stock issuable upon exercise of ATC's outstanding Class C Warrants be declared effective by the Securities and Exchange Commission at least thirty days prior to the record date of the ATC Special Meeting, which condition was fulfilled when the Registration Statement was declared effective on April 28, 1995, which is at least 30 days prior to the record date of May 30, 1995; and (ix) receipt of satisfactory comfort letters from Deloitte & Touche LLP. Conditions (iii),
(iv), (v) and/or (ix) may be waived by Aurora and/or ATC as the case may be.

     The Merger Agreement may be terminated by (i) the mutual consent of Aurora and ATC; (ii) the Board of Directors of either Aurora and ATC if the Merger is not consummated by September 30, 1995; or (iii) either Aurora or ATC if the other party breaches the Merger Agreement including, without limitation, issuing a material number of securities not contemplated by the Merger Agreement or entering into any transaction or series of transactions that could have a material adverse effect as defined in the Merger Agreement. In the event that the Board of Directors of either ATC or Aurora believes that the other has caused to be issued a material number of securities or entered into any transaction or series of transactions that could have a material adverse effect as defined in the Merger Agreement, such Board may demand that new fairness opinions be obtained by both constituent corporations forthwith. If such new fairness opinions are obtained forthwith and the Board of Directors of both ATC and Aurora agree on a new (or the same) exchange ratio, the constituent corporations shall amend the terms of the Merger Agreement in lieu of termination as described above and file an appropriate supplement to this Prospectus/Proxy Statement or an amendment to the Form S-4 Registration Statement of which this Prospectus/Proxy Statement is a part as required pursuant to the rules and regulations of the Securities Act of 1933 as amended. Such procedure for new fairness opinions in lieu of termination of the Merger Agreement is not available to Aurora and/or ATC after stockholder vote on the Merger.

CONFLICT OF INTEREST OF COUNSEL

   The Merger Agreement provides that ATC and Aurora have acknowledged that the law firm of Lester Morse, P.C. represents ATC and Aurora in certain matters unrelated to this transaction and has been requested by the parties to represent ATC in connection with the merger transaction. Further, as of February 28, 1995, members of Lester Morse's family own 50,000 shares of Common Stock of Aurora, Warrants to purchase an additional 60,000 shares of Common Stock of Aurora and Options to purchase 5,000 shares of ATC. Further, ATC and Aurora acknowledge that the law firm of Kaufmann, Feiner, Yamin, Gildin & Robbins has in the past represented Aurora and ATC in connection with a certain matter unrelated to the merger transaction and has been requested by the parties to represent Aurora. Aurora and ATC have agreed to waive any and all claims of conflicts of interest resulting from these transactions.

CLOSING DATE

     Unless the Merger Agreement has been terminated and the Merger abandoned by the mutual consent of Aurora and ATC, a closing will be held following the satisfaction or waiver of the conditions to the Merger, but no later than the Effective Time.

EFFECTIVE TIME OF THE MERGER

     It is anticipated that the Merger will become effective on the date that the Certificate of Merger is filed with the Department of State of the State of Delaware assuming the Merger Agreement is approved by the respective Stockholders of Aurora and ATC, the Merger Agreement is not terminated and the conditions to the Merger are satisfied.

FINDERS FEES

     No finders fees are payable to any party in connection with the Merger.

EXPENSES AND FEES

     Aurora and ATC shall bear their own costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby. However, if the Merger is consummated, all assets of Aurora will become assets of ATC and, therefore, any amount spent by Aurora prior to the Effective Time of the Merger will reduce the assets being acquired by ATC.

EXCHANGE OF AURORA STOCK CERTIFICATES

     Each Certificate representing outstanding shares of Aurora Common Stock (other than shares of Aurora Common Stock in respect of which appraisal rights are perfected) immediately prior to the Effective Time of the Merger will, at the Effective Time of the Merger and thereafter, evidence for all corporate purposes the right to receive the number of full shares of ATC Common Stock and the cash value of any fraction of a share of ATC Common Stock to which the Stockholder of Aurora Common Stock represented by such certificate shall be entitled pursuant to the Merger Agreement.

     Each Warrant and Option representing the right to purchase one share of Aurora Common Stock immediately prior to the Effective Time of the Merger and thereafter until the respective expiration dates of each Warrant and Option, subject to the anti-dilution provisions contained therein and as such provisions may apply to future ATC transactions wherein such rights were applicable to Aurora transactions, evidence for all corporate purposes the right to receive
 .545 of a share of ATC Common Stock and the cash value of any fraction of a share of ATC Common Stock to which the Warrant and/or Option holder would be entitled pursuant to the Merger Agreement. The total purchase price paid upon exercise of each Warrant and Option will remain unchanged resulting in a proportionate increase in the exercise price per share of each Warrant and Option. Notwithstanding anything contained herein to the contrary, all options granted under Aurora's 1985 Incentive and Non-Statutory Stock Option Plan which remain unexercised shall terminate on the close of business on the day prior to the Effective Time. On February 28, 1995, 30,000 of such Options were outstanding.

     Each certificate representing shares of ATC Common Stock (other than shares of ATC Common Stock in respect of which appraisal rights are perfected) immediately prior to the Effective Time of the Merger will, at the Effective Time of the Merger and thereafter, evidence for all corporate purposes one full share of ATC Common Stock. Each Warrant and Option representing the right to purchase one share of ATC Common Stock immediately prior to the Effective Time of the Merger will, at the Effective Time of the Merger and thereafter, evidence for all corporate purposes the right to purchase one share of Common Stock of ATC subject to the expiration dates of each applicable Option and Warrant and further subject to the anti-dilution provisions contained therein as such provisions may apply to future transactions.

     ATC will designate its transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, N.Y. 10005, to effect the exchange in the Merger (the "Exchange Agent"). Further, ATC will designate Richard L. Pruitt, 1515 East 10th Street, Sioux Falls, South Dakota 57103, as agent to receive notices of exercise of Options and Warrants of Aurora which will become Options and

Warrants of ATC at and after the Effective Time. As soon as practicable, but not later than thirty days after the Effective Time of the Merger, the Exchange Agent will mail to each holder of record of an outstanding certificate which formerly evidenced shares of Aurora Common Stock a form of letter of transmittal and instructions for use in exchanging Aurora Common Stock certificates for ATC Common Stock Certificates and cash for any fractional shares to which they would otherwise be entitled.

     At and after the Effective Time of the Merger, there will be no further registration or transfers on the records or stock transfer book of shares of Aurora Common Stock. If, at or after the Effective Time of the Merger, a certificate representing such shares is presented, it shall be canceled and a certificate or certificates for ATC Common Stock shall be issued in exchange therefor.

     Until a certificate which formerly represented shares of Aurora Common Stock is actually surrendered for exchange and received by the Exchange Agent, the holder thereof will not be entitled to receive any dividends or other distributions declared and payable to the holders of record thereof after the Effective Time of the Merger with respect to any shares of ATC Common Stock into which such shares will be converted or, subject to applicable law, to vote any such shares after the Effective Time of the Merger. Subject to applicable law, upon surrender of Aurora Stock Certificates, such dividends or other distributions will be remitted, without interest, to the record holder of certificates for ATC Common Stock issued and exchanged therefor. The preceding should not be construed to imply that ATC intends to declare dividends or other distributions after the Merger. It is anticipated that for the foreseeable future all earnings of ATC, if any, will be used to fund its future capital requirements.

     After one year from the Effective Time of the Merger, all such dividends or distributions and all cash to be paid in lieu of fractional shares held for payment by the Exchange Agent shall, at such time, be redelivered by the Exchange Agent to ATC acting solely in its corporate capacity. After such redelivery, any holder of a certificate which formerly represented shares of Aurora Common Stock shall, subject to applicable law, look as a general creditor only to ATC for payment or delivery of such dividends, distributions or cash, as the case may be.

     No fractional shares of ATC Common Stock and no certificates or scrip therefor will be issued in exchange for Aurora Common Stock in the Merger. In lieu thereof, each holder of shares of Aurora Common Stock who otherwise would be entitled to receive a fractional share of ATC Common Stock will, upon surrender of his certificate for outstanding Aurora Common Stock, be paid, without interest, an amount in cash equal to the product of (i) the average closed bid and asked prices of ATC's Common Stock for each of the five business days immediately preceding the Effective Time of the Merger and (ii) the fraction of a share of ATC Common Stock to which such holder would otherwise be entitled. Based on an examination of the stock ledger of Aurora, Management of ATC believes the total amount of payments for fractional shares will not exceed $1,000.

FEDERAL INCOME TAX CONSEQUENCES

      Neither Aurora nor ATC has requested or will receive an advance ruling from the Internal Revenue Service ("IRS") as to any of the federal income tax consequences to holders of Aurora common stock of the Merger or of any of the federal income tax consequences to Aurora or ATC of the Merger. Instead ATC and Aurora will rely upon the opinions of Deloitte & Touche LLP as to the federal income tax consequences of the Merger. The opinion of Deloitte & Touche LLP is based entirely upon the Internal Revenue Code of 1986 as amended (the "Code"), regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. Unlike a ruling from the IRS, an opinion is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the IRS.

     In the opinion of Deloitte & Touche LLP which opinion is based upon various representations and subject to various assumptions and qualifications the following federal income tax consequences will result from the Merger:

1. The Merger of Aurora with and into ATC, with ATC surviving, should qualify as a reorganization under Section 368(a)(1)(A) of the Code. Aurora and ATC should both be a party to a reorganization.

2. No gain or loss should be recognized by the Aurora shareholders upon the exchange of their Aurora common stock for ATC common stock.

3. The basis of all the ATC common stock (including any fractional shares which they otherwise might be entitled to receive) received by the shareholders of Aurora in the exchange should be the same as the basis of the Aurora stock exchanged.

4. The holding period of the ATC common stock (including any fractional shares which they otherwise might be entitled to receive) to be received by Aurora shareholders should, include the holding period of the Aurora shares surrendered in the exchange, provided Aurora stock was held as a capital asset on the date of the exchange.

5. Cash received by a shareholder of Aurora otherwise entitled to receive a fractional share of ATC common stock in exchange for his Aurora stock should be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by ATC. These cash payments should be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302 of the Code.

6. Where cash is received by a dissenting shareholder of Aurora or ATC, such cash should be treated as received by the dissenting shareholder as a distribution in redemption of his stock, subject to the provisions and limitations of Section 302 of the Code.

7. Aurora should recognize no gain or loss upon the transfer of its assets to ATC in exchange for the distribution of ATC common stock to the former Aurora shareholders, and the assumption of its liabilities by ATC.

8. No gain or loss should be recognized to Aurora upon the distribution of the ATC common stock to the Aurora shareholders.

9. No gain or loss will be recognized by ATC on the receipt of Aurora's assets in exchange for ATC common stock, and the assumption by ATC of Aurora's liabilities.

10. The basis of the assets of Aurora in the hands of ATC should be the same as the basis of such assets in the hands of Aurora immediately prior to the reorganization.

11. The holding period of the property acquired by ATC from Aurora should include the holding period of such property in the hands of Aurora immediately prior to the reorganization.

12. ATC as the survivor should succeed to and take into account as of the close of the day of the distribution or transfer the items of Aurora described in
Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and 381(c) of the Code.

13. ATC should succeed to and take into account the earnings and profits, of deficit in earnings and profits, of Aurora as of the date or dates of transfer. Any deficit in earnings and profits of either Aurora or ATC will be used only to offset earnings and profits accumulated after the date or dates of transfer.

14. The Merger of Aurora into ATC should not subject the net operating loss carryforward of Aurora to limitation under Section 382 of the Code.

     The opinion of Deloitte & Touche is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any State or any political subdivision of any State nor does it extend to any tax effects or consequences of the Merger to ATC or Aurora other than those expressly stated in the opinion. Furthermore, no opinion is expressed as to the federal or state tax treatment of the transaction under any other provisions of the Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that is not specifically covered by the opinion.

      THE OPINIONS REFERRED TO ABOVE HAVE BEEN RENDERED BY THE CERTIFIED PUBLIC ACCOUNTANTS. NO OPINIONS HAVE BEEN RENDERED WITH RESPECT TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION, AND INDIVIDUAL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS. NO LEGAL OPINION AS TO TAX CONSEQUENCES OF ANY NATURE HAS BEEN RENDERED BY LEGAL COUNSEL TO ATC OR AURORA. SEE "COUNSEL."

COMPARISON OF RIGHTS OF STOCKHOLDERS OF AURORA AND ATC

General
     At the Effective Time of the Merger, the Stockholders of Aurora, a Delaware corporation, will become Stockholders of ATC, a Delaware corporation. Accordingly, the rights of Stockholders of Aurora following the Merger will continue to be governed by Delaware law, as well as the ATC Certificate of Incorporation and By-laws.

     The Certificate of Incorporation of ATC and Aurora are substantially the same except that ATC's Certificate of Incorporation provides for authorized capital stock consisting of 20,000,000 shares $.01 par value as opposed to Aurora's Certificate of Incorporation which provides for authorized capital stock consisting of 25,000,000 shares, $.001 par value. The By-Laws of ATC and Aurora have no material differences.

     The comparative rights of stockholders of Aurora and ATC will not be materially adversely affected by the Merger of Aurora into ATC.

LIMITATION ON DIRECTORS' LIABILITY; INDEMNIFICATION

     The Certificate of Incorporation of each of ATC and Aurora contains provisions eliminating the liability of directors to the corporation and its Stockholders to the fullest extent permissible under Delaware General Corporation Law ("GCL"). The GCL prohibits the elimination of director liability (i) for any breach of the director's duty of loyalty to the corporation or its Stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or knowing violation of law (iii) for payment of unlawful dividends or unlawful stock purchases or redemptions in violation of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. Under each corporation's Certificate, a director of the corporation is not personally liable to the corporation or its Stockholders for monetary damages of breach of fiduciary duty as a director, except for liabilities which the GCL provides shall not be eliminated. The corporation's Bylaws provide for indemnification of persons who are made or threatened to be made a party to proceedings by reason of the fact such person is or was a director, officer, employee or other agent of the Corporation's. Such indemnification is to the maximum extent permitted by the GCL.

TAKEOVER LEGISLATION

     Section 203 of the GCL ("Section 203") makes it more difficult to effect certain transactions between a corporation (or its majority-owned subsidiaries) and any person holding 15% or more of the corporation's outstanding voting stock together with the affiliates or associates of such person (an "Interested Stockholder"). Section 203 prevents, for a period of three years following the date that a person became an Interested Stockholder, the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met): (i) mergers or consolidations; (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation;
(iii) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation;
(iv) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder; and (v) receipt by the Interested Stockholder of the benefit (except proportionately as a Stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.
Section 203 does not apply to transactions involving persons who became Interested Stockholders prior to December 23, 1987 through a tender officer commenced prior to December 23, 1987 or as a result of action taken solely by the corporation.

     The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder becomes an Interested Stockholder is approved by the board of directors of the corporation prior to the date such Stockholder becomes an Interested Stockholder. Additionally an Interested Stockholder may avoid the statutory restriction if, upon consummation of the transaction whereby such Stockholder becomes an Interested Stockholder, the Stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and authorized at an annual or special meeting of Stockholders by the holders of at least 66-2/3% of the outstanding voting stock not owned by the Interested Stockholder.

     A corporation, at its option, could have excluded itself from the coverage of Section 203 by action of its board of directors prior to May 2, 1988 or may exclude itself by amending its Certificate of Incorporation or bylaws at any time to exempt itself from coverage provided that any bylaw or charter amendment adopted on or after May 2, 1988 could not become effective for 12 months after the date such amendment is adopted. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation has approved, a transaction with a party who is not an Interested Stockholder of the corporation (or who became such with board approval) if the proposed transaction involves (i) certain mergers or consolidations involving the corporation; (ii) a sale or other transfer of over 50% of the aggregate assets of the corporation; or (iii) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. Neither ATC nor Aurora have excluded themselves from the coverage of Section 203.

     The Merger of Aurora into ATC is not impacted by Section 203 of the GCL since Aurora has owned ATC for more than the past three years and Messrs. George Rubin and Morry F. Rubin have each been interested stockholders of both Aurora and ATC for more than the past three years.

REGULATORY REQUIREMENTS

     No Federal or State regulatory requirements must be complied with or approvals obtained in connection with the Merger.

RESALE OF ATC COMMON STOCK ISSUED IN THE MERGER; AFFILIATES

     The shares of ATC Common Stock to be issued to Stockholders of Aurora in connection with the Merger (including the shares of ATC Common Stock which will become issuable pursuant to the anti-dilution provisions contained in Aurora's Common Stock Purchase Options and Warrants in accordance with the Merger Agreement at and after the Effective Time of the Merger) will be freely transferable under the Securities Act, except for such shares issued to any person who may be deemed an "affiliate" of ATC or Aurora within the meaning of Rule 145 promulgated under the Securities Act of 1933, as amended.

ACCOUNTING TREATMENT

     The Merger is expected to be accounted for "In a manner similar to a Pooling of Interests." Under this method of accounting, the recorded assets and liabilities of Aurora and ATC will be combined based on their existing carrying amounts, at the date the Merger is consummated.

RIGHTS OF APPRAISAL

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law (the "GCL") and is qualified in its entirety by the full text of Section 262 of the GCL attached to the Prospectus/Proxy Statement as Attachment B. ANY AURORA OR ATC STOCKHOLDER OF RECORD WHO WISHES TO EXERCISE SUCH APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSION AND ATTACHMENT B CAREFULLY BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE EXACT PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS UNDER THE GCL.

     Pursuant to the GCL, any Stockholder who is the record holder of Aurora or ATC Common Stock on the Record Date of the Special Meeting and holds such shares of record continuously through the Effective Time and who follows the procedures set forth in Section 262 of the GCL, will be entitled to have such stock appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such Aurora or ATC Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by such Court.

     Under Section 262 of the GCL, where a merger is to be submitted for approval at a meeting of Stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its Stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262 of the GCL. THIS PROSPECTUS/PROXY STATEMENT CONSTITUTES NOTICE UNDER SECTION 262 OF THE GCL TO THE STOCKHOLDERS OF AURORA AND ATC AND THE APPLICABLE STATUTORY PROVISIONS OF THE GCL ARE ATTACHED TO THIS PROSPECTUS/PROXY STATEMENT AS ATTACHMENT B.

     An Aurora or ATC Stockholder of record, as the case may be, wishing to exercise appraisal rights must deliver to Aurora or ATC, as the case may be, before the vote of Stockholders on the Merger Agreement, a written demand for appraisal (the "Demand") of his shares and must not vote in favor of the Merger Agreement. Such demand will be sufficient if it reasonably informs Aurora or ATC, as the case may be, of the identity of the Stockholder and that the Stockholder intends thereby to demand the appraisal of his shares. Because a proxy which does not contain voting instructions will, unless revoked, be voted FOR adoption of the Merger Agreement, an Aurora or ATC Stockholder, as the case may be, who votes by proxy and who wishes to exercise his appraisal rights must
(1) vote AGAINST the adoption of the Merger Agreement, or (2) affirmatively ABSTAIN from voting on the adoption of the Merger Agreement. A vote against the Merger Agreement, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the GCL.

     Only a holder of record of Aurora or ATC Common Stock is entitled to assert appraisal rights for the Aurora or ATC Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, exactly as the holder of record's name appears on each such stock certificate. If the shares of Aurora or ATC Common Stock are owned of record in a fiduciary capacity such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Aurora or ATC Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand, the agent is acting as agent for such owner or owners. A record holder, such as the broker, who holds Aurora or ATC Common Stock, as the case may be, as nominee for several beneficial owners, may exercise appraisal rights with respect to Aurora or ATC Common Stock held for one or more beneficial owners. In such case, the written demand should set forth the number of shares of Aurora or ATC Common Stock as to which appraisal is sought. Where no number of shares of Aurora or ATC Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Aurora or ATC Common Stock held in the exactly stated name of the record owner.

     Within 10 days after the Effective Time, the surviving corporation must send a notice as to the effectiveness of the Merger to each person who has satisfied the foregoing provisions of Section 262. Within 120 days after the Effective Time, but not thereafter, the surviving corporation or any Aurora or ATC Stockholder entitled to appraisal rights under Section 262 of the GCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of his Aurora or ATC Common Stock. The surviving corporation does not intend to file any such petition. Accordingly, the dissenting Stockholder will need to initiate all necessary action to perfect his appraisal rights within the time periods prescribed in Section 262.

     Within 120 days after the Effective Time, any Aurora or ATC Stockholder, as the case may be, who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Aurora or ATC Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

     Upon proper filing and service upon the surviving corporation of the petition, the surviving corporation shall within 20 days file in the proper office of the Register in Chancery a duly verified list containing the names and addresses of all Stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if approved by the Court, shall give the required notice as to the time and place fixed for the hearing of such petition. The costs of the required notice shall be borne by the surviving corporation.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the Stockholders entitled to appraisal rights and will appraise the "fair value" of the Aurora or ATC Common Stock, as the case may be, exclusive of any element of value arising from the accomplishment or expectation of the Merger. As part of its determination, the Court may require Stockholders who have demanded appraisal rights to submit their certificates to the Register in Chancery. Failure to do so may result in the Court dismissing the proceedings as to such Stockholder. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. Any judicial determination of the "fair value" of the Aurora or ATC Common Stock could be based on numerous considerations including, but not limited to, the market value of the ATC or Aurora Common Stock prior to the Merger and the net asset value and earnings value of Aurora or ATC. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceeding. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any Stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to appraisal.

     Any Stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the shares of Aurora or ATC Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Aurora or ATC Common Stock (except for any dividends or other distributions payable to Stockholders of record as of a date prior to the Effective Time of the Merger).

     If any Stockholder who demands appraisal of his Aurora or ATC Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, the Aurora Common Stock of such holder will be converted into ATC Common Stock in accordance with the Merger Agreement and the ATC Common Stock holder will continue to own his shares. A Stockholder will fail to perfect, or effectively lose, his right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. A Stockholder who demands appraisal but wishes to withdraw such demand may do so as a matter of right within 60 days of the Effective Time or thereafter subject to the written approval of ATC.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE GCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

ATC MARKET INFORMATION

     Since June, 1988, ATC's Common Stock and since April 12, 1991, ATC's
Class C Warrants, have been quoted in the Over-The-Counter market on the National Association of Securities Dealers Automated System ("NASDAQ") as Small Cap Issues under the symbols ATCE and ATCEL, respectively. The high and low bid and asked prices of these securities are shown for the periods indicated. (All references to first quarter, second quarter, third quarter and fourth quarter refer to the quarters March 1 through May 31, June 1 through August 31, September 1 through November 30 and December 1 through February 28, respectively).

                                ATC COMMON STOCK

                            Bid Prices              Asked Prices

                         High       Low         High         Low
                         ----      -----        ----        -----
FISCAL 1994
First Quarter            4-1/2   3             4-3/4       3-3/16
Second Quarter           6-1/2   4-7/16        6-5/8       4-5/8
Third Quarter            7-7/8   5             8-1/8       5-1/8
Fourth Quarter           7-1/2   6-5/8         7-3/4       6-7/8

FISCAL 1995
First Quarter               12   6-5/8        12-1/8       6-7/8
Second Quarter          11-l/2   9-1/4        11-3/4       9-1/2
Third Quarter           17-3/4   9-1/8        18-1/8       9-3/8
Fourth Quarter          17-5/8   13-1/4       17-7/8      13-1/2

                   ATC CLASS C WARRANTS

                            Bid Prices             Asked Prices
                          High      Low          High        Low
                          ----      ---          ----       -----

FISCAL 1994
First Quarter            3/16      1/8           3/8         7/32
Second Quarter            3/4      1/8           1           1/4
Third Quarter             5/8      1/8           7/8         5/16
Fourth Quarter            1/2      1/4           3/4         1/2

FISCAL 1995
First Quarter            2-1/8    11/32         2-3/8       17/32
Second Quarter           2-1/4     7/8          2-3/8           1
Third Quarter            7-3/4   1-5/16         8-1/8      1-7/16
Fourth Quarter           8       5-5/8          8-1/4      5-7/8


     The above quotations in the tables above reflect inter-dealer prices without retail markups, markdowns or commissions. They do not represent actual transactions. Such quotations should not be viewed as necessarily indicative of the price that could have been obtained on that date for a substantial number of shares of the securities.

     Although management has been advised by its transfer agent (American Stock Transfer & Trust Company) that it had 652 record holders as of January 4, 1995, the approximate number of beneficial holders of ATC's Common Stock, as of August 15, 1994, the record date for ATC's last annual meeting, was 4,000. No cash dividends have been paid by ATC on its Common Stock and no such payment is anticipated in the foreseeable future.

     ATC's Common Stock was approved for trading on the Pacific Stock Exchange. Trading on the exchange commenced in August, 1990 under the symbol "AEI." In February, 1993, ATC filed a request with the Pacific Stock Exchange (the "Exchange") to have its Common Stock removed from the Exchange due to the relative lack of any substantial trading on the Exchange as compared to trading on NASDAQ and for cost cutting measures. In March 1993, the Pacific Stock Exchange Equity Listing Committee raised no objections to the delisting and ATC filed a request with the Securities and Exchange Commission for removal of listing and registration which request was granted. ATC has not experienced any adverse effects of the delisting upon the marketability and/or value of ATC's Common Stock.

     At 4:00 P.M. New York City time on January 5, 1995, the day immediately preceding the date of the Merger Agreement, the last sales prices of ATC's Common Stock and Class C Warrants were 15-3/4 and 6-1/2, respectively. The above prices reflect an inter-dealer price without retail markups, markdowns or commissions.

     The following table provides the market value of Aurora Common Stock on a historical and equivalent per share basis as compared to the market value of ATC Common Stock on a historical basis as of January 5, 1995, based upon the last sales prices on that date as reported by NASDAQ.

                              Market Value
                              -----------

     ATC -     historical               $15.75

     Aurora -  historical                 5.50
               equivalent per share (1)   8.58
     _____________
     (1) Determined by taking ATC's last sale price at the close of business on January 5, 1995 and multiplying such price by the conversion ratio of .545 and rounding the result to the nearest penny. If the Merger is consummated, each holder of 1.0 share of Aurora Common Stock will exchange such stock for .545 of a share of ATC Common Stock.

AURORA MARKET INFORMATION

     Aurora's Common Stock has been quoted in the Over-The-Counter market, and since August 1988, on the National Association of Securities Dealers Automated System ("NASDAQ") as a Small Cap Issue under the symbol "AURE." The high and low bid and asked prices of the Common Stock are shown for the periods indicated. (All references to first quarter, second quarter, third quarter and fourth quarter refer to the quarters March 1 through May 31, June 1 through August 31, September 1 through November 30 and December 1 through February 28, respectively).


                           Bid Prices              Asked Prices
                           ----------              ------------
     FISCAL 1994          High      Low          High         Low
                          ----      ---          ----         ---
     First Quarter       1-3/4    1-3/8            2        1-1/2
     Second Quarter    2-11/16    1-5/8         2-3/4       1-3/4
     Third Quarter         3    1-11/16         3-1/8       1-7/8
     Fourth Quarter     3-1/16    2-3/4        3-5/16     2-13/16

     FISCAL 1995          High      Low          High         Low
                          ----      ---          ----         ---
     First Quarter     3-15/16    2-7/8        4-3/16           3
     Second Quarter      3-5/8  2-13/16             4           3
     Third Quarter       5-7/8    2-3/4         6-1/8       2-7/8
     Fourth Quarter      7-3/8    4-5/8         7-1/2       4-7/8


          The above quotations reflect inter-dealer prices without retail markups, markdowns or commissions. They do not represent actual transactions. Such quotations should not be viewed as necessarily indicative of the price that could have been obtained on that date for a substantial number of shares of the Common Stock.

     At 4:00 P.M. New York City time on January 5, 1995, the day immediately preceding the date of the Merger Agreement, the last sale price of Aurora's Common Stock was 5-1/2. The above price reflects an inter-dealer price without retail markups, markdowns or commissions.


     Although management has been advised by its transfer agent (American Stock Transfer & Trust Company) that the number of record holders was 250 as of January 4, 1995, the approximate number of beneficial holders of Aurora's Common Stock, as of August 15, 1994, the record date for ATC's last annual meeting, was 2,200. No cash dividends have been paid by Aurora on its Common Stock and no such payment is anticipated in the foreseeable future.

                    DIVIDEND POLICY

     ATC has not previously paid any dividends since its inception and for the foreseeable future intends to follow a policy of retaining all of its earnings, if any, to finance the development and continued expansion of its business. There can be no assurance that dividends will ever be paid by ATC.
Additionally, under the terms of its revolving loan agreement with its principal lender, ATC may not pay dividends without such lender's consent. Any Stockholder who anticipates the need for dividends from their investments should consider exercising and perfecting their Appraisal Rights which among other things, requires an actual vote against the Merger or affirmatively abstaining from voting on the Merger. See "The Merger - Appraisal Rights" and "Dividend Policy."

                                 ATC'S BUSINESS

GENERAL

     ATC was incorporated in the State of Delaware on December 14, 1987, as a subsidiary of ATC Laboratories, Inc., (formerly Analytica Laboratories Inc.), a South Dakota Corporation. On January 27 1988, ATC Laboratories, Inc. was merged into ATC which was organized solely for the acquisition of the assets, liabilities and operations of ATC Laboratories, Inc. for the purpose of reincorporating in Delaware. ATC New England, Hygeia, Management Co. and ATC Blattert are wholly owned subsidiaries of ATC. All references to ATC include ATC, ATC New England, Hygeia, Management Co. and ATC Blattert unless the context indicates otherwise. At May 1, 1995, ATC was approximately 57.0% owned by Aurora, a holding corporation which has no significant business operations outside of those conducted by ATC.

     ATC is an environmental consulting firm that specializes in the identification, assessment and testing of and corrective action for complex environmental projects. ATC's strategy is to provide a diversified set of consulting services including industrial hygiene, environmental site assessments, ground water and soil management, environmental compliance, environmental management, lead based paint management, health and safety training and risk analysis. Currently, a major portion of the ATC's revenues are derived from industrial hygiene related services. ATC also maintains independent analytical testing laboratories for analysis of industrial waste water, drinking water for lead based contamination, radon presence, and certain hazardous wastes in support of its industrial hygiene, environmental management, and lead based paint management consulting services. ATC has also commenced providing services in the area of risk analysis and computerized decision support and analysis.

     ATC has provided its environmental services nationally through its regional offices. Clients of ATC have included, financial institutions, commercial real estate owners and operators, Fortune 500 Companies, insurance companies, government agencies, educational institutions, architectural and engineering firms, defense firms, contractors, and the United States military.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations" regarding ATC's recent acquisitions and the rescission of ATC's purchase of Bio/West.

     ATC was incorporated in the State of Delaware on December 14, 1987, as a subsidiary of ATC Laboratories, Inc., (formerly Analytica Laboratories Inc.), a South Dakota corporation, which was incorporated on July 23, 1982. On January 27, 1988, ATC Laboratories, Inc. was merged into ATC, which was organized solely for the acquisition of the assets, liabilities and operations of ATC Laboratories, Inc. for the purpose of reincorporating in the State of Delaware.

ENVIRONMENTAL LEGISLATION AND REGULATION

     The environmental services industry is subject to extensive federal, state and local governmental regulations. In its operations, ATC and its employees are subject to various regulatory, certification and licensing requirements.

     Those federal agencies whose regulations have the greatest potential impact on ATC are:

     1. The United States Department of Labor - Occupational Safety and Health Administration ("OSHA"), which requires particular work practices, sets limits for worker exposure on the job, requires employers to provide employees with personal protective devices such as respirators, and requires employers to maintain records for periods of up to 30 years;

     2. The United States Environmental Protection Agency ("EPA"), which, through its National Emissions Standards for Hazardous Air Pollutants regulations ("NESHAPS") requires that it be notified of asbestos removal or disturbance during renovation and demolition projects and requires specific work practices at such projects and which through other statutes and regulations regulates a very broad spectrum of industrial and commercial activities, including the disposal of hazardous waste; and

     3. The United States Department of Housing and Urban Development ("HUD") which sets the standards for the testing and remediation of lead based paint in publicly funded housing and which provides funding for housing rehabilitation including lead based paint remediation.

     4. The United States Department of Transportation ("DOT"), which regulates packaging and transportation of hazardous waste by all who transport or cause the transport of hazardous waste.

     The EPA, HUD and OSHA have each published regulations/ guidelines to safeguard employees and public occupants from certain environmental exposures, and when applicable, Management believes that ATC's services are performed in compliance with such regulations.

     Federal Regulations restrict the use of asbestos and lead products in new buildings, specify work practices for removal of asbestos and lead containing materials from buildings, require identification of asbestos in schools and lead based paint in public housing, and require the removal of asbestos and lead paint under certain circumstances. The Asbestos Hazard Emergency Response Act of 1986 ("AHERA") requires schools to clean up damaged asbestos containing materials and mandates that schools inspect their buildings for asbestos containing materials and prepare a management plan for state review for remedial action. Regulations and guidelines of the United States Department of Housing and Urban Development ("HUD") require testing of public housing for lead based paint.

     Federal law presently requires employers to inform workers, and in some places the general public, of the dangers connected with hazardous chemicals in the workplace. These "Right-to-Know" laws usually require employers to list all hazardous chemicals in the workplace, to instruct workers in safe work practices, and to train workers on how to respond in the case of exposure to or release of the hazardous chemical. OSHA's Hazard Communication Standard requires all employers to provide information and training regarding hazardous chemicals in the workplace.

     The Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA") established strict liability of owners and operators for clean-up of pollutants and hazardous substances. Fault is not an issue and the penalties for non-compliance are substantial. Thus, increasingly, land purchasers, banks taking property as collateral, industrial land lessors, and building purchasers are requiring inspections of properties prior to buying or selling, leasing, or using them as security. ATC provides environmental assessment services and investigates properties and buildings for compliance with environmental laws and regulations.

     Most states and local governments have adopted licensing and certification requirements for workers engaged in the environmental industry, which require workers to attend training classes.

     ATC is currently accredited by the National Voluntary Laboratory Program ("NVLAP") and expects to continue to participate in all future National Institute of Standards and Technology ("NIST") programs. In addition, ATC maintains various licenses and certifications pertaining to its laboratories and certain field testing equipment. ATC has not experienced, and does not contemplate, any material difficulties in complying with regulatory and licensing provisions applicable to its business.

SERVICES

     ATC operates two analytical testing laboratories in Massachusetts and full service asbestos testing laboratories in New York, Georgia, Massachusetts, and California. ATC provides environmental consulting services through a network of offices. ATC has five primary service groups which include Industrial Hygiene, Environmental Management, Lead Management, Health and Safety and Risk Management services. These service groups are described below.

INDUSTRIAL HYGIENE

ASBESTOS MANAGEMENT ATC provides total asbestos testing and consulting services. This includes without limitation initial assessment survey of facilities to determine condition, type, concentration quantity and location of suspect asbestiform material; analysis of the contents of material samples utilizing polarized light microscopy (PLM) and of air samples utilizing phase contrast microscopy (PCM) and transmission electron microscopy

(TEM) to analyze for asbestos fibers; risk assessment; remediation design for asbestos abatement where appropriate, including the development of written specifications for asbestos removal; industrial hygiene services before, during and after the asbestos removal process which includes on-site ambient and personnel air monitoring, project management and analysis; laboratory services; development of operations and maintenance training programs for client facility's personnel; development of operation and maintenance programs for client custodial and maintenance building personnel; and providing asbestos awareness seminars for client personnel.

     ATC's services enable building owners and operators to comply with federal, state and local regulations for asbestos control, while providing a comprehensive approach for controlling or removing asbestos in all types of buildings. ATC's personnel resources include Registered Architects, Professional Engineers, Certified Industrial Hygienists, Certified Safety Professionals and Asbestos Specialists, all of whom have extensive experience managing hazardous materials, and are licensed and certified by EPA, state, and local agencies.

CLASSICAL INDUSTRIAL HYGIENE - ATC's classical industrial hygiene services evaluate potential health hazards in occupational settings. Hazards may be physical or may arise from exposures to chemicals, or biological substances as well as ergonomic factors. Examples of hazards include solvents, corrosive chemicals, gases, toxic dusts, radiation, lasers, noise, lighting, heat, stress, bacteria, and molds. Evaluations determine the extent of exposure to potentially hazardous substances and methods to control and minimize them. On-site investigations serve to anticipate, recognize, evaluate, and control exposures. Interviews are conducted, observations made, and measurements taken with a variety of sampling instruments in order to detect contaminants. Field measurements are evaluated to determine compliance with governmental regulations and other standards. After corrective measures are designed and implemented, follow-up monitoring ensures that workplace exposures have been minimized.

LABORATORY SERVICES - ATC's laboratory division, Hygeia ProScience Laboratories, analyzes industrial hygiene and environmental samples collected from air, water, and solids. Standard analyses include asbestos, volatile organic compounds, and metals (including lead). ATC's laboratory instrumentation provides accurate and precise analyses for low-level detection, as well as automated analysis and data handling. Information management for certain analyses is computerized, so data can be passed from on-line real-time sources to a file server for quicker, more accurate report generation. ATC's operations incorporate standard methodologies, chain-of-custody and Quality Assurance procedures, and professionally recognized laboratory practices. ATC's laboratories are operated under all required national, state, and professional association accreditations.

NOISE MEASUREMENT AND ANALYSIS - ATC offers consultation services to measure noise and vibration levels in comparison to occupational and environmental standards, and to design controls for achieving acceptable personal exposures. Among the noise reduction techniques used are source power limitation, transmission path/barrier controls, and receiver protection and enclosure. Typical applications include industrial noise control to protect hearing, and building interior and exterior environments to minimize annoyance of the affected population. ATC consults in commercial, office, educational, and recreational facility acoustical environments where sources can include traffic, machinery, heating and ventilating equipment, as well as other people and activities.

INDOOR AIR QUALITY - Healthy indoor air quality is recognized as an essential factor in promoting comfort and welfare. ATC studies and investigations identify (1) sources of indoor air pollution, (2) route of exposure to individuals, (3) route of entry into the body, and (4) effect on occupants. The investigatory process typically includes interviews of occupants and air monitoring of indoor and outdoor ambient environments to evaluate exposures, symptoms, and concerns. A thorough building system investigation evaluates mechanical and electrical systems which may impact habitable space. An inventory of chemicals, air contaminants, office equipment, plants, water sources, and other potentially harmful substances, process equipment and maintenance practices may be part of the evaluation. Responses are customized to the client's specific facility and problem. Once problems are identified, solutions can be designed and implemented.

ENVIRONMENTAL MANAGEMENT

     ATC's services range from property examination/investigation for environmental contamination, to turnkey remedial feasibility studies, design and groundwater management services. These services often include: soil and/or ground water analysis, installation of monitoring wells, recovery system design, regulatory permitting, contractor selection and remediation oversight.

     Pre-purchase or pre-loan real property environmental audits are increasingly required by financial institutions and a growing number of states which mandate an environmental audit prior to property transfer, closure or sale. An audit by ATC helps quantify the degree of contamination from pollutants such as asbestos, petroleum, hazardous wastes, radon and PCB's, and determine costs for clean up.

     Federal regulations require underground storage tank testing, long term monitoring and tank management. ATC provides these services for its clients.

GROUNDWATER ASSESSMENTS - ATC performs assessments at sites where there is a confirmed or suspected spill or release of hazardous substances and the quality of groundwater is in question. These assessments include identifying the depth to static water, defining pressure zones or confining conditions, determining gradient, and sampling groundwater. Because each site has unique parameters, well locations must be custom selected, well structure and systems properly designed, and samples collected under proper conditions. Once analytical results are known and soil and ground water conditions established, ATC's hydrologists, geologists, and engineers analyze the data. ATC also conducts "hot spot" investigations and full aquifer assessments. Predictive tools such as groundwater models can then be used to determine the movement and ultimate destination of the contaminants.

SITE ASSESSMENTS AND CHARACTERIZATIONS - Site assessment and characterization investigations involve defining all the important physical and chemical parameters of a site. At a minimum, these parameters include soil types, estimated permeabilities, stratigraphy, presence of ground and surface water, and profiling the types of chemicals found. In defining these parameters, distribution of the hazardous materials is also identified. Definition of the vertical and lateral extent of contamination in soil and groundwater is important in designing a strategy for remediation. Proper definition of the plume is a paramount requirement of regulatory agencies which oversee investigation of subsurface releases. The site assessment phase of a project provides a baseline for understanding subsurface conditions and is necessary before any cleanup can be designed or implemented. Both the formal written reports provided to clients as well as the procedures by which assessments are conducted conform to standard practices.

GROUNDWATER AND SOIL REMEDIATION MANAGEMENT - ATC has designed and provided management and oversight on a variety of cleanup projects, using diverse traditional and innovative technologies including bioremediation, land farming, soil venting, air sparging, pump and treat, and thermal oxidation systems. ATC has managed several site clean-ups and provides construction management services and testing, scheduling, coordination, documentation and approval of progress payments, and interaction with regulatory agencies.

LEAD MANAGEMENT

LEAD ANALYSIS AND CONSULTING - Lead in paint, drinking water and soil is an important environmental problem facing the United States. Contamination from lead exposure often results in brain damage leading to learning disabilities and retardation in some cases.

     ATC provides services for the analysis of lead in paint, soil, air, and drinking water. Consultation services include surveys to identify lead problems and the design of safe and responsible procedures for the removal of lead paint and to control lead dust and contaminated debris while reducing clean up costs. ATC provides the necessary detailed specifications where exterior and internal surfaces coated with lead paint must be abated. ATC also designs worker health and safety plans for lead removal activities, and provides construction monitoring of lead projects to prevent worker and third-party exposure to lead dust. ATC also provides design and oversight services on lead abatement projects involving large steel structures such as bridges, tunnels and sea vessels.

HEALTH AND SAFETY

ENVIRONMENTAL EDUCATION AND TRAINING - ATC's training schools are operated under ATC and the name The Environmental Institute (TEI). ATC develops and presents public and private training courses each year for those involved in environmental, asbestos, lead, hazardous materials, and safety and health issues. Right-to know programs mandated by federal OSHA, EPA, and some state regulations are designed to communicate information regarding the hazards of chemicals to workers and communities. ATC provides comprehensive Right-to-Know programs. Instructors rely upon many years of on-site and teaching experience combined with regulatory knowledge to present practical, comprehensive courses, many of which feature "hands-on" training. ATC also routinely customizes courses to meet specific client needs.

HEALTH AND SAFETY CONSULTING - ATC's occupational health and safety programs enable employers and building owners to meet or exceed the requirements established by federal, state, or local regulations, particularly OSHA regulations. A review of work practices is performed to recognize, evaluate, and design proper safe work policies and procedures. Programs which include proper training are established to minimize or eliminate work-related injuries and illnesses. Examples include comprehensive electrical safety, fire protection, safety training, machine guarding, vehicle safety, safety awareness, safety equipment, respiratory protection, and accident investigation programs. ATC also conducts audits on a routine basis to provide third-party evaluations of ongoing programs.

SITE SAFETY, HEALTH AND EMERGENCY RESPONSE PLAN - ATC can provide a full range of technical support services for site-specific safety and health programs required for hazardous waste operations. Employers involved in activities that are subject to the OSHA standard for hazardous waste operations as well as emergency response utilize ATC to provide assistance in many areas including without limitation the following: Written Safety and Health Plans; Site Characterization and Analysis; Site Control Programs; Training; Medical Surveillance Programs; Engineering Controls, Work Practices, and Personnel Protective Equipment; Materials Handling Procedures; Decontamination Procedures; and Emergency Response Procedures.

RISK MANAGEMENT SERVICES

C.E.M.S. - COMPREHENSIVE ENVIRONMENTAL MANAGEMENT SYSTEM - ATC sells and supports an integrated set of packaged software tools that can be used to support the management of a range of critical environmental activities and to assist customers in maintaining
compliance with changing environmental regulations.    There are seven different
modules that are currently available together or separately: Asbestos, Lead Paint, Storage Tanks, Hazardous Materials, Hazardous Waste,
Training/Certification, and Environmental Compliance.

RISK MODELING/RISK ASSESSMENT - ATC provides decision support by quantitatively analyzing the risk associated with the outcomes of differing environmental responses. ATC can also provide computerized modeling to simulate complex, uncertain decision scenarios, and does so by combining experience in proven risk and economic risk analysis with its core expertise in a wide range of environmental hazard areas.

CUSTOM SYSTEM DESIGN AND IMPLEMENTATION - ATC offers customized well defined, structured design and implementation methods in conjunction with object based development tools in a client/server architecture to develop custom computer systems.

CLIENTS OF ATC/BACKLOG/PERFORMANCE BONDS

     Clients of ATC have included, without limitation, Fortune 500 corporations, banks, educational institutions, insurance and commercial firms, commercial and residential building owners, and governmental agencies. During the three years ended February 28, 1995, no customer accounted for more than ten percent of ATC's consolidated revenues except for the New York City School Construction Authority, which accounted for approximately 11% and 12% of revenues for fiscal 1995 and fiscal 1994, respectively. During fiscal 1995, 1994 and 1993 74%, 68% and 75% of ATC's total revenues were derived from industrial hygiene services and the balance of ATC's consolidated revenues were derived from ATC's other services.

     At February 28, 1995, ATC's project backlog amounted to approximately $11,900,000 consisting of contracts and written service orders believed to be firm, approximately 90% of which is expected to be completed during fiscal 1996. At May 15, 1994, ATC's project backlog amounted to approximately $9,455,000 consisting of contracts and written service orders from clients believed to be firm, substantially all of which were completed during fiscal 1995. Management estimates that ATC's backlog at May 15, 1993 was approximately $6,800,000 consisting of contracts and written service orders substantially all of which were completed during fiscal 1994.

     Certain aspects of ATC's business may occasionally require it to obtain performance bonds from insurance carriers. Performance bonds are sometimes required by educational institutions and government agencies depending upon the type of bid requested by them. ATC has been able to secure performance bonds when, as, and if needed, on the few occasions that such bonds are required.

MARKETING

     ATC presently markets its environmental consulting services through its network of regional offices located in various states including California, Colorado, Connecticut, Florida, Georgia, Massachusetts, Michigan, Minnesota, Missouri, Nebraska, New York, Ohio, Oregon, Pennsylvania, Rhode Island, South Dakota, Texas, Vermont and Washington. ATC may open additional offices in states within the continental United States. Direct marketing is accomplished by technical sales representatives, technical personnel and senior management who call on prospective financial institutions, insurance companies, government agencies, building and property owners, property managers, engineering firms, architectural firms, and the U. S. military. ATC also utilizes telemarketing, direct mail solicitation, national trade advertising, and attendance at local and national trade shows and conferences for business development. ATC also markets its services through its environmental seminars and training courses to ongoing and prospective clients and by submission of competitive bids for potential governmental projects listed in industry publications.

COMPETITION

     The environmental services industry is subject to intense competition, particularly in the geographic areas in which ATC operates, with no single firm dominating. In addition to the approximately 3,500 small consulting and testing firms operating nationally, ATC competes with several national environmental engineering testing and consulting firms such as Law Engineering, Inc. and The Earth Technology Corp. Many of ATC's present and future competitors may have greater financial, technical and personnel resources than ATC. It is not possible to predict the extent of competition which ATC will encounter in the near future as the environmental services industry continues to evolve. The ability of ATC to compete successfully will depend upon its marketing efforts, its ability to accurately estimate costs, the quality of the work it performs, its ability to hire and train qualified personnel, the availability of insurance, and the availability of capital to finance its operations and meet escalating costs. ATC competes on the basis of price, turnaround and availability of services at any time, day or night, and on weekends. ATC's training schools compete against many other schools offering the same or similar type of classes.

INSURANCE

   ATC has secured a "claims made" professional liability insurance policy, including contractor's pollution liability coverage, for claims with a limit of $2,000,000 and a deductible of $150,000. Increased limits as high as $10,000,000 per claim and $10,000,000 in the aggregate have been obtained on a specific endorsement basis to meet the needs of particular clients or contracts. A "claims made" policy only insures against claims filed during the period in which the policy is in effect. This policy covers both errors and omissions. ATC's policy has been renewed in each of the last several years that the policy has been in effect. ATC has in the past filed two notices of claim which, in the aggregate, amounted to $5,540,000. Although both of these matters were dismissed in ATC's favor in each case without the payment of damages, no assurances can be give that future claims will not be filed against ATC or that ATC will continue to be able to secure insurance coverage on terms satisfactory to ATC. The relatively low dollar amount of the policy limit currently offered, the possible future unavailability or modification of this insurance or any significant increase in insurance rates could have a materially adverse effect on ATC's operations. Further, because customers may require that ATC maintain liability insurance, the possible future unavailability of such insurance could adversely affect ATC's ability to compete effectively.

PERSONNEL

     As of May 1, 1995, ATC employed 632 employees, including 506 full-time employees. These full-time employees consist of 371 professional personnel (which include industrial hygienists, environmental scientists, engineers, biologists, geologists and legal), 17 marketing persons, and 118 administrative employees inclusive of executive officers. The staff background includes amongst other things environmental engineering, industrial hygiene and hydrogeology, chemistry, biology and geology. ATC also hires additional personnel when needed.

     ATC believes that it has been able to establish and maintain a stable work force of experienced personnel by paying competitive wages and by providing improved benefits. ATC also pays the costs as they arise to have its workers certified for its asbestos and environmental requirements including tuition at a certified training program and fees for certification testing and licensing.
ATC believes that its own training school has helped to ensure the availability of a trained work force.

FACILITIES

     ATC leases office space, laboratory facilities, temporary housing facilities and storage space under thirty-six operating lease agreements, which expire at varying dates. Although ATC's utilization of these leased facilities is near maximum capacity at all locations, there is no location at which ATC foresees any material difficulty in leasing adequate supplementary adequate facilities, if necessary, under terms similar to those enjoyed under current leases. The following described leases could be considered material leases to ATC. ATC's principal executive offices are located in leased premises consisting of executive, administrative, operations and laboratory facilities aggregating approximately 20,000 square feet of space at 104 East 25th Street, New York, NY 10010 at a base rate of $170,000 per annum with a term ending on September 30, 2001. On September 30, 1994, in conjunction with its purchase of the assets of Con-Test, Inc., ATC entered into a ten-year lease for office and laboratory premises aggregating 15,100 square feet at 39 Spruce Street, East Longmeadow, Massachusetts 01028 at a base rate of approximately $160,000 per annum. ATC and its Hygeia subsidiary have three separate lease and sublease agreements (aggregated for the purpose of determining material leases) covering the premises housing its consulting and laboratory operations at 600 West Cummings Park, Woburn, Massachusetts, comprising approximately 13,400 square feet combined at an annual aggregate base rent of approximately $140,000. Although each separate lease of this group has a different term, the terms generally run through the summer of 1997. The final material lease covers ATC's approximate 9700 square feet of office space at 40 East Foothill Boulevard, Arcadia, California 91006. This lease runs through March 31, 1997, at an annual base rental of $105,600.

     In its business, ATC utilizes various laboratory, field and computer equipment owned and/or leased by ATC. ATC also rents equipment on a project-by-project basis.

LEGAL PROCEEDINGS

     Neither ATC nor Aurora is presently a party to any material litigation nor are any such proceedings pending or threatened.

                                AURORA'S BUSINESS

GENERAL

     Aurora Environmental Inc was incorporated under the laws of the State of Delaware on November 3, 1987, as a subsidiary of Aurora, Incorporated, a South Dakota corporation, which was incorporated under the laws of the State of South Dakota on August 23, 1982. On December 24, 1987, Aurora, Incorporated was merged into Aurora Environmental Inc. ("Aurora") which was organized solely for the acquisition of assets, liabilities and operations of Aurora, Incorporated for the purpose of reincorporating in Delaware.

     Aurora is a holding company with no operations outside of those conducted by its approximate 57% owned subsidiary, ATC (including the subsidiaries of ATC). At February 28, 1995, Aurora owns 3,258,000 shares of ATC Common Stock. At February 28, 1995, Aurora on an unconsolidated basis excluding its investment in ATC had total assets totalling $217,731 consisting of $177,262 in cash and cash equivalents, other assets of $500 and $39,969 in amounts due from ATC. At February 28, 1995, Aurora had unconsolidated liabilities of $14,358. Aurora has no employees. Aurora meets its obligations as a publicly-held corporation through the use of ATC personnel.

     ATC leases office space from a non-affiliated person at 1515 East 10th Street, Sioux Falls, SD 57103. These facilities are shared with Aurora. Although no specific allocations of space are made between the two companies, Aurora pays ATC $400 per month for approximately 950 square feet of office space. These facilities are adequate for the needs of Aurora. See "Certain Transactions."

     Certain expenses including salaries, fringe benefits, insurance, rent, legal and accounting and other general and administrative expenses are paid by ATC and by Aurora, for the benefit of the other. Management allocates these expenses based on estimates of time spent, square footage and use of the services received. For example, Aurora allocates to ATC its share of any legal expenses incurred by Aurora on behalf of ATC and charges ATC interest on the amount owed to Aurora. ATC, in turn, allocates to Aurora, Aurora's share of the general and administrative expenses relating to rent, internal accounting costs and management's time spent on Aurora. See "Certain Transaction" and "ATC Management's Discussion and Analysis of Financial Condition and Results of Operations."

     For a description of the business of ATC and its subsidiaries, see "ATC's Business."

                         MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF ATC

     The Directors and Executive Officers of ATC and its subsidiaries are as follows (all persons hold their respective positions with ATC, unless otherwise indicated):

         Name                   Age            Position
         ----                   ---            --------

     George Rubin               66          Chairman of the Board
                                             and Secretary

     Morry F. Rubin             35          President; Chief
                                            Executive Officer and
                                            Treasurer

     Nicholas J. Malino         43          Senior Vice President-
                                            Financial and General
                                            Operations

     Christopher P. Vincze      34          Senior Vice President-
                                            Financial and General
                                            Operations

     Donald W. Beck             36          Senior Vice President

     Richard L. Pruitt          54          Vice President and
                                            Principal Accounting
                                            and Financial Officer

     Wayne A. Crosby            41          President and
                                            Treasurer of ATC
                                            Management, Inc.

     John J. Smith              44          Secretary of ATC
                                            Management, Inc.

     George Rubin has been an executive officer and director of ATC since 1988. Mr. Rubin devotes approximately 40 hours per week to the affairs of ATC Environmental Inc. and is responsible for assisting in long and short term financial planning including reviewing budgets, liaison with financial institutions and in charge of merger and acquisition activities. Mr. Rubin served as President, Treasurer and a director of Staff Builders, Inc. from its organization in 1961 to 1987. Staff Builders, Inc., was then a publicly held corporation with over $100,000,000 in revenues operating through 100 offices, engaged in the business of providing temporary personnel primarily in the health care field. Since December 1989, Mr. Rubin has been Chairman of the Board of Directors of National Diversified Services, Inc., a publicly held corporation, which completed a public offering as a "blank check offering" in December 1986 and currently has no business operations other than searching for acquisition
candidates.   See "Conflicts of Interest; Limitation on Directors' Liability;
Indemnification."  George Rubin is the father of Morry F. Rubin.

     Morry F. Rubin has been an executive officer and director of ATC since 1988. Mr. Rubin has also been President, Chief Executive Officer and Treasurer of Aurora since May, 1985, and has been a director of Aurora since September, 1983. Since 1986, Mr. Rubin has been President of National Diversified Services, Inc., a publicly held corporation, which completed a public offering as a blank check offering in December, 1986 and currently has no business operations other than searching for acquisition candidates. See "Conflicts of Interest; Limitation on Directors' Liability;
Indemnification."   From 1981 to 1987, Mr. Rubin was employed in sales and as
director of acquisitions for Staff Builders, Inc., a publicly held company engaged in providing temporary personnel primarily in the health care field. Mr. Rubin graduated from Long Island University in 1981 with a Bachelor of Arts degree in Management and Marketing. Mr. Rubin is a full-time employee of ATC. Morry F. Rubin is the son of George Rubin.

     Nicholas J. Malino has been an executive officer since 1993. Mr. Malino has over fourteen years of experience in managing professional service organizations. Mr. Malino is responsible for the overall operations and profitability of ATC branch offices. He is involved in the analysis of mergers and acquisitions, office operations, and strategic planning and implementation. From February 1991 to September 1993, Mr. Malino was the New York Regional Manager for Kemron Inc. a hazardous waste consulting company headquartered in McLean, Virginia. From August 1989-January 1991, he was the Operations Manager for the New York City branch of Professional Service Industries ("PSI"). During this time he was responsible for PSI's operations management and business development activities. PSI employs over 3,000 people nationwide and performed various environmental management services. During 1981 to 1989, he served as a district manager for Corning Glass Works Inc. in its laboratory sciences group where he managed two laboratories and twelve patient services centers with over one hundred employees. He also founded the National Scientific Products Company
(1984) which is an international distributor of scientific supplies and instrumentation. Mr. Malino filed a Form 4 late on one occasion only during fiscal 1995.

     Christopher P. Vincze has been an executive officer of ATC since 1993, a regional manager of ATC since 1991 and has been Vice President of Hygeia since 1992. Mr. Vincze joined Dennison Environmental, Inc. in 1984 as an industrial hygienist and served as Vice President of Marketing and Operations from 1987 to July 1991. His responsibilities include managing the branch operations, reviewing mergers and acquisitions and implementing marketing and business strategies of all of ATC's regional operations. Mr. Vincze filed a Form 4 late on one occasion only during fiscal 1995.

     Donald W. Beck has been an executive officer of ATC since 1988 and is responsible for managing the operations of certain ATC offices. Mr. Beck also served as Director of ATC Laboratories, Inc. from November, 1985 until January, 1988, President of ATC Laboratories, Inc. from May, 1986 until January, 1988 and as Vice-President of ATC Laboratories, Inc. from November, 1985 until May, 1986. Mr. Beck has been a full-time employee of ATC (and formerly ATC Laboratories, Inc.) since May, 1982. Mr. Beck received a BA degree in May, 1982 from Augustana College, Sioux Falls, South Dakota. Mr. Beck's analytical experience includes general wet chemistry, selective ion analysis, atomic absorption, emission and graphite rod spectroscopy, flow injection analysis, phase contrast microscopy for asbestos, blood alcohol and drug analysis by gas chromatography, thin layer chromatography and toxicology. His professional affiliations include National Asbestos Council, American Chemical Society, Association of Official Analytical Chemists and American Water Works Association.

     Richard L. Pruitt has been an executive officer and director of ATC since 1988. Mr. Pruitt is responsible for ATC's financial matters, health benefits, insurance and auditor liaison functions. Mr. Pruitt has been the Principal Financial Officer and a Director of Aurora since May, 1985 and has served as financial manager of Aurora since February, 1982. Mr. Pruitt is a full-time employee of ATC. Mr. Pruitt also served as Secretary, Treasurer and a Director of ATC Laboratories, Inc. from November, 1985 until January, 1988 at which time ATC Laboratories, Inc. was merged into ATC.

     Wayne A. Crosby has been an employee of ATC since December 1993. Since December 1994, he became president and treasurer of ATC Management, Inc., a wholly owned subsidiary of ATC, which provides management, administrative and licensing services to the ATC group of companies. Administrative services include accounting and financial management, insurance, legal and human resource services. Since his employment Mr. Crosby has been responsible for investigating and analyzing acquisition prospects and supporting the integration of acquired companies. He has also implemented and provided support of branch office accounting systems. Prior to joining ATC, Mr. Crosby was the Chief Financial Officer of BSE Management Inc. since 1991 and of Compex Systems, Inc. from 1986 through 1990. Mr. Crosby is a certified public accountant and was employed by Deloitte Haskins & Sells (currently named Deloitte & Touche LLP) for eight years.

     John J. Smith has been an officer of ATC Management, Inc. since December 1993 and was an officer of ATC Environmental, Inc. from September 1990 through December 1993. An attorney, Mr. Smith has served as counsel for ATC's operating units since August 1989. Prior to joining ATC and for the previous five years, Mr. Smith was the Secretary of the South Dakota Department of Water and Natural Resources, a cabinet level position responsible for managing all of the State's environmental and natural resource development programs. Mr. Smith graduated from Columbia University in New York in 1972 and received his J.D. from the University of South Dakota in 1977.

     All directors of ATC will hold office until the next annual Stockholders' meeting and until the election and qualification of their successors. Officers hold their respective positions until their successors are duly qualified or they resign or are removed by the Board of Directors. The Board of Directors of ATC does not have any committees.

EXECUTIVE COMPENSATION

     The following table provides a summary compensation table with respect to the compensation of ATC's Chief Executive Officer (CEO) and its executive officers other than the CEO who were serving as executive officers at the end of fiscal 1995 whose total annual salary and bonus, if any, exceeded $100,000.

                           SUMMARY COMPENSATION TABLE



                                                                                        Long Term Compensation
                                                                                ----------------------------------
                                              Annual Compensation                       Awards             Payouts
- ------------------------------------------------------------------------------------------------------------------

     (a)                  (b)          (c)          (d)            (e)            (f)           (g)           (h)           (i)
                                                                   Other                                                    All
     Name                 Year                                    Annual       Restricted                                 Other
     and                 Ended                                    Compen-        Stock        Number of       LTIP       Compen-
  Principal            February      Salary        Bonus          sation        Award(s)       Options       Payouts      sation
  Position                28           ($)          ($)            ($)            ($)                          ($)          ($)

Morry Rubin,             1995        225,000      132,500          -0-            -0-            -0-           -0-         -0-
President and            1994        120,000       62,500          -0-            -0-            -0-           -0-         -0-
Chief Executive          1993         95,000        5,000          -0-            -0-          80,000          -0-         -0-
Officer

George Rubin,            1995        225,000      132,500          -0-            -0-            -0-           -0-         -0-
Chairman of              1994        144,231       62,500          -0-            -0-            -0-           -0-         -0-
the Board and            1993        125,000        5,000     379,200(1)          -0-            -0-(2)        -0-         -0-
Secretary

Christopher              1995        105,385       86,500       5,550(3)          -0-          17,500          -0-         -0-
Vincze, Senior           1994         96,682       98,000       4,200(3)          -0-           2,500          -0-         -0-
Vice-President           1993         96,358       10,000       4,200(3)          -0-          17,500          -0-         -0-

Nicholas Malino          1995        105,385       86,500         -0-             -0-          37,500          -0-         -0-
Senior Vice              1994         96,154       98,000         -0-             -0-           2,000          -0-         -0-
President                1993         36,104        -0-           -0-             -0-            -0-           -0-         -0-

- ----------------
(1) Represents compensation with respect to non-qualified options granted in 1988 and exercised in April 1992.

(2)  Does not include options granted in 1988 and exercised in April 1992.

(3)  Represents compensation relating to a car allowance.


                               OPTION GRANTS TABLE

     The information provided in the table below provides information with respect to individual grants of stock options by ATC during fiscal 1995 of each of the executive officers named in the summary compensation table above.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                               Potential
                                                                                                          Realizable Value at
                                                                                                             Assumed Annual
                                                                                                         Rates of Stock Price
                                                                                                              Appreciation
                                         Individual Grants                                                for Option Term (2)
- --------------------------------------------------------------------------------------------------------------------------------
              (a)                    (b)               (c)               (d)              (e)             (f)             (g)

                                                      % of
                                                      Total
                                                     Options
                                                   Granted to
                                   Options         Employees          Exercise          Expira-
                                   Granted          in Fiscal           Price            tion
             Name                    (#)            Year (1)           ($/Sh)            Date            5% ($)         10% ($)
- --------------------------------------------------------------------------------------------------------------------------------

Morry Rubin                          0                 0                N/A              N/A              0               0
George Rubin                         0                 0               N/A               N/A              0               0
Christopher  Vincze (3)            10,000             8.9              6.75            3/7/99           18,600          41,200
                                    7,500             6.7              9.50            9/19/99          19,650          43,500
Nicholas Malino (3)                10,000             8.9              6.75            3/7/99           18,600          41,200
                                   27,500            24.5              9.50            9/19/99          72,050         159,500

 N/A - not applicable
- ----------------
(1) The percentage of total options granted to employees in fiscal year is based upon options granted by ATC to officers, directors and employees.

(2) The potential realizable value of each grant of options assumes that the market price of ATC's Common Stock appreciates in value from the date of grant to the end of the option term at annualized rates of 5% and 10%, respectively, after subtracting out the applicable exercise price.

(3) The options granted to Messrs. Malino and Vincze are exercisable over a period of five years with one-fifth vesting in the date of grant and thereafter an additional one-fifth vesting on the four subsequent anniversaries of the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

The information provided in the table below provides information with respect to each exercise of stock options granted by ATC during fiscal 1995 by each of the executive officers named in the summary compensation table and the fiscal year end value of unexercised options.


            (a)                     (b)                  (c)                      (d)                             (e)

                                                                                                               Value of
                                                                               Number of                      Unexercised
                                                                              Unexercised                    In-the-Money
                                                                               Options at                       Options
                                                        Value                 FY-End (#)                     at Fy-End($)
                             Shares Acquired on       Realized                Exercisable/                   Exercisable/
           Name                 Exercise (#)            ($)(1)               Unexercisable                 Unexercisable(1)
- ----------------------------------------------------------------------------------------------------------------------------

Morry Rubin                         -0-                  -0-                   80,000/0                      861,600/0

George Rubin                        -0-                  -0-                        0/0                            0/0

Christopher Vincze                  -0-                  -0-                  16,000/21,500                 143,813/139,000

Nicholas Malino                     -0-                  -0-                   8,300/31,200                  38,825/142,300

- ----------------
(1) The aggregate dollar values in column (c) and (e) are calculated by determining the difference between the fair market value of the Common Stock underlying the options and the exercise price of the options at exercise or fiscal year end, respectively. ATC's last sale price at the close of business on February 28, 1995 was $13.25.

     AGGREGATED OPTION AND WARRANT EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR OPTION AND WARRANT VALUES

     The information provided in the table below provides information with respect to each exercise of stock options and Warrants granted by Aurora during fiscal 1995 by each of the executive officers named in the Summary Compensation Table and the fiscal year end value of unexercised options.


             (a)                      (b)                  (c)                    (d)                             (e)

                                                                                                               Value of
                                                                               Number of                      Unexercised
                                                                              Unexercised                    In-the-Money
                                                                                Options/                       Options/
                               Shares Acquired on         Value               Warrants at                      Warrants
                                  Exercise (#)          Realized               FY-End (#)                    at Fy-End($)
            Name                                          ($)(1)              Exercisable/                   Exercisable/
            (2)                                                               Unexercisable                Unexercisable(1)
- ----------------------------------------------------------------------------------------------------------------------------

Morry Rubin                         45,000              178,650                150,000/0                      633,750/0

George Rubin                       155,000              615,350                900,000/0                    5,550,500/0

Christopher Vincze                   -0-                  -0-                     0/0                             0/0

Nicholas Malino                      -0-                  -0-                     0/0                             0/0

- ----------------
(1) The aggregate dollar values in column (c) and (e) are calculated by determining the difference between the fair market value of Aurora's or ATC's Common Stock underlying the options, as the case may be, and the exercise price of the options at exercise or fiscal year end, respectively.

(2) During fiscal 1995, no options or warrants of Aurora were granted to the persons named in Summary Compensation Table.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of ATC is composed of three members, namely, George Rubin, Chairman of the Board, Morry F. Rubin, ATC's Chief Executive Officer ("CEO"), and Richard L. Pruitt, Vice President, Principal Financial and Accounting Officer. Each member of the Board of Directors is a full-time employee of ATC. The Board is responsible for reviewing and determining the annual salary, bonuses, stock option grants and other compensation of the executive officers of ATC.

     Morry F. Rubin and Richard L. Pruitt are officers and directors of Aurora. In addition, George Rubin and Morry F. Rubin are officers and/or directors of ATC's subsidiaries. Morry F. Rubin, George Rubin and Richard L. Pruitt each receive all of their respective cash compensation through ATC. However, derivative securities such as options or warrants have in the past been granted to each of the aforesaid persons by Aurora, although none were granted during fiscal 1995. During fiscal 1994, the only derivative securities granted to the above named persons by Aurora were options to purchase 150,000 shares granted to Morry Rubin and Common Stock Purchase Warrants to purchase 100,000 shares granted to George Rubin. These Options/Warrants were granted at no less than the fair market value of Aurora's Common Stock as determined by Aurora's Board of Directors in reliance upon the price at which shares were publicly traded or quoted on either the date of grant or the preceding trading day.

     Morry F. Rubin and George Rubin are the only two directors of National Diversified Services, Inc. ("National"). During National's fiscal year ended December 31, 1994, no cash compensation was paid to either Morry F. Rubin or George Rubin. Aurora, ATC and National are controlled by Morry F. Rubin and George Rubin; however, during ATC's past fiscal year, Aurora, ATC and their subsidiaries had no business relationship with National.

     In June, 1987, George Rubin loaned Aurora $200,000 and received an 18 month non-negotiable promissory note (the "note") bearing interest at the rate of 10-1/2% per annum (with interest payable monthly and principal payable at maturity) and five-year Common Stock Purchase Warrants (the "1987 Warrants") to purchase 400,000 shares of Aurora's Common Stock at an exercise price of $1.125 per share. On November 30, 1988, Mr. Rubin extended the maturity date of the note to November 30, 1989 and received five year Common Stock Purchase Warrants to purchase 300,000 shares at an exercise price of $.53 per share which Warrants were exercised in 1993. On November 30, 1989, Mr. Rubin extended the maturity date of the note to November 30, 1990 and received five year Common Stock Purchase Warrants (the "1989 Warrants") to purchase 200,000 shares at an exercise price of $1.20 per share. In September, 1990, Mr. Rubin extended the maturity date of the note to November 30, 1991 and received an extension of the expiration date of his 1987 and 1989 Warrants to November 30, 2000 and the exercise price of the 1987 and 1989 Warrants was lowered to $1.00 per share. In November 1991, Mr. Rubin extended the maturity date of the note to November 30, 1992 and received Warrants to purchase 200,000 shares at an exercise price of $.56 per share until November 30, 2000.

     In December 1992, Mr. Rubin agreed to convert the note into a demand note bearing interest at the rate of 10-1/2% per annum with interest payable monthly. In May 1993, Mr. Rubin agreed to change his $200,000 demand note into a term note due on May 31, 1994 with interest payable monthly at the rate of 10 1/2% per annum. As consideration for changing the demand note into a term note, Mr. Rubin received ten year Common Stock Warrants to purchase 100,000 shares of Aurora's Common Stock at an exercise price of $1.50 per share. In October 1993, Aurora prepaid the note. In each case, the exercise price of the Warrants were granted at no less than the fair market value of Aurora's Common Stock as determined by Aurora's Board of Directors in reliance upon the price at which shares were publicly traded or quoted on either the date of grant or the preceding trading day. Aurora also agreed to grant to Mr. Rubin certain demand registration rights and "piggyback rights" during the term of each of the aforesaid Warrants regarding the shares of Common Stock which are issuable upon exercise thereof. All registration costs relating to the registration rights will be paid by Aurora. The purpose of the aforesaid loan to Aurora by George Rubin was for working capital and for subsequent loans from Aurora to ATC.

EMPLOYMENT CONTRACTS AND OTHER COMPENSATING ARRANGEMENTS

     George Rubin, Morry Rubin, Nicholas Malino and Christopher P. Vincze receive annual salaries of approximately $225,000, $225,000, $110,000 and $110,000, respectively. Salaries of all executive officers of ATC, currently aggregate approximately $948,000. ATC has no employment contracts with its executive officers. All salaries and bonuses are at the discretion of the Board of Directors; however, ATC's Board of Directors has agreed to pay bonuses to each of George Rubin and Morry F. Rubin of 2-1/2% of pre-tax profits based upon fiscal 1995 operating results and to Christopher Vincze and Nicholas Malino as described below. The bonuses to be paid to George Rubin and Morry F. Rubin for fiscal 1995 are based upon resolutions adopted by the Board of Directors and are not pursuant to any written agreements. These bonus arrangements are expected to continue into fiscal 1996.

     The bonuses of Christopher Vincze and Nicholas Malino are determined on the basis of senior executive bonus plan agreements. The bonuses are based solely upon pre-tax branch office operating level profits before allocation of corporate charges and in accordance with a schedule which provides for the earning of specific bonus amounts upon attainment of specific branch profit objectives. This schedule includes both incremental-increase and milestone-attainment incentives.

     During fiscal 1990, ATC approved an employee savings plan which allows voluntary contributions by eligible employees into designated investment funds. ATC may, at the discretion of its Board of Directors, make additional contributions on behalf of the

Plan's participants. No ATC contributions were made in fiscal years 1995, 1994, and 1993.

      ATC has no other annuity, pension or retirement benefits for its employees. ATC provides life, dental and health insurance, which is available to all full-time employees. ATC has not afforded any of its officers or directors any personal benefits, the value of which exceeds 10% of his salary, which are not directly related to job performance or provided generally to all salaried employees. Directors do not receive compensation for serving on the Board. Depending upon the number of meetings and the time required for ATC's operations, ATC may decide to compensate its directors in the future.

ATC'S STOCK OPTION PLANS

     On January 12, 1988, the Board of Directors of ATC adopted a Stock Option Plan (the "Plan") which was ratified by Stockholders on January 12, 1988. The Plan covers 200,000 shares of Common Stock and is intended to strengthen ATC's ability to attract and retain in its employ experienced persons and to attract other persons to become associated with, and/or to maintain their association with, ATC and its subsidiaries in various capacities (e.g. consultants, salespersons) other than that of an employee, by affording such employees and other persons an opportunity to hold a proprietary interest in ATC. The Plan authorizes the issuance of the options covered thereby as either "Incentive Stock Options" within the meaning of the Internal Revenue Code of 1986, as amended, or as "Non-Statutory Stock Options." While any person is eligible to receive Non-Statutory Options, only employees are eligible to receive an Incentive Option under the provisions of applicable law. The Plan also provides that no options may be granted after January 11, 1998.

     The Plan is administered by ATC's Board of Directors, which has the authority to determine the persons to whom options shall be granted, whether any particular option shall be an Incentive Option or a Non-Statutory Option, the number of shares to be covered by each option, the time or times at which options will be granted or may be exercised and the other terms and provisions of the options except that the Plan prohibits the exercise of an Incentive Stock Option unless the Optionee has been continuously employed by ATC from the date of grant to the date of exercise. Accordingly, Incentive Stock Options terminate upon termination of the Optionee's employment with ATC for any reason whatsoever. The Plan also provides that: (i) the exercise price of options granted thereunder shall not be less than 100% (or in the case of an Incentive Option, 110% if the optionee owns 10% or more of the outstanding voting securities of ATC) of the fair market value of such shares on the date of grant, as determined by the Board, and (ii) no option by its terms may be exercised more than ten years (five years in the case of an Incentive Option, where the optionee owns 10% or more of the outstanding voting securities of ATC) after the date of grant. Any options which are canceled or not exercised within the option period become available for future grants.

     On July 16, 1993, ATC adopted the 1993 Incentive and Non-Qualified Stock Option Plan covering 200,000 shares (the "1993 Plan"). The 1993 Plan provides no options may be granted after July 15, 2003. The 1993 Plan is similar in all respects to the 1988 Stock Option Plan described above.

     As of February 28, 1995, ATC has options outstanding to purchase 271,420 shares under the 1988 and 1993 Stock Option Plans at exercise prices ranging from $1.875 per share to $17.00 per share. Included in the 271,420 options are 127,000 options which are currently exercisable.

AURORA'S 1985 STOCK OPTION PLAN

     On November 15, 1985, the Board of Directors of Aurora adopted a Stock Option Plan (the "Plan") which was ratified by Stockholders in November 1986 and amended by Stockholders in December, 1987. The Plan covers 2,000,000 shares of Common Stock and is intended to strengthen Aurora's ability to attract and retain in its employ, and in the employ of its subsidiaries, persons of training, experience and ability and to attract other persons to become associated with, and/or to maintain their association with, Aurora in various capacities (e.g. consultants, salespersons) other than that of an employee, by affording such employees and other persons an opportunity to hold a proprietary interest in Aurora and/or to increase their existing proprietary interest. The Plan authorizes the issuance of the options covered thereby as either "Incentive Stock Options" within the meaning of the Internal Revenue Code of 1986, as amended, or as "Non-Statutory Stock Options." While any person is eligible to receive Non-Statutory Options, only employees are eligible to receive an Incentive Option under the provisions of applicable law. The Plan also provides that no options may be granted after November 14, 1995.

     The Plan is administered by Aurora's Board of Directors, which has the authority to determine the persons to whom options shall be granted, whether any particular option shall be an Incentive Option or a Non-Statutory Option, the number of shares to be covered by each option, the time or times at which options will be granted or may be exercised and the other terms and provisions of the options, except that the Plan prohibits the exercise of an Incentive Stock Option unless the optionee has been continuously employed by Aurora from the date of grant to the date of exercise. Accordingly, Incentive Stock Options terminate upon the termination of the Optionee's employment with ATC for any reason whatsoever. The Plan also provides that: (i) the exercise price of options granted thereunder shall not be less than 100% (or in the case of an Incentive Option, 110% if the optionee owns 10% or more of the outstanding voting securities of Aurora) of the fair market value of such shares on the date of grant, as determined by the Board, and (ii) no option by its terms may be exercised more than ten years (five years in the case of an Incentive Option, where the optionee owns 10% or more of the outstanding voting securities of Aurora) after the date of grant. Any options which are canceled or not exercised within the option period become available for future grants.

     As of May 1, 1995, Incentive and Non-Statutory Stock Options covering approximately 30,000 of Aurora's shares of Common Stock were outstanding at exercise price of $1.00 per share. Of the 30,000 options, 15,000 each are owned by Richard L. Pruitt and Donald Beck.

AURORA'S 1987 STOCK OPTION PLAN

     On November 11, 1987, the Board of Directors of Aurora adopted a 1987 Non-qualified Stock Option Plan, which was ratified by Stockholders in December, 1987, in order to attract and retain qualified employees, officers and directors. Under the Plan, options to purchase a maximum of 1,500,000 shares of Common Stock may be granted to employees, officers and directors of Aurora. If any options granted under the Plan expire or terminate for any reason without having been exercised in full, the unpurchased shares shall become available for further options pursuant to the Plan. The Plan also provides that no options may be granted after November 10, 1997.

     The Plan is administered by the Board of Directors of Aurora or by a Stock Option Committee appointed by the Board which shall consist of not less than three directors. The maximum term of any option under the Plan is ten years. The Board of Directors or a Committee appointed by the Board determines which employee, officer or director shall have options under the Plan, the number of shares of Common Stock that may be purchased under each option, the option price and all other provisions of the respective option agreements (which need not be identical), including provisions concerning the time or times when, and the extent to which, the options may be exercised, the conditions of exercise (including non-competition with Aurora after termination of service) and the effect of approved leaves of absence on continuity of service and the terms and conditions of payment for shares in full or in installments, the issue of certificates for shares to be paid for in installments, any limitations upon the transferability of such shares and the voting and dividend rights to which the holders of such shares may be entitled, if any, though the full amount of the consideration therefor has not been paid. At May 1, 1995, Non-Qualified Stock Options to purchase 150,000 shares at an exercise price of $2.90 per share were issued and outstanding and owned by Morry F. Rubin.

     Upon the completion of the Merger, ATC will adopt a stock option plan identical to the above referenced 1987 stock option plan, except that the number of stock options under the Plan will be limited to 81,750 which represents the number of options to be granted to Morry F. Rubin to replace the Aurora Options owned by him pursuant to the anti-dilution provisions contained therein. No separate stockholder approval will be sought by ATC in connection with the establishment of this stock option plan or the issuance of the stock options to Mr. Rubin in accordance with the provisions contained in Section 1.05(c) of the Merger Agreement since no such separate approval is required under Delaware Law or pursuant to the federal income tax laws.

CONFLICTS OF INTEREST; LIMITATION OF DIRECTORS' LIABILITY; INDEMNIFICATION

     Morry F. Rubin and Richard L. Pruitt, two of ATC's executive officers and directors, are officers and the only directors of Aurora Environmental Inc. George Rubin and Morry F. Rubin are currently officers and directors of another publicly held corporation. See "Directors and Executive Officers."
Accordingly, possible conflicts of interest may arise in the future in connection with the performance of their duties. Such potential conflicts of interest may include, among other things, time, effort and corporate opportunity. As no policy has been established by ATC for the resolution of any such conflicts, ATC may be adversely affected should they choose to place their other business interests before that of ATC.

     As permitted by the Delaware General Corporation Law, ATC's Certificate of Incorporation provides that a director of ATC will not be personally liable to ATC or its Stockholders for monetary damages for breach of the fiduciary duty of care as a director, except under certain circumstances including breach of the director's duty of loyalty to ATC or its Stockholders or any transaction from which the director derived an improper personal benefit.

     ATC's by-laws provide for the indemnification of ATC's officers and directors to the fullest extent permitted by Delaware law. In this respect, ATC intends to enter into indemnification agreements with its officers and directors to hold them harmless and to indemnify each person from and against all fines, amounts paid in settlements and expenses, including attorneys' fees incurred as a result of or in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative or investigative, by reason of the fact that the person was a director and/or officer of ATC or served any other corporation in any capacity at the request of ATC, in the manner and to the extent permitted by law.

     ATC has been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Laws, that such provisions are against public policy as expressed in the Securities Laws and are therefore unenforceable.

                              CERTAIN TRANSACTIONS

     (i) ATC leases office space from a non-affiliated person at 1515 East 10th Street, Sioux Falls, South Dakota 57103. These facilities are presently shared with Aurora. Although no specific allocations of space are made between the two companies, Aurora pays ATC $400 per month for approximately 950 square feet of office space.

     Certain expenses including salaries, fringe benefits, insurance, rent, consulting fees, legal and accounting and other general and administrative expenses, are paid by ATC and by Aurora for the benefit of the other. During fiscal 1995, 1994 and 1993, the amount of expense incurred by Aurora that were allocated to ATC were $14,948, $18,137 and $42,071, respectively. ATC incurred expenses which were allocated to Aurora of $82,120, $18,700 and $18,000 in fiscal 1995, 1994 and 1993, respectively. Management allocates these expenses between the companies based on estimates of time spent, square footage and use of the services received. For example, Aurora currently allocates to ATC its share of the legal expenses incurred by Aurora on behalf of ATC and charges ATC interest on the amount owed to Aurora. ATC, in turn, allocates to Aurora, Aurora's share of the general and administrative expenses relating to rent, internal accounting costs and management's time spent on Aurora. During fiscal 1995, 1994 and 1993, approximately $15,000, $41,100 and $66,000, respectively, were transferred from ATC to Aurora. Such funds were utilized to reduce the amount owed by ATC to Aurora which at February 28, 1995 aggregated $39,969 compared to $122,141 at February 28, 1994. Such debt is repayable upon demand together with accrued interest at the rate of 8% per annum during fiscal 1995 and fiscal 1994 and at the rate of 12% during fiscal 1993.

     The transactions described above originated at a time when ATC was a wholly-owned subsidiary of Aurora and were not made on terms comparable to those that would have been obtained from unrelated third parties.

     (ii) For a description of related party transactions between George Rubin and Aurora, see "Compensation Committee Interlocks and Insider Participation."

     (iii) In 1993, ATC obtained a $2,000,000 revolving credit facility which was subsequently increased to $3,500,000 and which has been increased to $5,000,000 and a $600,000 term loan from the Atlantic Bank of New York as more fully described herein and in the Notes to Consolidated Financial Statements. Aurora is a guarantor of ATC's obligations to the Atlantic Bank of New York.

     (iv) The impact of the Merger of Aurora into ATC will be to eliminate each of the certain transactions described in sub-paragraphs (i), (ii) and (iii) above as of the Effective Time of the Merger.

     (v) ATC has in the past loaned approximately $15,000 to an officer/director of ATC secured by promissory notes for the purpose of enabling him to exercise certain stock options in ATC. This loan is currently due in 1996. This loan was approved by a majority of the disinterested members of the Board of Directors. Further, any future loans or advances will also be made for a bona fide business purpose and approved by a majority of the disinterested members of the Board of Directors.

     ATC has in the past, and may in the future, enter into transactions with officers, directors and other affiliates which may be deemed to be non-arms-length transactions (i.e. transactions between related parties). Any new transactions would be approved by a majority of disinterested Board of Directors and would be expected to be made on terms no less favorable to ATC than could be arranged with independent third parties. All material transactions during the past three years between ATC and Aurora are set forth above.

                         DESCRIPTION OF ATC'S SECURITIES

COMMON STOCK

     The authorized capital stock of ATC consists of 20,000,000 shares of Common Stock, $.01 par value each. The shares of Common Stock: (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of ATC; (ii) are entitled to share ratably in all of the assets of ATC available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of ATC; (iii) do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters upon which Stockholders may vote at all meetings of Stockholders. All shares of Common Stock now outstanding are fully paid and non-assessable and all shares of Common Stock which are the subject of this offering, when issued, will be fully paid and non-assessable.

NON-CUMULATIVE VOTING

     As of May 1, 1995, ATC has 5,738,318 shares of Common Stock issued and outstanding, 3,258,000 shares of which are owned by Aurora, which is controlled by George Rubin and Morry F. Rubin (see "Management") who together beneficially own approximately 47.3% of the issued and outstanding shares of Common Stock of Aurora, without giving effect to the beneficial ownership of certain outstanding Aurora Options and Warrants which would increase such beneficial ownership interest to approximately 55%. Since ATC's Certificate of Incorporation does not provide for cumulative voting, the holders of more than 50% of the outstanding shares can elect all of the directors if they choose to do so, in which event the holders of the remaining shares can not elect any directors. At and after the Effective Time of the Merger, George Rubin and Morry F. Rubin are expected to beneficially own, in the aggregate, (including Options and Warrants owned by them to purchase additional ATC Common Stock) approximately 37.5% of the then outstanding ATC Common Stock. As a result of the Merger, George Rubin's and Morry F. Rubin's control of ATC will shift from indirect control to direct control and such persons are more likely than not to be in a position to elect all of ATC's directors and to thereby control all of the affairs of ATC.

DIVIDENDS

     ATC has not previously paid any dividends since its inception and for the foreseeable future intends to follow a policy of retaining all of its earnings, if any, to finance the development and continued expansion of its business. There can be no assurance that dividends will ever be paid by ATC.
Additionally, under the terms of its revolving loan agreement with its principal lender,

ATC may not pay dividends without such lender's consent. Any Stockholder who anticipates the need for dividends from their investments should consider exercising and perfecting their Appraisal Rights which among other things, requires an actual vote against the Merger or affirmatively abstaining from voting on the Merger.

REDEEMABLE WARRANTS

     Each Class C Redeemable Common Stock Purchase Warrant ("Class C Warrant") entitles the holder to purchase one share of Common Stock at an exercise price of $10.00 per share until September 30, 1996. ATC has the right to redeem the Class C Warrants at a price of $.001 per Warrant upon 30 days prior written notice.

     The holders of the Warrants do not have any of the rights or privileges of Stockholders of ATC prior to the exercise of Warrants. The exercise price of the Class C Warrants and the number of shares issuable upon exercise of the Warrants are subject to anti-dilution adjustment to protect against stock dividends, stock splits, mergers, and recapitalizations.

     ATC must have a current and effective registration statement on file with the Securities and Exchange Commission in order for a Class C Warrant holder to be able to exercise the Class C Warrants. The shares of Common Stock issuable upon exercise of the Class C Warrants are registered pursuant to a separate Registration Statement, File #33-79172. In accordance with the terms of the Class C Warrants, ATC is required to file for, and endeavor to secure, such current and effective registration of the securities issuable upon exercise of the Class C Warrants. Various state securities laws relating to qualification of securities (or an exemption therefrom) for sale in such states may also be applicable. Necessarily there can be no assurance that ATC will, at all times during the life of the Warrants, be able to secure or maintain such registration or qualification; and in the event it is unable to do so, the Class C Warrants will not be exercisable and may be valueless. If ATC is unable to qualify the securities underlying the Warrants for sale in particular states, Warrant holders in those states will have no choice but to sell their Class C Warrants or let them expire.

TRANSFER AGENT AND EXCHANGE AGENT

     American Stock Transfer & Trust Co., 40 Wall Street, New York, NY 10005 is acting as transfer agent for ATC's and Aurora's securities and as Warrant Agent for ATC's Redeemable Warrants. American will also act as Exchange Agent in connection with the Merger.

REPORTS TO STOCKHOLDERS

     ATC furnishes to Stockholders, after the close of each fiscal year (i.e. February 28) an annual report relating to the operations of ATC, containing financial statements audited and reported upon, and with opinions expressed, by independent certified public accountants. In addition, ATC furnishes to Stockholders quarterly reports containing unaudited financial information as determined by the Board of Directors.

SHARES ELIGIBLE FOR FUTURE SALE

     Approximately 397,000 shares of ATC's Common Stock may be deemed "restricted securities" as that term is defined under the Securities Act of 1933, as amended (the "Act"), and in the future may be sold pursuant to a registration under the Act, in compliance with Rule 144 under the Act, or pursuant to an exemption therefrom. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of two years may sell every three months an amount equal to the greater of 1% of ATC's outstanding shares or the average weekly trading volume during the four preceding calendar weeks. A person who is not an affiliate of ATC may sell restricted shares held for three years without such limitation. The investor should be aware that the possibility of sales under Rule 144 may, in the future, have a depressive effect on the prices of ATC's securities in any market which may develop and therefore the ability of any investor to sell his securities may be adversely affected by the number of shares that may be sold under Rule 144.

     The shares of the ATC Common Stock to be issued to Stockholders of Aurora in connection with the Merger (including the shares of ATC Common Stock which will become issuable pursuant to the anti-dilution provisions contained in Aurora's Common Stock Purchase Options and Warrants in accordance with the Merger Agreement at and after the Effective Time of the Merger) will be freely transferable under the Securities Act, except for such shares issued to any person who may be deemed an "affiliate" of ATC or Aurora within the meaning of Rule 145 promulgated under the Securities Act of 1933, as amended. Under Rule 145, in the case of affiliates, such persons shall be deemed to be engaged in a distribution and therefore to be an Underwriter within the meaning of Section 2(11) of the Securities Act of 1933, as amended, unless such securities are sold by such affiliate in accordance with the provisions of Rule 144 (except that the holding period as required by Rule 144(d) is not applicable).

               DESCRIPTION OF AURORA'S SECURITIES

COMMON STOCK

     The authorized capital stock of Aurora consists of 25,000,000 shares of Common Stock, $.001 par value each. The shares of Common Stock: (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of Aurora; (ii) are entitled to share ratably in all of the assets of Aurora available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of Aurora; (iii) do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters upon which Stockholders may vote at all meetings of Stockholders. All shares of Common Stock now outstanding are fully paid and non-assessable.

NON-CUMULATIVE VOTING

     As of May 1, 1995, Aurora has 6,101,104 shares of Common Stock issued and outstanding, approximately 47% of which are beneficially owned by Morry F. Rubin and George Rubin ("the control group") without giving effect to their beneficial ownership of certain outstanding Options/Warrants which would increase such beneficial ownership interest to approximately 55%. Since Aurora's Certificate of Incorporation does not provide for cumulative voting, the holders of more than 50% of the outstanding shares can elect all of the directors if they choose to do so, in which event the holders of the remaining shares can not elect any directors.

DIVIDENDS

     Aurora has not previously paid any dividends since its inception and for the foreseeable future intends to follow a policy of retaining all of its consolidated earnings, if any. There can be no assurance that dividends will ever be paid by Aurora. Additionally, it is the position of the Atlantic Bank of New York, ATC's institutional lender, that Aurora may not pay dividends without such lender's consent.

OUTSTANDING OPTIONS AND WARRANTS

     As of May 1, 1995, Aurora has outstanding the following securities:

     (i) Warrants to purchase 660,000 shares of Aurora's Common Stock exercisable at $1.00 per share until November 30, 2000;
     (ii) Warrants to purchase 100,000 shares of Aurora's Common Stock at an exercise price of $1.50 per share until May 13, 2003;
     (iii) Warrants to purchase 200,000 shares of Aurora's Common Stock exercisable at $.56 per share until November 30, 2000;
     (iv) Options to purchase 150,000 shares of Aurora's Common Stock at an exercise price of $2.90 per share until January 10, 2004; and
     (v) Options to purchase 30,000 shares of Aurora's Common Stock at an exercise price of $1.00 per share until November 1, 1997. These Options are expected to be exercised by executive officers of ATC prior to the Effective Time of the Merger.

     The options referred to in (v) above, if not exercised prior to the Effective Time, will terminate immediately prior to the Effective Time of the Merger. All other Aurora Options and Warrants referred to above will become Options and Warrants of ATC commencing at and after the Effective Date of the Merger. Each Aurora Warrant/Option will become exercisable into .545 share of ATC's Common Stock until the original expiration date of the Aurora Warrant/Option. The total exercise price to be paid upon exercise of each Warrant/Option will remain unchanged although the exercise price per share will increase proportionately as a result of a change in the number of shares to be received. All of Aurora's

Options and Warrants that will survive and become ATC Options and Warrants are exercisable at and after the Effective Time of the Merger into ATC Common Stock and are subject to certain anti-dilution provisions to protect against stock dividends, stock splits, recapitalizations and mergers.

                                     COUNSEL

     Lester Morse P.C., 111 Great Neck Road, Suite 420, Great Neck, New York 11021, has acted as counsel for ATC. Kaufmann, Feiner, Yamin, Gildin & Robbins, 777 Third Avenue, New York, New York 10017 has acted as special counsel for Aurora in connection with this transaction. See "Risk Factor - 15" regarding the waiving of certain conflicts of interest and the security ownership of members of Lester Morse's family in both ATC and Aurora.

                                     EXPERTS

     The financial statements of ATC and Aurora as of February 28, 1995 and 1994 and for each of the three years in the period ended February 28, 1995 have been audited by Deloitte & Touche LLP independent auditors, as stated in their reports appearing in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Con-Test, Inc. as of December 31, 1993 and 1992 and for each of the two years in the period ended December 31, 1993 and the related financial statement schedules included elsewhere in the Registration Statement have been audited by James Slawski independent auditor, as stated in his reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

                                  TAX OPINIONS

     Deloitte & Touche LLP has issued their tax opinions as to certain Federal income tax matters relating to the Merger. A copy of their opinions are included in the exhibits to the Registration Statement of which this Prospectus is a part.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
___________________________________________________________________________


                                                              PAGE
ATC ENVIRONMENTAL INC.

Financial Statements and Independent Accountants'
    Report-Year Ended February 28, 1995                     F-2 to F-19

Pro Forma Combined Condensed Financial Statement
    Con-Test Acquisition
    Year Ended February 28, 1995                           F-20 to F-24


AURORA ENVIRONMENTAL INC.

Financial Statements and Independent Accountants'
    Report-Year Ended February 28, 1995                    F-25 to F-43

Pro Forma Combined Condensed Financial Statement
    Con-Test Acquisition
    Year Ended February 28, 1995                           F-44 to F-48


CON-TEST, INC.

Financial Statements and Independent Accountants'
    Report-Year Ended December 31, 1993 and 1992           F-49 to F-57

INDEPENDENT AUDITORS' REPORT


Stockholders and Board of Directors
ATC Environmental Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheets of ATC Environmental Inc. and subsidiaries as of February 28, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended February 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ATC Environmental Inc. and subsidiaries as of February 28, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1995, in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

May 4, 1995
Omaha, Nebraska

ATC ENVIRONMENTAL INC. AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS
FEBRUARY 28, 1994 AND 1995
___________________________________________________________________________



ASSETS                                                             1994           1995
CURRENT ASSETS:
  Cash and cash equivalents                                      $1,394,889    $ 1,377,862
  Trade accounts receivable, less allowance for doubtful
   accounts ($167,344 in 1994 and $535,886 in 1995)
   (Note K)                                                       7,701,761     11,859,991
  Costs in excess of billings on uncompleted contracts              370,000        447,000
  Notes receivable (Note B)                                         250,000       -
  Prepaid expenses and other current assets                         418,046        431,791
  Deferred income taxes (Note H)                                    152,600        132,700
                                                                -----------   ------------
           Total current assets                                  10,287,296     14,249,344

PROPERTY AND EQUIPMENT, Net (Notes C and D)                       2,292,154      3,151,286

GOODWILL, net of accumulated amortization ($19,613 in 1994
and $137,470 in 1995) (Note B)                                    1,242,504      7,166,998
COVENANTS NOT TO COMPETE, net of accumulated amortization
  ($42,558 in 1994 and $137,021 in 1995) (Note B)                   232,442        317,979
OTHER ASSETS                                                        102,491        123,615
                                                                 ----------    -----------
                                                                $14,156,887    $25,009,222
                                                                ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-term debt (Note D)                                      $   115,603     $   88,720
  Current maturities of long-term debt (Note D)                     543,268        840,907
  Accounts payable                                                  793,518      1,963,484
  Income taxes payable (Note H)                                   1,130,653        128,250
  Due to related company (Note J)                                   122,141         39,969
  Accrued compensation                                            1,363,858      2,053,797
  Other accrued expenses                                            169,242      1,020,479
                                                                 ----------    -----------

           Total current liabilities                              4,238,283      6,135,606

LONG-TERM DEBT, less current maturities (Note D)                  2,182,119      3,892,766
OTHER LIABILITIES (Note E)                                          -            1,087,056
DEFERRED INCOME TAXES (Note H)                                       77,000         80,600
                                                                 ----------    -----------
           Total liabilities                                      6,497,402     11,196,028
                                                                 ----------    -----------

COMMITMENTS AND CONTINGENCIES (Notes B, D, E, F, G and L)

STOCKHOLDERS' EQUITY (Notes B, D, F, G and L):
  Common stock, par value $.01 per share; authorized
  20,000,000 shares; issued and outstanding
    5,303,352 shares in 1994 and 5,738,018 shares in 1995            53,034         57,380
  Additional paid-in capital                                      4,610,860      7,484,453
  Notes receivable - common stock                                   (34,250)       (15,000)
  Retained earnings                                               3,029,841      6,286,361
                                                                 ----------    -----------
           Total stockholders' equity                             7,659,485     13,813,194
                                                                 ----------    -----------
                                                                $14,156,887    $25,009,222
                                                                ===========    ===========

See notes to consolidated financial statements.

ATC ENVIRONMENTAL INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED FEBRUARY 28, 1993, 1994 AND 1995
___________________________________________________________________________



                                            1993             1994           1995
REVENUES                                  $16,539,254     $26,664,385    $36,271,557

COST OF REVENUES                            9,889,612      14,369,961     18,355,493
                                          -----------     -----------    -----------
           Gross Profit                     6,649,642      12,294,424     17,916,064
                                          -----------     -----------    -----------

OPERATING EXPENSES:
  Selling                                     685,747         784,795      1,105,937
  General and administrative                5,150,950       8,140,069     10,996,709
  Provision for bad debts                      85,423         143,017        188,819
                                          -----------     -----------    -----------
                                            5,922,120       9,067,881     12,291,465
                                          -----------     -----------    -----------

           Operating income                   727,522       3,226,543      5,624,599
                                          -----------     -----------    -----------

NONOPERATING EXPENSE (INCOME):
  Interest expense                            115,204         185,494        285,570
  Interest income                             (49,968)        (45,361)       (34,073)
  Other expense, net (Note L)                   9,142           9,362         72,582
                                          -----------     -----------    -----------
                                               74,378         149,495        324,079
                                          -----------     -----------    -----------

           Income before income taxes         653,144       3,077,048      5,300,520

INCOME TAX EXPENSE (Note H)                   300,000       1,210,000      2,044,000
                                          -----------     -----------    -----------

NET INCOME                                $   353,144     $ 1,867,048    $ 3,256,520
                                          ===========     ===========    ===========

EARNINGS PER COMMON SHARE AND DILUTIVE
  COMMON EQUIVALENT SHARE:
    Primary                               $      0.07     $      0.35    $      0.57
                                          ===========     ===========    ===========

    Fully diluted                         $      0.07     $      0.35    $      0.56
                                          ===========     ===========    ===========

WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING:
    Primary                                 5,293,871       5,376,921      5,753,856
                                          ===========     ===========    ===========

    Fully diluted                           5,298,296       5,396,373      5,850,233
                                          ===========     ===========    ===========



See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
 YEARS ENDED FEBRUARY 28, 1993, 1994 AND 1995

                                                                                    NOTES
                                               COMMON STOCK         ADDITIONAL   RECEIVABLE-
                                          ----------------------     PAID-IN       COMMON       RETAINED
                                             SHARES      AMOUNT      CAPITAL       STOCK        EARNINGS     TOTALS
BALANCE, February 29, 1992                  5,038,752   $50,388    $4,265,990    $(34,250)     $  809,649  $ 5,091,777

  Sale of common stock at $.15 per
    share, upon exercise of options           254,000     2,540        35,560        -              -           38,100

  Tax benefit from exercise of common
    stock options (Note H)                      -          -          344,000        -              -          344,000

  Continuing registration costs applied
    against additional paid-in capital          -          -          (14,120)       -              -          (14,120)

  Net income                                    -          -            -            -           353,144       353,144
                                           ----------   -------    -----------   ---------     ----------  -----------

BALANCE, February 28, 1993                  5,292,752    52,928     4,631,430     (34,250)      1,162,793    5,812,901


  Sale of common stock at $1.87 to $4.31
    per share, upon exercise of options         5,600        56        16,090        -              -           16,146

  Issuance of common shares in connection
    with the purchase of BSE Management, Inc.   5,000        50        29,650        -              -           29,700

  Adjustment to tax benefit from exercise
    of common stock options (Note H)            -          -          (40,927)       -              -          (40,927)

  Continuing registration costs applied
    against additional paid-in capital          -          -          (25,383)       -              -          (25,383)

  Net income                                    -          -            -            -          1,867,048    1,867,048
                                           ----------   -------    -----------   ---------     ----------  -----------

BALANCE, February 28, 1994                  5,303,352    53,034     4,610,860     (34,250)      3,029,841    7,659,485

  Sale of common stock at $1.87 to $5.00
    per share, upon exercise of options        16,980       170        51,354        -              -           51,524

  Sale of common stock at $8.00 per share,
    upon exercise of Class B common stock
    purchase warrants                         284,803     2,848     2,275,576        -              -        2,278,424

  Issuance of common shares in connection
    with the purchase of Con-Test, Inc.       116,556     1,165       491,740        -              -          492,905

  Issuance of common shares in connection
    with the purchase of R.E. Blattert &
    Associates                                 16,327       163       112,340        -              -          112,503

  Continuing registration costs applied
    against additional paid-in capital          -          -          (57,417)       -              -          (57,417)

  Reduction of notes receivable                 -          -            -           19,250          -           19,250

  Net income                                    -          -            -            -          3,256,520    3,256,520
                                          -----------   -------    -----------    ---------    ----------  -----------


BALANCE, February 28, 1995                  5,738,018   $57,380    $7,484,453     $(15,000)    $6,286,361  $13,813,194
                                          ===========   ========   ==========     =========    ==========  ===========




See notes to consolidated financial statements.

ATC ENVIRONMENTAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED FEBRUARY 28, 1993, 1994 AND 1995

                                                       1993            1994          1995
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                        $ 353,144      $1,867,048    $3,256,520
  Adjustments to reconcile net income to net cash
   from operating activities:
    Depreciation and leasehold amortization           602,091         648,473       707,318
    Amortization of goodwill and covenants             24,455          37,716       212,320
    Provision for bad debts                            85,423         143,017       188,819
    Deferred income taxes                            (131,875)        (12,000)       23,500
    Other liabilities                                       -               -       (46,179)
    Loss (gain) on disposition of fixed assets          9,142               -       (11,079)
    Changes in operating assets and liabilities,
     net of amounts acquired in acquisitions:
       Accounts and notes receivable                 (778,209)     (4,754,874)     (348,459)
       Prepaid expenses and other assets              (34,391)       (168,443)      (22,269)
       Accounts payable and other liabilities          93,022       1,068,171        72,615
       Income taxes payable                           379,781       1,142,239    (1,002,403)
                                                    ---------      ----------    ----------
         Net cash flows from operating activities     602,583         (28,653)    3,030,703
                                                    ---------      ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of Con-Test, Inc., net of cash acquired          -               -    (2,230,551)
  Purchase of BSE Management, Inc.                          -      (1,030,285)     (887,325)
  Purchase of Microbial Environmental Services, Inc.        -               -      (250,000)
  Purchase of R. E. Blattert & Associates, net
  of cash acquired                                          -               -        (9,541)
  (Purchase) rescission of Bio/West, Inc.            (750,000)        283,722             -
  Purchase of property and equipment                 (566,902)       (730,737)     (756,444)
  Proceeds from sale of property and equipment          7,298           1,000        34,049
  Proceeds from maturity of investments             1,017,948               -             -
                                                   ----------      ----------     ---------
         Net cash flows from investing
         activities                                  (291,656)     (1,476,300)   (4,099,812)
                                                   ----------      ----------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt and
   notes payable                                      219,062       3,018,995     1,580,318
  Proceeds from issuance of common stock               38,100          16,146     2,329,948
  Principal payments on long-term debt
   and notes payable, including capital
   lease obligations                                 (400,292)     (1,174,756)   (2,800,767)
  Payments for continuing registration costs          (14,120)        (25,383)      (57,417)
                                                   ----------       ---------     ---------
         Net cash flows from financing
         activities                                  (157,250)      1,835,002     1,052,082
                                                   ----------       ---------     ---------

         Net change in cash and cash equivalents      153,677         330,049       (17,027)
                                                   ----------       ---------      ---------

CASH AND CASH EQUIVALENTS, Beginning of year          911,163       1,064,840     1,394,889
                                                   ----------       ---------    ----------

CASH AND CASH EQUIVALENTS, End of year             $1,064,840      $1,394,889    $1,377,862
                                                   ----------      ----------    ----------
                                                   ----------      ----------    ----------

See notes to consolidated financial statements.

ATC ENVIRONMENTAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED FEBRUARY 28, 1993, 1994 AND 1995
- -----------------------------------------------------------------
A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of ATC Environmental Inc. and its wholly-owned subsidiaries ATC New England Corp., ATC Blattert Inc., Hygeia Proscience Laboratories, Inc. and ATC Management, Inc. All significant intercompany accounts and transactions have been eliminated.

    NATURE OF BUSINESS - ATC Environmental Inc. and its subsidiaries (ATC or collectively the Company) are environmental consulting firms providing assessment, monitoring, training, analytical and management services for environmental projects. These services are provided nation-wide through a network of regional offices. ATC is a 57% owned subsidiary of Aurora Environmental Inc. (Aurora). Because the Company conducts its operations in a single industry, segment information is not presented.

    REVENUE RECOGNITION - The Company generally contracts for services to customers on the basis of a fixed fee per procedure or services performed. Revenue is recognized as services are performed in accordance with the terms of the contract.

    COSTS IN EXCESS OF BILLINGS ON UNCOMPLETED CONTRACTS - Costs in excess of billings on uncompleted contracts represent unbilled services and reimbursable expenses associated with ongoing projects.

    SIGNIFICANT CUSTOMER - In fiscal 1995, revenues from a single customer comprised approximately 11% of total revenues. In fiscal 1994 revenues from this customer comprised approximately 12% of total revenues.

    PROPERTY AND EQUIPMENT - Property and equipment are carried at cost. Depreciation is computed on either the straight-line or declining balance method over the estimated useful lives of the assets, as follows:

       Office equipment                              5 years
       Transportation equipment                    4-5 years
       Laboratory and field equipment              5-7 years
       Leasehold improvements              life of the lease

    AMORTIZATION OF INTANGIBLE ASSETS - Goodwill associated with acquisitions is being amortized on a straight-line basis over a 10 to 30 year period. The carrying value of goodwill is periodically evaluated on the basis of management's estimates of future undiscounted operating income associated with the acquired business. When the carrying amount of goodwill is determined not to be recoverable by management, the associated asset is written off. At February 28, 1995, no such impairment existed. The covenants not to compete are being amortized over the terms of the agreements, which are 3 or 5 year periods.

    INCOME TAXES - The liability method is used to measure deferred tax assets and liabilities in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, based on temporary differences between financial and taxable income existing at each balance sheet date using enacted tax rates. ATC and its wholly-owned subsidiaries file a consolidated income tax return.

    CONTINUING REGISTRATION COSTS - Costs associated with the registration and issuance of equity are charged against additional paid-in capital as incurred. These costs generally include legal and accounting fees, printing costs and other direct expenses of registration statement filings.

    CREDIT RISK AND FINANCIAL INSTRUMENTS - Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash, temporary investments and accounts receivable. The Company places its temporary investments in highly rated financial institutions and investment grade short-term debt instruments. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers, the proportion of receivables from governmental entities, generally short payment terms and dispersion across geographic areas.

    EARNINGS PER COMMON SHARE AND DILUTIVE COMMON EQUIVALENT SHARE
    - Earnings per common share and dilutive common equivalent share have been computed by using the weighted average number of shares outstanding during the year. Outstanding dilutive stock warrants and stock options are included in the computation of weighted average number of shares.

    CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers all commercial paper, money market funds and certificates of deposit purchased with a maturity of three months or less at acquisition to be cash equivalents.

    RECLASSIFICATIONS - Certain reclassifications have been made to the prior years' financial statements to conform to the current year's presentation.

B.  BUSINESS ACQUISITIONS

    CON-TEST, INC. - On October 1, 1994, ATC acquired substantially all of the assets and liabilities of Con-Test, Inc. (Con-Test), a Massachusetts based environmental consulting company having branch offices in the New England states, New York and Pennsylvania. The seller has guaranteed the net receivables purchased. The acquisition has been accounted for as a purchase. The purchase price was comprised of the following consideration:

       Amounts Paid to Seller:
          Cash                                        $2,100,000
          Note payable                                   535,000
          ATC restricted common stock                    492,905
       Liabilities Assumed:
          Current liabilities                          1,908,465
          Non-current liabilities                        478,027
          Notes payable                                1,981,982
       Direct expenses related to acquisition            131,910
                                                      ----------
                                                      $7,628,289
                                                      ----------
                                                      ----------

    Con-Test's assets and liabilities are included in the accompanying consolidated balance sheet at fair value at the date of purchase. The purchase price allocation is summarized as follows:

       Accounts receivable, net                       $2,615,469
       Property and equipment                            633,945
       Other assets                                       13,359
       Covenant not to compete                           100,000
       Goodwill                                        4,265,516
                                                      ----------
                                                      $7,628,289
                                                      ----------
                                                      ----------

    R.E. BLATTERT & ASSOCIATES - On January 13, 1995, ATC acquired substantially all of the assets and liabilities of R.E. Blattert & Associates (Blattert), an environmental consulting firm having geologic, environmental engineering and water resource expertise with offices in Indiana and Iowa. The seller has guaranteed the net receivables purchased. In addition, the purchase agreement provides for the seller to receive additional purchase consideration up to a maximum of $850,000 over a four-year period based on achieving agreed upon earnings targets. These contingent payments will be recorded as goodwill if subsequently earned. At February 28, 1995, no additional purchase consideration had been earned. The acquisition was accounted for as a purchase. The purchase price was comprised of the following consideration:

       Amounts Paid to Seller:
          ATC restricted common stock                       $  112,503
       Liabilities Assumed:
          Current liabilities                                  490,889
          Notes payable                                        384,870
       Direct expenses related to acquisition                   23,209
                                                            ----------
                                                            $1,011,471
                                                            ----------
                                                            ----------

    Blattert's assets and liabilities are included in the accompanying consolidated balance sheet at fair value at the date of purchase. The purchase price allocation is summarized as follows:

        Accounts receivable, net                            $  378,663
        Property and equipment                                  99,030
        Other assets                                            14,269
        Covenant not to compete                                 80,000
        Goodwill                                               439,509
                                                            ----------
                                                            $1,011,471
                                                            ----------
                                                            ----------

    MICROBIAL ENVIRONMENTAL SERVICES, INC. - On January 4, 1995, ATC acquired certain operations of Microbial Environmental Services, Inc. (MES). ATC agreed to assume service performance obligations under certain contracts and a lease obligation of MES. In consideration, MES assigned accounts receivable to ATC. ATC additionally purchased certain field and laboratory equipment from MES and paid a finder's fee to an unrelated party. The acquisition was accounted for as a purchase. The purchase price was comprised of the following consideration:

       Note payable to MES                        $  100,000
       Non-current liabilities assumed               812,208
       Cash paid for finder's fee                    250,000
       Note payable for finder's fee                 200,000
                                                  ----------
                                                  $1,362,208
                                                  ----------
                                                  ----------

    MES's assets and liabilities acquired are included in the accompanying consolidated balance sheet at fair value at the date of purchase. The purchase price allocation is summarized as follows:

       Accounts receivable, net                       $  812,208
       Equipment                                         100,000
       Goodwill                                          450,000
                                                      ----------
                                                      $1,362,208
                                                      ----------
                                                      ----------

    BSE MANAGEMENT, INC. - On April 30, 1993, ATC acquired certain assets and liabilities of BSE Management, Inc. (BSE), a California based environmental consulting holding company and three of its subsidiaries, Diagnostic Environmental Inc., Hygeia Environmental Laboratories and The Environmental Institute Inc. The acquisition was accomplished by purchasing certain BSE assets at a foreclosure sale, acquiring certain BSE unsecured debt from its holder, entering into consulting and employment contracts and non-compete agreements with certain key BSE employees, and assuming specified liabilities of BSE. The purchase agreement also calls for additional purchase consideration up to a maximum of $1,356,000 over five years contingent upon future cash receipts of the ongoing business. These contingent payments are recorded as goodwill as earned. The purchase price was comprised of the following consideration:

      Cash paid to stockholders                          $  400,000
      Cash paid to secured party                            169,670
      Liabilities assumed and other cash payments           193,335
      Issuance of note payable to financial institution     355,840
      Issuance of common stock to financial institution      29,700
      Direct expenses related to acquisition                142,442
      Contingent consideration earned to date             1,155,498
                                                         ----------
                                                         $2,446,485
                                                         ----------
                                                         ----------

    BSE's assets and liabilities are included in the accompanying consolidated balance sheet at fair value at the date of purchase. The purchase price allocation is summarized as follows:

        Property and equipment                              $  103,670
        Other non-current assets                                53,000
        Covenant not to compete                                150,000
        Goodwill                                             2,139,815
                                                            ----------
                                                            $2,446,485
                                                            ----------
                                                            ----------

    BIO/WEST, INC. - On June 10, 1992, ATC signed a purchase agreement for 100% of the issued and outstanding common stock of Bio/West, Inc. (Bio/West), a privately held environmental consulting firm specializing in ecological services. The acquisition was accounted for as a purchase.

    On October 14, 1993, because of certain disputes which arose subsequent to the purchase, the Company and the former stockholders of Bio/West entered into an agreement for restitution following rescission, which provided for an orderly rescission of the purchase. The agreement effected a refund of the purchase price by the former Bio/West stockholders to ATC and a return to the former stockholders of all ownership and stock of Bio/West. Under this agreement, the former stockholders of Bio/West refunded the cash payment to ATC, forgave the notes payable, forgave all amounts payable under the profit contingent portion of the original purchase agreement and reimbursed ATC for expenses incurred by it on behalf of Bio/West. In order to provide sufficient funds for the former shareholders of Bio/West to make full restitution provided in the recission, ATC loaned these former stockholders $375,000 supported by promissory notes. These notes were paid in full as of February 28, 1995. ATC also entered into a separate non-compete agreement with Bio/West requiring ATC to pay a total of $137,000 to Bio/West over three years.

    The accompanying consolidated statements of operations reflect the revenues and expenses of the Company and its subsidiaries, including the results of Bio/West's operations through May 31, 1993, the effective date of the rescission. The results of operations of Bio/West included in the consolidated financial statements were revenues of $2,924,290 and $468,731 and net income (loss) of $29,657 and $(109,846) in fiscal 1993 and 1994, respectively.

    PRO FORMA FINANCIAL INFORMATION (UNAUDITED) - The following unaudited pro forma information sets forth the results of operations of ATC as though the purchases of BSE and Con-Test and the rescission of Bio/West had occurred at March 1, 1993:

                                                       PRO FORMA
                                                YEARS ENDED FEBRUARY 28,
                                               --------------------------
                                                   1994           1995
                                               -----------    -----------
        Total revenues                         $39,469,717    $41,391,933
        Net income                             $   990,055    $ 2,757,502
        Net income per share                   $      0.18    $      0.47

C.  PROPERTY AND EQUIPMENT

    Property and equipment consists of:

                                                     1994            1995
                                                  ----------      ----------
       Office equipment                           $1,633,933      $2,086,889
       Laboratory and field equipment              2,265,765       3,007,651
       Transportation equipment                      107,544         223,397
       Leasehold improvements                        330,184         537,698
                                                  ----------      ----------
                                                   4,337,426       5,855,635
       Less accumulated depreciation               2,045,272       2,704,349
                                                  ----------      ----------
              Property, plant and equipment, net  $2,292,154      $3,151,286
                                                  ----------      ----------
                                                  ----------      ----------

    The following is a summary of capital leases by major asset class:

                                                     1994            1995
                                                  ----------      ----------
        Office equipment                           $448,795       $  448,795
        Laboratory equipment                        513,456          557,376
        Leasehold improvements                        9,844            9,844
                                                   --------       ----------
                                                    972,095        1,016,015
        Less accumulated amortization               608,081          780,715
                                                   --------       ----------
                                                   $364,014       $  235,300
                                                   --------       ----------
                                                   --------       ----------

    Lease amortization is included in depreciation expense.

D.  LONG-TERM DEBT AND CREDIT AGREEMENTS

    Long term debt consists of:

                                                                                               1994            1995
    Borrowings from bank under revolving credit facility due September 30, 1996.
      Interest is payable monthly at the bank's benchmark rate, which equals or
      approximates the prime rate, 9.0% at February 28, 1995.                               $1,700,000      $3,075,000

    Note payable to bank, payable in monthly installments plus interest which accrues at
      1.0% above the bank's benchmark rate (9.0% at February 28, 1995) through April, 1996     450,060         233,480

    8.5% note payable issued in connection with the purchase of Con-Test, payable in three annual installments commencing September 30, 1995.
      Interest is payable quarterly.                                                              -            535,000

    7.0% note payable issued in connection with the purchase of BSE,
      payable in monthly installments, including interest, through April, 1996.                282,835         179,355

    Notes payable assumed in connection with the purchase of Blattert, with fixed interest rates of 8% and 10.9% payable in monthly installments
     through April, 1999.                                                                         -            204,559

    Notes payable issued in connection with the purchase of MES, with a fixed interest
      rate of 8%, payable in monthly and quarterly installments through February, 1998.           -            300,000

    Vehicle loans with interest rates ranging from 7.25% to 11.2% due in monthly
      installments at various dates through 1999.                                               13,300          76,531

    Capitalized lease obligations with implicit interest rates ranging from 9% to 14%
      due in monthly installments at various dates through July, 1999.                         279,192         129,748
                                                                                            ----------      ----------
                                                                                             2,725,387       4,733,673
    Less current maturities                                                                    543,268         840,907
                                                                                            ----------      ----------
    Long-term debt, less current maturities                                                 $2,182,119      $3,892,766
                                                                                            ----------      ----------
                                                                                            ----------      ----------

The Company has a revolving credit facility providing for borrowings up to $5,000,000, subject to a percentage of its eligible accounts receivable, of which $1,700,000 and $3,075,000 was outstanding at February 28, 1994 and 1995. Borrowings are subject to the terms of a promissory note and the outstanding balance is due on September 30, 1996. Interest is payable monthly and accrues at the bank's benchmark interest rate which is equal to or approximates the prime rate of interest (9.0% at February 28, 1995). At February 28, 1995, $657,000 was available to borrow under the terms of the agreement.

The above mentioned credit facility and note payable to bank contain certain restrictive financial covenants, including a prohibition of dividend payments by ATC to its stockholders (including Aurora) until obligations are paid in full, and are collateralized by substantially all assets of the Company.

At February 28, 1994 and 1995, the Company has short-term notes payable to financing institutions of $115,603 and $88,720, respectively, with interest rates of 4.7% and 6.7%, respectively.

    Aggregate maturities of long-term debt including capitalized lease obligations at February 28, 1995 are as follows:

              Net          Less
            Minimum       Portion         Portion
             Lease      Representing    Representing      Notes         Total
           Payments       Interest       Principal       Payable         Debt
   1996     $ 71,800      $ 8,999         $ 62,801     $  778,106    $  840,907
   1997       22,875        5,386           17,489      3,490,375     3,507,864
   1998       22,875        3,719           19,156        292,895       312,051
   1999       22,875        1,893           20,982         35,512        56,494
   2000        9,537          217            9,320          7,037        16,357
            --------      -------         --------     ----------    ----------
            $149,962      $20,214         $129,748     $4,603,925    $4,733,673
            --------      -------         --------     ----------    ----------
            --------      -------         --------     ----------    ----------

E.  COMMITMENTS

    OPERATING LEASE COMMITMENTS - The Company leases office space, laboratory facilities, temporary housing facilities and automobiles under operating lease agreements which expire at varying dates from March 1994 through September 2001. The Company also rents equipment on a job-by-job basis. Minimum annual rental commitments as of February 28, 1995 are as follows: 1996, $1,133,637; 1997, $916,491; 1998, $644,910;
    1999, $488,242; 2000, $439,758 and thereafter $1,147,265 (total
    $4,770,303).

    Rent expense for fiscal years 1993, 1994 and 1995 was $684,309, $1,129,283 and $1,049,512, respectively, net of sublease rental income of $7,045 in fiscal year 1993.

    OTHER LIABILITIES - Other liabilities consist of long-term lease commitments and other long-term contractual obligations assumed in connection with business acquisitions. Contractual obligations representing existing liabilities recorded within the financial statements that are expected to be realized during fiscal 1996 are included within other accrued expenses.

F.  STOCK OPTIONS

    A stock option plan, approved by the Board of Directors in 1988, provides for the granting of 200,000 options to employees for purchase of common stock at prices which cannot be less than the fair market value at the time of the grant. Options become exercisable 20% per year for certain participants and 50% per year for other participants and expire within five years of the date of grant.

    Additionally, in January 1988, the Company granted options for the purchase of 342,000 shares of common stock at a price of $.15 per share in part to related parties. The Company determined that the option price approximated fair market value at the date of grant and, accordingly, no compensation was recorded pursuant to these options. These options have all been exercised as of February 28, 1993.

    On July 16, 1993, the Board of Directors approved an additional stock option plan providing for the granting of 200,000 options to employees for purchase of common stock at prices which cannot be less than fair market value at the time of grant. Options become exercisable 20% per year and expire within five years of the date of grant.

    At February 28, 1995, the Company had granted options under the 1988 and 1993 plans for 291,400 shares, of which options for 19,980 shares had been exercised and options for 127,000 shares were exercisable. Additionally, in fiscal 1995, the Board of Directors approved the granting of 20,000 options to an unrelated consultant for purchase of common stock at $9.50 per share (fair market value at date of grant). The option shares are subject to changes in capitalization.

    The changes in the outstanding stock options under the 1988 and 1993 plans described immediately above during fiscal years
    1993, 1994 and 1995 are summarized below:



                                                           Price Per-
                                         Options           Share-Range
    Balance at February 29, 1992         305,550         $ 0.15 -  4.31
      Granted                            123,550           1.88 -  3.00
      Exercised                         (254,000)                  0.15
      Expired                            (42,550)          2.31 -  3.06
                                        --------         --------------

    Balance at February 28, 1993         132,550           1.88 -  4.31
      Granted                             50,750           4.00 -  7.50
      Exercised                           (5,600)          1.88 -  4.31
      Expired                             (7,000)          1.88 -  4.00
                                        --------         --------------

    Balance at February 28, 1995         170,700           1.88 -  7.50
      Granted                            112,350           6.75 - 17.00
      Exercised                           (6,980)          1.88 -  5.00
      Expired                             (4,650)         10.00 - 10.50
                                        --------         --------------
    Balance at February 28, 1995         271,420         $ 1.88 - 17.00
                                        --------         --------------
                                        --------

G.  COMMON STOCK WARRANTS

    During the year ended February 28, 1995, 284,803 of the 285,817 outstanding Class B warrants were exercised at an exercise price of $8.00 allowing the holder to receiver one share of common stock per warrant and one Class C warrant. The remaining Class B warrants not exercised expired as of September 30, 1994.

    At February 28, 1995, there are 570,620 Class C warrants outstanding. Each Class C warrant entitles the holder to purchase one share of common stock at an exercise price of $10.00. The Company has the right to redeem the Class C warrants at a price of $0.01 per warrant at any time upon 30 days prior written notice. The Company has reserved common shares equal to the outstanding warrants for issuance upon the exercise of the Class C warrants. The expiration date of the Class C warrants is September 30, 1996.

H.  INCOME TAXES

    Income tax expense (benefit) consists of the following:


                                                    State and
    Year Ended February 28           Federal           Local      Total
    1995:
       Current                       $1,725,000     $295,500      $2,020,500
       Deferred                          19,000        4,500          23,500
                                     ----------     --------      ----------
           Total                     $1,744,000     $300,000      $2,044,000
                                     ----------     --------      ----------
                                     ----------     --------      ----------
    1994:
       Current                       $1,009,000     $213,000      $1,222,000
       Deferred                          (9,000)      (3,000)        (12,000)
                                     ----------     --------      ----------
           Total                     $1,000,000     $210,000      $1,210,000
                                     ----------     --------      ----------
                                     ----------     --------      ----------
    1993:
       Current                       $ 354,000      $ 77,875       $  431,875
       Deferred                       (122,000)       (9,875)        (131,875)
                                     ---------      --------       ----------
           Total                     $ 232,000      $ 68,000       $  300,000
                                     ---------      --------       ----------
                                     ---------      --------       ----------

    The Company made income tax payments of approximately $56,000, $278,000 and $3,023,000 in fiscal 1993, 1994 and 1995, respectively.

    A reconciliation of the statutory U.S. Federal tax rate and effective tax rate is as follows:


    Year Ended February 28                              1993       1994      1995
    Statutory U.S. Federal rate                         34.0%      34.0%     34.0%
    State income taxes, net of federal benefit           4.2        4.5       4.1
    Non-deductible expenses                              7.7        0.8       0.5
                                                        ----       ----      ----
                                                        45.9%      39.3%     38.6%
                                                        ----       ----      ----
                                                        ----       ----      ----

                                    F-16

    The tax effects of temporary differences that give rise to a significant portion of deferred tax assets and liabilities consist of the following:

                                                     February 28,
                                                  1994         1995
    Deferred tax assets:
      Nondeductible liabilities and reserves      $172,000     $234,300
      Other                                         38,600       31,000
                                                  --------     --------
                                                   210,600      265,300
                                                  --------     --------
    Deferred tax liabilities:
      Property and equipment                        77,000       97,000
      Prepaid expenses                              58,000      101,600
      Other                                           --         14,600
                                                  --------     --------
                                                   135,000      213,200
                                                  --------     --------
    Net deferred tax asset                        $ 75,600     $ 52,100
                                                  --------     --------
                                                  --------     --------

    The current portion of net deferred tax assets of $152,600 and $132,700 at February 28, 1994 and 1995 is classified in the consolidated balance sheet in current assets. The noncurrent portion is classified in noncurrent liabilities.

    During fiscal 1993, the Company recorded in additional paid-in capital $344,000 of tax benefit from the exercise of common stock warrants and options. During fiscal 1994, the Company adjusted its tax benefit recorded in additional paid-in capital downward by $40,927 to reflect the actual tax benefit realized.

I.  EMPLOYEE BENEFIT PLANS

    The Company has an employee savings plan which allows for voluntary contributions into designated investment funds by eligible employees. The Company may, at the discretion of its Board of Directors, make additional contributions on behalf of the Plan's participants. No Company contributions were made in fiscal years 1993, 1994 and 1995.

J.  RELATED PARTY TRANSACTIONS

    Certain expenses, including salaries, fringe benefits, insurance, rent, consulting fees, legal and accounting and other general and administrative expenses, are paid by ATC and by its parent company, Aurora, for the benefit of the other. These expenses are allocated between the companies based on estimates of time spent, square footage and use of the services received which management believes to be reasonable.

A summary of the related party transactions is as follows:

                                                1993         1994          1995
Due to related company, beginning of year     $145,733     $103,804      $122,141
Allocation of depreciation on property and
  equipment owned by Aurora and used by ATC     21,420        --            --
Interest expense charged                        10,135       11,800        9,028
Expenses paid by ATC and allocated
  to Aurora                                    (18,000)     (18,700)     (82,120)
Expenses paid by Aurora and allocated
  to ATC                                        10,516        6,337        5,920
Cash payments to Aurora                        (66,000)     (41,100)     (15,000)
Cash payments from Aurora                         --         60,000         --
                                              ---------   ---------      --------
Due to related company, end of year            $103,804    $122,141       $39,969
                                              ---------   ---------      --------
                                              ---------   ---------      --------
Average balance due to related company         $124,769    $139,765      $106,011
                                              ---------   ---------      --------
                                              ---------   ---------      --------

Aurora charged ATC interest at a rate of 8% during the fiscal years ended 1995 and 1994 and at a rate of 12% during the fiscal year ended 1993. Under the terms of the merger agreement (Note L), the amount owed would be forgiven upon the merger's effective date.


K. SUPPLEMENTAL INFORMATION

Supplemental cash flow information is as follows:

                                                1993        1994        1995
Cash paid for interest                        $121,092    $173,174     $276,658
Noncash investing and financing activities:
  Tax benefit (adjustment to tax benefit)
    from exercise of common stock warrants     344,000     (40,927)      --
  Note payable to stockholders related
    to Bio/West acquisition (rescission)       750,000    (750,000)      --
  Liabilities assumed in connection with
    business combinations                    1,022,724     193,335    6,056,441
  Common stock issued in connection with
    business combinations                        --         29,700      605,408
  Notes payable issued in connection with
    business combinations                        --        355,840      835,000


Supplemental analysis of valuation and qualifying accounts is as follows:


                                                        1993        1994        1995
Changes in the allowance for doubtful accounts
 are as follows:
  Balance, beginning of year                          $172,502     $130,768   $167,344
   Provision for bad debts                              85,423      143,017    188,819
   Amounts written-off, net of recoveries             (129,159)     (63,941)  (136,350)
   Adjustment for allowance for doubtful accounts
    on acquired (rescinded) accounts receivable:
      Con-Test                                           --           --       291,223
      Blattert                                           --           --        24,850
      Bio/West                                           2,002      (42,500)      --
                                                      --------     --------   --------
  Balance, end of year                                $130,768     $167,344   $535,886
                                                      --------     --------   --------
                                                      --------     --------   --------

L.  SUBSEQUENT EVENT - MERGER AGREEMENT (UNAUDITED)

ATC and Aurora have entered into an agreement to merge, with ATC to be the surviving corporation. The agreement is subject to certain conditions including the approval of both ATC's and Aurora's stockholders. Approval of the merger will require a majority vote of each of the corporations. Under the proposed agreement, ATC would exchange .545 of a share of ATC stock for each share of Aurora stock. ATC common shares held by Aurora, 3,258,000 at February 28, 1995, would be cancelled. The merger would be accounted for in a manner similar to a pooling of interests. Under this method of accounting, recorded assets and liabilities of Aurora would be combined with ATC and the results of operations of ATC and Aurora would also be combined on the date the merger became effective. After the merger, ATC would be able to utilize Aurora's net operating loss carryforward, which is $970,000 at February 28, 1995. In addition, ATC's liability to Aurora would be cancelled at the merger date.

PRO FORMA FINANCIAL INFORMATION (UNAUDITED) - The following unaudited pro forma information sets forth the results of operations of ATC and Aurora as if the merger and ATC's purchase of BSE and Con-Test and rescission of Bio/West had occurred on March 1, 1993:

                                                            1994                1995
Revenues                                                 $39,469,717          $41,391,833
Net income                                                  $914,517           $2,649,020
Earnings per share                                             $0.15                $0.41


ATC ENVIRONMENTAL INC. AND SUBSIDIARIES

PRO FORMA FINANCIAL INFORMATION
IN CONNECTION WITH THE ACQUISITION OF CON-TEST, INC.
- --------------------------------------------------------------------------------

The following unaudited pro forma combined condensed financial statements for ATC Environmental Inc. and Subsidiaries (ATC) and Con-Test, Inc. (Con-Test) have been prepared based upon the historical financial results of the companies. The pro forma combined financial data give effect to the acquisition of Con-Test under the purchase method of accounting, based upon the assumptions set forth in the notes to the pro forma combined condensed financial statement included herein.

The pro forma combined condensed statement of operations included herein sets forth the combination of ATC's and Con-Test's results of operations for the twelve month period ended February 28, 1995, after giving effect to the applicable purchase accounting adjustments.

The pro forma combined results are not necessarily indicative of the results which would have been attained if the acquisition had been consummated at the beginning of ATC's fiscal year or which may be attained in the future. The pro forma statements of operations do not reflect the effect of integrating several Con-Test operations with existing ATC operations and the resulting efficiencies achieved.

The pro forma combined condensed financial information should be read in conjunction with the notes thereto and with the audited financial statements of ATC for its fiscal years ended February 28, 1995 and of Con-Test for its years ended December 31.

ATC ENVIRONMENTAL INC.

PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE YEAR ENDED FEBRUARY 28, 1995

- ---------------------------------------------------------------------------------------------------------------

                                                                         NOTE 2
                                                           ---------------------------------------
                                               ATC           CON-TEST      PRO FORMA                  PRO FORMA
                                             (AUDITED)     (UNAUDITED)    ADJUSTMENTS     NOTES(S)     COMBINED
REVENUES                                   $36,271,557      $5,120,376     $   --                    $41,391,933
COST OF REVENUES                            18,355,493       1,820,215         --                     20,175,708
                                           -----------     -----------    ------------                ----------
           Gross profit                     17,916,064       3,300,161         --                     21,216,225

OPERATING EXPENSES:
  Selling                                    1,105,937         290,427         --                      1,396,364
  General and administrative                10,996,709       3,652,236       (60,063)       (A)       14,588,882
  Provision for bad debts                      188,819          16,367         --                        205,186
                                           -----------     -----------    ------------                ----------
                                            12,291,465       3,959,030       (60,063)                 16,190,432
                                           -----------     -----------    ------------                ----------

           Operating income (loss)           5,624,599        (658,869)       60,063                   5,025,793

NONOPERATING EXPENSE:
  Interest expense                             285,570          94,121       125,752        (B)          505,443
  Interest income                              (34,073)         (1,448)        --                        (35,521)
  Other, net                                    72,582          (5,820)        --                         66,762
                                           -----------     -----------    ------------                ----------
                                               324,079          86,853       125,752                     536,684
                                           -----------     -----------    ------------                ----------
           Income (loss) before taxes        5,300,520        (745,722)      (65,689)                  4,489,109
INCOME TAX EXPENSE (BENEFIT)                 2,044,000            --        (312,393)       (C)        1,731,607
                                           -----------     -----------    ------------                ----------
NET INCOME (LOSS)                           $3,256,520       $(745,722)     $246,704                  $2,757,502
                                           -----------     -----------    ------------                ----------
                                           -----------     -----------    ------------                ----------
EARNINGS PER COMMON AND DILUTIVE COMMON
  EQUIVALENT SHARE:
    Primary                                      $0.57                                      (D)            $0.47
                                           -----------
                                           -----------
    Fully diluted                                $0.56                                      (D)            $0.47
                                           -----------
                                           -----------                                                ----------
WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING DURING THE PERIOD:
    Primary                                  5,753,856                                      (D)        5,821,847
                                           -----------                                                ----------
                                           -----------                                                ----------
    Fully diluted                            5,850,233                                      (D)        5,918,224
                                           -----------                                                ----------
                                           -----------                                                ----------

See notes to pro forma combined condensed financial statement.

ATC ENVIRONMENTAL INC.

NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENT

1.   GENERAL

     At February 28, 1995, the historical balance sheet of ATC reflects the acquisition of Con-Test and therefore no pro forma balance sheet is included.

     The pro forma combined condensed statement of operations sets forth the results of operations of ATC and Con-Test for the year ended February 28, 1995.

     The pro forma combined condensed financial statements should be read in conjunction with the other pro forma financial information contained in this Proxy Statement/Prospectus and the companies' financial statements and notes thereto.

     CON-TEST: The pro forma combined condensed statement of operations for the year ended February 28, 1995 assumes the acquisition occurred on March 1, 1994, the beginning of the 1995 fiscal year. The pro forma adjustments were based on Con-Test's results of operations from March 1, 1994 to September 10, 1994, representing the last interim accounting period completed prior to the purchase date. Con-Test's historical financial statements were prepared as of each interim four week accounting period.

     ATC acquired most of the assets of Con-Test and entered into a five year covenant not to compete with the former owner for the consideration and costs summarized as follows:

       Consideration to seller:
        Cash                                                         $2,100,000
        ATC restricted common stock-115,556 shares                      492,905
        Note payable, due in three annual installments of $178,333 beginning September 30, 1995; interest accrues at 8.5%
         and is payable quarterly                                       535,000
                                                                     ----------
                                                                      3,127,905
                                                                     ----------
       Liabilities assumed:
        Current liabilities                                           1,908,465
        Non-current liabilities                                         478,027
        Notes payable                                                 1,981,982
                                                                     ----------
                                                                      4,368,474
                                                                     ----------

       Direct costs of acquisition                                      131,910
                                                                     ----------
       Total purchase price                                          $7,628,289
                                                                     ----------
                                                                     ----------


     The stock issued as consideration to the seller is unregistered stock and, as such, is subject to certain restrictions on its sale or transfer. Because of these restrictions, the shares have been recorded at a discount from the market price of the Company's publicly traded stock. The restricted stock was valued at $4.23 per share when the market price was $9.40 per share, pursuant to an independent valuation.

     The note payable and restricted common shares are subject to offset if the purchased accounts receivable, net of recorded allowances, are not collected within one year and under certain other conditions.

     The acquisition has been accounted for as a purchase. Assets acquired and liabilities assumed are included in ATC's balance sheet at their estimated fair market value at the date of purchase. The purchase price has been allocated as follows:

      Accounts receivable - net                                 $2,615,469
      Property and equipment - net                                 633,945
      Goodwill                                                   4,265,516
      Covenant not to compete                                      100,000
      Other assets                                                  13,359
                                                                ----------
                                                                $7,628,289
                                                                ----------
                                                                ----------

2.   PRO FORMA ADJUSTMENTS FOR THE ACQUISITION OF CON-TEST

     The pro forma financial statements reflect the following adjustments related to the acquisition of Con-Test:

     (A) To record the change in General and Administrative expenses resulting from depreciation and amortization:

                                                                               YEAR ENDED
                                                                             FEBRUARY 28, 1995
                                                                             -----------------
            Depreciation of acquired assets recorded at fair market value        $  92,450
            Less: Con-Test's historical depreciation                              (247,121)
                                                                                 ---------
            Net depreciation adjustment                                           (154,671)
            Goodwill amortization, based on a 30 year amortization period           82,941
            Covenant not to compete amortization, based on a 5 year term            11,667
                                                                                  --------

                                                                                  $(60,063)
                                                                                  --------
                                                                                  --------

      (B)  To record interest expense on acquisition debt:

                                                                       DEBT
                                                                     INCURRED
                                                                     --------
            Amount borrowed for cash consideration paid at
             close with interest at 8.1%, the average rate paid
             under ATC's bank credit line during fiscal 1995        $2,100,000     $ 99,225
            Note payable issued to seller, interest at 8.5%            535,000       26,527
                                                                                   --------

                                                                                   $125,752
                                                                                   --------
                                                                                   --------

     (C) To record the imputed Federal income tax expense (benefit as though Con-Test had not been a Subchapter S corporation and the income tax effect of the pro forma adjustments:

                                                              YEAR ENDED
                                                           FEBRUARY 28, 1995
                                                           -----------------
            Reported loss before taxes                         $(745,722)

            Income adjustments:
             Depreciation                                        154,671
             Goodwill amortization                               (82,941)
             Covenant amortization                               (11,667)
             Interest expense                                   (125,752)
                                                               ---------

            Adjusted loss before taxes                          (811,411)
            Tax rate, net of state effect                          38.5%
                                                               ---------

            Calculated tax benefit                              (312,393)
            Recorded expense                                        -
                                                               ---------

            Net adjustment                                     $(312,393)
                                                               ---------
                                                               ---------


     The Company has recorded the pro forma income tax benefits of the taxable loss of Con-Test, without any valuation allowance, because ATC recognized taxable income sufficient enough to utilize the Con-Test loss during the period presented.

     (D) Assumes the ATC shares issued for Con-Test are outstanding as of the beginning of the fiscal year.

INDEPENDENT AUDITORS' REPORT


Stockholders and Board of Directors
Aurora Environmental Inc. and Subsidiary


We have audited the accompanying consolidated balance sheets of Aurora Environmental Inc. and subsidiary as of February 28, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended February 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Aurora Environmental Inc. and subsidiary as of February 28, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1995, in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP


Omaha, Nebraska
May 4, 1995

AURORA ENVIRONMENTAL INC. AND SUBSIDIARY


CONSOLIDATED BALANCE SHEETS
FEBRUARY 28, 1994 AND 1995
- -------------------------------------------------------------------------------------------------------

ASSETS                                                                          1994          1995
CURRENT ASSETS:
  Cash and cash equivalents                                                 $1,398,430     $ 1,555,124
  Trade accounts and notes receivable, less
    allowance for doubtful accounts
    ($167,344 in 1994 and $535,886 in 1995) (Note J)                         7,711,624      11,859,991
  Costs in excess of billings on uncompleted contracts                         370,000         447,000
  Notes receivable (Note B)                                                    250,000           --
  Prepaid expenses  and other current assets                                   408,183         432,291
  Deferred income taxes (Note H)                                               152,600         132,700
                                                                           -----------     -----------
           Total current assets                                             10,290,837      14,427,106
PROPERTY AND EQUIPMENT, Net  (Notes C and D)                                 2,292,154       3,151,286

GOODWILL, net of accumulated amortization ($19,613 in 1994 and
    $137,470 in 1995) (Note B)                                               1,242,504       7,166,998
COVENANTS NOT TO COMPETE, net of accumulated amortization
  ($42,558 in 1994 and $137,021 in 1995) (Note B)                              232,442         317,979
OTHER ASSETS                                                                   115,230         123,615
                                                                           -----------     -----------
                                                                           $14,173,167     $25,186,984
                                                                           -----------     -----------
                                                                           -----------     -----------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-term debt (Note D)                                                 $   115,603     $    88,720
  Current maturities of long-term debt (Note D)                                543,268         840,907
  Accounts payable                                                             808,170       1,977,842
  Income taxes payable (Note H)                                              1,130,653         128,250
  Accrued compensation                                                       1,363,858       2,053,797
  Other accrued expenses                                                       169,242       1,020,479
                                                                           -----------     -----------
           Total current liabilities                                         4,130,794       6,109,995
LONG-TERM DEBT, less current maturities (Note D)                             2,182,119       3,892,766
OTHER LIABILITIES (Note E)                                                      --           1,087,056
DEFERRED INCOME TAXES (Note H)                                                  77,000          80,600
                                                                           -----------     -----------
           Total liabilities                                                 6,389,913      11,170,417
                                                                           -----------     -----------

MINORITY INTEREST IN SUBSIDIARY                                              2,954,293       5,970,062

COMMITMENTS AND CONTINGENCIES (Notes B, D, F, G and K)
STOCKHOLDERS' EQUITY (Notes B, D, F, G and K):
  Common stock, par value $.001 per share; authorized
    25,000,000 shares; issued and outstanding
    5,899,771 shares in 1994 and 6,101,104 shares in 1995                        5,900           6,101
  Additional paid-in capital                                                 4,201,218       5,729,363

  Notes receivable - common stock                                              (15,000)        (15,000)

  Retained earnings                                                            636,843       2,326,041
                                                                           -----------     -----------
           Total stockholders' equity                                        4,828,961       8,046,505
                                                                           -----------     -----------
                                                                           $14,173,167     $25,186,984
                                                                           -----------     -----------
                                                                           -----------     -----------


See notes to consolidated financial statements.

AURORA ENVIRONMENTAL INC. AND SUBSIDIARY

         >

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED FEBRUARY 28, 1993, 1994 AND 1995
- --------------------------------------------------------------------------------------

                                                  1993          1994         1995

REVENUES                                      $16,539,254   $26,664,385   $36,271,557

COST OF REVENUES                                9,889,612    14,369,961    18,355,493
                                              -----------   -----------   -----------
           Gross Profit                         6,649,642    12,294,424    17,916,064
                                              -----------   -----------   -----------
OPERATING EXPENSES:
  Selling                                         685,747       784,795     1,105,937
  General and administrative                    5,165,338     8,174,257    11,052,572
  Provision for bad debts                          85,423       143,017       188,819
                                              -----------   -----------   -----------
                                                5,936,508     9,102,069    12,347,328
                                              -----------   -----------   -----------
           Operating income                       713,134     3,192,355     5,568,736
                                              -----------   -----------   -----------

NONOPERATING EXPENSE (INCOME):
  Interest expense                                137,891       199,412       285,570
  Interest income                                 (51,110)      (45,941)      (35,212)
  Other expense, net (Note K)                       9,780         9,662       144,252
                                              -----------   -----------   -----------
                                                   96,561       163,133       394,610
                                              -----------   -----------   -----------

           Income before income taxes and
             minority interest                    616,573     3,029,222     5,174,126

INCOME TAX EXPENSE (Note H)                       300,000     1,210,000     2,044,000
                                              -----------   -----------   -----------

INCOME BEFORE MINORITY INTEREST                   316,573     1,819,222     3,130,126

MINORITY INTEREST IN NET INCOME OF SUBSIDIARY    (135,743)     (719,550)   (1,300,040)
                                              -----------   -----------   -----------

NET INCOME                                       $180,830   $ 1,099,672   $ 1,830,086
                                              -----------   -----------   -----------
                                              -----------   -----------   -----------

EARNINGS PER COMMON SHARE AND DILUTIVE
  COMMON EQUIVALENT SHARE:
    Primary                                   $      0.03   $     0.17   $       0.27
                                              -----------   -----------   -----------
                                              -----------   -----------   -----------

    Fully diluted                             $      0.03   $     0.17   $      0.26
                                              -----------   -----------   -----------
                                              -----------   -----------   -----------

WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING:
    Primary                                     5,679,338     6,461,302     6,861,606
                                              -----------   -----------   -----------
                                              -----------   -----------   -----------

    Fully diluted                               5,804,126     6,516,304     6,916,816
                                              -----------   -----------   -----------
                                              -----------   -----------   -----------






See notes to consolidated financial statements.

AURORA ENVIRONMENTAL INC. & SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED FEBRUARY 28, 1993, 1994 AND 1995

- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                           NOTES
                                                      COMMON STOCK        ADDITIONAL     RECEIVABLE-      RETAINED
                                                  --------------------      PAID-IN        COMMON         EARNINGS
                                                   SHARES      AMOUNT       CAPITAL        STOCK          (DEFICIT)       TOTAL

BALANCE, February 29, 1992                        5,549,771    $5,550     $3,940,904      $(15,000)      $ (617,048)    $3,314,406

Adjustments resulting from capital transactions
  of subsidiary                                       -           -           93,779          -             (25,099)        68,680

 Net income                                           -           -            -              -             180,830        180,830
                                                  ---------    ------     ----------      --------       ----------     ----------

BALANCE, February 28, 1993                        5,549,771     5,550      4,034,683       (15,000)        (461,317)     3,563,916

 Sale of common stock at $.53 to $.56 per share,
  upon exercise of warrants                         350,000       350        185,750          -               -            186,100

 Adjustments resulting from capital transactions
  of subsidiary                                       -           -          (19,215)         -              (1,512)       (20,727)

 Net income                                           -           -            -              -           1,099,672      1,099,672
                                                  ---------    ------     ----------      --------       ----------     ----------

BALANCE, February 28, 1994                        5,899,771     5,900      4,201,218       (15,000)         636,843      4,828,961

 Sale of common stock at $1.03 per share,
  upon exercise of options                          201,333       201        205,800          -               -            206,001

 Adjustments resulting from capital transactions of
  subsidiary                                          -           -        1,322,345          -            (140,888)     1,181,457

 Net income                                           -           -            -              -           1,830,086      1,830,086
                                                  ---------    ------     ----------      --------       ----------     ----------

BALANCE, February 28, 1995                        6,101,104    $6,101     $5,729,363      $(15,000)      $2,326,041     $8,046,505
                                                  ---------    ------     ----------      --------       ----------     ----------
                                                  ---------    ------     ----------      --------       ----------     ----------

See notes to consolidated financial statements

AURORA ENVIRONMENTAL INC. & SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED FEBRUARY 28, 1993, 1994 AND 1995

- -------------------------------------------------------------------------------------------------------------------

                                                                                  1993          1994        1995

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                                   $   180,830  $ 1,099,672  $ 1,830,086
 Adjustments to reconcile net income to net cash from operating activities:
   Minority interest in net income of subsidiary                                  135,743      719,550    1,300,040
   Depreciation and leasehold amortization                                        614,519      648,473      707,318
   Amortization of goodwill and covenants                                          24,455       37,716      212,320
   Provision for bad debts                                                         85,423      143,017      188,819
   Deferred income taxes                                                         (131,875)     (12,000)      23,500
   Other liabilities                                                                -            -          (46,179)
   Loss (gain) on disposition of fixed assets                                       9,142        -          (11,079)
   Changes in operating assets and liabilities, net of amounts acquired in acquisitions:
     Accounts and notes receivable                                               (775,047)  (4,764,737)    (348,459)
     Prepaid expenses and other assets                                            (33,766)    (158,580)     (10,506)
     Accounts payable and other liabilities                                       144,924    1,050,040      154,966
     Income taxes payable                                                         379,781    1,142,239   (1,002,403)
                                                                               ----------  -----------  -----------
      Net cash flows from operating activities                                    634,129      (94,610)   2,998,423
                                                                               ----------  -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of Con-Test, Inc., net of cash acquired                                   -            -       (2,230,551)
 Purchase of BSE Management, Inc.                                                   -       (1,030,285)    (887,325)
 Purchase of Microbial Environmental Services, Inc.                                 -            -         (250,000)
 Purchase of R.E. Blattert & Associates, net of cash acquired                       -            -           (9,541)
 (Purchase) rescission of Bio/West, Inc.                                         (750,000)     283,722        -
 Purchase of property and equipment                                              (566,902)    (730,737)    (756,444)
 Proceeds from sale of property and equipment                                       7,298        1,000       34,049
 Proceeds from maturities of investments                                        1,017,948        -            -
                                                                               ----------  -----------  -----------
      Net cash flows from investing activities                                   (291,656)  (1,476,300)  (4,099,812)
                                                                               ----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance long-term debt and notes payable                          219,062    3,018,995    1,580,318
 Proceeds from issuance of common stock                                             -          186,100      206,001
 Proceeds from issuance of common stock of subsidiary                              38,100       16,146    2,329,948
 Principal payments on long-term debt and notes payable,
  including capital lease obligations                                            (400,292)  (1,174,756)  (2,800,767)
 Payments for continuing registration costs                                       (14,120)     (25,383)     (57,417)
 Principal payments on notes payable - stockholders                               (20,000)    (200,000)       -
                                                                               ----------  -----------  -----------

      Net cash flows from financing activities                                   (177,250)   1,821,102    1,258,083
                                                                               ----------  -----------  -----------

      Net change in cash and cash equivalents                                     165,223      250,192      156,694

CASH AND CASH EQUIVALENTS, Beginning of year                                      982,915    1,148,238    1,398,430
                                                                               ----------  -----------  -----------

CASH AND CASH EQUIVALENTS, End of year                                         $1,148,138  $ 1,398,430  $ 1,555,124
                                                                               ----------  -----------  -----------
                                                                               ----------  -----------  -----------

See notes to consolidated financial statements

AURORA ENVIRONMENTAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED FEBRUARY 28, 1993, 1994 AND 1995
- -------------------------------------------------------------------------------


A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Aurora Environmental Inc. (Aurora) and its majority-owned subsidiary ATC Environmental Inc. (ATC) (collectively, the Company). ATC's financial statements include the accounts of its wholly-owned subsidiaries ATC New England Corp., ATC Blattert Inc.,
    Hygeia Proscience Laboratories, Inc. and ATC Management, Inc. All significant intercompany accounts and transactions have been eliminated.

    NATURE OF BUSINESS - Aurora operates solely as a holding company for ATC. Substantially all of the assets, liabilities and results of operations reflected in the accompanying financial statements are those of ATC.
    ATC is a 57% owned subsidiary of Aurora. ATC is an environmental consulting firm providing assessment, monitoring, training, analytical and management services for environmental projects. These services are provided nation-wide through a network of regional offices. Because the Company conducts its operations in a single industry, segment information is not presented.

    REVENUE RECOGNITION - The Company generally contracts for services to customers on the basis of a fixed fee per procedure or services performed. Revenue is recognized as services are performed in accordance with the terms of the contract.

    COSTS IN EXCESS OF BILLINGS ON UNCOMPLETED CONTRACTS - Costs in excess of billings on uncompleted contracts represent unbilled services and reimbursable expenses associated with ongoing projects.

    SIGNIFICANT CUSTOMER - In fiscal 1995, revenues from a single customer comprised approximately 11% of total revenues. In fiscal 1994, revenues from this customer comprised approximately 12% of total revenues.

    PROPERTY AND EQUIPMENT - Property and equipment are carried at cost. Depreciation is computed on either the straight-line or declining balance method over the estimated useful lives of the assets, as follows:

         Office equipment                                   5 years
         Transportation equipment                         4-5 years
         Laboratory and field equipment                   5-7 years
         Leasehold improvements                   life of the lease

    AMORTIZATION OF INTANGIBLE ASSETS - Goodwill associated with acquisitions is being amortized on a straight-line basis over a 10 to 30 year period. The carrying value of goodwill is periodically evaluated on the basis of management's estimates of future undiscounted operating income associated with the acquired business. When the carrying amount of goodwill is determined not to be recoverable by management, the associated asset is written off. At February 28, 1995, no such impairment existed. The covenants not to compete are being amortized over the terms of the agreements, which are 3 or 5 year periods.

    INCOME TAXES - The liability method is used to measure deferred tax assets and liabilities in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, based on temporary differences between financial and taxable income existing at each balance sheet date using enacted tax rates. Aurora files a separate income tax return; while ATC and its wholly-owned subsidiaries file a consolidated income tax return.

    CONTINUING REGISTRATION COSTS - Costs associated with the registration and issuance of equity are charged against additional paid-in capital as incurred. These costs generally include legal and accounting fees, printing costs and other direct expenses of registration statement filings.

    CREDIT RISK AND FINANCIAL INSTRUMENTS - Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash, temporary investments and accounts receivable. The Company places its temporary investments in highly rated financial institutions and investment grade short term debt instruments. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers, the proportion of receivables from governmental entities, generally short payment terms and dispersion across geographic areas.

    EARNINGS PER COMMON SHARE AND DILUTIVE COMMON EQUIVALENT SHARE - Earnings per common share and dilutive common equivalent share have been computed by using the weighted average number of shares outstanding during the year. Outstanding dilutive stock warrants and stock options are included in the computation of weighted average number of shares.

    CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers all commercial paper, money market funds and certificates of deposit purchased with a maturity of three months or less at acquisition to be cash equivalents.

    RECLASSIFICATIONS - Certain reclassifications have been made to the prior years' financial statements to conform to the current year's presentation.

B.  BUSINESS ACQUISITIONS

    CON-TEST, INC. - On October 1, 1994, ATC acquired substantially all of the assets and liabilities of Con-Test, Inc. (Con-Test), a Massachusetts based environmental consulting company having branch offices in the New England states, New York and Pennsylvania. The seller has guaranteed the net receivables purchased. The acquisition has been accounted for as a purchase. The purchase price was comprised of the following consideration:

        Amounts Paid to Seller:
          Cash                                      $2,100,000
          Note payable                                 535,000
          ATC restricted common stock                  492,905
        Liabilities Assumed:
          Current liabilities                        1,908,465
          Non-current liabilities                      478,027
          Notes payable                              1,981,982
        Direct expenses related to acquisition         131,910
                                                    ----------

                                                    $7,628,289
                                                    ----------
                                                    ----------

    Con-Test's assets and liabilities are included in the accompanying consolidated balance sheet at fair value at the date of purchase. The purchase price allocation is summarized as follows:

        Accounts receivable, net                    $2,615,469
        Property and equipment                         633,945
        Other assets                                    13,359
        Covenant not to compete                        100,000
        Goodwill                                     4,265,516
                                                    ----------

                                                    $7,628,289
                                                    ----------
                                                    ----------

    R.E. BLATTERT & ASSOCIATES - On January 13, 1995, ATC acquired substantially all of the assets and liabilities of R.E. Blattert & Associates (Blattert), an environmental consulting firm having geologic, environmental engineering and water resource expertise with offices in Indiana and Iowa. The seller has guaranteed the net receivables purchased. In addition, the purchase agreement provides for the seller to receive additional purchase consideration up to a maximum of $850,000 over a four-year period based on achieving agreed upon earnings targets. These contingent payments will be recorded as goodwill if subsequently earned. At February 28, 1995, no additional purchase consideration had been earned. The acquisition was accounted for as a purchase. The purchase price was comprised of the following consideration:

        Amounts Paid to Seller:
         ATC restricted common stock                $  112,503
        Liabilities Assumed:
         Current liabilities                           490,889
         Notes payable                                 384,870
        Direct expenses related to acquisition          23,209
                                                    ----------

                                                    $1,011,471
                                                    ----------
                                                    ----------

    Blattert's assets and liabilities are included in the accompanying consolidated balance sheet at fair market value at the date of purchase. The purchase price allocation is summarized as follows:

        Accounts receivable, net                    $  378,663
        Property and equipment                          99,030
        Other assets                                    14,269
        Covenant not to compete                         80,000
        Goodwill                                       439,509
                                                    ----------

                                                    $1,011,471
                                                    ----------
                                                    ----------

    MICROBIAL ENVIRONMENTAL SERVICES, INC. - On January 4, 1995, ATC acquired certain operations of Microbial Environmental Services, Inc. (MES). ATC agreed to assume service performance obligations under certain contracts and a lease obligation of MES. In consideration, MES assigned accounts receivable to ATC. ATC additionally purchased certain field and laboratory equipment from MES and paid a finder's fee to an unrelated party. The acquisition was accounted for as a purchase. The purchase price was comprised of the following consideration:

        Note payable to MES                  $  100,000
        Non-current liabilities assumed         812,208
        Cash paid for finder's fee              250,000
        Note payable for finder's fee           200,000
                                             ----------

                                             $1,362,208
                                             ----------
                                             ----------

    MES's assets and liabilities acquired are included in the accompanying consolidated balance sheet at fair value at the date of purchase.
    The purchase price allocation is summarized as follows:

        Accounts receivable, net          $  812,208
        Equipment                            100,000
        Goodwill                             450,000
                                          ----------

                                          $1,362,208
                                          ----------
                                          ----------

    BSE MANAGEMENT, INC. - On April 30, 1993, ATC acquired certain assets and liabilities of BSE Management, Inc. (BSE), a California based environmental consulting holding company and three of its subsidiaries, Diagnostic Environmental Inc., Hygeia Environmental Laboratories and The Environmental Institute Inc. The acquisition was accomplished by purchasing certain BSE assets at a foreclosure sale, acquiring certain BSE unsecured debt from its holder, entering into consulting and employment contracts and non-compete agreements with certain key BSE employees, and assuming specified liabilities of BSE. The purchase agreement also calls for additional purchase consideration up to a maximum of $1,356,000 over five years contingent upon future cash receipts of the ongoing business. These contingent payments are recorded as goodwill as earned. The purchase price is comprised of the following consideration:


        Cash paid to stockholders                          $  400,000
        Cash paid to secured party                            169,670
        Liabilities assumed and other cash payments           193,335
        Issuance of note payable to financial institution     355,840
        Issuance of common stock to financial institution      29,700
        Direct expenses related to acquisition                142,442
        Contingent consideration earned to date             1,155,498
                                                           ----------

                                                           $2,446,485
                                                           ----------
                                                           ----------

    BSE's assets and liabilities are included in the accompanying consolidated balance sheet at fair value at the date of purchase. The purchase price allocation is summarized as follows:

        Property and equipment            $  103,670
        Other non-current assets              53,000
        Covenants not to compete             150,000
        Goodwill                           2,139,815
                                          ----------

                                          $2,446,485
                                          ----------
                                          ----------

    BIO/WEST, INC. - On June 10, 1992, ATC signed a purchase agreement for 100% of the issued and outstanding common stock of Bio/West, Inc. (Bio/West), a privately held environmental consulting firm specializing in ecological services. The acquisition was accounted for as a purchase.

    On October 14, 1993, because of certain disputes which arose subsequent to the purchase, the Company and the former stockholders of Bio/West entered into an agreement for restitution following rescission, which provided for an orderly rescission of the purchase. The agreement effected a refund of the purchase price by the former Bio/West stockholders to ATC and a return to the former stockholders of all ownership and stock of Bio/West. Under this agreement, the former stockholders of Bio/West refunded the cash payment to ATC, forgave the notes payable, forgave all amounts payable under the profit contingent portion of the original purchase agreement and reimbursed ATC for expenses incurred by it on behalf of Bio/West.
    In order to provide sufficient funds for the former shareholders of Bio/West to make full restitution provided in the recission, ATC loaned these former stockholders $375,000 supported by promissory notes. These notes were paid in full as of February 28, 1995. ATC also entered into a separate non-compete agreement with Bio/West requiring ATC to pay a total of $137,000 to Bio/West over three years.

    The accompanying consolidated statements of operations reflect the revenues and expenses of the Company and its subsidiaries, including the results of Bio/West's operations through May 31, 1993, the effective date of the rescission. The results of operations of Bio/West included in the consolidated financial statements were revenues of $2,924,290 and $468,731 and net income (loss) of $29,657 and $(109,846) in fiscal 1993 and 1994, respectively.

    PRO FORMA FINANCIAL INFORMATION (UNAUDITED) - The following unaudited pro forma information sets forth the results of operations of ATC as though the purchases BSE and Con-Test and the rescission of Bio/West had occurred at March 1, 1993:

                                        PRO FORMA
                                  YEARS ENDED FEBRUARY 28,
                                ----------------------------
                                    1994             1995

        Total revenues          $39,469,717      $41,391,933

        Net income              $   547,229      $ 1,439,108

        Net income per share    $      0.08      $      0.21

C.  PROPERTY AND EQUIPMENT

    Property and equipment consists of:


                                                     1994          1995

        Office equipment                          $1,761,045    $2,214,811
        Laboratory and field equipment             2,559,132     3,300,208
        Transportation equipment                     107,544       223,397
        Leasehold improvements                       332,087       539,601
                                                  ----------    ----------
                                                   4,759,808     6,278,017
        Less accumulated depreciation              2,467,654     3,126,731
                                                  ----------    ----------

            Property, plant and equipment, net    $2,292,154    $3,151,286
                                                  ----------    ----------
                                                  ----------    ----------

    The following is a summary of capital leases by major asset class:

                                                     1994          1995

        Office equipment                          $  448,795    $  448,795
        Laboratory equipment                         513,456       557,376
        Leasehold improvements                         9,844         9,844
                                                  ----------    ----------
                                                     972,095     1,016,015
        Less accumulated amortization                608,081       780,715
                                                  ----------    ----------

                                                  $  364,014    $  235,300
                                                  ----------    ----------
                                                  ----------    ----------

    Lease amortization is included in depreciation expense.

D. LONG-TERM DEBT AND CREDIT AGREEMENTS

   Long term debt consists of:


                                                                                     1994       1995
   Borrowings from bank under revolving credit facility due September 30,
   1996. Interest is payable monthly at the bank's benchmark rate, which
   equals or approximates the prime rate, 9.0% at February 28, 1995.             $1,700,000  $3,075,000

   Note payable to bank, payable in monthly installments plus interest which accrues at 1.0% above the bank's benchmark rate (9.0% at February 28, 1995)
   through April, 1996                                                              450,060     233,480

   8.5% note payable issued in connection with the purchase of Con-Test, payable in three annual installments commencing September 30, 1995.
   Interest is payable quarterly.                                                      --       535,000

   7.0% note payable issued in connection with the purchase of BSE, payable in
   monthly installments, including interest, through April, 1996.                   282,835     179,355

   Notes payable assumed in connection with the purchase of Blattert, with fixed interest rates of 8% and 10.9% payable in monthly installments through April,
   1999.                                                                               --       204,559

   Notes payable issued in connection with the purchase of MES, with a fixed interest rate of 8%, payable in monthly and quarterly installments through
   February, 1998.                                                                     --       300,000

   Vehicle loans with interest rates ranging from 7.25% to 11.2% due in
   monthly installments at various dates through 1999.                               13,300      76,531

   Capitalized lease obligations with implicit interest rates ranging from 9% to 14% due in monthly installments at various dates
   through July, 1999.                                                              279,192     129,748
                                                                                 ----------  ----------
                                                                                  2,725,387   4,733,673
   Less current maturities                                                          543,268     840,907
                                                                                 ----------  ----------
   Long-term debt, less current maturities                                       $2,182,119  $3,892,766
                                                                                 ----------  ----------
                                                                                 ----------  ----------


   The Company has a revolving credit facility providing for borrowings up to $5,000,000, subject to a percentage of its eligible accounts receivable, of which $1,700,000 and $3,075,000 was outstanding at February 28, 1994 and 1995. Borrowings are subject to the terms of a promissory note and the outstanding balance is due on September 30, 1996. Interest is payable monthly and accrues at the bank's benchmark interest rate which is equal to or approximates the prime rate of interest (9.0% at February 28, 1995). At February 28, 1995, $657,000 was available to borrow under the terms of the agreement.

   The above mentioned credit facility and note payable to bank contain certain restrictive financial covenants, including a prohibition of dividend payments by ATC to its stockholders (including Aurora) until obligations are paid in full, and are collateralized by substantially all assets of the Company.

   At February 28, 1994 and 1995, the Company has short-term notes payable to financing institutions of $115,603 and $88,720, respectively, with interest rates of 4.7% and 6.7%, respectively.

   Aggregate maturities of long-term debt including capitalized lease obligations at February 28, 1995 are as follows:


                                       NET                  LESS
                                     MINIMUM              PORTION            PORTION
                                      LEASE             REPRESENTING       REPRESENTING        NOTES       TOTAL
                                    PAYMENTS              INTEREST           PRINCIPAL        PAYABLE       DEBT
                                   ---------            ------------       ------------     ----------   ----------
   1996                             $71,800                 $  8,999           $ 62,801    $  778,106    $  840,907
   1997                              22,875                    5,386             17,489     3,490,375     3,507,864
   1998                              22,875                    3,719             19,156       292,895       312,051
   1999                              22,875                    1,893             20,982        35,512        56,494
   2000                               9,537                      217              9,320         7,037        16,357
                                   --------             ------------       ------------    ----------    ----------
                                   $149,962                  $20,214           $129,748    $4,603,925    $4,733,673
                                   --------             ------------       ------------    ----------    ----------
                                   --------             ------------       ------------    ----------    ----------

E.  COMMITMENTS

    OPERATING LEASE COMMITMENTS - The Company leases office space, laboratory facilities, temporary housing facilities and automobiles under operating lease agreements which expire at varying dates from March 1994 through September 2001. The Company also rents equipment on a job-by-job basis. Minimum annual rental commitments as of February 28, 1995 are as follows: 1996, $1,133,637; 1997, $916,491;
    1998, $644,910; 1999, $488,242; 2000, $439,758 and thereafter
    $1,147,265 (total $4,770,303).

    Rent expense for fiscal years 1993, 1994 and 1995 was $684,309, $1,129,283 and $1,049,512, respectively, net of sublease rental income of $7,045 in fiscal year 1993.

    OTHER LIABILITIES - Other liabilities consist of long-term lease commitments and other long-term contractual obligations assumed in connection with business acquisitions. Contractual obligations representing existing liabilities recorded within the financial statements that are expected to be realized during fiscal 1996 are included within accrued expenses.

F.  STOCK OPTIONS

    A stock option plan approved by the Board of Directors of Aurora provides for the granting of 2,000,000 options to employees for the purchase of common stock at prices which cannot be less than the fair market value at the time of the grant. Options become exercisable 20% per year and expire five years from the date of grant. At February 28, 1995, 1,242,000 options were available for grant under this plan. The option shares are subject to changes in capitalization.

    Under a non-qualified stock option plan, Aurora's Board of Directors may grant options to employees, officers and directors to purchase shares of Aurora's common stock at prices to be determined by Aurora's Board of Directors for a term not to exceed ten years.
    Aurora has reserved a maximum of 1,500,000 shares of its authorized but unissued shares of common stock for issuance under the plan and 1,342,000 shares remain available for grant at February 28, 1995.

    The changes in the outstanding stock options of Aurora during fiscal years ended 1993, 1994 and 1995 under these plans are summarized below:


                                                                           OPTION
                                            AURORA                       PRICE PER-
                                            OPTIONS                     SHARE-RANGE
    Balance at February 29, 1992            540,500                   $1.00 - 3.00
      Granted                                30,000                           1.00
      Expired                              (340,500)                   1.00 - 3.00
                                           --------                   ------------
    Balance at February 28, 1993            230,000                    1.00 - 1.03
      Granted                               150,000                           2.90
                                           --------                   ------------
    Balance at February 28, 1994            380,000                    1.00 - 2.90
      Exercised                            (200,000)                          1.03
                                           --------                   ------------
    Balance at February 28, 1995            180,000                   $1.00 - 2.90
                                           --------                   ------------
                                           --------
    Exercisable at February 28, 1995        180,000
                                           --------
                                           --------

    A stock option plan, approved by the Board of Directors of ATC in 1988, provides for the granting of 200,000 options to employees for purchase of common stock at prices which cannot be less than the fair market value at the time of the grant. Options become exercisable 20% per year for certain participants and 50% per year for other participants and expire within five years of the date of grant.

    Additionally, in January 1988, ATC granted options for the purchase of 342,000 shares of its common stock at a price of $.15 per share in part to related parties. ATC determined that the option price approximated fair market value at the date of grant and, accordingly, no compensation was recorded pursuant to these options. These options have all been exercised as of February 28, 1993.

    On July 16, 1993, the Board of Directors of ATC approved an additional stock option plan providing for the granting of 200,000 options to employees for purchase of common stock at prices which cannot be less than fair market value at the time of grant. Options become exercisable 20% per year and expire within five years of the date of grant.

    At February 28, 1995, ATC had granted options under the 1988 and 1993 plans for 291,400 shares, of which options for 19,980 shares had been exercised and options for 127,000 shares were exercisable. Additionally, in fiscal 1995, the Board of Directors approved the granting of 20,000 options to an unrelated consultant for purchase of common stock at $9.50 per share (fair market value at date of grant). The option shares are subject to changes in capitalization.

   The changes in the outstanding stock options of ATC under the plans 1988 and 1993 described immediately above during fiscal years 1993, 1994 and 1995 are summarized below:


                                              ATC                   PRICE PER-
                                            OPTIONS                SHARE-RANGE
   Balance at February 29, 1992             305,550             $ 0.15  -  4.31
     Granted                                123,550               1.88  -  3.00
     Exercised                             (254,000)                       0.15
     Expired                                (42,550)              2.31  -  3.06
                                           --------             ---------------
   Balance at February 28, 1993             132,550                1.88 -  4.31
     Granted                                 50,750                4.00 -  7.50
     Exercised                               (5,600)               1.88 -  4.31
     Expired                                 (7,000)               1.88 -  4.00
                                           --------             ---------------
   Balance at February 28, 1994             170,700                1.88 -  7.50
     Granted                                112,350                6.75 - 17.00
     Exercised                               (6,980)               1.88 -  5.00
     Expired                                 (4,650)              10.00 - 10.50
                                           --------             ---------------
   Balance at February 28, 1995             271,420             $  1.88 - 17.00

                                           --------             ---------------
                                           --------

G.  COMMON STOCK WARRANTS

    In connection with the borrowing of $220,000 from two stockholders and subsequent extensions of the due dates of the notes, Aurora has issued common stock purchase warrants to these stockholders, each of which is immediately exercisable for one share of common stock.
    (The related notes were repaid in full at February 28, 1994.)
    These warrants expire between November 30, 2000 and May 31, 2003. The changes in warrant activity of Aurora during the fiscal years ended 1993, 1994 and 1995 are summarized below:



                                              AURORA                    PRICE PER-
                                             WARRANTS                   SHARE-RANGE
    Balance at February 29, 1992            1,210,000                  $0.53 - 1.00
                                            ---------                  ------------
    Balance at February 28, 1993            1,210,000                   0.53 - 1.00
      Granted                                 100,000                          1.50
      Exercised                              (350,000)                  0.53 - 0.56
                                            ---------                  ------------
    Balance at February 28, 1994              960,000                   0.56 - 1.50
                                            ---------                  ------------
    Balance at February 28, 1995              960,000                  $0.56 - 1.50
                                            ---------                  ------------
                                            ---------

    During the year ended February 28, 1995, 284,803 of the 285,817 outstanding ATC Class B warrants were exercised at an exercise price of $8.00 allowing the holder to receiver one share of common stock per warrant and one ATC Class C warrant. The remaining Class B warrants not exercised expired as of September 30, 1994.

At February 28, 1995, there are 570,620 ATC Class C warrants outstanding. Each Class C warrant entitles the holder to purchase one share of common stock at an exercise price of $10.00. ATC has the right to redeem the Class C warrants at a price of $0.01 per warrant at any time upon 30 days prior written notice. ATC has reserved common shares equal to the outstanding warrants for issuance upon the exercise of the Class C warrants. The expiration date of the Class C warrants is September 30, 1996.


H.  INCOME TAXES

Income tax expense (benefit) consists of the following:


                                                      State and
Year Ended February 28,                   Federal       Local         Total
1995:
  Current                               $1,725,000     $295,500     $2,020,500
  Deferred                                  19,000        4,500         23,500
                                        ----------     --------     ----------
           Total                        $1,744,000     $300,000     $2,044,000
                                        ----------     --------     ----------
                                        ----------     --------     ----------
1994:
  Current                               $1,009,000     $213,000     $1,222,000
  Deferred                                  (9,000)      (3,000)       (12,000)
                                        ----------     --------     ----------
           Total                        $1,000,000     $210,000     $1,210,000
                                        ----------     --------     ----------
                                        ----------     --------     ----------
1993:
  Current                                 $354,000      $77,875       $431,875
  Deferred                                (122,000)      (9,875)      (131,875)
                                        ----------     --------     ----------
           Total                          $232,000      $68,000       $300,000
                                        ----------     --------     ----------
                                        ----------     --------     ----------


The Company made income tax payments of approximately $56,000, $278,000 and $3,023,000 in fiscal 1993, 1994 and 1995, respectively.

A reconciliation of the statutory U.S. Federal tax rate and effective tax rate is as follows:


Year Ended February 28                            1993      1994      1995
Statutory U.S. Federal rate                      34.0%     34.0%     34.0%
State income taxes, net of federal benefit        4.2       4.5       4.1
Non-deductible expenses of ATC                    7.7       0.8       0.5
Non-deductible losses of Aurora                   2.8       0.6       0.9
                                                ------     -----     -----
                                                 48.7%     39.9%     39.5%
                                                ------     -----     -----
                                                ------     -----     -----

The tax effects of temporary differences that give rise to a significant portion of deferred tax assets and liabilities consist of the following:

                                                         February 28,
                                                   1994           1995
Deferred tax assets:
  Nondeductible liabilities and reserves          $172,000        $234,300
  Other                                             38,600          31,000
  Net operating loss carryforward                  286,620         329,800
  Valuation allowance                             (286,620)       (329,800)
                                                  --------       ---------
                                                   210,600         265,300
                                                  --------       ---------
Deferred tax liabilities:
  Property and equipment                            77,000          97,000
  Prepaid expenses                                  58,000         101,600
  Other                                               --            14,600
                                                  --------       ---------
                                                   135,000         213,200
                                                  --------       ---------
Net deferred tax asset                            $ 75,600       $  52,100
                                                  --------       ---------
                                                  --------       ---------



The current portion of net deferred tax assets of $152,600 and $132,700 at February 28, 1994 and 1995 is classified in the consolidated balance sheet in current assets. The noncurrent portion is classified in noncurrent liabilities.

Aurora and ATC file separate income tax returns. At February 28, 1995, Aurora has net operating loss (NOL) carryforwards of approximately $970,000, which expire through 2010. The valuation allowance provided for deferred taxes relates entirely to the Aurora NOL. This valuation allowance will be recorded as a reduction of income tax expense in future periods if realization of future deductions becomes more likely than not.

During fiscal 1993, ATC recorded in additional paid-in-capital $344,000 of tax benefit from the exercise of common stock warrants and options. During fiscal 1994, ATC adjusted its tax benefit recorded in additional paid-in capital downward by $40,927 to reflect the actual tax benefit realized. Aurora's shares of these transactions is recorded within stockholders' equity as part of the adjustments resulting from capital transactions of its subsidiary.

I.  EMPLOYEE BENEFIT PLANS

The Company has an employee savings plan which allows for voluntary contributions into designated investment funds by eligible employees. The Company may, at the discretion of its Board of Directors, make additional contributions on behalf of the Plan's participants. No Company contributions were made in fiscal years 1993, 1994 and 1995.

J. SUPPLEMENTAL INFORMATION

Supplemental cash flow information is as follows:

                                                   1993        1994       1995
Cash paid for interest                           $121,092    $173,174   $276,658
Noncash investing and financing activities:
  Tax benefit (adjustment to tax benefit)
    from exercise of common stock warrants        344,000     (40,927)     --
  Note payable to stockholders related
    to Bio/West acquisition (rescission)          750,000    (750,000)     --
  Liabilities assumed in connection with
    business combinations                       1,022,724     193,335  6,056,441
  Common stock issued in connection with
    business combinations                           --         29,700    605,408
  Notes payable issued in connection with
    business combinations                           --        355,840    835,000


Supplemental analysis of valuation and qualifying accounts is as follows:

                                                   1993        1994       1995

Changes in the allowance for doubtful accounts
  are as follows:
    Balance, beginning of year                   $172,502    $130,768   $167,344
    Provision for bad debts                        85,423     143,017    188,819
    Amounts written-off, net of recoveries       (129,159)    (63,941)  (136,350)
    Adjustment for allowance for doubtful
      accounts  on acquired (rescinded)
      accounts receivable:
        Con-Test                                     --          --      291,223
        Blattert                                     --          --       24,850
        Bio/West                                    2,002     (42,500)      --
                                                 --------    --------   --------
      Balance, end of year                       $130,768    $167,344   $535,886
                                                 --------    --------   --------
                                                 --------    --------   --------


K.  SUBSEQUENT EVENT - MERGER AGREEMENT (UNAUDITED)

ATC and Aurora have entered into an agreement to merge, with ATC to be the surviving corporation. The agreement is subject to certain conditions including the approval of both ATC's and Aurora's stockholders. Approval of the merger will require a majority vote of each of the corporations. Under the proposed agreement, ATC would exchange .545 of a share of ATC stock for each share of Aurora stock. ATC common shares held by Aurora, 3,258,000 at February 28, 1995, would be cancelled. The merger would be accounted for in a manner similar to a pooling of interests. Under this method of accounting, recorded assets and liabilities of Aurora could be combined with ATC and the results of operations of ATC and Aurora could also be combined on the date the merger became effective. After the merger, ATC would be able to utilize Aurora's net operating loss carryforward, which is $970,000 at February 28, 1995. In addition, ATC's liability to Aurora would be cancelled at the merger date.

PRO FORMA FINANCIAL INFORMATION (UNAUDITED) - The following unaudited pro forma information sets forth the results of operations of ATC and Aurora as if the merger and ATC's acquisitions of BSE and Con-Test and rescission of Bio/West had occurred on March 1, 1993:


                                                   1994            1995
Revenues                                           $39,469,717     $41,391,833
Net income                                         $   914,517     $ 2,649,020
Earnings per share                                 $      0.15     $      0.41

AURORA ENVIRONMENTAL INC. AND SUBSIDIARIES


PRO FORMA FINANCIAL INFORMATION
IN CONNECTION WITH THE ACQUISITION OF CON-TEST, INC.
- --------------------------------------------------------------------------------


The following unaudited pro forma combined condensed financial statements for Aurora Environmental Inc. and Subsidiary (Aurora) and Con-Test, Inc. (Con-Test) have been prepared based upon the historical financial results of the companies. The pro forma combined financial data give effect to the acquisition of Con-Test by ATC Environmental Inc., a subsidiary of Aurora, under the purchase method of accounting, based upon the assumptions set forth in the notes to the pro forma combined condensed financial statement included herein.

The pro forma combined condensed statement of operations included herein sets forth the combination of Aurora's and Con-Test's results of operations for the twelve month period ended February 28, 1995, after giving effect to the applicable purchase accounting adjustments.

The pro forma combined results are not necessarily indicative of the results which would have been attained if the acquisition had been consummated at the beginnning of the 1995 fiscal year or which may be attained in the future. The pro forma statements of operations do not reflect the effect of integrating several Con-Test operations with existing ATC operations and the resulting efficiencies achieved.

The pro forma combined condensed financial information should be read in conjunction with the notes thereto and with the audited financial statements of Aurora for its fiscal years ended February 28, 1995 and of Con-Test for its years ended December 31.

AURORA ENVIRONMENTAL INC.

PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (Unaudited)
FOR THE YEAR ENDED FEBRUARY 28, 1995
- ------------------------------------------------------------------------------------------------------------------------------
                                                                                     Note 2
                                                               --------------------------------------------
                                            Aurora              Con-Test            Pro Forma                     Pro Forma
                                            (Audited)           (Unaudited)         Adjustments    Note(s)        Combined
REVENUES                                    $36,271,557        $5,120,376           $         -                   $41,391,933
COST OF REVENUES                             18,355,493         1,820,215                     -                    20,175,708
                                            -----------        ----------           -----------                  ------------
           Gross profit                      17,916,064         3,300,161                     -                    21,216,225

OPERATING EXPENSES:
  Selling                                     1,105,937           290,427                    -                      1,396,364
  General and administrative                 11,052,272         3,652,236               (60,063)        (A)        14,644,745
  Provision for bad debts                       188,819            16,367                    -                        205,186
                                            -----------        ----------           -----------                  ------------
                                             12,347,328         3,959,030               (60,063)                   16,246,295
                                            -----------        ----------           -----------                  ------------

           Operating income (loss)            5,568,736          (658,869)               60,063                     4,969,930

NONOPERATING EXPENSE:
  Interest expense                              285,570            94,121               125,752         (B)           505,443
  Interest income                               (35,212)           (1,448)                    -                       (36,660)
  Other, net                                    144,252            (5,820)                    -                       138,432
                                            -----------        ----------           -----------                  ------------
                                                394,610            86,853               125,752                       607,215
                                            -----------        ----------           -----------                  ------------

           Income (loss) before taxes         5,174,126          (745,722)              (65,689)                    4,362,715

INCOME TAX EXPENSE (BENEFIT)                  2,044,000                 -              (312,393)        (C)         1,731,607
                                            -----------        ----------           -----------                  ------------

           Income (loss) before minority
             interest                         3,130,126          (745,722)              246,704                     2,631,108
MINORITY INTEREST IN NET INCOME (LOSS) OF
  SUBSIDIARY                                 (1,300,040)                -               108,040         (D)        (1,192,000)
                                            -----------        ----------           -----------                  ------------
NET INCOME (LOSS)                           $ 1,830,086        $ (745,722)          $   354,744                  $  1,439,108
                                            -----------        ----------           -----------                  ------------
                                            -----------        ----------           -----------                  ------------
EARNINGS PER COMMON AND DILUTIVE COMMON
  EQUIVALENT SHARE:
    Primary                                 $      0.27                                                           $      0.21
                                            -----------                                                          ------------
                                            -----------                                                          ------------
    Fully diluted                           $      0.26                                                           $      0.21
                                            -----------                                                          ------------
                                            -----------                                                          ------------

WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING DURING THE PERIOD:

    Primary                                   6,861,606                                                             6,861,606
                                            -----------                                                          ------------
                                            -----------                                                          ------------
    Fully diluted                             6,916,816                                                             6,916,816
                                            -----------                                                          ------------
                                            -----------                                                          ------------

See notes to pro forma combined condensed financial statements.

AURORA ENVIRONMENTAL INC.

NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENT
- -------------------------------------------------------------------------------
1.   GENERAL

     At February 28, 1995, the historical balance sheet of Aurora reflects the acquisition of Con-Test and therefore no pro forma balance sheet is included.

     The pro forma combined condensed statement of operations sets forth the results of operations of ATC and Con-Test for the year ended February 28, 1995.

     The pro forma combined condensed financial statements should be read in conjunction with the other pro forma financial information contained in this Proxy Statement/Prospectus and the companies' financial statements and notes thereto.

     CON-TEST: The pro forma combined condensed statement of operations for the year ended February 28, 1995 assumes the acquisition occurred on March 1, 1994, the beginning of the 1995 fiscal year. The pro forma adjustments were based on Con-Test's results of operations from March 1, 1994 to September 10, 1994, representing the last interim accounting period completed prior to the purchase date. Con-Test's historical financial statements were prepared as of each interim four week accounting period.

     ATC acquired most of the assets of Con-Test and entered into a five year covenant not to compete with the former owner for the consideration and costs summarized as follows:

       Consideration to seller:
        Cash                                                         $2,100,000
        ATC restricted common stock-116,556 shares                      492,905
        Note payable, due in three annual installments of $178,333 beginning September 30, 1995; interest accrues at 8.5%
         and is payable quarterly                                       535,000
                                                                     ----------
                                                                      3,127,905
                                                                     ----------
       Liabilities assumed:
        Current liabilities                                           1,908,465
        Non-current liabilities                                         478,027
        Notes payable                                                 1,981,982
                                                                     ----------
                                                                      4,368,474
                                                                     ----------

       Direct costs of acquisition                                      131,910
                                                                     ----------
       Total purchase price                                          $7,628,289
                                                                     ----------
                                                                     ----------


     The stock issued as consideration to the seller is unregistered stock and, as such, is subject to certain restrictions on its sale or transfer. Because of these restrictions, the shares have been recorded at a discount from the market price of the Company's publicly traded stock. The restricted stock was valued at $4.23 per share when the market price was $9.40 per share, pursuant to an independent valuation.

     The note payable and restricted common shares are subject to offset if the purchased accounts receivable, net of recorded allowances, are not collected within one year and under certain other conditions.

     The acquisition has been accounted for as a purchase. Assets acquired and liabilities assumed are included in ATC's balance sheet at their estimated fair market value at the date of purchase. The purchase price has been allocated as follows:

      Accounts receivable - net                                 $2,615,469
      Property and equipment - net                                 633,945
      Goodwill                                                   4,265,516
      Covenant not to compete                                      100,000
      Other assets                                                  13,359
                                                                ----------
                                                                $7,628,289
                                                                ----------
                                                                ----------

2.   PRO FORMA ADJUSTMENTS FOR THE ACQUISITION OF CON-TEST

     The pro forma financial statements reflect the following adjustments related to the acquisition of Con-Test:

     (A) To record the change in General and Administrative expenses resulting from depreciation and amortization:

                                                                               YEAR ENDED
                                                                             FEBRUARY 28, 1995
            Depreciation of acquired assets recorded at fair market value        $  92,450
            Less: Con-Test's historical depreciation                              (247,121)
                                                                                 ---------
            Net depreciation adjustment                                           (154,671)
            Goodwill amortization, based on a 30 year amortization period           82,941
            Covenant not to compete amortization, based on a 5 year term            11,667
                                                                                  --------

                                                                                  $ (60,063)
                                                                                  --------
                                                                                  --------

      (B)  To record interest expense on acquisition debt:

                                                                       DEBT
                                                                     INCURRED
            Amount borrowed for cash consideration paid at
             close with interest at 8.1%, the average rate paid
             under ATC's bank credit line during fiscal 1995        $2,100,000     $ 99,225
            Note payable issued to seller, interest at 8.5%            535,000       26,527
                                                                                   --------

                                                                                   $125,752
                                                                                   --------
                                                                                   --------

     (C) To record the imputed Federal income tax expense (benefit as though Con-Test had not been a Subchapter S corporation) and the income tax effect of the pro forma adjustments:

                                                              YEAR ENDED
                                                           FEBRUARY 28, 1995
            Reported loss before taxes                         $(745,722)

            Income adjustments:
             Depreciation                                        154,671
             Goodwill amortization                               (82,941)
             Covenant amortization                               (11,667)
             Interest expense                                   (125,752)
                                                               ---------

            Adjusted loss before taxes                          (811,411)
            Tax rate, net of state effect                          38.5%
                                                               ---------

            Calculated tax benefit                              (312,393)
            Recorded expense                                        -
                                                               ---------

            Net adjustment                                     $(312,393)
                                                               ---------
                                                               ---------


     The Company has recorded the pro forma income tax benefits of the taxable loss of Con-Test, without any valuation allowance, because ATC recognized taxable income sufficient enough to utilize the Con-Test loss during the period presented.

     (D)   To record minority interest in Con-Test's results of operations and
           the pro forma purchase adjustments.                 $108,040
                                                               ---------
                                                               ---------

                       INDEPENDENT AUDITOR'S REPORT




To the Board of Directors and
Shareholders of Con-Test, Inc.
East Longmeadow, Massachusetts



I have audited the accompanying balance sheets of Con-Test, Inc. as of December 31, 1993 and 1992, and the related statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1993 and 1992, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ James J. Slawski CPA
James J. Slawski, CPA


April 21, 1994, except for Note 2, as to which the date is September 10, 1994

                                  CON-TEST, INC.
                                  Balance Sheet
                            December 31, 1993 and 1992


     ASSETS                                    1993               1992
Cash                                       $   74,166           153,038
Accounts receivable
 Trade, less allowance for doubtful
 accounts of $193,212 and $214,542
 respectively                               4,856,291         2,780,689
Work in process                                               1,026,528
Video production costs                                          165,527
Prepaid expenses and other assets             258,846           193,610
                                           ----------        ----------
  Total Current Assets                      5,189,303         4,319,392
                                           ----------        ----------
                                           ----------        ----------

Furniture, fixtures and equipment,
 at cost, less accumulated
 depreciation (notes 1 and 2)                 756,853         1,594,158
                                           ----------        ----------
  Total Assets                             $5,946,156        $5,913,550
                                           ----------        ----------
                                           ----------        ----------


    LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable, trade                       957,569           467,348
Bank loan, line of credit (note 3)          1,300,000           982,193
Current portion of long-term debt             254,133           196,000
Current portion capitalized lease oblig.       84,767            82,884
Accrued and other liabilities (note 5)        493,770           337,852
Shareholder loans                              66,665            66,665
                                           ----------        ----------
  Total Current Liabilities                 3,156,904         2,132,942
Long-term debt, payments
 due after one year (note 4)                  635,717           653,333
Capitalized lease obligations                  81,929           166,529
                                           ----------        ----------
                                              717,646           819,862
  Total Liabilities                         3,874,550         2,952,804
Shareholders' Equity
 Common stock
  Authorized 1,000 shares, $6 par value
  Issued and outstanding 1,000 shares           6,000             6,000
 Retained earnings                          2,065,606         2,954,746
                                           ----------        ----------
  Total Shareholders' Equity                2,071,606         2,960,746
                                           ----------        ----------


Total Liabilities and
 Shareholders' Equity                      $5,946,156        $5,913,550
                                           ----------        ----------
                                           ----------        ----------


                       See notes to financial statements.

                                  CON-TEST, INC.
                  Statements of Operations and Retained Earnings for the Years ended December 31, 1993 and 1992

                                    1993             1992
Revenue                          $11,866,786      $9,994,171
Operating expenses
 Advertising & Marketing               75,796         68,039
 Bad debts                            113,620        106,808
 Certification                         97,980        101,080
 Contributions                          7,269         11,036
 Conventions and trade shows           15,452          4,013
 Depreciation and amortization        412,655        368,314
 Dues and subscriptions                40,412         27,453
 Education                             46,122         44,264
 Employee travel                      161,279        144,764
 Heat, light and power                 56,478         56,586
 Insurance                            407,649        139,042
 Maintenance                          143,254        125,335
 Micrographics                          5,329          1,556
 Motor vehicle expense                 86,750         96,729
 Office supplies and expense          183,436        126,368
 Operating supplies                   322,555        264,997
 Other administrative expenses        400,423        314,437
 Outside services                   1,479,244        767,651
 Payroll taxes                        530,095        479,712
 Postage                              140,637         94,199
 Professional fees                     83,984         84,803
 Property,sales and use tax            49,408         38,928
 Rent                                 553,823        551,256
 Salaries                           5,431,306      5,066,988
 Telephone                            240,451        211,787
 Training expense                      97,436         62,385
 Travel and entertainment             329,994        168,900
 Write-down of long lived assets    1,082,933
                                   ----------     ----------
                                   ----------     ----------
   Total operating expenses        12,595,770      9,527,430
                                   ----------     ----------
 Income (Loss) from operations       (728,984)       466,741
Nonoperating income (expense)
 Miscellaneous income                     334
 Interest income                        7,516         11,837
 Interest expense                    (157,735)      (130,640)
                                   ----------     ----------
Income (Loss) before income taxes    (878,869)       347,938
                                   ----------     ----------
Income taxes (Note 1)                  10,271          9,922
                                   ----------     ----------
Net Income (Loss)                    (889,140)       338,016

Retained earnings,
 beginning of year                  2,954,746      2,616,730
                                   ----------     ----------
Retained earnings, end of year     $2,065,606     $2,954,746
                                   ----------     ----------
                                   ----------     ----------


                   See Notes to Financial Statements

                                   CON-TEST, INC.
                             Statements of Cash Flows
                  for the Years ended December 31, 1993 and 1992

                                       1993         1992
Net Income (Loss)                    $ (889,140) $   338,016

Adjustments
 Depreciation and Amortization          412,655      368,314
 Write-down of long lived assets      1,082,933
                                     ----------

                                        606,448      706,330
Change in working capital items
 other than cash

Accounts Receivable                  (2,075,602)    (201,760)
Work in Process                       1,026,528     (497,390)
Video production cost                   165,527      (50,335)
Prepaid expenses and other assets       (65,236)     (47,330)
Accounts payable                        490,221      210,733
Accrued and other liabilities           155,918       70,409
                                     ----------  -----------
Total Cash Provided by Operations       303,804      190,657

CASH FLOWS FROM INVESTMENT ACTIVITIES:
 Purchase of fixed assets              (504,183)    (413,866)
                                     ----------  -----------

Cash Used for Investment Activities    (504,183)    (413,866)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from notes payables           500,000
 Net payments on line of credit        (182,193)     (17,807)
 Proceeds from long-term debt and
  capital lease obligations             107,900    1,220,400
 Payments on long-term debt and
  capital lease obligations            (304,200)  (1,014,113)
                                     ----------  -----------

Cash Provided by Financing Activities   121,507      188,480

Net Decrease in Cash                    (78,872)     (34,729)
                                     ----------  -----------

Cash, Beginning of Year                 153,038      187,767
                                     ----------  -----------

Cash, End of Year                    $   74,166  $   153,038
                                     ----------  -----------
                                     ----------  -----------



                See Notes to Financial Statements

                                 CON-TEST, INC.

                         Notes to Financial Statements
                           December 31, 1993 and 1992

1. Accounting Policies

   A. Method of Accounting and Income Taxes

      The financial statements have been prepared using the accrual basis of accounting. The Company files its income tax returns on the cash basis whereby revenue associated with trade accounts receivable will be recognized when payments are received and various operating payables will be deducted when payments are made. In addition, there are timing differences in the treatment of depreciation and bad debt expenses.

      The Company has elected to be taxed as a Subchapter S Corporation in accordance with the appropriate provisions of the IRS Code. Accordingly, for federal tax purposes, earnings and/or losses will be included in the personal returns of the stockholders. Thus, the Company will generally not incur tax obligations at the federal level. For state purposes, the tax treatment will vary depending on the tax laws of the states the Company does business in. The provision for state taxes reflects those taxes the Company has liability to pay at the corporate level.

   B. Revenue

      Revenue is recognized as services are rendered, in accordance with generally accepted accounting principles.

   C. Work In Process

      Work in process represents management's estimate of services performed and unbilled at year end.

   D. Property and Equipment

      Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed primarily using the straight-line method over the estimated useful lives of the assets as follows:

           Equipment                                  8-10 years
           Furniture and fixtures                     5-7  years
           Motor vehicles                             5    years
           Leasehold improvements                     15   years

                                 CON-TEST, INC.

                         Notes to Financial Statements
                           December 31, 1993 and 1992

   Maintenance and repairs are charged to operations as incurred.
   Additions and betterments are capitalized. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts in the year of sale or retirement. Any resulting profit or loss is reflected currently in the income statement.

   Furniture, fixtures and equipment have been pledged as security for debt.

2. Furniture, Fixtures and Equipment

   The major categories of assets are as follows:

                                               1993           1992
       Leasehold improvements              $  271,215     $  253,963
       Equipment                            1,470,478      2,003,722
       Furniture and fixtures                 581,819        553,550
       Motor vehicles                         216,005        257,846
                                           ----------     ----------
                                            2,539,517      3,069,081

       Accumulated depreciation
       and amortization                     1,782,664      1,474,923
                                          -----------     ----------
                                          $   756,853     $1,594,158
                                          -----------     ----------
                                          -----------     ----------

   Equipment has been written down below cost by $1,082,933 which is the decrease in the fair market value over the carrying amount of the assets as determined by the sale of the assets subsequent to December 31, 1993.

3. Notes Payable

   The Company has a $1,000,000 revolving line of credit with a local bank at prime, expiring April 30, 1994, secured by the assets of the Company and the personal guaranty of the owner. The principal balance outstanding at December 31, 1993 is $800,000 with interest at 6%.

   The Company had a $1,000,000 revolving line of credit with a local bank at prime which expired on April 15, 1993 secured by the assets of the Company. The principal balance outstanding at December 31, 1992 was $982,193.

   The Company has a 120 day note from a bank at prime, expiring April 30, 1994, secured by the assets of the Company. The principal balance at December 31, 1993 is $500,000 with interest at 6%.

                                   CON-TEST, INC.

                           December 31, 1993 and 1992

4. Long-term Debt and Capital Lease Obligation

   Long-term debt at December 31, 1993 and 1992 consists of the following:

                                                  1993         1992
   Note payable to bank to
   finance purchase of equipment,
   due in monthly installments of
   principal of $16,333 and
   interest at prime plus 1/2%
   through April 15, 1997. Interest
   at December 31, 1993 was 6.5%.
   The note is collateralized by
   the assets of the Company.                   $653,333     $849,333

   Term note payable to
   bank in monthly
   installments of principal of
   $3,650 and interest at prime
   plus 1/2% through April 29,
   1998. Interest at December 31,
   1993 was 6.5%. The note is
   collateralized by the
   assets of the Company.                        197,100          --

   Term note payable to bank
   in monthly installments of
   principal of $1,194 and interest
   at prime plus 1/2% through
   September 26, 1996. Interest
   at December 31, 1993 was 6.5%.
   The note is collateralized
   by the assets of the Company.                  39,417          --

   Capital lease obligation for
   computer equipment, payable
   in monthly lease payments of
   $7,861, including interest at
   an imputed rate of 10.9%
   through December, 1995.                     166,696         249,413
                                            ----------      ----------
                                             1,056,546       1,098,746

   Less current portion                        338,900         278,884
                                            ----------      ----------
   Long-term portion                        $  717,646      $  819,862
                                            ----------      ----------
                                            ----------      ----------

                                  CON-TEST, INC.

                           December 31, 1993 and 1992

   Principal payments on the long-term debt due in future years are as follows:

                Years ended December 31,
                        1994                    $  338,900
                        1995                       336,062
                        1996                       250,551
                        1997                       109,133
                        1998                        21,000
                                                ----------
                                                $1,056,546
                                                ----------
                                                ----------

5. Accrued Liabilities

                                                     1993           1992
   Accrued liabilities consist of the following:
   Accrued vacation & other compensated absences   $ 49,625       $ 54,480
   Accrued payroll taxes                               --           67,477
   Accrued payroll                                  206,511        128,068
   Accrued other                                    157,312         87,827
   Accrued liabilities-shareholder                   80,322
                                                   --------       --------
                                                   $493,770       $337,852
                                                   --------       --------
                                                   --------       --------

6. Profit-Sharing Plan

   The Company has a profit-sharing plan covering all eligible employees. No contributions were recorded in 1993 and 1992.

7. Related Party Transaction

   A. Leases

      The Company leases its buildings from its owners under two five-year triple net leases. Total lease expenses in 1993 to the owners was $279,026. Total lease payments over the remaining one year under the leases will be:

                          1994                   $ 260,532
                                                 ---------
                                                 ---------

                                     F-56

                                  CON-TEST, INC.

                           December 31, 1993 and 1992

8. Other Leases

   The Company leases facilities for several of its remote locations. Total lease payments for those leases over the remaining two years are:

                         1994                       170,601
                         1995                        78,171
                                                   --------
                                                   $248,772
                                                   --------
                                                   --------

9. Cash Flow Information

                            1993                      1992
   Amounts paid for:
   Interest               $157,735                 $130,640
   Income taxes             10,271                    9,922

   During the year ended December 31, 1993, the Company incurred $154,100 of new debt as a result of its purchases of additional fixed assets.

                                  ATTACHMENT A


                          AGREEMENT AND PLAN OF MERGER


     Agreement and Plan of Merger dated as of January 6, 1995 by and between ATC Environmental Inc., a Delaware corporation ("ATC"), and Aurora Environmental Inc., a Delaware corporation ("Aurora") ("ATC" and "Aurora" collectively the "Constituent Corporations").

     WHEREAS, each of the Boards of Directors of ATC and Aurora desire to enter into this Agreement each having approved the merger of Aurora with and into ATC (the "Merger"), upon the terms and subject to the conditions set forth herein; and

     WHEREAS, under and pursuant to the terms of this Agreement, and at the Effective Time (as defined in Section 1.02 hereof), each share of Common Stock of Aurora, $.001 par value, issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 1.03 (f) hereof) which are to be canceled pursuant to Section 1.03(f) of this Agreement will be converted into .545 of a share of Common Stock, $.01 par value, of ATC, in accordance with the exchange ratio set forth, in Section 1.03(a) of this Agreement; and

     WHEREAS, the parties hereto desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the others as an inducement to the execution and delivery of this Agreement and the conditions precedent to and the consummation of the Merger; and

     WHEREAS, on January 6, 1995, each of the Boards of Directors of ATC and Aurora, respectively, have approved and adopted this Agreement as a Plan of Reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein set forth, and for the purpose of setting forth certain terms and conditions of the Merger and the mode of carrying the same into effect, ATC and Aurora hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

     SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.02), Aurora shall be merged with and into ATC in accordance with the General Corporation Law of the State of Delaware ("GCL"), whereupon the separate existence of Aurora shall cease and ATC shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. From and after the Effective Time, the status, rights and liabilities of, and the effect of the Merger on, each of the Constituent Corporations which is a party to the Merger and the Surviving Corporation shall be as provided in Section 251 of the GCL.

     SECTION 1.02. FILING OF CERTIFICATE OF MERGER; EFFECTIVE TIME. As soon as practicable after the satisfaction of the conditions to the consummation of the Merger set forth herein, the Constituent Corporations will deliver for filing, or cause to be delivered for filing, with the Secretary of State of the State of Delaware, a Certificate of Merger executed in accordance with Section 103 of the GCL and the requirements of Section 251 of the GCL to effect the Merger. The Merger shall become effective on the date and time when the Certificate of Merger has been filed with the Secretary of State of the State of Delaware. The date and time of such effectiveness is herein referred to as the "Effective Time".

     SECTION 1.03.  CONVERSION OF OUTSTANDING SHARES.

     (a) From and after the Effective Time, each share of Common Stock, $.001 par value, of Aurora, ("Aurora Common Stock") outstanding immediately prior to the Effective Time, except (i) shares held by Aurora in treasury, if any, and
(ii) shares with respect to which appraisal rights have been properly exercised in accordance with Section 262 of the GCL and canceled pursuant to Section 1.03(f) below, shall, by virtue of the Merger and without any action on the part of ATC or Aurora, or any holder thereof, cease to exist and be converted into and become .545 of a share of Common Stock of ATC $.01 par value per share ("ATC Common Stock").

     (b) The consideration referred to in (a) above, together with any cash payments in lieu of fractional shares as provided herein, is hereinafter referred to as the "Merger Consideration".

     (c) Each share of ATC Common Stock outstanding immediately prior to the Effective Time shall, after the Merger, continue to represent one share of ATC Common Stock, except shares with respect to appraisal rights that have been properly exercised in accordance with Section 262 of the GCL. Each outstanding option and/or Warrant of ATC outstanding immediately prior to the Effective Time shall, after the merger, continue to represent the right to acquire shares of ATC Common Stock in accordance with the terms of the applicable Option and/or Warrant.

     (d) No fractional shares of ATC Common Stock shall be issued pursuant to the Merger and no holder of Aurora Stock immediately prior to the Effective Time shall, by reason of such ownership, be entitled to any rights or privileges pertaining to any fraction of any share of ATC Common Stock. Any person who, by reason of the ownership of ATC Common Stock, shall be entitled but for the provisions of this Section, to receive a fractional share of ATC Common Stock, shall be entitled to receive from ATC an amount in cash equal to the fractional interest multiplied by the average of the closing sales price per share of ATC Common stock as reported on the National Association of Securities Dealers, Inc. Small Cap Market for the five days immediately preceding the Effective Time on which there have been sales of ATC Common Stock. ATC will pay the respective amounts to the persons entitled thereto in accordance with Section 1.04 hereof.

     (e) Each share of Aurora Common Stock held by Aurora as treasury stock immediately prior to the Effective Time, if any, shall be canceled, and no payment shall be made with respect thereto.

     (f) Notwithstanding anything in this Agreement to the contrary, shares of Aurora Common Stock or ATC Common Stock outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the approval and adoption of this Agreement and shall have delivered to Aurora and/or ATC, as the case may be, prior to the taking of the vote on the Merger at the meeting of Aurora shareholders and/or ATC shareholders, as the case may be with respect to each such company's shares, to be held pursuant to
Section 6.01 hereof, a written notice of intention to demand payment of the fair value of such shares and shall otherwise meet the requirements of Section 262 of the GCL applicable to entitlement to appraisal rights ("Dissenting Shares") shall not be converted into or be exchangeable for the Merger Consideration in the case of Aurora, or continued ownership as provided in Subsection 1.03(c) above in the case of ATC, but shall instead be entitled to receive such consideration as shall be determined pursuant to Section 262 of the GCL; provided, however, that if such holder shall have failed to perfect or shall have withdrawn or lost his right to receive payment of the fair value of his shares under the GCL, his Aurora Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, in accordance with Section 1.03 hereof and/or his ATC Common Stock in the case of an ATC shareholder shall, as of the Effective Time, be treated as provided in Subsection 1.03(c) above. Aurora and ATC each shall give the other prompt notice of any demands received for appraisal, and each shall have the right to participate in all negotiations and proceedings with respect to such demands. Neither Aurora nor ATC shall, except with the prior written consent of the other, settle or offer to settle any such demands or make any payment with respect thereto, except as shall be required by a final, non-appealable judgment of a court of competent jurisdiction. Payment in respect of Dissenting Shares shall be made by Aurora or ATC.

     SECTION 1.04.  EXCHANGE OF AURORA COMMON STOCK; SURRENDER OF CERTIFICATES.
(a) Prior to the Effective Time, ATC shall designate its present transfer agent as an exchange agent ("Exchange Agent") in connection with the Merger pursuant to an Exchange Agent Agreement providing for, among other things, the matters set forth in this Section 1.04. After the Effective Time, each holder of an outstanding certificate or certificates, which immediately prior to the Effective Time represent Aurora Common Stock, may surrender such certificate to the Exchange Agent and promptly receive one or more stock certificates for the number of full shares of ATC Common Stock into which the Aurora Common Stock represented by the certificate or certificates so surrendered have been converted as a result of the Merger and a check representing cash payable in lieu of a fractional share of ATC Common Stock, as provided in Section 1.03(d) hereof; provided, however, that the holder is otherwise entitled hereby to receive the Merger consideration. Subject to the next subsection hereof, until so surrendered for exchange, each such certificate nominally representing Aurora Common Stock shall be deemed for all corporate purposes to evidence the ownership of the number of full shares of ATC Common Stock which the holder thereof would be entitled to receive upon its surrender to the Exchange Agent; provided, however, that holders of Dissenting Shares who have properly exercised their appraisal rights in accordance with the GCL, shall not be entitled to vote or to exercise any other rights as a shareholder of ATC.

     (b) Unless and until such outstanding certificate or certificates shall be so surrendered for exchange, no holder thereof shall be entitled to receive any payment for any fractional share interest or any dividend or distribution, whether in cash or otherwise, payable to holders of record of ATC, but upon the surrender and exchange of such certificate or certificates there shall be paid to the record holder of the certificate or certificates of ATC Common Stock issued and exchanged therefor, the amount of any cash payable in lieu of a fractional share and all dividends and distributions (without interest thereon) which have become payable with respect to whole shares of ATC Common Stock represented by the certificate or certificates issued upon such surrender and exchange as if such certificates of ATC Common Stock had been issued at the Effective Time. Promptly after the Effective Time, ATC and Aurora will cause the Exchange Agent to send to all holders of Aurora Common Stock a letter of transmittal for use in exchanging their certificates for certificates representing ATC Common Stock.

     (c) If any shares of ATC Stock are to be issued in a name other than that in which the certificate representing Aurora Stock surrendered for exchange is registered, it shall be a condition of such exchange that (i) the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of ATC Common Stock to persons other than the registered holder of the certificate surrendered or establish to the satisfaction of ATC that such tax has been paid or is not payable and (ii) upon request by ATC, the person requesting such exchange shall provide to ATC an opinion of counsel, satisfactory to ATC, to the effect that the transfer does not require registration under the Securities Act of 1933, as amended (the "Securities Act"), or that an exemption from the requirement of such registration is available.

     (d) After the Effective Time, there shall be no further registry of transfers on the records of Aurora of Aurora Common Stock outstanding immediately prior to the Effective Time and if certificates representing such shares are presented to the Surviving Corporation, they shall be forwarded to the Exchange Agent and exchanged for ATC Common Stock as herein provided.

Holders of Aurora Common Stock who have lost their stock certificates evidencing Aurora Common Stock will be entitled to receive certificates evidencing the ATC Common Stock into which their Aurora Common Stock has been converted upon compliance with the procedures, which may include requests for the furnishing of appropriate indemnifications, affidavits and bonds, established by ATC pursuant to its By-Laws, or otherwise, for replacement of lost ATC stock certificates.

     (e) Notwithstanding the foregoing, neither ATC nor any other party hereto shall be liable to a holder of Aurora Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws. If any holders of certificates representing shares of Aurora Common Stock are entitled to receive the Merger Consideration pursuant to Section 1.03(a) hereof and shall not have surrendered their certificates prior to the seventh anniversary of the Effective Time (or prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any governmental agency or other governmental entity) the amount receivable in respect of such ATC Common Stock shall, to the extent permitted by applicable law, become the property of ATC, free and clear of all claims or interest of any person previously entitled thereto.

     SECTION 1.05.  OPTIONS AND WARRANTS OF AURORA.

     (a) As of the Effective Time, all options under Aurora's 1985 Incentive and non-statutory Stock Option Plan to acquire shares of Aurora's Common Stock shall be extinguished and shall be of no force and effect on and after the Effective Time.

     (b) Prior to the Effective Time, there are two holders of outstanding Warrants to purchase shares of Aurora Common Stock (i.e., George Rubin and Goldie Morse). After the Effective Time, each share covered by the Warrant will represent the right to receive .545 of a share of ATC Common Stock for each share of Aurora Common Stock for which each such Warrant was exercisable, all in accordance with the terms of said Warrants.

     (c) Prior to the Effective Time, there are outstanding Options to purchase shares of Aurora's Common Stock owned by Morry F. Rubin under Aurora's 1987 Non-Qualified Stock Option Plan. After the Effective Time, each share covered by the Option will represent the right to receive .545 of a share of ATC Common Stock for each share of Aurora Common Stock for which each such Option was exercisable, all in accordance with the terms of said Non-Qualified Stock Option.

     (d) ATC shall take all such action as may be necessary and proper in order to preserve the rights of the holders of Warrants and Options referred to in subsections 1.05(b) and (c) above including, to the extent necessary, the issuance of Warrants of ATC and/or the adoption of ATC Option plans with respect to such Options.

     SECTION 1.06. ARTICLES OF INCORPORATION. The Articles of Incorporation of ATC, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 1.07. BY-LAWS. The By-Laws of ATC, as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 1.08.  DIRECTORS AND OFFICERS OF ATC AND AURORA.

     (a) The Board of Directors of ATC as the Surviving Corporation immediately after the Effective Time shall consist of the following persons: George Rubin, Morry F. Rubin and Richard L. Pruitt. The directors shall hold office from and after the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law. If at or after the Effective Time a vacancy shall exist on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided in the By-Laws of the Surviving Corporation.

     (b) The officers of ATC, the Surviving Corporation, immediately before the Effective Term shall continue to be the officers of ATC after the Effective Time. The officers shall hold office from and after the Effective Time at the pleasure of the Board of Directors of the Surviving Corporation, subject to the provisions set forth in the By-Laws of the Surviving Corporation.

     SECTION 1.09. CANCELLATION OF ATC COMMON STOCK OWNED BY AURORA. At the Effective Time the 3,258,000 shares of ATC Common Stock held of record by Aurora shall be cancelled. Aurora shall deliver the certificates representing such shares to the Exchange Agent for cancellation effective as of the Effective Time.

     SECTION 1.10. CERTAIN EFFECTS OF THE MERGER. From and after the Effective Time, the Surviving Corporation shall (a) possess all the rights, privileges, powers and franchises, of a public or of a private nature, of the Constituent Corporations, (b) be subject to all restrictions, disabilities, liabilities and duties of each of ATC and Aurora, all with the effect and to the extent provided in the GCL, and (c) continue its corporate existence as a Delaware corporation.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF AURORA

     Aurora represents and warrants to ATC, except as set forth on the Disclosure Schedules attached hereto (the "Schedules"), that:

     SECTION 2.01. CORPORATE EXISTENCE AND POWER. Aurora is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power, authority and legal right to conduct its business as it is now being conducted and to own the properties and assets it now owns. Schedule 2.01 sets forth a true and correct list of each jurisdiction in which Aurora is qualified or licensed to do business as a foreign corporation or foreign entity, or where such qualification is necessary. Except as set forth on Schedule 2.01, Aurora is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. Aurora has previously delivered to ATC true and correct copies of Aurora's Articles of Incorporation and By-Laws, as presently in effect.

     SECTION 2.02. CORPORATE AUTHORIZATION. Subject to obtaining the shareholder approval required under the GCL and obtaining all necessary consents from ATC's institutional lender, which debt Aurora has guaranteed, (a) Aurora has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, (b) the Board of Directors of Aurora has taken all action required by law, its Articles of Incorporation and By-Laws or otherwise to authorize the execution and delivery by Aurora of this Agreement and the performance by Aurora of the transactions contemplated hereby, (c) this Agreement has been duly and validly executed and delivered by Aurora and no other corporate action is necessary in connection therewith, and (d) this Agreement is a valid and binding agreement of Aurora enforceable against Aurora in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law).

     SECTION 2.03. CONSENTS AND APPROVALS OF GOVERNMENT AUTHORITIES. Except as set forth on Schedule 2.03, and except for the requirements of (a) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (b) the Securities Act, (c) state securities laws, and (d) the filing and recordation of a Certificate of Merger as required by the GCL, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, United States or foreign, is required in connection with the execution, delivery and performance of this Agreement by Aurora and the consummation of the transactions contemplated hereby.

     SECTION 2.04. NO VIOLATION. Except as set forth on Schedule 2.04, the execution, delivery and performance of this Agreement by Aurora (a) will not violate Aurora's Articles of Incorporation or By-Laws, (b) will not violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) (a "Default") under, or result in the termination of or accelerate the performance required by, or result in the creation of imposition of any security interest, lien or other encumbrance upon, any material properties or assets of Aurora under, any debt, obligation, contract, lease, commitment, license, permit or other agreement to which Aurora is a party or by which it is bound or to which it is subject, nor result in the loss of any rights by Aurora, and (c) will not violate any law, judgment, decree, order, regulation or rule of any court or governmental authority.

     SECTION 2.05. CAPITALIZATION. The authorized capital stock of Aurora consists of 25,000,000 shares of Common Stock, $.001 par value. As of the date hereof, there are issued and outstanding 6,101,104 shares of Aurora Common Stock. All issued and outstanding shares of Aurora Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except (i) with respect to 30,000 shares of Common Stock reserved to be issued prior to the Effective Time to certain affiliates of Aurora upon exercise of certain incentive Stock options under Aurora's 1985 Incentive and Non-Statutory Stock Option Plan; (ii) with respect to 1,110,000 shares of Common Stock reserved to be issued pursuant to the exercise of Warrants to purchase 960,000 of such Shares and 150,000 of such Shares reserved to be issued under the 1987 Non-Qualified Stock Option Plan; and, (iii) as set forth on Schedule 2.05, there are no other outstanding shares of, no securities of Aurora convertible into or exchangeable for, no options, Warrants or other rights (including any preemptive rights), to acquire from Aurora, and no other contracts, understandings, arrangements or obligations (whether or not contingent) providing for the issuance or sale by Aurora, directly or indirectly, of any capital stock or other equity or debt security of Aurora. There are no outstanding contractual obligations of Aurora to repurchase, redeem or otherwise acquire any outstanding shares of Aurora Common Stock or other securities issued by Aurora. Except as set forth on Schedule 2.05 and except with respect to the Merger Consideration and other securities to be registered in the Merger Registration Statement, no holder of any shares of capital stock or ownership interest of Aurora is entitled to any dividend or distribution in respect of such capital stock of Aurora which are currently held by Aurora as treasury shares.

     SECTION 2.06. SUBSIDIARIES. Aurora, except as to and through its ownership of 3,258,000 shares of ATC Common Stock which will be canceled at the Effective Time, does not directly own securities or other ownership interests in any other entity, which securities or ownership interests have voting power to elect a majority of the Board of Directors or other persons performing similar functions of such entity.

     SECTION 2.07. SEC FILINGS. Aurora has previously delivered to ATC the following (collectively, the "Aurora Filings"): (i) its Annual Report on Form 10-K for the year ended February 28, 1994, as amended, (ii) all of its other reports, registration Statements and proxy statements filed with the SEC since February 28, 1991, and (iii) all amendments and supplements to the foregoing. Except as set forth on Schedule 2.07, each of the Aurora Filings, (a) has been timely filed subject to any allowable extensions, (b) was prepared in all material respects in accordance with the requirements of the Securities Act or Exchange Act, as the case may be, and the rules and regulations thereunder and
(c) did not
contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading (other than statements or omissions believed by Aurora to be correct at the time of filing and correctly stated in subsequent filings). Aurora has timely filed all reports and other documents required to be filed with the SEC. Aurora covenants and agrees to continue to timely make all further Aurora filings through the Effective Time.

     SECTION 2.08. FINANCIAL STATEMENTS. The audited financial statements of Aurora for the years ended February 28, 1994, 1993 and 1992 (the "Aurora Audited Financial Statements") fairly present the financial position of Aurora as of the date thereof and its results of operations, cash flows and stockholders' equity for the periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis. The unaudited financial statements of Aurora for the six months ended August 31, 1994 and 1993 (the "Aurora Unaudited Financial Statements"), and collectively with the Aurora Audited Financial Statements (the "Aurora Financial Statements"), were prepared in a manner consistent with the basis of presentation used in the Aurora Audited Financial Statements and reflect all adjustment necessary, in the opinion of management (consisting of only normal recurring adjustments) for a fair presentation of the financial position and condition of Aurora as of and for the periods indicated.

     SECTION 2.09.  NO UNDISCLOSED LIABILITIES.  Except as set forth on Schedule
2.09 (the Aurora Disclosed Liabilities), Aurora has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) (herein Aurora Liabilities), required by generally accepted accounting principles to be disclosed, except (a) Aurora Liabilities which are accrued or otherwise reflected on the Aurora Financial Statements, (b) Aurora Liabilities incurred in the ordinary course of business since August 31, 1994 and consistent, in type and amount, with past practice, and (c) expenses incurred in connection with this Agreement.

     SECTION 2.10. NO MATERIAL ADVERSE CHANGE. Except as set forth on Schedule 2.10, since August 31, 1994, there has been no material adverse change in the business, financial position, results of operations, operations or prospects of Aurora, from that reflected in the Aurora Financial Statements.

     SECTION 2.11. ABSENCE OF CERTAIN CHANGES. Except as otherwise contemplated herein or as set forth on Schedule 2.11, since the date of the Aurora Unaudited Financial Statements Aurora has not:

          (a) borrowed or agreed to borrow any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent) except in the ordinary course of business and consistent with past practice;

          (b) paid, discharged or satisfied any Aurora liabilities other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of Aurora Liabilities reflected or reserved against in the Aurora Financial Statements or incurred in the ordinary course of business and consistent with past practices;

          (c) permitted or allowed any of its material properties or assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except Aurora Permitted Exceptions under
Section 2.12 hereof;

          (d) written off as uncollectible any notes or accounts receivable (other than those reserved against in the Aurora Audited Financial Statements);

          (e) canceled any debts or waived any claims or rights of substantial value, or sold, transferred or otherwise disposed of any of its material properties or assets, except in the ordinary course of business and consistent with past practice;

          (f) made any loan to or investment in, or acquired the assets, business or securities of, any person other than loans to ATC and/or ATC's subsidiaries;

          (g) paid or granted any increase in the aggregate compensation of directors, officers, agents or employees (including any such increase pursuant to any bonus, insurance, pension, profit-sharing or other employee benefit plan or commitment) or any increase in the aggregate compensation payable or to become payable to any director, officer, agent or employee, in excess of such compensation paid or payable by Aurora as of August 31, 1994, except for normal periodic increases resulting from the application of existing plans, agreements or policies of Aurora applied on a consistent basis or otherwise in the ordinary course of business or as otherwise provided for in any employment agreement;

          (h) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or other securities, or, directly or indirectly, redeemed, purchased or otherwise acquired any shares of its capital stock or other securities;

          (i) made any change in any accounting principles or practices, except as required by the Financial Accounting Standards Board and reflected in the Aurora Financial Statements;

          (j) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to or from, or entered into any agreement or arrangement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors (as such terms are defined in the Rules and Regulations of the SEC under the Securities Act), except for
(i) directors' fees and compensation to officers, (ii) payments contemplated in subsection (g) hereof, and (iii) advances for business expenses in the ordinary course of business, except for any such transactions entered into with ATC and/or any ATC Subsidiaries
(as defined in Section 3.07 hereof);

          (k) made any capital expenditures in excess of $25,000 in the aggregate; or

          (l) agreed, whether in writing or otherwise, to take any action described in this Section 2.11, except as otherwise contemplated herein.

     SECTION 2.12.  TITLE TO PROPERTIES; ENCUMBRANCES.  Except as set forth on
Schedule 2.12:

          (a) to the best knowledge of Aurora, Aurora has good and marketable title to all its properties and assets, including without limitation, all such properties and assets reflected in the Aurora Financial Statements and all such properties and assets purchased by Aurora since the date of the Aurora Unaudited Financial Statements, except in each case for properties and assets sold or disposed of since such date in the ordinary course of business and consistent with past practice;

          (b) to the best knowledge of Aurora, none of its properties or assets is subject to any mortgage, pledge, lien, guarantee, security interest, encumbrance or charge of any kind except for guarantees of ATC indebtedness to the Atlantic Bank of New York and current taxes, assessments and charges not yet due.

     SECTION 2.13. LITIGATION. Except as set forth on Schedule 2.13, there are no material actions, suits, proceedings or investigations pending against or, to the knowledge of Aurora, threatened against Aurora before any court or arbitrator or any governmental body, agency or official, and Aurora does not know or have reason to know of any basis for any such action, suit, proceeding, investigation or claim.

     SECTION 2.14.  TAXES.    (a) Except as set forth on Schedule 2.14, Aurora
has duly filed or caused to be filed with the appropriate governmental authorities all Federal, State, local and foreign tax reports and returns required to be filed by it, subject to any allowable extension periods, and has maintained, or caused to be maintained, all required records with respect to taxes, and has duly paid in full or caused to be duly paid in full, or has established or caused to be established in the Aurora Financial Statements reserves adequate for payment of, all Federal, State, local and foreign taxes and other charges due or claimed to be due from each of them by Federal, State, local or foreign taxing authorities for all periods up to and including the date of this Agreement. As of the time of filing, the foregoing tax reports and returns correctly reflected the facts regarding the income, business, assets, operations and activities of Aurora or any other information to be shown thereon. Aurora has timely paid all taxes that have been shown as due and payable on such tax reports and returns. Aurora is not delinquent in the payment of any taxes.

     (b) Except as set forth on Schedule 2.14, the Federal, State and local tax returns of Aurora have not been audited by the respective governmental authorities, or the statute of limitations with respect to income taxes have all expired for all taxable periods ending prior to the date hereof.

     (c) All deficiencies and assessments resulting from any examination of the Federal, State and local tax returns and reports of Aurora have been paid, finally settled, or adequately provided for in the Aurora Financial Statements, and no issue resulting in an adjustment has been raised by the Internal Revenue Service ("IRS") or relevant State or local authorities in any examination which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined.

     (d) Except as set forth in Schedule 2.14, the tax returns of Aurora required to be filed in any jurisdiction outside of the United States have been audited (or its applicable equivalent) by the relevant taxing authorities or have been closed without audit (or its applicable equivalent) or the statutes of limitation in such jurisdictions have all expired for all taxable periods ending prior to the date hereof.

     (e) All deficiencies and assessments resulting from any examination of the tax returns and reports referred to in subparagraph (d) hereof of Aurora have been paid, finally settled, or adequately provided for in the Aurora Financial Statements, and no issue has been raised by any of the relevant taxing authorities in any such examination resulting in an adjustment which, by application of similar principles, could reasonably be expected to result in a proposed deficiency for any other period not so examined.

     (f) Except as set forth on Schedule 2.14, to the best knowledge of Aurora, no deficiency for any taxes has been proposed, asserted, or assessed against Aurora (other than deficiencies or assessments referred to in subparagraphs (c) or (e) hereof, which deficiencies or assessments have either been paid, finally settled, or adequately provided for in the Aurora Financial Statements), and Aurora has no reason to believe that any such deficiency will be proposed, asserted or assessed. There has been no intentional disregard of any statute, regulation, rule or revenue ruling in the preparation of any tax return that would result in a material increase in any tax liability for any period that remains open to adjustment.

     (g) Except as set forth on Schedule 2.14, amounts have been withheld and paid over to the appropriate governmental authorities by Aurora from its employees for all prior periods in compliance with the tax withholding provisions of all applicable Federal, State, local and foreign laws.

     (h) Except as set forth on Schedule 2.14, amounts have been withheld and paid over to the appropriate governmental authorities by Aurora from any payments made in respect of which a withholding obligation is imposed, in compliance with the withholding provisions or "collection at source" provisions of all applicable Federal, State, local and foreign laws.

     SECTION 2.15. NO FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which or who has been retained by, or is authorized to act for Aurora in connection with the transactions contemplated by this Agreement or is otherwise entitled to payment of any fee or commission.

     SECTION 2.16.  AURORA'S BENEFIT PLANS.

     (a) Aurora does not maintain or contribute to any "employee pension benefit plan" ("Aurora Pension Plan") as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(4) or Section 4(b)(5) of ERISA.

     (b) Aurora does not maintain or contribute to any "employee welfare benefit plan" ("Aurora Welfare Plan"), as such term is defined in Section 3(1) of ERISA (including a plan excluded from coverage by Section 4(b)(4) of ERISA), whether insured or otherwise, Aurora has not established or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

     SECTION 2.17. BANK ACCOUNTS. Schedule 2.17 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Aurora maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom. Except as set forth on Schedule 2.17, amounts on deposit in any account maintained by Aurora with any financial institution do not exceed the amount of depository insurance available from any federal or state authority with respect to such account; provided, however, that nothing herein shall be deemed to require Aurora to maintain accounts only with financial institutions whose deposits are so insured.

     SECTION 2.18. CONTRACTS AND COMMITMENTS. Except as set forth on Schedule 2.18, with respect to subsections (a) through (j) below, Aurora:

          (a) has no contract, arrangement or commitment which is material to its business, operations or prospects (for the purpose of this subsection, any contract, arrangement or commitment shall be deemed "material" if, together with all related and similar contracts, it calls for fixed and/or contingent payments thereunder of more than $5,000 in the aggregate) except those which are cancelable by Aurora on notice of not longer than thirty (30) days and without liability, penalty or premium, or were entered into for the benefit, in whole or in part, of ATC and/or any ATC Subsidiaries (as defined in Section 3.07 hereof);

          (b) has no contract, arrangement or commitment with any director, officer, employee, agent, consultant, advisor, salesman, or representative providing for future compensation of more than $25,000 that is no cancelable by it on notice of not longer than thirty (30) days and without liability, penalty or premium;

          (c) has no employment agreement with any officer, employee or agent, nor any agreement that contains any severance or termination pay liabilities or obligations;

          (d)  has no collective bargaining or union contracts or agreements;

          (e) has no agreement restricting it from carrying on its business or any part thereof anywhere in the world or from competing in any line of business with any person;

          (f) has no debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others, except any such obligations incurred in connection with a debt obligation for borrowed money of and/or for the benefit of ATC and/or any ATC Subsidiaries (as defined in Section
3.07 hereof);

          (g) has no outstanding loan to any person other than advances to ATC and/or directors, officers and employees of Aurora for business expenses in the ordinary course of business not exceeding $10,000 in the aggregate;

          (h) has no obligation or liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person, other than endorsements in the ordinary course of business, except any such liabilities or obligations incurred in connection with an obligation or liability of ATC and/or any ATC Subsidiaries (as defined in Section 3.07 hereof); or

          (i) has not given any irrevocable power of attorney to any person except any agent for service of process in foreign jurisdictions.

Each of the material contracts, agreements and instruments set forth on Schedule
2.18 (copies of which have been previously furnished to ATC) is a valid and binding obligation of Aurora and, to the best knowledge of Aurora, the other party or parties thereto, and there have been no uncured or unwaived Defaults by Aurora or, to the best knowledge of Aurora, by the other party or parties thereto, or claims of Default, and there are no facts or conditions that have occurred or that are anticipated to occur which, through the passage of time or the giving of notice, or both, would constitute a Default by Aurora or, to the best knowledge of Aurora, by the other party or parties thereto, under any of such contracts, agreements or instruments.

     SECTION 2.19. PROXY MATERIALS AND REGISTRATION STATEMENTS. The information regarding Aurora to be contained in the proxy statement to be mailed to the shareholders of Aurora pursuant to

Section 6.02 hereof (the "Proxy Statement") and the information pertaining to Aurora in the Registration Statement (the "Registration Statement") of
ATC to be filed pursuant to Section 6.02 will be correct in all material respects, will not contain any untrue statement of a material fact and will not omit any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Aurora will promptly inform
ATC of the happening of any event prior to the Effective Time which would render any such information materially incorrect or require the amendment of the Registration Statement and/or the Joint Proxy Statement.

     SECTION 2.20. DISCLOSURE. No representation or warranty made by Aurora in this Agreement or the Schedules hereto and no statement relating to Aurora contained in any document, financial statement, disclosure statement, certificate or other writing furnished or to be furnished by Aurora to ATC and/or any other persons pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or herein or necessary in order to make the statements herein or therein not misleading; provided, however, that no representation or warranty is made hereby with respect to ATC or any ATC Subsidiary (as defined in Section 3.07 hereof).

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF ATC

     ATC represents and warrants to Aurora that:

     SECTION 3.01. CORPORATE EXISTENCE AND POWER. ATC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power, authority and legal right to conduct its business as it is now being conducted and to own the properties and assets it now owns. ATC is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not in the aggregate, have a material adverse effect on ATC and not in the aggregate, have a material adverse effect on ATC and ATC Subsidiaries (as defined in Section 3.07 hereof), taken as a whole.

     SECTION 3.02. CORPORATE AUTHORIZATION. Subject to obtaining the shareholder approval referred to in Section 6.01 hereof, and the consent of Atlantic Bank of New York, ATC's institutional lender, ATC (a) has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, (b) the Board of Directors of ATC has taken all action required by law, its Certificate of Incorporation and By-Laws or otherwise to authorize the execution and delivery of this Agreement and the performance by ATC of the transactions contemplated hereby, (c) this Agreement has been duly and validly executed and delivered by ATC and no other corporate action is necessary in connection therewith, and (d) this Agreement is a valid and binding Agreement of ATC enforceable against ATC in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law).

     SECTION 3.03. VALIDITY OF ATC STOCK TO BE ISSUED. The ATC Common Stock to be issued pursuant to the Merger (including Shares to be issued upon exercise of issued and outstanding Aurora Options/Warrants) will, upon issuance, be validly issued, fully paid and nonassessable.

     SECTION 3.04. CONSENTS AND APPROVALS OF GOVERNMENT AUTHORITIES. Except as set forth on Schedule 3.04, and except for the requirements of (a) the Exchange Act, (b) the Securities Act, (c) the filing of a report on Form 10-C in the manner contemplated by Section 6.10 hereof, (d) the filing of an additional listing application with the National Association of Securities Dealers, Inc. ("NASD") and (e) applicable state securities laws, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by ATC and the consummation of the transactions contemplated hereby.

     SECTION 3.05. NO VIOLATION. Except as set forth on Schedule 3.05, the execution, delivery and performance of this Agreement by ATC (a) will not violate ATC's Certificate of Incorporation or By-Laws, (b) will not violate, or be in conflict with, or constitute a Default under, or result in the termination of or accelerate the performance required by, or result in the creation or imposition of any security interest, lien or other encumbrance upon, any properties or assets of ATC under, any debt, obligation, contract, lease, commitment license, permit or other agreement to which ATC is a party, or by which it is bound or to which it is subject, nor the loss of any rights by ATC and (c) will not violate any law, judgment, decree, order, regulation or rule of any court of governmental authority.

     SECTION 3.06. CAPITALIZATION OF ATC. The authorized capital stock of ATC consists of 20,000,000 shares of Common Stock, par value $.01 per share ("ATC Common Stock"). As of the date hereof, there are issued and outstanding 5,721,691 shares of ATC Common Stock. All issued and outstanding shares of ATC Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. On the date hereof, ATC has 570,620 Class C Redeemable Common Stock Purchase Warrants outstanding ("Class C Warrants"). Each Class C Warrant entitles the holder to purchase one share of ATC Common Stock at an exercise price of $10.00 per share. Class C Warrants are exercisable until September 30, 1996 and ATC has the right to redeem such Warrants at a price of $.001 per Warrant upon 30 days prior written notice. Additionally, ATC has reserved for issuance an aggregate of 408,020 shares of ATC

Common Stock under its existing stock option plans and for options granted outside the plans. Except as set forth on Schedule 3.06, there are no other outstanding shares of, no securities convertible into or exchangeable for, no options or other rights (including any preemptive rights) to acquire from ATC, and no other contracts, understandings, arrangements or obligations (whether or not contingent) providing for the issuance or sale by ATC, directly or indirectly, of any capital stock or other equity or debt security of ATC, other than pursuant to this Agreement. Except as set forth on Schedule 3.06, there are no outstanding contractual obligations of ATC or any ATC Subsidiaries (as defined in Section 3.07) to repurchase, redeem or otherwise acquire any outstanding shares of ATC Stock or other securities issued by ATC. Except as set forth on Schedule 3.06, no holder of any securities of ATC has any registration rights with respect thereto and no holder of any shares of capital stock or ownership interest of ATC is entitled to any dividend or distribution in respect of such capital stock. There are no shares of any class or series of capital stock of ATC which are currently held by ATC as treasury shares.

     SECTION 3.07. SUBSIDIARIES. The subsidiaries of ATC include ATC Management Inc., Hygiea Pro Science Laboratories, Inc. and ATC New England Corp. ("ATC Subsidiaries").

     SECTION 3.08. SEC FILINGS. ATC has previously delivered to Aurora the following (collectively, the "ATC Filings"): (a) its annual report on Form 10-K for the year ended February 28, 1994, (b) its proxy statements relating to ATC's meetings of shareholders (whether annual or special) held since February 28, 1991; (c) all of its other reports or registration statements filed with the SEC since February 28, 1991 (including but not limited to quarterly reports on Form 10-Q, and current reports on Form 8-K), (d) all amendments and supplements to the foregoing, and (e) all Schedule 13D's and amendments thereto received by ATC. Except as set forth on Schedule 3.08, each of the ATC Filings (i) has been timely filed, subject to any allowable extensions, (ii) was prepared in all material respects in accordance with the requirements of the Securities Act or Exchange Act, as the case may be, and the Rules and Regulations thereunder and
(iii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The ATC Filings constitute all of the documents required to be filed with the SEC since February 28, 1991.

     SECTION 3.09. FINANCIAL STATEMENTS. The audited financial statements of ATC for the years ending February 28, 1994, 1993 and 1992 (the "ATC Audited Financial Statements") fairly present the financial position of ATC and its consolidated subsidiaries as of the date thereof and their consolidated results of operations, cash flows and stockholders' equity for the periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis. The unaudited consolidated financial statements of ATC for the six months ended August 31, 1994 and 1993 (the "ATC Unaudited Financial Statements"), and, collectively with the ATC Audited Financial Statements (the "ATC Financial Statements"), were prepared in a manner consistent with the basis of presentation used in the ATC Audited Financial Statements and reflect all adjustments necessary, in the opinion of management (consisting of only normal recurring adjustments), for a fair presentation of the financial position and condition of ATC and its consolidated subsidiaries as of and for the periods indicated.

     SECTION 3.10.  NO UNDISCLOSED LIABILITIES.  Except as set forth on Schedule
3.10 (the "ATC Disclosed Liabilities"), ATC has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) herein "ATC Liabilities"), required by generally accepted accounting principles to be disclosed, except (a) ATC Liabilities which are accrued in the ATC Financial Statements, (b) ATC Liabilities incurred in the ordinary course of business since August 31, 1994 and consistent, in type and amount, with past practice,
(c) ATC Liabilities incurred in connection with its acquisition of the asset of Contest, Inc. on October 1, 1994, and (d) expenses incurred in connection with this Agreement and its performance, the ATC meeting and the implementation of the business to be transacted and the preparation and filing of the S-4 Registration Statement.

     SECTION 3.11. NO MATERIAL ADVERSE CHANGE. Except as set forth on Schedule 3.11, since August 31, 1994, there has been no material adverse change in the consolidated financial position, business, operations, consolidated results of operations or prospects of ATC and ATC Subsidiaries taken as a whole, from that reflected in the ATC Financial Statements.

     SECTION 3.12.  ABSENCE OF CERTAIN CHANGES.  Except as set forth on Schedule
3.12 and except as otherwise permitted or contemplated by this Agreement, since August 31, 1994, neither ATC nor any ATC Subsidiary has:

          (a) borrowed or agreed to borrow any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent) except ATC Liabilities incurred in the ordinary course of business and consistent with past practice and ATC Liabilities incurred in connection with its acquisition of assets of Contest, Inc. on October 1, 1994;

          (b) paid, discharged or satisfied any Liabilities other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of ATC Liabilities reflected or reserved against in the ATC Financial Statements or incurred in the ordinary course of business and consistent with past practice;

          (c) permitted or allowed any of its properties or assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, exceptas to those items set forth on Schedule 3.13;

          (d) written off as uncollectible any notes (other than those reserved against in the ATC Financial Statements);

          (e) canceled any debts or waived any claims or rights of substantial value, or sold, transferred or otherwise disposed of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

          (f) made any loan to or investment in, or acquired the assets, business or securities of, any person (excluding intercompany obligations between and among ATC and ATC Subsidiaries in the normal course of business and the acquisition of assets of Contest, Inc.);

          (g) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or other securities, or, directly or indirectly, redeemed, purchased or otherwise acquired any shares of its capital stock or other securities;

          (h) made any change in any accounting principles or practices, except as required by the Financial Accounting Standards Board and reflected in the ATC Financial Statements;

          (i) made any material capital expenditures except in the ordinary course of business and consistent with past practice; or

          (j) agreed, whether in writing or otherwise, to take any action described in this Section 3.12, except as otherwise contemplated herein.

     SECTION 3.13.  TITLE TO PROPERTIES; ENCUMBRANCES.   Except as set forth on
Schedule 3.13, to the best knowledge of ATC, ATC and each ATC Subsidiary have good and marketable title to all their respective properties and assets, including without limitation, all such properties and assets reflected in the ATC Financial Statements and all such properties and assets purchased by ATC and each ATC Subsidiary since August 31, 1994, except in each case for properties and assets sold or disposed of since August 31, 1994 in the ordinary course of business and consistent with past practice.

     SECTION 3.14. LITIGATION. Except as set forth on Schedule 3.14, there are no material actions, suits, proceedings or investigations pending against or, to the knowledge of ATC, threatened against ATC or any ATC Subsidiary, before any court or arbitrator or any governmental body, agency or official, and ATC does not know or have reason to know of any basis for any such action, suit, proceeding, investigation or claim.

     SECTION 3.15.  TAXES.    (a) Except as set forth on Schedule 3.15, ATC has
duly filed or caused to be filed with the appropriate governmental authorities all Federal, State, local and foreign tax reports and returns required to be filed by it or any ATC Subsidiary, subject to any allowable extension periods, and has maintained, or caused to be maintained, all required records with respect to taxes, and has duly paid in full or caused to be duly paid in full, or has established or caused to be established in the ATC Financial Statements reserves adequate for payment of, all Federal, State, local and foreign taxes and other charges due or claimed to be due from each of them by Federal, State, local or foreign taxing authorities for all periods up to and including the date of this Agreement.
As of the time of filing, the foregoing tax reports and returns correctly reflected the facts regarding the income, business, assets, operations and activities of ATC and ATC Subsidiaries or any other information to be shown thereon. ATC and all ATC Subsidiaries have timely paid all taxes that have been shown as due and payable on such tax reports and returns. ATC and ATC Subsidiaries are not delinquent in the payment of any taxes.

     (b) Except as set forth on Schedule 3.15, the Federal, State and local tax returns of ATC and ATC Subsidiaries have not been audited by the respective governmental authorities, or the statute of limitations with respect to income taxes have all expired for all taxable periods ending prior to the date hereof.

     (c) All deficiencies and assessments resulting from any examination of the Federal, State and local tax returns and reports of ATC and all ATC Subsidiaries have been paid, finally settled, or adequately provided for in the ATC Financial Statements, and no issue resulting in an adjustment has been raised by the IRS or relevant State or local authorities in any examination which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined.

     (d) Except as set forth in Schedule 3.15, the tax returns of ATC and each ATC Subsidiary required to be filed in any jurisdiction outside of the United States have been audited (or its applicable equivalent) by the relevant taxing authorities or have been closed without audit (or its applicable equivalent) or the statutes of limitation in such jurisdictions have all expired for all taxable periods ending prior to the date hereof.

     (e) All deficiencies and assessments resulting from any examination of the tax returns and reports referred to in subparagraph (d) hereof of ATC and each ATC Subsidiary have been paid, finally settled, or adequately provided for in the ATC Financial Statements, and no issue has been raised by any of the relevant taxing authorities in any such examination resulting in an adjustment which, by application of similar principles, could reasonably be expected to result in a proposed deficiency for any other period not so examined.

     (f) Except as set forth on Schedule 3.15, to the best knowledge of ATC, no deficiency for any taxes has been proposed, asserted, or assessed against ATC or ATC Subsidiaries (other than deficiencies or assessments referred to in subparagraphs (c) or (e) hereof, which deficiencies or assessments have either been paid, finally settled, or adequately provided for in the ATC Financial Statements), and neither ATC nor any ATC Subsidiary has reason to believe that any such deficiency will be proposed, asserted or assessed. There has been no intentional disregard of any statute, regulation, rule or revenue ruling in the preparation of any tax return that would result in a material increase in any tax liability for any period that remains open to adjustment.

     (g) Except as set forth on Schedule 3.15, amounts have been withheld and paid over to the appropriate governmental authorities by ATC and ATC Subsidiaries from their respective employees for all prior periods in compliance with the tax withholding provisions of all applicable Federal, State, local and foreign laws.

     (h) Except as set forth on Schedule 3.15, amounts have been withheld and paid over to the appropriate governmental authorities by ATC and ATC Subsidiaries from any payments made in respect of which a withholding obligation is imposed, in compliance with the withholding provisions or "collection at source" provisions of all applicable Federal, State, local and foreign laws.

     SECTION 3.16. NO FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which or who has been retained by, or is authorized to act for, ATC in connection with the transactions contemplated by this Agreement or is otherwise entitled to payment of any fee or commission.

     SECTION 3.17. INSURANCE. All policies of fire, liability, workmen's compensation, title and other forms of insurance owned or held by ATC or any of the ATC Subsidiaries which are material to the business, properties or financial condition of ATC, and ATC Subsidiaries taken as a whole (a) are in full force and effect, (b) are sufficient for compliance with all requirements of law and of all agreements to which ATC or any of the ATC Subsidiaries is a party, (c) provide, in ATC's best judgment adequate insurance coverage for the assets and operations of ATC and the ATC Subsidiaries and (d) will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement. Additionally, ATC will use its best efforts (including but not limited to, making timely payment of all premiums due and performing all other obligations imposed on ATC by such policies) to cause such policies to remain in full force and effect through the effective dates.

     SECTION 3.18.  BENEFIT PLANS.
     (a) Except as set forth on Schedule 3.18, ATC does not maintain or contribute to any "employee pension benefit plan" ("ATC Pension Plan") as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(4) or Section 4(b)(5) of ERISA. All such ATC Pension Plans have been maintained in substantial compliance with ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). No ATC Pension Plan is a "multi-employer plan" as defined in Section 3(37) or Section 4001(a)(3) or ERISA. ATC does not have any obligation to contribute to (or any other liability or potential liability with respect to) any multi-employer plan and ATC has not incurred any current or potential withdrawal liability as a result of a complete or partial withdrawal (or potential withdrawal) from any multi-employer plan.

ATC has no liability with respect to any ATC Pension Plan, except for those liabilities reflected on the ATC Financial Statements.

     (b) Except as set forth on Schedule 3.18, ATC does not maintain or contribute to any "employee welfare benefit plan" ("ATC Welfare Plan"), as such term is defined in Section 3(1) of ERISA (including a plan excluded from coverage by Section 4(b)(4) of ERISA), whether insured or otherwise, ATC has not established or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code. All such ATC Welfare Plans have been maintained in substantial compliance with the Code and with ERISA.
ATC has no liability with respect to any ATC Welfare Plan, except for those liabilities reflected on the ATC Financial Statements.

     (c) (i) With respect to all ATC Pension Plans and ATC Welfare Plans, and all related trusts, insurance contracts and funds (the "Plans"), ATC is in substantial compliance with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code applicable to the Plans. Neither ATC nor any fiduciary (as defined in Section 3(21) of ERISA) has engaged in any transaction with respect to the Plans which could subject ATC, any fiduciary of the Plans or any party dealing with the Plans to a civil penalty assessed pursuant to Section 502(i) or ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. No fiduciary has any liability for breach of any fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the Plans. No actions, suits or claims with respect to the assets of the Plans (other than routine claims for benefits) are pending or threatened which could result in or subject ATC to any liability, and ATC does not have any knowledge, after due inquiry, of any facts which could give rise to or be expected to give rise to any such actions, suits or claims;

          (ii) all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) with respect to all ATC Pension Plans and all ATC Welfare Plans, have been appropriately filed or distributed to participants, and ATC is in substantial compliance with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 162(k) or
Section 4980(B) of the Code and the accompanying regulations, whether proposed or final.

          (iii) with respect to all ATC Pension Plans and all ATC Welfare Plans, ATC has furnished Aurora true and complete copies of (a) the plan documents and summary plan descriptions, (b) the most recent determination letters received by the Internal Revenue Service, (c) the latest Form 5500 which was filed, and (d) all related trust agreements, insurance contracts or other funding agreements which implement all ATC Pension Plans and all ATC Welfare Plans; and

          (iv) with respect to all ATC Pension Plans and ATC Welfare Plans, all contributions which are due (including all employer contributions and employee salary reduction contributions) have been paid to such plans. All contributions for prior plan years which are not yet due and with respect to the current plan year through the date hereof have been made or accrued. ATC has not received any notice from the insurer, agent or broker of the cancellation of, or disallowance of any claim under or any increase in premium in respect of, the ATC Pension Plans, ATC Welfare Plans or insurance contracts underlying any of such policies.

     (d) Except as set forth on Schedule 3.18, ATC does not maintain or contribute to any bonus, incentive compensation, stock option, stock purchase, or other fringe benefit plan or program, whether formal or informal.

     (e) ATC has no commitment which is legally binding or has been communicated to employees to create any additional ATC Pension Plan or ATC Welfare Plan, or to modify or change any existing ATC Pension or ATC Welfare Plan.

     SECTION 3.19. BANK ACCOUNTS. Except as set forth on Schedule 3.19, amounts on deposit in any account maintained with any financial institution do not exceed the maximum amount of depository insurance available from any federal or state authority with respect to such account; provided, however, that nothing herein shall be deemed to require ATC or any ATC Subsidiary to maintain accounts only with financial institutions whose deposits are so insured.

     SECTION 3.20. CONTRACTS AND COMMITMENTS. Except as set forth on Schedule 3.20, with respect to subsections (a) through (d) below, neither ATC nor any ATC
Subsidiary:

          (a) is a party to any material contract, agreement, arrangement or commitment of whatever nature, kind or description which was not entered into the normal course of business and consistent with past practice;

          (b) has any agreement restricting it from carrying on its business or any part thereof anywhere in the world or from competing in any line of business with any person;

          (c) has any outstanding loan to any person;

          (d) has any obligation or liability as guarantor, surety, consignor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person.

     SECTION 3.21. PROXY MATERIALS AND REGISTRATION STATEMENTS. The information regarding ATC and ATC Subsidiaries to be contained in the Proxy Statement to be mailed to the shareholders of Aurora pursuant to Section 6.02 hereof, the information regarding ATC and ATC Subsidiaries in the Registration Statement of ATC filed pursuant to Section 6.02, and all other information included in such Proxy Statement and Registration Statement (except information furnished by Aurora expressly for use therein) will be correct in all material respects, will not contain any untrue statement of a material fact and will not omit any material fact required to be stated therein or necessary in order to make the statements therein not misleading. ATC will promptly inform Aurora of the happening of any event prior to the Effective Time which would render any such information materially incorrect or require the amendment of the Registration Statement and/or the Joint Proxy Statement.

     SECTION 3.22. PERMITS AND OTHER OPERATING RIGHTS; COMPLIANCE WITH LAWS. Except as set forth on Schedule 3.22, to the best knowledge of ATC,

     (a) (i) neither ATC nor any ATC Subsidiary requires the consent of any third party to permit it to operate its business in the manner in which it presently is being conducted, except as heretofore obtained and presently in effect.

          (ii) ATC and each ATC Subsidiary possess all permits and other authorizations from third parties, including without limitation, federal, foreign, state and local governmental authorities, presently required by applicable provisions of law, including statutes, regulations and existing judicial decisions, and by the property and contract rights of third parties, necessary to permit them to operate their businesses in the manner in which they presently are being conducted, or in which it is contemplated that they will be conducted, and

          (iii) none of the permits and authorizations are dependent on retention of any person, organization, agent or employee or the maintenance of any relationship or arrangement, other than performance of contractual obligations under contracts disclosed elsewhere herein;

     (b) ATC and ATC Subsidiaries have complied with, and are not in default under, any laws, rules, regulations, ordinances or orders applicable to the business or operations of ATC or any ATC Subsidiary. Any failure to comply with any laws, rules, regulations, ordinances or orders or any default thereof would not in the aggregate have a material adverse effect on the business, financial condition, results of operations, operations or prospects of ATC and ATC Subsidiaries taken as a whole; and

     (c) neither ATC nor any ATC Subsidiary, nor to ATC's knowledge, any officer or director of ATC or any ATC Subsidiary, nor any employee, agent or representative, of ATC or any ATC Subsidiary has made, directly or indirectly, with respect to the business of ATC or any ATC Subsidiary, any political contributions, payments from corporate funds not recorded on the books and records of ATC or any ATC Subsidiary, payments from corporate funds that were falsely recorded on the books and records of ATC or any ATC Subsidiary, or payments from corporate funds to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions or illegal payments from corporate funds to obtain or retain business.

     SECTION 3.23. FACILITIES AND EQUIPMENT. Except as set forth on Schedule 3.23, neither ATC nor any ATC Subsidiary has received notification that it is in violation of any applicable building, zoning, anti-pollution, health or other law, ordinance or regulation in respect of its facilities or structures or their operations and no such violation exists.

     SECTION 3.24. PROPRIETARY RIGHTS. To the best knowledge of ATC, neither ATC nor any ATC Subsidiary has infringed, and is not now infringing, on any Proprietary Rights belonging to any other person, which infringement, in the aggregate, would have a material adverse effect on the business, financial condition, results of operations, operations or prospects of ATC and the ATC Subsidiaries, taken as a whole. Except as set forth on Schedule 3.24, neither ATC nor any ATC Subsidiary is a party to any material license, agreement or arrangement with respect to any Proprietary Rights. ATC and the ATC Subsidiaries hold adequate licenses or other rights to use all Proprietary Rights used in or necessary for the business of ATC and the ATC Subsidiaries, taken as a whole.

     SECTION 3.25. CERTAIN TRANSACTIONS. ATC is not indebted, either directly or indirectly to any of its officers, directors or any "affiliate" or "associate" (as such terms are defined in the Rules and Regulations of the SEC under the Securities Act) of ATC or of its officers or directors in any amount whatsoever; nor are any of its officers, directors, affiliates or associates indebted to ATC, except as set forth on Schedule 3.25, nor are there, except as described in ATC's Form 10-K for the year ended February 28, 1994, any transactions of a continuing nature between ATC and any of its officers, directors, affiliates or associates not subject to cancellation which will continue beyond the Effective Time, including without limitation, use of ATC's assets for personal benefit with or without adequate compensation.

     SECTION 3.26.  CERTAIN TAX REPRESENTATIONS.

     (a) The fair market value of the ATC Common Stock to be received by each shareholder of Aurora will be approximately equal to the fair market value of the Aurora stock surrendered in exchange therefor.

     (b) Following the transaction, ATC will continue the historic business of Aurora (which, in accordance with Rev. Rul. 85-197, 1985-2 C.B. 120, would be the historic business of ATC) or use a significant portion of Aurora's historic business assets (which in accordance with Rev. Rul. 85-197, 1985-2 C.B. 120, would be ATC's historic business assets) in a business.

     (c) No two parties to the transaction are "investment companies" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code. An investment company is defined, in general terms, as (a) a regulated investment company, (b) a real estate investment trust, or (c) a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment. Total assets exclude cash and cash items. In making the 50% and 80% determination, stock and securities in any subsidiary corporation should be disregarded and the parent corporation is deemed to own its ratable share of the subsidiary's assets.

     (d) There is no intercorporate indebtedness existing between Aurora and ATC which was issued, or will be settled at a discount.

     (d) ATC has no plan or intention to reacquire any of its stock issued to the shareholders of Aurora in the proposed transaction.

     (f) ATC and the shareholders of Aurora will each pay their own expenses, if any, incurred in connection with the transaction.

     (g) ATC has no plan or intention to sell or otherwise dispose of any of the assets of Aurora acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code.

     (h) The payment of cash in lieu of fractional shares of ATC Common Stock is solely for the purpose of avoiding the expense and inconvenience to ATC of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Aurora shareholders, instead of issuing fractional shares of ATC Common Stock, will not exceed 1% of the total consideration that will be issued in the transaction to the Aurora shareholders in exchange for their shares of Aurora Common Stock. The fractional share interests of each Aurora shareholder will be aggregated, and no Aurora shareholder will receive cash in an amount equal to or greater than the value of one full share of ATC stock.

     (i) The fair market value of the assets of Aurora transferred to ATC will exceed the sum of the liabilities to be assumed by ATC plus the amount of liabilities, of any, to which the transferred assets are subject.

     (j) The adjusted basis of the assets of Aurora transferred to ATC will exceed the sum of the liabilities to be assumed by ATC plus the liabilities, if any, to which the transferred assets are subject.

     (k) No consideration other than shares of ATC Common Stock, cash in lieu of fractional shares and cash paid to holders who dissent to the Merger will be received, either directly or indirectly in the Merger, by holders of the shares of Aurora Common Stock.

     (l) None of the compensation received by any shareholder-employee of Aurora will be separate consideration for, or allocable to, any of their shares of Aurora Common Stock; none of the shares of ATC Common Stock received by any such shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any such shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (m) ATC at or before the Effective Time will have ascertained that there is no plan or intention by the shareholders of Aurora who own five percent or more of the Aurora stock, and to the best of the knowledge of the management of Aurora and ATC (the knowledge of Management of ATC being inclusive of the Management of Aurora) there is no plan or intention on the part of remaining shareholders of Aurora to sell, exchange or otherwise dispose of a number of shares of ATC Common Stock received in the transaction that will reduce the Aurora shareholders' ownership of such stock to a number of shares having, as of the date of the transaction, a value of less than fifty percent of the total value of all the formerly outstanding stock of Aurora as of the same date. For purposes of this representation, shares of Aurora Common Stock and shares of ATC Common Stock held by Aurora shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

     (n) The liabilities of Aurora to be assumed by ATC and the liabilities to which the transferred assets of Aurora are subject were ascertained by ATC to have been incurred by Aurora in the ordinary course of business and are associated with the assets to be transferred.

     SECTION 3.27. DISCLOSURE. No representation or warranty made by ATC in this Agreement or the Schedules hereto and no statement relating to ATC and the ATC Subsidiaries contained in any document, financial statement, disclosure statement, certificate or other writing furnished or to be furnished by ATC to Aurora and/or any person pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary in order to make the statements herein or therein not misleading; provided, however, that no representation or warranty is made hereby with respect to Aurora.

                                   ARTICLE IV

     CONDUCT OF AURORA BUSINESS PENDING THE EFFECTIVE TIME

     Pending the Effective Time, and except as otherwise consented to or approved by ATC in writing, which consent or approval shall not be unreasonably withheld:

     SECTION 4.01. REGULAR COURSE OF BUSINESS. Aurora will conduct its business in substantially the same manner as heretofore conducted and Aurora will not engage in any transaction or activity, enter into any agreement or make any commitment, except for (a) changes which are not in the aggregate material;
(b) otherwise in the ordinary course of business and consistent as to the type of action and amounts involved with past practice; or (c) the continuation of present or proposed capital formation through debt or equity financing. Aurora will not take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations or warranties contained in Article II to fail to be true in any material respect at and as of any time prior to the Effective Time, except as otherwise permitted by this Agreement.

     SECTION 4.02. CHARTER DOCUMENTS AND CAPITAL CHANGES. Except as expressly contemplated by this Agreement, Aurora will not (a) change or amend its Articles of Incorporation, By-Laws or organizational documents, (b) issue or sell, nor
issue options,   warrants to purchase or rights to subscribe to, or enter into any arrangement or contract with respect to, any share of its capital stock or any of its other securities or ownership interest (other than employee options to new hires), or (c) make any other changes in its capital structure.

     SECTION 4.03. COMPENSATION. Aurora will not, without the consent of ATC, adopt any new compensation arrangement for the benefit of officers, directors, agents, consultants, partners or employees or amend any existing compensation arrangement for the benefit of officers, directors, agents, consultants, partners or employees where such amendment provides for terms more favorable than presently provided for.

     SECTION 4.04. STOCK OPTION PLANS. No further options will be issued under Aurora's Stock Option Plans at or before the Effective Time.

     SECTION 4.05. COMPLIANCE WITH LAWS. Aurora will use its best efforts to duly comply with all laws applicable to it and its properties, operations, business and employees.

     SECTION 4.06. TAX RETURNS. Aurora will prepare and file all federal, state, local and foreign tax returns and amendments thereto required to be filed by it for all periods ending at the Effective Time, subject to any extensions of time granted with respect thereto. Aurora shall provide ATC a reasonable opportunity to review all income tax returns and amendments thereto, whether filed or being prepared for filing, and Aurora shall file such returns and any amendments thereto that ATC determines are reasonably necessary or desirable.

     SECTION 4.07. PROPERTIES; CONTRACTS. Aurora will (a) maintain and keep its properties in good repair and condition in all material respects, except for ordinary wear and tear and damage due to casualty or other extraordinary occurrence, and (b) perform all its material obligations under contracts, leases and other agreements relating to or affecting Aurora's business.

     SECTION 4.08. DIVIDENDS, ETC. Aurora will not declare, pay or set aside for payment any dividend or distributions, including a distribution of rights, in respect of its capital stock or redeem, purchase or otherwise acquire any shares of its capital stock, except as otherwise contemplated by the terms of this Agreement.

     SECTION 4.09.  PAYMENT OBLIGATIONS.  Except as required pursuant to Section
4.08 hereof or otherwise in accordance with Aurora's business in the ordinary course (as hereinafter defined), Aurora will not pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise) where the amount of each such payment, discharge or satisfaction exceeds $10,000 individually and $30,000 in the aggregate. "Ordinary course" for purposes of this Section shall mean claims, liabilities or obligations incurred on a regular basis consistent as to type and in amount with past practice and which are reasonably expected to occur on a regular basis in the future.

                                    ARTICLE V

                           CONDUCT OF ATC BUSINESS OF
                           PENDING THE EFFECTIVE TIME

     Pending the Effective Time, and except as otherwise consented to or approved by Aurora in writing, which consent or approval shall not be unreasonably withheld:

     SECTION 5.01. REGULAR COURSE OF BUSINESS. ATC will use its best efforts to, and will use its best efforts to cause each ATC Subsidiary to, conduct its business with sound business policy and efficient and economical management, in the same manner as heretofore conducted.

     SECTION 5.02. CHARTER DOCUMENTS. Except as otherwise permitted or contemplated by this Agreement, ATC will not, and will use its best effort to not permit any ATC Subsidiary to change or amend its Certificate of Incorporation, By-Laws or organizational documents, except to effect the amendment to its Certificate of Incorporation to the extent (if at all) and in the manner contemplated herein.

     SECTION 5.03. ORGANIZATION AND GOOD WILL. ATC will, and will use its best efforts to cause each ATC Subsidiary to, use its reasonable efforts consistent with the terms of this Agreement to preserve its business, business organization and good will, keep available to ATC or such ATC Subsidiary its present officers and key employees, and preserve its present relationships with persons having business dealings with it.

     SECTION 5.04. COMPLIANCE WITH LAWS. ATC will use its best efforts to, and will cause each ATC Subsidiary to use its best efforts to, duly comply with all laws applicable to it and its properties, operations, business and employees.

     SECTION 5.05. SEC REPORTS. ATC will duly file all reports required to be filed by it with the SEC pursuant to the Exchange Act and all other reports required by law to be filed. None of such reports will contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     SECTION 5.06. NO DISPOSITIONS. From the date of this Agreement until the Effective Time, ATC will not enter into any agreement to sell substantially all of its assets or business or merge or consolidate with any other entity whereby ATC is not the surviving entity or permit any other person to merge with ATC where ATC is the surviving entity but, in connection with such merger, the securities of ATC are changed into or exchanged for stock or other securities or property of any other person.

     SECTION 5.07. INSURANCE. ATC will maintain, and will use its best efforts to cause each ATC Subsidiary to maintain, insurance on all property, real personal and mixed, owned or leased by them, in the manner contemplated herein.

     SECTION 5.08. TAX RETURNS. ATC will prepare and file all federal, state, local and foreign tax returns and amendments thereto required to be filed by it subsequent to the date hereof, subject to any extensions of time granted with respect thereto.

     SECTION 5.09. PROPERTIES; CONTRACTS. ATC will use its best efforts to cause each ATC Subsidiary to (a) maintain and keep its properties in good repair and condition in all material respects, except for the ordinary wear and tear and damage due to casualty or other extraordinary occurrence, and (b) perform all its material obligations under contracts, leases and other agreements relating to or effecting its business.

     SECTION 5.10. DIVIDENDS, ETC. ATC will not declare, pay or set aside for payment any dividend or distributions, including a distribution of rights, in respect of its capital stock or redeem, purchase or otherwise acquire any shares of its capital stock.

     SECTION 5.11. NASDAQ LISTING. ATC will use its best efforts to cause its shares of Common Stock to be maintained on the NASDAQ System.

                                   ARTICLE VI

                           COVENANTS OF ATC AND AURORA

     Aurora hereby covenants and agrees with ATC, and ATC and Aurora hereby covenants and agrees with Aurora:

     SECTION 6.01. APPROVAL OF SHAREHOLDERS. Each Constituent Corporation shall (a) cause a meeting of its respective shareholders to be duly called and held in accordance with the laws of the State of Delaware and its respective Certificate of Incorporation and By-Laws as soon as reasonably practicable for the purpose of voting on the adoption and approval of this Agreement and the Merger (the "Proposal"), (b) recommend to its respective shareholders approval of the Proposal, (c) use best efforts to obtain the necessary approval of its respective shareholders and the Atlantic Bank of New York, (d) mail notice of each Constituent Corporation's shareholders' approval of the Proposal, if approved, to all of its respective shareholders immediately following each Constituent Corporation's shareholders' meeting, and (e) in cooperation with each other mail to shareholders immediately after the Effective Time a transmittal letter in form and substance reasonably satisfactory to ATC to be used by such shareholders in forwarding their certificates for surrender and exchange.

     SECTION 6.02. SECURITIES LAW COMPLIANCE. (a) ATC will promptly prepare and file a Registration Statement on Form S-4 under the Securities Act (the "Merger Registration Statement"), covering the issuance of (i) ATC Stock into which Aurora Stock outstanding at the Effective Time of the Merger is to be converted, exclusive of shares of Aurora Stock with respect to which appraisal rights have been properly exercised in accordance with the GCL, and (ii) such additional securities as may be required to be registered to effectuate the transactions contemplated hereby, including without limitation the exercise of Aurora Stock Options and Warrants into shares of Common Stock of ATC at any time after the Effective Time until the applicable expiration date(s) of each respective security. The Merger Registration Statement shall contain the Joint Proxy Statement, a form of proxy in connection with the vote of each Constituent Corporation's shareholders with respect to the Proposal. (The prospectus contained in such Proxy Statement or Merger Registration Statement, as the case may be, together with any amendments thereof or supplements thereto, in the form mailed to each Constituent Corporation's shareholders, is herein called the "Prospectus/Proxy Statement"). ATC will use its best efforts to cause the Merger Registration Statement to become effective as soon as practicable after the filing thereof. ATC represents and warrants to Aurora that at the time the Merger Registration Statement becomes effective (it being understood that the Prospectus/Proxy Statement included within the Merger Registration Statement will not be publicly distributed prior to its effective date), the Merger Registration Statement will comply in all material respects with the provisions of the Securities Act and the Exchange Act and the Rules and Regulations thereunder, and that it will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading at the time the Merger Registration Statement becomes effective and as amended or supplemented by ATC at the time of the shareholders' meeting held by both ATC and Aurora; provided, however, that no representation or warranty is made hereby with respect to information contained in such Merger Registration Statement which is furnished by Aurora expressly for use in such Merger Registration Statement.

     (b) ATC will take any action required to be taken under applicable state securities laws and ATC will also take action to secure all necessary exemptions or clearance under all state securities laws applicable to the Merger and the issuance of ATC Stock pursuant thereto.

     SECTION 6.03. FULL ACCESS/AUDIT. Each of ATC and Aurora has afforded and will continue to afford to the other, its counsel, accountants and other authorized representatives, full access to the offices, properties, books and records of it and its subsidiaries in order that each may have full opportunity to make such investigations as they shall desire to make of the affairs of the other.
Each of ATC and Aurora will also cause its officers, accountants and attorneys to furnish such additional financial and operating data and other information as the other shall from time to time reasonably request.

     SECTION 6.04. CONFIDENTIALITY. Until the Effective Time, or, in the event of the termination of this Agreement pursuant to Article XI, from the date of such termination, Aurora and ATC and their respective consultants, advisors, officers and directors shall hold in confidence and not divulge or use any confidential or proprietary information of the other obtained from any investigation of the other referred to in the preceding Section, or given to them by the other or by others performing services for the other or in a confidential relationship with the other, except with the other parties consent or to the extent (a) required by law, (b) otherwise available from third parties or (c) previously known to it. Neither Aurora and ATC will misuse to the detriment of the other material confidential or proprietary information obtained from the other.

     SECTION 6.05. COOPERATION. ATC and Aurora will generally cooperate with each other and take such reasonable action as may be necessary to consummate the Merger in a manner advantageous to all parties as soon as reasonably practicable, including furnishing to each other, or reviewing, the information relating to each of them required by applicable statutes, rules and regulations for the purpose of preparing the Registration Statements and state securities law filings, using their best efforts to respond to the comments of the SEC or state securities law administrators, causing the Prospectus/Joint Proxy Statement to be mailed to each of ATC's and Aurora's shareholders as promptly as practicable following the Effective Date of the Form S-4 Registration Statement. Each such corporation covenants that all such information furnished to the others or reviewed by them will be true and correct to the best knowledge of such corporation. ATC and Aurora will promptly notify each other of any comments or requests for additional information from the SEC or state securities law administrators, and will supply each other with copies of all correspondence between them or their representatives and the SEC or members of its staff or state securities law administrators, with respect to the Registration Statements, state securities law matters, or the Merger.

     SECTION 6.06. FILINGS; CONSENTS; REMOVAL OF OBJECTIONS. It is the intent of the parties to consummate the Merger at the earliest practicable time, and they respectively agree to exert their best efforts to that end, including, without limitation, the preparation and filing of all requisite applications, documents and notifications in connection with the transactions contemplated herein required by applicable law and will use their best efforts to respond as promptly as practicable to all inquiries in connection therewith, the removal or satisfaction, if possible, of any objections to the validity or legality of the Merger, and the satisfaction of the conditions to consummation of the Merger, including, without limitation, the obtaining of any consents necessary to the consummation of the Merger; provided, however, that in the event ATC and/or Aurora propose in connection with obtaining any such necessary consent, to alter or modify in any material respect the terms of any existing contract, agreement, or arrangement, or to undertake any new material obligation, the prior consent of the other party shall be required.

     SECTION 6.07. PUBLIC ANNOUNCEMENTS. ATC and Aurora will consult with each other before issuing any press release or making any public statement with respect to the Merger and, except as may be required by applicable law or NASD rules, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 6.08. NOTIFICATION OF CERTAIN MATTERS. Aurora and ATC agree to give prompt notice to the other parties of (a) the occurrence, or failure to occur, of any event or circumstance where such occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement or to be complied with or satisfied by it hereunder; provided however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder. In addition, the parties will supplement or amend the Schedules annexed hereto with respect to any matter arising after the date of this Agreement which, if existing, occurring or known on such date would have been required to be set forth or described in a Schedule or which is necessary to correct any information in a Schedule which has been rendered inaccurate thereby (provided no such supplement shall have any effect for purpose of satisfaction of the conditions in Sections 7.01 and 8.01 hereof).

     SECTION 6.09. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Aurora, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Aurora, any other actions and things to vest, perfect to confirm or record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Aurora acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     SECTION 6.10. FORM 10C. ATC will, within ten days following the Effective Time, file with the SEC and NASD a report on Form 10-C ("Form 10-C") reporting the issuance of ATC Stock pursuant to the Merger. Within fifteen days prior to the Effective Time, ATC will notify NASDAQ of the pending merger and will file an additional listing application as required by NASDAQ.

     SECTION 6.11. REPORTS TO AURORA. ATC will promptly furnish to Aurora a copy of each document publicly filed by it under the Securities Act and the Exchange Act subsequent to the date of this

Agreement until the Effective Time, and will promptly advise Aurora in writing of any material adverse information concerning the business, financial condition, results of operations, operations or prospects of ATC between the effective date of the Registration Statement and the Effective Time.

     SECTION 6.12. AFFILIATES. Aurora shall, prior to the Effective Time, cause to be delivered to ATC a list, reviewed by its counsel and reasonably satisfactory to ATC, identifying all persons who are, in its opinion, "affiliates" for purposes of Rule 145 under the Securities Act (a "Rule 145 Affiliate"). Aurora shall furnish such information and documents as ATC may reasonably request for purposes of reviewing such list. ATC shall use its best efforts to cause each person who is identified as a Rule 145 Affiliate in the list furnished pursuant to this Section to execute a written agreement on or prior to the Effective Time, (an "Affiliate Agreement") regarding the resale of their securities in compliance with Rule 145.

                                   ARTICLE VII

                          CONDITIONS TO ATC OBLIGATION
                          TO MAKE THE MERGER EFFECTIVE

     The obligations of ATC to cause the Merger to become effective are subject to the satisfaction, at or before the Effective Time, of each of the following conditions, all or any of which may be waived by ATC in whole or in part except for Sections 7.02 and 7.03:

     SECTION 7.01. REPRESENTATIONS AND WARRANTIES TRUE; FULL PERFORMANCE. The representations and warranties of Aurora contained herein and in the Schedules hereto, and in the written disclosures heretofore provided by Aurora to ATC in writing, and in all certificates and other documents delivered by Aurora to ATC pursuant hereto or in connection with the transactions contemplated hereby shall be in all material respects true and accurate as of the date when made and at and as of the Effective Time as though such representations and warranties were made at and as of such date and time. ATC shall have fully performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time, except as otherwise permitted by this Agreement, and shall have delivered to ATC a certificate of Aurora dated as of the Effective Time, signed by the President and Treasurer of Aurora and certifying in such detail as ATC may reasonably request the fulfillment of the conditions set forth in this
Section 7.01 and the taking of all corporate action required to perform all transactions contemplated by this Agreement.

     SECTION 7.02. APPROVAL OF SHAREHOLDERS; APPRAISAL RIGHTS. The approval of the shareholders of ATC and Aurora of the Proposal, as contemplated by Section
6.01 hereof, shall have been obtained.

     SECTION 7.03. REGULATORY APPROVALS. All permits and consents required by state securities laws shall have been obtained.

     SECTION 7.04. MATERIAL ADVERSE CHANGES. No material adverse change shall have occurred in the business, financial position, results of operations, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, operations or prospects of Aurora since the date of this Agreement, nor shall any event or events have occurred which may reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, operations or prospects of Aurora.

     SECTION 7.05. OPINION OF AURORA COUNSEL. Aurora shall have delivered to ATC an opinion of Kaufmann, Feiner, Yamin, Gildin & Robbins, dated the Effective Time, in form reasonably acceptable to ATC and its counsel. Such counsel shall be entitled to rely on opinions of other counsel and certificates of governmental officials and/or officers of Aurora.

     SECTION 7.06. CONSENTS UNDER AGREEMENTS. Aurora shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Aurora under any contract, agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable option of ATC, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations, operations or prospects of Aurora or of the Surviving Corporation upon the consummation of the Merger.

     SECTION 7.07. ACCOUNTANT'S LETTER. ATC shall have received a "comfort" letter from the independent certified public accountants for Aurora, dated not more than two business days prior to the effective date of the Merger Registration Statement on Form S-4, addressed to Aurora, ATC, and their respective counsel, covering such matters as ATC or its counsel shall reasonably request with respect to facts concerning Aurora's financial condition and customary for such certified public accountants to deliver in connection with transactions similar to the Merger.

     SECTION 7.08. AFFILIATE AGREEMENTS. Each of the Rule 145 affiliates shall have executed and delivered an Affiliate Agreement on or before the Effective Time.

                                  ARTICLE VIII

                      CONDITIONS TO AURORA'S OBLIGATION TO
                            MAKE THE MERGER EFFECTIVE

     The obligation of Aurora to cause the Merger to become effective is subject to the satisfaction, on or before the Effective Time, of each of the following conditions, all or any of which may be waived by Aurora in whole or in part, except for Sections 8.03 and 8.04:

     SECTION 8.01. REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of ATC contained herein and in the

Schedules and in the disclosures heretofore provided by ATC to Aurora in writing, and in all certificates and other documents delivered by ATC to Aurora pursuant hereto or in connection with the transaction contemplated hereby shall be in all material respects true and accurate as of the date when made and at and as of the Effective Time as through such representations and warranties were made at and as of such date and time, ATC shall have fully performed and complied in all material respects with all obligations required by this Agreement to be performed or complied with by them at or prior to the Effective Time, except as otherwise permitted by this Agreement, and shall have delivered to Aurora certificates of ATC dated as of the Effective Time, signed by the President and Treasurer of ATC and certifying in such detail as Aurora may reasonably request the fulfillment of the conditions set forth in this Section
8.01 and the taking of all corporate action required to perform all the transactions contemplated by this Agreement.

     SECTION 8.02. PERFORMANCE. ATC shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

     SECTION 8.03. APPROVAL OF SHAREHOLDERS. The approval of the shareholders of each Constituent Corporation of the Proposal, as contemplated by Section 6.01 hereof, shall have been obtained.

     SECTION 8.04. REGULATORY APPROVALS. All permits and consents required by state securities laws shall have been obtained.

     SECTION 8.05. MATERIAL ADVERSE CHANGES. No material adverse change shall have occurred in the business, financial position, results of operations, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, operations or prospects of ATC and the ATC Subsidiaries, taken as a whole, since the date of this Agreement, nor shall any event or events have occurred which may reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, operations or prospects of ATC and the ATC Subsidiaries, taken as a whole.

     SECTION 8.06. OPINION OF ATC COUNSEL. ATC shall have delivered to Aurora an opinion of Lester Morse, P.C., counsel to ATC, dated the Effective Time, in the form reasonably acceptable to Aurora and its counsel. Such counsel shall be entitled to rely on opinions of other counsel and certificates of governmental officials and/or officers of ATC and ATC Subsidiaries.

     SECTION 8.07. ACCOUNTANT'S LETTER. Aurora shall have received a "comfort" letter from the independent certified public accountants for ATC, dated not more than two business days prior to the effective date of the Merger Registration Statement on Form S-4, addressed to Aurora, ATC, and their respective counsel, covering such matters as Aurora or its counsel shall reasonably request with respect to facts concerning ATC's financial condition and customary for such certified public accountants to deliver in connection with transactions similar to the Merger.

     SECTION 8.08. CONTINUED NASDAQ LISTING. At the Effective Time, ATC shall be in compliance with all requirements of NASDAQ for the continued listing of ATC Common Stock in the NASDAQ System and, giving effect to the Merger, on a pro forma basis, such continued listing will not be adversely affected.

                                   ARTICLE IX

                       ADDITIONAL CONDITIONS TO THE MERGER

     SECTION 9.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions:

               (i) there shall not be any statute, rule or regulation, which makes consummation of the Merger or performance of any of the transactions contemplated hereby illegal or otherwise prohibited, or any order, decree, injunction or judgment enjoining consummation of the Merger or performance of such transaction; and

               (ii) the Merger Registration Statement shall have been declared effective and the prospectuses included therein shall be cleared for mailing by the SEC, no stop order suspending such effectiveness shall have been issued or proceeding for that purpose shall have been instituted, and the issuance of the ATC Stock to be issued in exchange for Aurora Stock pursuant to the Merger shall have received all Blue Sky Law authorizations necessary to carry out the transactions contemplated thereby.

               (iii) neither Aurora nor ATC shall have issued a material number of shares or rights with respect thereto of their respective capital stocks other than as contemplated herein or entered into any transaction or series of transactions that could have a material adverse effect as defined in Sections
7.04 and/or 8.05 hereof, the only remedy for which shall be as provided in
Section 11.02 hereof which remedy shall not be deemed a waiver.

                                    ARTICLE X

             POST EFFECTIVE AMENDMENT TO ATC REGISTRATION STATEMENT

     SECTION 10.01. EFFECTIVENESS OF ATC POST EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT. Contemporaneous with the filing of the Merger Registration Statement on Form S-4, ATC shall prepare and file a Post Effective Amendment to its Registration Statement on Form S-1 in connection with shares of ATC Common Stock issuable on the exercise of ATC's Class C Warrants. Aurora shall furnish to ATC, for inclusion in the Post Effective Amendment to the Registration Statement, all information relating to Aurora which ATC and its counsel may reasonably request in order for the Post Effective Amendment to the Registration Statement to comply in all material respects with the provisions of the Securities Act and the Rules and Regulations thereunder, and such information, as furnished by Aurora, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading at the time the Post Effective Amendment to the Registration Statement becomes effective.

     ATC shall cause the Post Effective Amendment to the Registration Statement to be declared effective by the Securities and Exchange Commission at least thirty (30) days prior to the record date for determination of shareholders entitled to vote on the Merger Proposal, as provided for and contemplated by
Section 6.01 hereof.

                                   ARTICLE XI

                                   TERMINATION

     SECTION 11.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (whether before or after approval of this Agreement by the shareholders of Aurora and ATC):

          (a)  by mutual written consent of Aurora and ATC;

          (b) by either ATC or Aurora, if the Merger has not been consummated by September 30, 1995;

          (c) by either Aurora or ATC if there shall be any statute, rule or regulation which makes consummation of the merger illegal or otherwise prohibited or any order, decree, injunction or judgment enjoining ATC or Aurora from consummating the Merger and such order, decree, injunction or judgment shall have become final and non-appealable;

          (d) by ATC upon the occurrence of any event that would result in a failure of any of the conditions set forth in Articles VII, IX, X and XII hereof; or

          (e) by Aurora upon the occurrence of any event that would result in a failure of any of the conditions set forth in Articles VIII, IX, X and XII hereof.

     SECTION 11.02. NEW FAIRNESS OPINION IN LIEU OF TERMINATION. In the event that the Board of Directors of either ATC or Aurora believe that the other has caused an event described in Subsection 9.01(iii) to have occurred, such Board may demand that new fairness opinions be obtained by both constituent corporations forthwith. If such new fairness opinions are obtained forthwith and the Board of Directors of both ATC and Aurora agree on a new (or the same) exchange ratio, the constituent corporations shall amend the terms of this Agreement to reflect any adjustment to the exchange ratio in lieu of termination under Section 11.01 above.

     SECTION 11.03. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in Section 6.04 shall survive the termination hereof and (b) nothing herein shall relieve any party of any liability for wilful breach hereof.

                                   ARTICLE XII

     SECTION 12.01. CLOSING. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned as provided in
Article XI, a closing will be held following the satisfaction or waiver of the conditions specified in Articles VII, VIII, IX and X, but no later than the Effective Time of the Merger.

                                  ARTICLE XIII

                                  MISCELLANEOUS

     SECTION 13.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telex or similar writing) and shall be given,

     if to Aurora to:

     Aurora Environmental Inc.
     1515 East 10th Street
     Sioux Falls, South Dakota 57103
     Attention: Richard L. Pruitt

with copies to:

     Richard H. Rosenblum, Esq.
     Kaufmann, Feiner, Yamin, Gildin & Robbins
     777 Third Avenue
     New York, New York  10017

     if to ATC, to:

     ATC Environmental Inc.
     104 East 25th Street
     Tenth Floor
     New York, New York 10010
     Attention: Morry F. Rubin

with copies to:

     Steven Morse, Esq.
     Lester Morse, P.C.
     111 Great Neck Road
     Great Neck, New York 11021

or such other address as such party may hereafter specify by notice or the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telex, when the appropriate answerback is received or
(b) if given by any other means, when delivered at the address specified in this
Section 13.01.

     SECTION 13.02. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall terminate on the Effective Time. This Section shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

     SECTION 13.03. AMENDMENTS. Any provision of this Agreement may be amended by mutual agreement of the parties hereto at any time prior to the Effective Time; provided, however, that (a) any such amendment made after the approval of the Proposal to the shareholders of Aurora and ATC shall not (i) alter or change the amount or kind of consideration to be received in exchange for Aurora Stock,
(ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation other than as contemplated by this Agreement or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of Aurora or ATC Stock.

     SECTION 13.04. WAIVERS. At any time prior to the Effective Time, ATC, on one hand, and Aurora, on the other hand, may (a) extend the time for the performance of any agreement of another party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso in Section 13.03, waive compliance with any agreement or condition contained herein, except Sections 7.02, 7.03, 8.03, 8.04, 9.01, 10.01 and 11.02. Any agreement on the part of any party to any such extension or waiver shall be effective only if set forth in a writing signed on behalf of such party and delivered to the other parties.

     SECTION 13.05. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign or otherwise transfer any of its rights or obligations under this Agreement without the consent of each of the other parties hereto. This Agreement shall be binding upon and is solely for the benefit of each of the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 13.06. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely therein.

     SECTION 13.07. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same force and effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

     SECTION 13.08. ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits hereto, contains all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

     SECTION 13.09. EXPENSES. Each of the parties hereto will bear its own respective costs and expenses incurred in connection with this Agreement and the transactions contemplated herein.

     SECTION 13.10. EXHIBITS. The Exhibits and Schedules attached hereto are made a part of this Agreement.

     SECTION 13.11. CONFLICTS OF INTEREST. The parties to this Agreement hereby acknowledge that the law firm of Lester Morse, P.C. represents ATC Environmental Inc. and Aurora Environmental Inc. in certain matters unrelated to this transaction and has been requested by the parties to represent ATC Environmental Inc. in connection with this transaction. Further, members of Lester Morse's family own 60,000 shares of Aurora Common Stock and Warrants to purchase up to an additional 60,000 shares of Aurora Common Stock and Options to purchase up to 5,000 shares of ATC Common Stock. Further, the parties to this Agreement acknowledge that the firm of Kaufmann, Feiner, Yamin, Gildin & Robbins has in the past represented Aurora and ATC in connection with a certain matter unrelated to this transaction and has been requested by the parties to represent Aurora Environmental Inc. Aurora and ATC hereby waive any and all claims of conflicts of interest resulting from this transaction.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


ATTEST:                            AURORA ENVIRONMENTAL INC.

/s/ Richard L. Pruitt              By: /s/ Morry F. Rubin
- ---------------------                  ------------------
Name: Richard L. Pruitt            Name: Morry F. Rubin
Title: Secretary                   Title:  President



ATTEST:                            ATC ENVIRONMENTAL INC.

/s/ George Rubin                   By: /s/ Morry F. Rubin
- ----------------                       -------------------
Name: George Rubin                 Name: Morry F. Rubin
Title: Secretary                   Title:  President

                ARTICLE II SCHEDULES - AURORA ENVIRONMENTAL INC.



There are no exceptions with respect to the following schedules:

                                  Schedule 2.03

                                  Schedule 2.05

                                  Schedule 2.07

                                  Schedule 2.10

                                  Schedule 2.12

                                  Schedule 2.13

                                  Schedule 2.14

                                  Schedule 2.18

SCHEDULE 2.01


New York and South Dakota.

SCHEDULE 2.04


(b): On December 23, 1994, Aurora and the Atlantic Bank of New York entered into an unlimited guaranty agreement under which Aurora guarantees all obligations of ATC under ATC's new $5,000,000 revolving credit grid note (this note replaced the previous $3,000,000 line) and its pre-existing $600,000 three-year term note of April 28, 1993. Because the material change in condition and change in control which will occur to Aurora as a result of this transaction will constitute defaults by ATC under its term note and grid promissory notes with the bank and will correspondingly trigger Aurora's guarantee obligations, a cancellation of the unlimited guaranty agreement between Aurora and the Atlantic Bank of New York will have to be procured from the bank (in effect providing for the bank's consent to the transaction).

SCHEDULE 2.09


On December 23, 1994, Aurora and the Atlantic Bank of New York entered into an unlimited guaranty agreement under which Aurora guarantees all obligations of ATC under ATC's new $5,000,000 revolving credit grid note (this note replaced the previous $3,000,000 line) and its pre-existing $600,000 three-year term note of April 28, 1993. The effect of this change was to increase the revolving credit line from $3,000,000 to $5,000,000.

SCHEDULE 2.11

(a): On December 23, 1994, Aurora and the Atlantic Bank of New York entered into an unlimited guaranty agreement under which Aurora guarantees all obligations of ATC under ATC's new $5,000,000 revolving credit grid note (this note replaced the previous $3,000,000 line) and its pre-existing $600,000 three-year term note of April 28, 1993.

(c): The guaranty agreement referenced in (a) permits Atlantic Bank to perfect a security interest in property owned by Aurora.

(d): In November, 1994, Aurora wrote off as uncollectible a $12,239.13 note receivable from Florida Natives Nursery, Inc.

(e): See (d) above.

SCHEDULE 2.17



*    Aurora Environmental Inc.
     First National Bank
     2505 West 41st Street
     Sioux Falls, SD  57117
          Checking            ($9,007.64)
          Savings             $206,347.08*

          *This balance exceeds the insurance limits on the account.

The persons entitled to withdraw funds form these accounts are:

          George Rubin

          Morry Rubin

          Richard L. Pruitt

                 ARTICLE III SCHEDULES - ATC ENVIRONMENTAL INC.


There are no exceptions with respect to the following schedules:

                                  Schedule 3.04

                                  Schedule 3.08

                                  Schedule 3.11

                                  Schedule 3.14

                                  Schedule 3.22

                                  Schedule 3.23

                                  Schedule 3.24






















                                     III-1

SCHEDULE 3.05

(B): Because this merger transaction may be construed to effect a change of control of ATC and because Aurora, a guarantor, will in fact undergo a material change in condition and a change in control as a result of this transaction, amendments to the term Promissory Note and the Grid Promissory Note (see
Schedule 3.10 and ATC Financial Statements) will have to be entered into with the Atlantic Bank of New York providing for the bank's consent to the transaction.



















                                     III-2

SCHEDULE 3.06

* McBlue Corporation has been granted options to purchase 20,000 shares of ATC common stock.

* 388,020 ATC common shares are currently reserved for issuance under the 1988 and 1993 ATC stock option plans. Exercise prices on options currently issued and outstanding range from $1 7/8 to $17 per share.

* There are currently 570,620 ATC common shares issuable upon exercise of a like number of outstanding Class C warrants.
























                                     III-3

SCHEDULE 3.10

* On December 23, 1994, ATC and the Atlantic Bank of New York entered into a new Grid Promissory Note under which ATC will have available to it a revolving credit line of $5,000,000.00. This note replaced the previous $3,000,000 line, and the effect of this change was to increase the revolving credit line by $2,000,000.00. This $5,000,000 credit line under the new grid note is in addition to ATC's pre-existing $600,000 three-year term note of April 28, 1993, with Atlantic Bank (this term note has an unpaid balance of $283,000.00).

* Under the finder's fee, consulting, employment and non-competition agreements related to ATC's purchase of certain assets of BSE Management Inc., ATC has a $295,000 unpaid balance of cash receipts-contingent payment obligations. It is likely that these amounts will be paid over the period January 6, 1995, through August 1, 1995.

* Under an agreement for the purchase of certain office, laboratory and field equipment from Microbial Environmental Services, Inc. of January 4, 1994, ATC is obligated to make installment payments totalling $100,000 over the sixteen (16) months from January, 1995, through April, 1996.

















                                     III-4

SCHEDULE 3.12

(A):

1. On December 23, 1994, ATC executed a revised revolving credit grid note with the Atlantic Bank of New York under which ATC's line of available credit was increased to $5,000,000 (see Schedule 3.10). The wholly-owned ATC subsidiaries of Hygeia ProScience Laboratories, Inc., ATC Management Inc. and ATC New England Corp. each guaranteed ATC's payment and other obligations under this note.

2. Under an agreement for the purchase of certain office, laboratory and field equipment from Microbial Environmental Services, Inc. ("MES") of January 4, 1994, ATC is obligated to make installment payments totalling $100,000 over the sixteen (16) months from January, 1995, through April, 1996. ATC also assumed the performance obligations on seventeen of MES's environmental services contracts. These contracts are of the same type as many of ATC's other contracts entered into in the ordinary course, and ATC does not expect these contracts to result in a loss.

(C): All of ATC's properties are subject to a security interest in favor of the Atlantic Bank of New York to secure ATC's obligations under its $5,000,000 grid note (see (a) above).

(F): Under an agreement for the purchase of certain office, laboratory and field equipment from Microbial Environmental Services, Inc. ("MES") of January 4, 1994, ATC is obligated to make installment payments totalling $100,000 over the sixteen (16) months from January, 1995, through April, 1996. ATC also assumed the performance obligations on seventeen of MES's environmental services contracts.















                                     III-5

SCHEDULE 3.13

The only known encumbrances on the properties or assets of ATC or its subsidiaries are the following:

* The Atlantic Bank of New York holds a security interest in essentially all ATC properties and assets to secure a $600,000 term loan and a $5,000,000 grid note.

* Amplicon Financial of California holds a security interest in certain ATC office and laboratory equipment to secure payment of a financing lease. This lease has an outstanding unpaid balance of $65,000.00 and will be fully paid in April, 1995.



















                                     III-6

SCHEDULE 3.15

(B): An IRS examination is pending for ATC Environmental Inc. for fiscal years ended February 28, 1992, and February 28, 1994. These examinations are in their initial phases and management is currently not aware of any proposed adjustments to the company's tax returns for those years.

ATC is routinely audited by state and local taxing authorities regarding such state and local taxes as sales, use and rent taxes. None of these audits has ever produced a finding of underpayment that either taken alone or collectively would have a material adverse effect on ATC financial position.























                                     III-7

SCHEDULE 3.18

(A): 401(K) Employee Deferred Compensation Plan. Fidelity Institutional Investment Services is the plan administrator. ATC has no obligation to make contributions under the plan. All ATC liabilities related to the plan are fully recorded on the ATC Financial Statements.

(B): ATC Health and Life Employee Benefit Plan. This is a partially self-funded plan with a stop loss. Liabilities under the plan are accrued as they occur. Massachusetts Mutual Insurance Company is the plan administrator and stop loss insurer.

(D): ATC has in place the following bonus, incentive compensation and stock option plans:

* 1988 ATC Incentive Stock Option Plan covers 200,000 shares for issuance to ATC employees.

* 1993 ATC Incentive and Non-Qualified Stock Option Plan covers 200,000 shares for issuance to ATC employees.

* Bonus arrangement for George Rubin, Chairman, and Morry F. Rubin, President, under which each of them receives two and one-half percent (2 1/2%) of ATC's net income before taxes.

* Senior Executive Bonus Plan for ATC's Senior Vice Presidents, Operations and Finance, under which the two ATC senior vice presidents receive bonus dependant on operating level profitability. In fiscal year 1994, the two senior vice presidents earned bonuses of $88,000.00 each under this plan.

* ATC Branch Goals and Objectives Program. This program awards a bonus of up to six and one-half percent (6 1/2%) of a branch's operating level profit for achievement of the programs profit goals and management objectives.
     The profitability goal for 1995 is set at 21% for full participation and at 17% for minimal participation. Besides profit goals, the plan also requires meeting minimum revenue goals and management objectives (e.g. collections targets, timely billing and days sales outstanding objectives).


                                     III-8

SCHEDULE 3.19

ATC has the following bank account with its current balance and balances routinely in excess of the maximum insurance protection provided for this account by federal or state insuring institutions:

     ATC Environmental Inc. at First National Bank, Western Mall Branch, 2505 West 41st Street, Sioux Falls, SD 57117. Current balances in this account are:

               Checking                $ 658,758.93
               Savings                     4,000.35

The persons entitled to withdraw funds form these accounts are:

          George Rubin

          Morry Rubin

          Richard L. Pruitt












                                     III-9

SCHEDULE 3.20

(A):

* Arrangement between ATC Acquisition Corp. (subsequently renamed "Dennison Environmental Services Inc." and subsequently renamed "Hygeia ProScience Laboratories, Inc."), a wholly-owned subsidiary of ATC, and Leonard Berkal, assignee for the benefit of the creditors of Dennison Environmental, Inc., and James E. and Helen Dennison pursuant to which ATC acquired the assets of Dennison following Dennison's insolvency. The various documents evidencing the components of this transaction are dated on various dates in July, 1991. A complete description of this transaction is contained in the footnotes to the ATC Financial Statements.

* Contract between ATC and National Bank of Long Beach, California, April 30, 1993, and related agreements with former officers and employees of BSE Management Inc. under which ATC acquired the assets of BSE Management Inc. and its subsidiaries following foreclosure. This transaction is fully described in the auditors' footnotes to the ATC Financial Statements.

* Contract between ATC New England Corp. and T & K Business Trust, September 30, 1994, under which ATC acquired the assets of Con-Test, Inc. This transaction is fully described under "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Registration Statement, Form S-4 filed with the Securities and Exchange Commission in regard to this merger tranaction.

(C): ATC has an outstanding loan and note to Richard L. Pruitt, vice president, principal accounting officer and director, in the amount of $15,000.00 dated March 20, 1994, with a due date of March 20, 1997.

ATC has an outstanding loan and note to Anthony P. Vetrano, a former ATC vice president and director in the face amount of $19,250.00 due on demand.

(D): ATC is the guarantor of ATC New England Corp.'s payment and indemnity obligations under the agreement between ATC New England Corp. and T & K Business Trust.







                                     III-10

SCHEDULE 3.25

ATC has an outstanding loan to Richard L. Pruitt, Vice President and Principal Accounting Officer, in the amount of $15,000.00 dated March 20, 1994, with a due date of March 20, 1997.






























                                     III-11

                                 ATTACHMENT B

                  SECTION 262 OF THE DELAWARE CORPORATION LAW.


     APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, 252, 254, 257, 258, 263 or 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available to the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement or merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof.

     b. Shares of stock of any other corporation or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after the expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is
not   entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 262, L. '94, eff. 7-1-94.)

                                  ATTACHMENT C

                          ROYCE INVESTMENT GROUP, INC.
                            199 CROSSWAYS PARK DRIVE
                               WOODBURY, NY  11797
                                 (516) 364-8300

To the Board of Directors                                      December 20, 1994
ATC Environmental, Inc.
104 East 25th St., 10th Floor
New York, NY  10010-2917

Gentlemen:

You have requested that we render our professional opinion as investment bankers regarding an appropriate and fair and equitable share exchange ratio to be proposed by ATC Environmental, Inc. ("ATC" or the "Company") in a proposed merger/acquisition (the "Merger") offer expected to be extended by the Company to the shareholders of Aurora Environmental, Inc. ("Aurora").

In connection with our opinion and recommendation, we have examined drafts of the Registration Statement to be filed with the Securities and Exchange Commission, (the "Registration Statement") including the materials and disclosures contained therein, certain Securities and Exchange Commission reports on Forms 10K and 10Q, and in addition certain financial and other information concerning the Company and Aurora which was publicly available or furnished to us by the Company or Aurora including information obtained during our discussions with management of Aurora and of the Company.

Furthermore, we have examined the historical and current market data for the Company's Common Stock and that of Aurora and other materials relating to the Merger. We have conducted such other financial analysis as we have determined, based upon our judgment as investment bankers, to be appropriate for purposes of this opinion. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company or of Aurora. Furthermore, we have not negotiated the Merger or advised you with respect to alternatives to the Merger. We have not conducted an independent audit or appraisal of the assets or liabilities (contingent or otherwise) of the Company or of Aurora. Based upon the foregoing analysis it became clear to us that Aurora having no other business or operations apart from its substantial ownership of the Common Stock of ATC could most effectively be valued through an analysis of such interest as it relates to the outstanding shares of Aurora.

In rendering this opinion, we have relied, with your consent, without independent verification, on the accuracy and completeness of all financial and other information which was publicly available or furnished or otherwise communicated to us by the Company or Aurora. With respect to any other projections or analyses reviewed by us, we have assumed that such materials were reasonably undertaken, based upon assumptions reflecting the best currently available estimates and good faith judgments of management as to the future performance of the Company and of Aurora and that the management of the Company or that of Aurora do not have any information or beliefs that would make such information misleading. We express no view as to the assumptions upon which any such materials are based.

Our opinion is based upon our review and analysis of the foregoing factors in the light of our assessment of general economic, financial and market conditions as they now exist and as they can be evaluated by us as of the date hereof. It is also based upon certain other non-quantifiable benefits which we believe will likely accrue to ATC should the Merger occur. These include, inter alia, the simplification of and reduction of the administrative and professional efforts and costs associated with the present two company corporate structure, the elimination of any potential parent company guarantee requirement issues in respect of future debt financing by the Company, the elimination of possible equity market confusion engendered by the parent-subsidiary relationship now prevailing with both companies being publicly owned and traded on NASDAQ and the likelihood that future financing will be obtainable more easily and on better terms by the combined companies than by ATC alone. Our opinion is not a recommendation as to whether any stockholder of the Company of Aurora should vote in favor or in opposition to the proposed Merger.

     RECOMMENDED EXCHANGE RATIO
     We recommend that ATC offer to exchange up to .53 shares of its Common Stock for each 1.0 share of Aurora Common Stock.

Based upon and subject to the foregoing, we are of the opinion that the consideration to be offered to the holders of Aurora Common Stock pursuant to the recommendation set forth above in connection with the Merger is fair and equitable to the stockholders of ATC.

In connection with this Fairness Opinion ATC has agreed to indemnify and hold harmless Royce Investment Group, Inc. and each person, if any, who controls Royce Investment Group, Inc. as follows:

     i) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, commenced or threatened, or any claim whatsoever based upon this fairness opinion; and

     ii) against any and all expense whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever based upon this fairness opinion, to the extent that any such expense is not paid under clause (i).

Respectfully,

ROYCE INVESTMENT GROUP, INC.



By:    /s/ John D. Higgins
   ----------------------------
       John D. Higgins
       Senior Vice President/
       Director of Corporate Finance

                          ROYCE INVESTMENT GROUP, INC.
                            199 CROSSWAYS PARK DRIVE
                               WOODBURY, NY  11797
                                 (516) 364-8300



                                  March 8, 1995




To the Board of Directors
ATC Environmental, Inc.
104 East 25th Street, 10th Floor
New York, New York 10010-2917

Gentlemen:

You have requested that we update and supplement our opinion dated December 20, 1994 (the "Original Opinion Letter") as investment bankers regarding the fairness of the share exchange ratio tendered by ATC Environmental, Inc. ("ATC" or the "Company") in a proposed merger/acquisition (the "Merger") offer extended by the Company to the shareholders of Aurora Environmental, Inc. ("Aurora").

In addition to the material previously reviewed by us and as set forth in the Original Opinion Letter, we have subsequently reviewed the latest financial statements of ATC and of Aurora as set forth in the Forms 10-Q filed by each such company for the quarter ended November 30, 1994. We have also reviewed the price range of each company's common stock as reflected in trading on NASDAQ since the date of such opinion. Finally, we have read the Form S-4 Registration Statement (File No. 33-88380) as filed by ATC (the Registration Statement).

The Registration Statement indicates that the respective Boards of Directors of both ATC and Aurora have agreed upon an exchange ratio of .545 shares of ATC common stock for each one (1) share of Aurora common stock (the "Exchange Ratio").

Based upon our review of the foregoing documents and information, it is our professional opinion, based upon our experience and expertise as investment bankers, that the Exchange Ratio, which is within 2.8% of the ratio suggested by us in the Original Opinion Letter of .53 share of ATC common stock for each one
(1) share of Aurora common stock is fair and equitable to the shareholders of ATC.

In connection with this Fairness Opinion ATC has agreed to indemnify and hold harmless Royce Investment Group, Inc., its employees and each person, if any, who controls Royce Investment Group, Inc. as follows:

     i) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, commenced or threatened, or any claim whatsoever based upon this fairness opinion; and

     ii) against any and all expense whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever based upon this fairness opinion, to the extent that any such expense is not paid under clause (i).

If you have any questions regarding this matter, please feel free to contact me.

Very truly yours,

ROYCE INVESTMENT GROUP, INC.


By: /s/ John D. Higgins
   --------------------------
    John D. Higgins
    Senior Vice President/
    Director of Corporate Finance

                                  ATTACHMENT D

                        COMPREHENSIVE CAPITAL CORPORATION
                               1600 STEWART AVENUE
                               WESTBURY, NY  11579
                                 (516) 832-8600


Board of Directors                                               January 6, 1995
Aurora Environmental Inc.
104 East 25th Street - 10th Floor
New York, New York 10010

Gentlemen:

By letter agreement dated December 14, 1994 you have requested us to provide an independent fairness opinion from a financial point of reference with regard to the proposed conversion ratio for shares of the common stock of Aurora Environmental Inc. ("Aurora") to be exchanged for shares of the common stock of ATC Environmental Inc. ("ATC"). These shares are to be issued by ATC in connection with the proposed merger of Aurora and ATC in which ATC will be the surviving entity upon completion of the merger.

In connection herewith, we have made such investigation as we have deemed necessary and appropriate under the circumstances, and have reviewed the following documentation as well as other information publicly available.

   1) The Annual Report Pursuant To Section 13 or 15 (D) Of The
      Securities Exchange Act Of 1934 (the "Exchange Act") on Form 10K for Aurora and ATC for the fiscal year ended February 28, 1994.

   2) All current quarterly reports under Section 13 or 15(d) of the Exchange Act for both Aurora and ATC.

   3) Form S-4 Registration Statement Under The Securities Act of 1933 for ATC.

   4) The Agreement and Plan of Merger.

Aurora is a publicly held holding company with no significant operations except those conducted through its ownership of 3,258,000 shares of common stock of ATC which represents as of November 30, 1994, fifty seven percent (57%) of ATC issued and outstanding shares. Aurora's Board of Director's conclusion as to the purpose of the proposed merger is based upon the following factors which we shall evaluate so as to advise the Board as to a fair exchange ratio.

   1) The proposed merger will be a tax free exchange of shares, pursuant to Section 368 (a) (1) (A) of the IRS Code of 1986 based upon the opinion of Deloitte & Touche LLP. ATC shareholders may apply a significant Net Operating Loss ("NOL") carry forward against potential earnings as well as certain tax credits.

   2) Based upon historical price volatility and share trading liquidity Aurora shareholders should benefit by owning shares in the operating company (ATC). ATC shares should more readily reflect a multiple of earnings and growth prospects.

   3) Significant cost savings should accrue derived from administrative, legal and accounting professional fees as well as the elimination of costs incurred due to duplication of regulatory filings under the Exchange Act.

   4) Aurora's management believes that any future financing can be obtained on more favorable terms for the combined entity.

In rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with us.

Our analysis includes, but is not limited to, the following factors:

  1) The prior thirty days average closing price of ATC and Aurora.

  2) A comparison of both companies' capital structure including the potential exercise of any outstanding options or warrants.

  3) The intrinsic valuation of Aurora's equity ownership of ATC and potential dilution upon exercise of ATC options and Warrants.

  4) All tax considerations including any NOL carry forward.

  5) Analysis of significant cost savings both administrative and professional.

                        PROPOSED CONVERSION RATIO

   1) The prior thirty day average closing price from November 4, 1994 through December 16, 1994 was $5.58 per share for Aurora and $16.70 per share for ATC.

   2) The latest form 10Q for the quarter ending August 31, 1994 reflects 5,600,235 ATC common shares and 5,901,904 Aurora common shares. As of December 31, 1994 the number of shares adjusted for exercise of any options or warrants for each company was 5,721,091 and 6,101,104 respectively.

   3) Based upon Aurora's intrinsic equity ownership of approximately 57% of ATC which reflects as a substantial discount of approximately 40% to the actual market price of ATC, a significant increase should be adjusted as part of the final conversion ratio.

   4) The NOL carry forward and tax credits would further adjust upward the conversion ratio based on the thirty day average market price.

   5) We have imputed a cost savings value per share to Aurora's average price to reflect the economies discussed in the proposed merger.

Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information disclosed to us as of, the date of this letter. We are not expressing any opinion as to what the value of the shares will be when issued to the holders of Aurora stock pursuant to the merger or the price at which ATC will trade subsequent to the merger. Our opinion does not constitute a recommendation to any such holder as to how such holder should vote on the Plan of Merger.

Based upon the forgoing factors we believe that a conversion ratio of at least
 .56 shares of ATC be issued to each shareholder and any potential conversion of any warrants or options currently outstanding. This conversion ratio considers the discount to intrinsic value to Aurora's shares, the NOL carry forward, cost savings, and the more subjective benefits of raising additional financing by the merged companies.

In rendering the foreging opinion, we have assumed and relied upon the accuracy of all information and documentation provided to us by you and as set forth herein.

In connection with this opinion Aurora has agreed to indemnify and hold harmless Comprehensive Capital Corporation and any employee of Comprehensive Capital Corporation as follows:

   i) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, commenced or threatened, or any claim whatsoever based upon this fairness opinion; and

   ii) against any and all expense whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever based upon this fairness opinion, to the extent that any such expense is not paid under clause (i).



Sincerely,


COMPREHENSIVE CAPITAL CORPORATION


By: /s/ Ron Brodis
    -----------------------
    Ron Brodis
    Director of Corporate Finance

                        COMPREHENSIVE CAPITAL CORPORATION
                               1600 STEWART AVENUE
                               WESTBURY, NY  11579
                                 (516) 832-8600


                                  March 8, 1995


To the Board of Directors
Aurora Environmental, Inc.
104 East 25th Street, 10th Floor
New York, New York 10010

Gentlemen:

Your Board of Directors has requested that we update and supplement our opinion dated January 6, 1995 (the "Original Independent Fairness Opinion") as investment bankers regarding the fairness of the share exchange ratio approved by the Board of Directors of Aurora Environmental, Inc. ("Aurora") in connection with a proposed merger (the "Merger") of Aurora into ATC Environmental, Inc. ("ATC").

Subsequent to the material reviewed by us and as identified in the Independent Fairness Opinion, we have reviewed the latest financial statements of ATC and of Aurora as set forth in the Forms 10-Q filed by each such company for their respective quarters ended November 30, 1994. We have also reviewed the price range of each company's common stock as reflected in trading on NASDAQ for the prior thirty days through March 3, 1995. Finally, we have read the Form S-4 Registration Statement (File No. 33-88380) as filed by ATC (the Registration Statement).

The Registration Statement reflects that each of the Board of Directors of ATC and Aurora have agreed to an exchange ratio of .545 of a share of ATC common stock for each one share of Aurora common stock including the potential exercise of any Warrant/Option conversion which by its terms survives the Merger (the "Exchange Ratio").

In connection herewith, we have made such investigations as we have deemed necessary. Based upon our review of the foregoing documents and information, it is our opinion, based upon our analysis as investment bankers, that the Exchange Ratio, which is within 3% of the ratio suggested by us in the Original Opinion Letter of .56 share of ATC common stock for each one share of Aurora common stock is fair and equitable to the shareholders of Aurora and that the information contained in each of the foregoing documents did not have any material impact upon the conversion ratio expressed in our opinion letter of January 6, 1995 except as set forth above with respect to the fairness and equity of the agreed upon exchange ratio of .545 of a share of ATC common stock for each share of Aurora common stock.

In connection with this Opinion, Aurora has agreed to indemnify and hold harmless Comprehensive Capital Corp. and any of its employees, as follows:

     i) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, commenced or threatened, or any claim whatsoever based upon this fairness opinion; and

     ii) against any and all expense whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever based upon this fairness opinion, to the extent that any such expense is not paid under clause (i).

If you have any questions regarding this matter, please feel free to contact me.



Very truly yours,

COMPREHENSIVE CAPITAL CORPORATION



By:  /s/ Ron Brodis
     --------------------
    Ron Brodis
    Director of Corporate Finance